As filed with the Securities and Exchange Commission on June 22, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CARROLS HOLDINGS CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	5812	16-1287774
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Joseph A. Zirkman, Esq.

Vice-President, General Counsel

c/o Carrols Corporation

968 James Street

Syracuse, New York 13203

(315) 424-0513

(Name, Address Including Zip Code and Telephone Number, Including Area Code, of Agent For Service)

SEE TABLE OF ADDITIONAL REGISTRANTS

Copies to:

Wayne A. Wald, Esq. Katten Muchin Zavis Rosenman 575 Madison Avenue New York, New York 10022 (212) 940-8800	Risë B. Norman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Enhanced Yield Securities (EYSs) (2)
Shares of Class A Common Stock, par value $0.01 per share (3)
% Senior Subordinated Notes (4)
Subsidiary Guarantees of % Senior Subordinated Notes (5)
Total	$475,000,000	$60,183

(1)	Estimated solely for the purpose of calculating the amount of registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.
(2)	The EYSs represent shares of the Class A common stock and $ million aggregate principal amount of % senior subordinated notes of Carrols Holdings Corporation (“Carrols Holdings”), including EYSs subject to the underwriters’ over-allotment option to purchase additional EYSs, and an indeterminate number of EYSs of the same series which may be received by holders of EYSs in the future on one or more occasions in replacement of the EYSs being offered hereby in the event of a subsequent issuance of EYSs, upon an automatic exchange of portions of the notes for identical portions of such additional notes as discussed in note (4) below.
(3)	Includes shares of Class A common stock subject to the underwriters’ over-allotment option to purchase additional EYSs.
(4)	Includes $ million aggregate principal amount of Carrols Holdings’ % senior subordinated notes issued in the form of EYSs, which are subject to the underwriters’ over-allotment option to purchase additional EYSs. In addition, $ million aggregate principal amount of senior subordinated notes will be sold separately, not in the form of EYSs, to the public in connection with this offering. Also includes an indeterminate principal amount of senior subordinated notes of the same series as the senior subordinated notes, which will be received by holders of notes in the future on one or more occasions in the event of a subsequent issuance of EYSs, upon an automatic exchange of portions of the notes for identical portions of such additional notes.
(5)	Each of the subsidiary guarantors listed in the Table of Additional Registrants on the next page will guarantee the notes being registered hereby. Pursuant to Rule 457(n) under the Securities Act of 1933, no separate fee for the guarantees is payable.

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

Exact Name of Registrant Guarantor as Specified in its Charter	State or Other Jurisdiction of Incorporation or Organization	Primary Standard Industrial Classification Code Number	I.R.S. Employer Identification Number
Carrols Corporation	Delaware	5812	16-0958146
Cabana Bevco LLC	Texas	5810	74-2974628
Cabana Beverages, Inc.	Texas	5810	74-2616290
Carrols J.G. Corp.	Delaware	5812	16-1440019
Carrols Realty Holdings Corp.	Delaware	6500	16-1443701
Carrols Realty I Corp.	Delaware	6500	16-1440018
Carrols Realty II Corp.	Delaware	6500	16-1440017
Get Real, Inc.	Delaware	5810	06-1387866
Pollo Franchise, Inc.	Florida	5812	65-0446291
Pollo Operations, Inc.	Florida	5812	65-0446289
Quanta Advertising Corp.	New York	7310	16-1033405
Taco Cabana, Inc.	Delaware	5810	74-2201241
TC Bevco LLC	Texas	5810	74-2974633
TC Lease Holdings III, V and VI, Inc.	Texas	6500	74-2642647
T.C. Management, Inc.	Delaware	5810	74-2686352
Texas Taco Cabana, L.P.	Texas	5810	74-2686346
TP Acquisition Corp.	Texas	5810	74-2673996

The address, including zip code, of the principal executive offices of each additional registrant is: 968 James Street, Syracuse, New York 13203. Their telephone number at that address is (315) 424-0513.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, dated June 22, 2004

CARROLS HOLDINGS CORPORATION

Enhanced Yield Securities (EYSs)

representing

             shares of Class A common stock and

$                  % senior subordinated notes due 2016

and

$                     % senior subordinated notes due 2016

This is our initial public offering of EYSs and senior subordinated notes. We are offering              EYSs representing              shares of our Class A common stock and $             million aggregate principal amount of our         % senior subordinated notes due 2016. Each EYS initially represents:

•	one share of our Class A common stock; and
•	a % senior subordinated note with $ principal amount.

We are also selling separately, not in the form of EYSs, an additional $             million aggregate principal amount of             % senior subordinated notes due 2016, which we refer to in this prospectus as the separate notes. Purchasers of the separate notes may not also purchase EYSs in this offering. The completion of the offering of the separate notes is a condition to our sale of the EYSs, and the completion of the offering of the EYSs is a condition to our sale of the separate notes. In addition, the completion of the internal corporate transactions described herein is a condition to our offering of the EYSs and the separate notes, and the completion of the offering of the EYSs and the separate notes is a condition to the consummation of the internal corporate transactions.

The notes mature on                     , 2016. We may defer or may be required to defer interest payments on the notes under specified circumstances and subject to the limitations described in “Description of Notes — Terms of the Notes — Interest Deferral” on page 122 and “Description of Other Indebtedness – New Credit Facility” on page 110. Deferred interest on the notes will bear interest quarterly at a rate equal to the stated annual rate of interest on the notes divided by four.

Upon a subsequent issuance by us of EYSs or additional notes of the same series, a portion of your notes may be automatically exchanged for an identical principal amount of the notes issued in such subsequent issuance, and in that event your EYSs or separate notes will be replaced with new EYSs or new notes. In addition to the notes offered hereby, the registration statement of which this prospectus is a part also registers the notes and new EYSs to be issued upon any such subsequent issuance. For more information regarding these automatic exchanges and the effect they may have on your investment, see “Description of Notes — Covenants Relating to EYSs — Procedures Relating to Subsequent Issuance” on page 129 and “Material U.S. Federal Income Tax Consequences — Consequences to U.S. Holders — Notes — Additional Issuances” on page 161.

Holders of EYSs will have the right to separate the EYSs into the shares of our Class A common stock and the notes represented thereby at any time after the earlier of 45 days from the closing of this offering or the occurrence of a change of control. Similarly, any holder of shares of our Class A common stock and notes may, unless the EYSs have automatically separated, combine the applicable number of shares of Class A common stock and principal amount of notes to form EYSs. Separation of all of the EYSs will occur automatically upon the occurrence of certain events described in this prospectus.

We will apply to list the EYSs on the                                          under the symbol “    .” We anticipate that the initial public offering price will be between $             and $             per EYS and the public offering price of the separate notes will be 100% of their stated principal amount.

Investing in the EYSs, shares of our Class A common stock and/or the notes involves risks. Risk Factors begin on page 30.

	Per EYS(1)	Total	Per Separate Note	Total
Public Offering Price	$	$	%	$
Underwriting Discount	$	$	%	$
Proceeds to Carrols Holdings Corporation (before expenses)(2)	$	$	%	$

(1)	Consists of $ allocated to each note, which represents 100% of its stated principal amount, and $ allocated to each share of Class A common stock.
(2)	Approximately $ million of these proceeds will be paid to the existing stockholders, including certain members of management.

We have granted the underwriters an option to purchase up to an aggregate of              additional EYSs on the same terms and conditions as set forth above to cover over-allotments, if any. To the extent we sell more EYSs in connection with the over-allotment option, the cash proceeds to certain of the existing stockholders will be greater.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Lehman Brothers, on behalf of the underwriters, expects to deliver the EYSs and the separate notes on or about                     , 2004.

LEHMAN BROTHERS

                    , 2004

You should rely only upon the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Industry and Market Data

In this prospectus we refer to information and statistics regarding the food industry. Unless otherwise indicated, all U.S. restaurant industry data in this prospectus is from the Technomic Information Services (Technomic) 2004 report entitled “Technomic Top 100: Update and Analysis of the Largest U.S. Chain Restaurant Companies.” We believe that this source is reliable, but we have not independently verified its information and cannot guarantee its accuracy or completeness. The information and statistics we have used from Technomic reflect rounding adjustments.

Burger King® is a registered trademark and service mark and Whopper® is a registered trademark of Burger King Brands, Inc., a wholly-owned subsidiary of Burger King Corporation, or BKC. Neither BKC nor any of its subsidiaries, affiliates, officers, directors, agents, employees, accountants or attorneys are in any way participating in, approving or endorsing this offering, any of the underwriting or accounting procedures used in this offering, or any representations made in connection with this offering. The grant by BKC of any franchise or other rights to us is not intended as, and should not be interpreted as, an express or implied approval, endorsement or adoption of any statement regarding financial or other performance which may be contained in this prospectus. All financial information has been prepared by us and is our sole responsibility.

Any review by BKC of this prospectus or the information included in this prospectus has been conducted solely for the benefit of BKC to determine conformance with BKC internal policies, and not to benefit or protect any other person. No investor should interpret such review by BKC as an internal approval, endorsement, acceptance or adoption of any representation, warranty or covenant contained in this prospectus.

i

The enforcement or waiver of any obligation of Carrols Corporation under any agreement between Carrols Corporation and BKC or BKC affiliates is a matter of BKC or BKC affiliates’ sole discretion. No investor should rely on any representation, assumption or belief that BKC or BKC affiliates will enforce or waive particular obligations of Carrols Corporation under those agreements.

Through and including                     , 2004 (the 25th day after the date of this prospectus), all dealers effecting transactions in the EYSs and separate notes, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

ii

SUMMARY

The following is a summary of the principal features of this offering of EYSs and separate notes and should be read together with the more detailed information and financial data and statements contained elsewhere in this prospectus.

Throughout this prospectus, we refer to Carrols Holdings Corporation, a Delaware corporation, as “Carrols Holdings” and, together with its consolidated operations, as “we,” “our” and “us,” unless otherwise indicated. Any reference to “Carrols” refers to our wholly-owned subsidiary, Carrols Corporation, a Delaware corporation, and its consolidated operations, unless otherwise indicated. We are a holding company and have no direct operations. Our principal assets are the capital stock of Carrols and any intercompany notes owed to Carrols Holdings, all of which will be pledged to the creditors under the new credit facility, as described more fully below.

We use a 52-53 week fiscal year ending on the Sunday closest to December 31. For convenience, the dating of the financial information in this prospectus has been labeled as of, and for the years ended, December 31, 1999, 2000, 2001, 2002 and 2003. Similarly, all references herein to the three months ended March 30, 2003 and March 28, 2004 are referred to as the three months ended March 31, 2003 and 2004, respectively.

Throughout this prospectus, we use the terms “EBITDA” and “EBITDA margins” because we believe they are useful financial indicators for measuring operating results as well as the ability to service and/or incur indebtedness. They should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to EBITDA calculated in accordance with GAAP is net income (loss). See Reconciliation of Non-GAAP Financial Measures on page 60.

Carrols Holdings Corporation

Company Overview

We are one of the largest restaurant companies in the United States operating 534 restaurants in 16 states as of March 31, 2004. We operate three restaurant brands that provide balance through diversification of our restaurant concepts and geographic dispersion. We own and operate two regional restaurant companies, Taco Cabana® and Pollo Tropical® (together referred to by us as our Hispanic Brands). We are also the largest Burger King® franchisee in the world and have operated Burger King restaurants since 1976. For the year ended December 31, 2003, we had total revenues of $645.0 million and EBITDA of $83.7 million.

The following charts reflect total revenues and EBITDA generated by our Hispanic Brands and Burger King restaurants for the year ended December 31, 2003 which illustrate our balance and diversity:

Hispanic Brands.    We entered the quick-casual restaurant segment in 1998 with our acquisition of Pollo Tropical, Inc. and we subsequently acquired Taco Cabana, Inc. in late 2000. As of March 31, 2004, our Hispanic Brands were comprised of 183 company-owned and 33 franchised restaurants.

Taco Cabana—Our Taco Cabana restaurants combine generous portions of fresh, premium quality Tex-Mex and traditional Mexican style food in a festive setting with the convenience and value of quick-service restaurants. Menu items include flame-grilled beef and chicken fajitas, quesadillas, traditional Mexican and American breakfasts, other Tex-Mex dishes and fresh-made flour tortillas. Unlike many of our competitors, most menu items are made fresh daily in each of our Taco Cabana restaurants. Our Taco Cabana restaurants also offer a distinctive salsa bar as well as a variety of beverage choices, including margaritas and beer. Taco Cabana pioneered the Mexican patio café concept with its first restaurant in San Antonio, Texas in 1978. As of March 31, 2004, we owned and operated 123 Taco Cabana restaurants located in Texas and Oklahoma and franchised nine Taco Cabana restaurants. For the year ended December 31, 2003, our Taco Cabana restaurants generated total revenues of $181.5 million and EBITDA of $24.4 million. In addition, for 2003, our Taco Cabana restaurants generated average annual sales per restaurant of $1.5 million and average EBITDA per restaurant of $0.2 million.

Pollo Tropical—Our Pollo Tropical restaurants feature fresh grilled chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic “made from scratch” side dishes. Our menu emphasizes freshness and quality with a focus on flavorful chicken served “hot off the grill.” Pollo Tropical restaurants combine high quality, distinctive menu items and an inviting tropical setting with the convenience and value of quick-service restaurants. Most menu items are made fresh daily in each of our Pollo Tropical restaurants. Pollo Tropical opened its first company-owned restaurant in 1988 in Miami. As of March 31, 2004, we owned and operated a total of 60 restaurants, 51 of which were located in south Florida under the trade name Pollo Tropical, and nine of which were located in central Florida under the trade name TropiGrill®. We also franchised 24 Pollo Tropical restaurants as of March 31, 2004, 19 of which were located in Puerto Rico, four in Ecuador and one in Miami. Since our acquisition of Pollo Tropical, we have expanded the brand by over 65% by opening 24 new company-owned restaurants. For the year ended December 31, 2003, our Pollo Tropical restaurants generated total revenues of $110.2 million and EBITDA of $22.6 million. In addition, for 2003, our Pollo Tropical restaurants generated average annual sales per restaurant of $1.8 million, which we believe is among the highest in the quick-casual segment, and average EBITDA per restaurant of $0.4 million.

Burger King.    Burger King is the second largest hamburger restaurant chain in the world and we are the largest Burger King franchisee in the world. Burger King restaurants feature flame-broiled hamburgers and other sandwiches, the most popular of which is the WHOPPER® sandwich. The WHOPPER® is a large, flame-broiled hamburger on a toasted bun garnished with mayonnaise, lettuce, onions, pickles and tomatoes. Burger King restaurants offer hamburgers, cheeseburgers, chicken and fish sandwiches, breakfast items, french fried potatoes, onion rings, salads, shakes, desserts, and a variety of soft drinks and other beverages. In addition, promotional menu items are introduced periodically for limited periods. Burger King continually seeks to develop new products to enhance the menu of its restaurants. As of March 31, 2004, we operated 351 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. For the year ended December 31, 2003, our Burger King restaurants generated total revenues of $353.3 million and EBITDA of $36.8 million. In addition, for 2003, our Burger King restaurants generated average annual sales per restaurant of $1.0 million and average EBITDA per restaurant of $0.1 million.

The Industry

Total restaurant industry revenues in the United States for 2003 were $291.9 billion, an increase of 3.4% over 2002. The U.S. restaurant industry is comprised of five major segments: quick-service, quick-casual, family/mid-scale, casual dining and fine dining restaurants. Sales in the overall restaurant industry are projected to increase at a compound annual growth rate of 4.8% between 2003 and 2008.

The emerging quick-casual restaurant segment, which includes our Hispanic Brands, combines the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, upscale decor and food quality of casual dining. We believe that the quick-casual restaurant segment is one of the fastest growing segments of the restaurant industry. Sales growth in 2003 of quick-casual chains in the Top 100 restaurant chains was 9.1% as compared to 5.1% for the overall Top 100 restaurant chains, which includes all five major segments.

The quick-service restaurant segment is the largest segment of the U.S. restaurant industry. Technomic identifies eight major types of quick-service restaurants in the United States: hamburger; pizza/pasta; chicken; other sandwich; Mexican; ice cream/yogurt; donut and cafeteria/buffet. Sales at quick-service restaurants in the United States were $144.1 billion in 2003, representing 49% of total U.S. restaurant industry sales. The hamburger segment of the U.S. quick-service restaurant segment, which includes our Burger King restaurants, generated revenues of $50.7 billion in 2003 making it the largest segment of the U.S. quick-service restaurant market. Sales in the hamburger segment are projected to increase at a compound annual growth rate of 3.5% between 2003 and 2008. We believe that the quick-service restaurant segment meets consumers’ desire for a convenient, reasonably priced restaurant experience.

Competitive Strengths

We attribute our success in the quick-casual and quick-service restaurant segments to the following competitive strengths:

Strong Brand Names.    We believe our restaurant concepts are highly recognized brands in their market areas.

•	Hispanic Brands—Taco Cabana and Pollo Tropical are among the most highly recognized quick-casual restaurant brands in their respective core markets. Of the 123 Taco Cabana restaurants we owned and operated as of March 31, 2004, 117 were concentrated in five major Texas markets: San Antonio, Houston, Dallas/Fort Worth, Austin and El Paso. All of the 60 Pollo Tropical restaurants we owned and operated as of March 31, 2004 were located in four counties in south and central Florida. We believe that the following factors have contributed to the success of our Hispanic Brands:

•	strong brand awareness in their respective core markets;

•	high quality, freshly prepared food;

•	high frequency of visits and loyalty by core customers; and

•	distinctive menu offerings that capitalize on the growing consumer preference for variety and ethnic foods.

•	Burger King—Since its introduction in 1954, the Burger King brand has become one of the most recognized brands in the restaurant industry. Each year Burger King spends between 4% and 5% of total system sales on advertising (a total of $2.3 billion over the past five years) to sustain and increase this high brand awareness. We believe that strong brand recognition, combined with food quality, value and convenience of Burger King restaurants, provide opportunities for growth for the Burger King brand.

Stable and Diversified Cash Flows.    We believe that the stability of our operating cash flows is due to the proven success of our restaurant concepts, the high degree of customer awareness of our brands and our consistent focus on effective restaurant operations. Over the past five years, our EBITDA margins have ranged between 12.6% and 14.4% and averaged 13.5%. We also believe that multiple concepts operating in diverse geographic areas enable us to capitalize on regions that have rapidly growing populations and to further reduce our dependence on the economic performance of any one particular region or restaurant concept. Taco Cabana, with its restaurants primarily located in Texas, and Pollo Tropical, with its restaurants primarily located in Florida, have provided us with geographic and concept diversity. In addition, our Burger King restaurants are geographically dispersed over 13 states in the Northeast, Southeast and Midwest regions.

Well Positioned to Continue to Capitalize on Growing Population in Our Core Markets.    Due primarily to our acquisition of Taco Cabana in late 2000 as well as the development of new Taco Cabana and Pollo Tropical restaurants over the past five years, total revenues generated by our Hispanic Brands have increased from $83.8 million in 1999 to $291.7 million in 2003. During this time frame, total EBITDA generated by our Hispanic Brands has increased over 250% from $18.5 million in 1999 to $47.0 million in 2003. As of March 31, 2004, we collectively owned and operated or franchised more than 200 restaurants under our Hispanic Brands. Our Hispanic Brand restaurants are concentrated in two regions: Texas and Florida. We expect sales from these restaurants to benefit from the continued population growth in these regions and from the growth of the U.S. Hispanic population, both of which are expected to exceed the national average. According to the U.S. Census Bureau, the U.S. population is forecast to grow by 4.1% from 2005 to 2010 and the population in Texas and Florida is forecast to grow by 6.4% and 6.7%, respectively, during that same period. In addition, the growth of the Hispanic population is expected to outpace overall population growth and increase from 11.8% of the total U.S. population in 2000 to 18.2% by 2025.

Largest Burger King Franchisee.    We are the largest Burger King franchisee in the world. We believe that our leadership position, together with our experienced management team, effective management information systems, and a comprehensive infrastructure enable us to operate more efficiently and better enhance restaurant margins and overall performance levels than most other Burger King franchisees. These strengths also enable us to selectively acquire additional Burger King restaurants, continue to develop new restaurants and leverage this expertise across our Hispanic Brands.

Experienced Management Team.    Our senior management has extensive experience in the restaurant industry and has a long and successful history of developing, acquiring and operating quick-service and quick-casual restaurants. Management has successfully integrated the acquisitions of Taco Cabana and Pollo Tropical. We believe that our senior management team’s experience in operating restaurants and knowledge of the demographic and other characteristics of our core markets provide us with a competitive advantage.

Business Strategy

Our business strategy is to continue to increase revenues and cash flows through the development of new restaurants and selective acquisitions. Our business strategy also includes improvements in sales at our restaurants through our marketing and product development activities and through our operating efficiencies as a result of our training and sophisticated management information systems. We also may have opportunities to expand our Hispanic Brands in additional markets through franchising and other arrangements. Our strategy is based on the following components:

Leverage Strong Brand Names.    We realize significant benefits as an owner and operator of the Taco Cabana and Pollo Tropical restaurant concepts and as a Burger King franchisee. These benefits are the result of the following:

•	strong recognition of the Taco Cabana and Pollo Tropical brands in their core markets;

•	ability to manage brand awareness, marketing and product development for our Hispanic Brands;

•	widespread recognition of the Burger King brand and flagship WHOPPER® product supported by a national advertising program; and

•	ability to capitalize on Burger King’s product development capabilities.

Grow Sales and Continue to Improve Operating Efficiencies.    We maintain a disciplined commitment to increasing the profitability of our existing restaurants. Our strategy is to grow sales in our existing restaurants by continuing to develop new products for our Hispanic Brands, developing and enhancing the efficiency and quality of our proprietary advertising and promotional programs and improving the customer experience at all of our restaurants. Our large base of restaurants, skilled management team and sophisticated management information and operating systems enable us to optimize operating efficiencies for our restaurants. We are able to control restaurant labor and food costs, effectively manage our restaurant operations and ensure consistent application of operating controls through the use of our sophisticated management information and point-of-sale systems. Our size and, in the case of Burger King, the size of the Burger King system enable us to realize benefits from improved bargaining power for purchasing and cost management initiatives. We believe these factors provide the basis for increased restaurant level and company profitability.

Open Additional Restaurants.    We believe that many of our existing markets continue to provide opportunities for the development of new Taco Cabana, Pollo Tropical and Burger King restaurants. Our staff of real estate and development professionals are responsible for new restaurant development. Before developing a new restaurant, we conduct an extensive site selection and evaluation process that includes in-depth demographic, market and financial analyses. By selectively increasing the number of restaurants we operate in a particular market, we can increase brand awareness and effectively leverage our management oversight, corporate infrastructure and local marketing expenditures.

We believe there are further growth opportunities for our Hispanic Brands. We plan to open new restaurants in our existing markets which may be either free-standing buildings or restaurants contained within strip shopping centers (in-line restaurants) to further leverage our existing brand awareness. Operating in-line restaurants allows us to selectively expand our brand penetration and visibility in certain of our existing markets, while doing so at a lower cost than developing a restaurant as a free-standing building. We also believe that there may be opportunities to further expand these brands beyond their current core regions of Texas and south and central Florida.

We believe there may be opportunities to expand the number of Burger King restaurants we operate through selective acquisitions from other franchisees and through development of new restaurants in our existing markets. We believe that selective acquisitions of additional Burger King restaurants would result in operating efficiencies from our proven abilities to reduce operating costs and achieve increased economies of scale by leveraging our infrastructure and operating systems.

Explore Franchising and Other Arrangements.    We may consider expanding our Hispanic Brands into new markets through franchising and other arrangements, such as joint ventures, which would provide us with additional cash flows through royalties, franchise and other fees. We believe this strategy will allow us to test new markets for future expansion without incurring significant capital expenditures required for developing new company owned and operated restaurants.

The Transactions

In connection with this offering, we will:

•	effect a reclassification of our existing common stock and a number of other internal corporate transactions;

•	enter into a $ million new credit facility; and

•	conduct a tender offer and consent solicitation to repurchase all of Carrols’ 9 1/2% senior subordinated notes.

The closing of this offering is conditioned upon our completion of these transactions.

We estimate that we will sell              EYSs and an additional $             million aggregate principal amount of separate notes as part of this offering. The completion of the offering of the separate notes is a condition to our sale of the EYSs, and the completion of the offering of the EYSs is a condition to our sale of the separate notes. Assuming an initial public offering price of $             per EYS, which represents the midpoint of the range set forth on the cover page of this prospectus, and 100% of the stated principal amount of each separate note, we estimate that we will receive aggregate net proceeds of $             million from this offering of EYSs and separate notes, after deducting underwriting discounts, commissions and other estimated transaction expenses.

We will use these net proceeds, together with $             million of borrowings under the new credit facility, as follows:

•	$ million to repurchase shares of our existing common stock (and options to purchase shares of our existing common stock) from the existing stockholders, including certain members of management;

•	$ million to repay all outstanding borrowings under the existing credit facility;

•	$ million to repurchase all of Carrols’ 9 1/2% senior subordinated notes in the tender offer or through a redemption;

•	$ million to pay bonuses and other payments to certain members of management upon the completion of this offering; and

•	$ million to pay related fees and expenses.

If the underwriters exercise their over-allotment option with respect to the EYSs in full, we will use all of the net proceeds we receive from the sale of additional EYSs under the over-allotment option ($             million) to repurchase              shares of our existing common stock (and options to purchase              shares of our existing common stock) held by certain of the existing stockholders, including certain members of management.

We refer to the offering of the EYSs and the separate notes, our internal corporate transactions, the entering into of the new credit facility, the tender offer and consent solicitation, the repurchases of our existing common stock and stock options from the existing stockholders, the repayment in full of the existing credit facility and the retirement of Carrols’ 9 1/2% senior subordinated notes collectively as the “transactions.” Each of the transactions described above is conditioned upon our completion of each of the other transactions.

Internal Corporate Transactions

Prior to the commencement of this offering, we will amend our current certificate of incorporation and long-term incentive plans to provide for a single class of authorized common stock and to convert all outstanding stock options to purchase each of Carrols Holdings’ Taco Cabana class of common stock and Carrols Holdings’ Pollo Tropical class of common stock into options to purchase only Carrols Holdings’ Carrols class of common stock, which we refer to in this prospectus as our “existing common stock.”

Concurrently with the closing of this offering, we will repurchase an aggregate of              shares of our existing common stock from Madison Dearborn Capital Partners, L.P. and Madison Dearborn Capital Partners II, L.P., together, Madison Dearborn, and BIB Holdings (Bermuda) Ltd., which we refer to collectively in this prospectus as the “existing financial investors.” In addition, we will repurchase an aggregate of                  shares of our existing common stock from certain of our directors and officers, and repurchase options to purchase an aggregate of                  shares of our existing common stock from certain of our directors, officers and current and former key employees.

In connection with this offering, we will reclassify our existing common stock into two classes of common stock: Class A common stock and Class B common stock. The shares of our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be reclassified into shares of Class B common stock. Options to purchase our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be exchanged for restricted shares of our Class B common stock to be issued under a newly-adopted restricted stock plan. In this prospectus, we refer to all of the foregoing transactions as our “internal corporate transactions.”

New Credit Facility

Concurrently with the closing of this offering, Carrols will repay all outstanding borrowings due to the current lenders under its senior secured credit facility, which we refer to in this prospectus as the “existing credit facility,” and will amend and restate the existing credit facility with a new syndicate of lenders, including Lehman Brothers as lead arranger and bookrunner. In this prospectus, we refer to this amended and restated senior secured credit facility as the “new credit facility.” The new credit facility will be comprised of a secured revolving credit facility in a total principal amount of up to $             million (including amounts reserved for letters of credit) and a term loan facility consisting of senior secured notes in an aggregate principal amount of $             million. A portion of the new credit facility ($             million) will be reserved to fund capital expenditures for new restaurant development. While the new credit facility will permit us to pay dividends on our shares of Class A common stock and Class B common stock and interest to holders of the notes, it will contain significant restrictions on our ability to do so, and on our subsidiaries’ ability to make dividend and interest payments to us. The revolving credit facility will have a     -year maturity and the term loan facility will have a     -year maturity. See “Description of Other Indebtedness—New Credit Facility.”

Tender Offer and Consent Solicitation

In connection with this offering, we will commence a tender offer and consent solicitation with respect to all of Carrols’ outstanding 9 1/2% senior subordinated notes due 2008 for an expected total consideration of $             million. In this prospectus, we refer to these notes as “Carrols’ 9 1/2% senior subordinated notes.” As of March 31, 2004, $170 million aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes were outstanding. The closing of this offering will be conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes outstanding in order to delete the restrictive covenants contained in the indenture governing those notes, and the consummation of the tender offer and consent solicitation will be conditioned upon the closing of this offering. Holders that provide consents will be obligated to tender and holders who tender will be obligated to consent. After we receive the required consents, we intend to enter into a supplemental indenture to remove the restrictive covenants contained in the indenture to facilitate this offering. We cannot assure you that the tender offer and consent solicitation will be consummated on the terms described above. If any notes are not tendered pursuant to the tender offer, we intend to redeem such outstanding notes. The notes are redeemable at our option on or after December 1, 2003 at a price of 104.75% of the principal amount if redeemed before December 1, 2004. We will use a portion of the net proceeds from this offering and borrowings under the new credit facility to pay for Carrols’ 9 1/2% senior subordinated notes accepted for purchase in the tender offer and consent solicitation or redeemed after this offering.

The Existing Stockholders

The existing financial investors and certain of our directors, officers and current and former key employees are the owners of all our outstanding existing common stock (and, in the case of our directors, officers and current and former key employees, outstanding options to purchase our existing common stock) prior to this offering. In this prospectus, we refer to these owners as the “existing stockholders.” As discussed above, the existing stockholders will be selling an aggregate of              shares of our existing common stock (and options to purchase             shares of our existing common stock) to us for $             million, which we will purchase with a portion of the proceeds of this offering, or              shares of our existing common stock (and options to purchase              shares of our existing common stock) for $             million if the underwriters exercise their over-allotment option with respect to the EYSs.

Following the completion of our internal corporate transactions and upon the consummation of the other transactions, we anticipate that the existing financial investors will own an aggregate of              shares of our outstanding Class B common stock, representing approximately         % of our outstanding capital stock, or an aggregate of              shares representing approximately         % of our outstanding capital stock, if the underwriters’ over-allotment option with respect to the EYSs is exercised in full. In addition, we anticipate that the other existing stockholders will own an aggregate of              shares of our outstanding Class B common stock, representing approximately            % of our outstanding capital stock, or an aggregate of              shares representing approximately            % of our outstanding capital stock, if the underwriters’ over-allotment option with respect to the EYSs is exercised in full.

Exchange Rights of Class B Common Stockholders

After the expiration of a 180-day lock-up period, the holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain restrictions. Following the consummation of the transactions and through the maturity date of the notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into EYSs at a fixed rate of              shares of Class B common stock for one EYS. If the EYSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into one share of Class A common stock. Following this offering, we expect that there will be              shares of Class B common stock (or              shares of Class B common stock if the underwriters exercise their over-allotment option with respect to the EYSs in full) exchangeable into              EYSs (or              EYSs if the underwriters exercise their over-allotment option in full). Subject to limited exceptions, until the second anniversary of the consummation of this offering, the amended and restated stockholders agreement to be entered into among the Class B stockholders will restrict the holders of our Class B common stock from exercising their exchange rights if following the exchange the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate. For a more complete description of this exchange right and the terms of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

Our Corporate Structure After this Offering

The following chart reflects our corporate structure immediately after this offering (without giving effect to the exercise of the underwriters’ over-allotment option with respect to the EYSs), including percentages of voting control:

General Information About This Prospectus

Throughout this prospectus, unless otherwise noted, we have assumed:

•	no exercise of the underwriters’ over-allotment option with respect to the EYSs;

•	the reclassification of our existing common stock (and options to purchase our existing common stock);

•	that the 10% of our outstanding capital stock that the existing stockholders must continue to hold for two years following the consummation of this offering is calculated on a fully-diluted basis;

•	the purchase of all of Carrols’ 9 1/2% senior subordinated notes in the tender offer and consent solicitation for aggregate consideration of $ million, including accrued and unpaid interest to the tender purchase date;

•	a % annual interest rate on the notes, which is subject to change depending on market conditions prior to the pricing date; and

•	an initial public offering price of $ per EYS (which represents the midpoint of the range set forth on the cover page of this prospectus) comprised of $ allocated to one share of Class A common stock and $ (100% of the stated principal amount) allocated to each note, and 100% of the stated principal amount of each separate note.

Unless the context otherwise requires, references in this prospectus to this “offering” refer collectively to the offering of EYSs, including the shares of Class A common stock and notes represented by such EYSs, and $             million aggregate principal amount of separate notes.

Recent Developments

We restated our financial statements, including applicable footnotes, for periods ended prior to December 31, 2003 to report real estate transactions for 86 restaurants consummated during 1991 to 2000 as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions.

The restatement was due to lease provisions in certain of our sale/leaseback transactions, which in our opinion have minimal commercial impact upon the relevant terms of the leases. Had we been aware of the potential impact of these provisions upon our financial statements, we believe that both we and the respective lessors would have agreed to exclude those provisions from each lease without affecting any of the material terms of such leases. We may amend these leases in the future to address these provisions and to qualify them for treatment as operating leases as originally intended. However, we cannot assure you as to when or whether any or all of such leases will be amended.

The impact of the restatement was to record on our balance sheets the property and equipment of the restaurants subject to these transactions and record the proceeds from these transactions (including the gains previously deferred) as a form of debt financing. The restatement also impacted our financial results by increasing the depreciation expense for the property and equipment subject to these transactions and recharacterizing the lease payments previously accounted for as rent expense for these restaurants as principal repayments and interest expense. The restatement had no impact on our liquidity and net cash flows. In addition, there was no impact on sale/leaseback transactions that were consummated in 2002 and 2003.

As a result of the restatement, we were in default related to certain required financial leverage ratios and other covenants under the existing credit facility. We obtained a waiver from our senior secured lenders of any prior non-compliance and defaults resulting from the restatement. In addition, the existing credit facility was amended to exclude all adjustments resulting from this restatement on our financial covenant requirements and to treat on a prospective basis the specified leases as if no restatement or recharacterization had occurred.

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of the restatement. Amounts affected by the restatement that appear in this prospectus have also been restated.

Our Corporate Information

Our principal executive office is located at 968 James Street, Syracuse, New York 13203, and our telephone number is (315) 424-0513. Our internet address is www.carrols.com. www.carrols.com is a textual reference only, meaning that the information contained on the website is not part of this prospectus and is not incorporated in this prospectus by reference. Carrols Holdings is a Delaware corporation, incorporated in 1986.

The Offering

Summary of the EYSs and Notes

We are offering              EYSs at an initial public offering price of $             per EYS, which represents the midpoint of the range set forth on the cover page of this prospectus, and $             million aggregate principal amount of separate notes at an assumed initial public offering price of 100% of their stated principal amount. The completion of the offering of separate notes is a condition to our sale of the EYSs and the completion of the offering of EYSs is a condition to our sale of the separate notes. In addition, no purchaser, including the existing stockholders or any affiliate of such purchaser, is permitted to purchase both EYSs and separate notes in this offering. Unless the context requires otherwise, the EYSs and the Class A common stock and notes represented by the EYSs, together with the separate notes, are referred to in this prospectus as the “offered securities.”

What are EYSs?

EYSs are securities comprised of Class A common stock and notes.

Each EYS initially represents:

•	one share of our Class A common stock; and

•	a % note with $ principal amount.

The ratio of Class A common stock to principal amount of notes represented by an EYS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we effect a two-for-one stock split, from and after the effective date of the stock split, each EYS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Similarly, if thereafter we elect to effect a two-for-one combination, from and after the effective date of the combination, each EYS will represent one share of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EYS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented. If additional notes are issued and such notes are issued with original issue discount, referred to as OID, or if we issue notes subsequent to an issuance of notes with OID, a portion of each holder’s notes, whether held as separate notes or in the form of EYSs, will be exchanged without any further action on the part of the holder for a portion of the additional notes, so that each holder of separate notes or EYSs, as the case may be, will thereafter own indivisible note units comprised of the original notes and the additional notes in the same aggregate principal amount as such holder held prior to the automatic exchange. The principal amount of the original note and the additional note in each indivisible note unit will be identical. Accordingly, following an automatic exchange of notes, each note represented by an EYS and each separate note will consist of an indivisible note unit with an aggregate principal amount equal to the aggregate principal amount of the original note immediately prior to such exchange.

What payments can I expect to receive as a holder of EYSs or separate notes?

Assuming we make our scheduled interest payments on the notes, and pay dividends in the amount contemplated by the dividend policy to be adopted by our board of directors upon consummation of this offering, holders of the EYSs will receive in the aggregate approximately $             per year in interest on the notes and dividends on the Class A common stock represented by each EYS, and holders of the separate notes will receive $             per year per $             principal amount of their notes. We expect to make interest and dividend payments quarterly on the          day of each             ,             ,              and                      to holders of record on the      day or, if such day is not a business day, on the immediately preceding business day of such month.

You will be entitled to receive quarterly interest payments at an annual rate of         % of the aggregate principal amount of notes or, in the case of notes represented by EYSs, approximately $             per EYS per

year, subject to our right to defer interest payments on the notes for an aggregate period not to exceed eight quarters prior to                     , 2009 and on up to four occasions after                     , 2009 for up to two quarters per occasion, so long as in each case we are not otherwise in default under the indenture governing the notes. The new credit facility will contain provisions that will require us under certain circumstances to defer interest payments on the notes pursuant to our option under the indenture to defer such payments. For a detailed description of these circumstances, see “Description of Notes—Terms of the Notes—Interest Deferral” and “Description of Other Indebtedness—New Credit Facility.”

Holders of the EYSs will also receive quarterly dividend payments on the shares of our Class A common stock represented by the EYSs, if and to the extent dividends are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness. Specifically, the indenture governing the notes and the new credit facility will restrict our ability to declare and pay dividends on our Class A common stock as described under “Dividend Policy,” “Description of Notes” and “Description of Other Indebtedness—New Credit Facility.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $             per share of our Class A common stock and Class B common stock. However, our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future, if at all. Any dividends paid to one class of our common stock must be paid to the other.

Will my rights as a holder of EYSs be any different than the rights of a beneficial owner of separately held Class A common stock and notes?

No. As a holder of EYSs you are the beneficial owner of the Class A common stock and notes represented by your EYSs. As such, through your broker or bank and The Depository Trust Company, or DTC, you will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and notes, as applicable, would have through its broker or bank and DTC.

Do I have voting rights as a holder of EYSs?

EYSs have no voting rights separate and apart from the underlying securities. As a holder of EYSs, you will be able to vote with respect to the underlying shares of Class A common stock. The existing stockholders, through their ownership of shares of Class B common stock, will own         % of the voting power of our common stock outstanding immediately following the offering of the EYSs (or         % if the over-allotment option with respect to the EYSs is exercised in full). Shares of our Class A common stock and shares of our Class B common stock are entitled to the same voting rights per share and vote together as a single class on all matters with respect to which holders are entitled to vote.

Will the EYSs be listed on an exchange?

Yes. We will apply to have our EYSs listed on the              under the symbol “    .” Listing is subject to our fulfillment of all of the requirements of the             , including the distribution of the EYSs to a minimum number of public holders.

Will the shares of our Class A common stock and the notes represented by the EYSs be separately listed on an exchange?

No. The notes represented by the EYSs and the separate notes will not be listed on any exchange. Our shares of Class A common stock will not be listed for separate trading on the              unless and until a sufficient number of

shares are held separately and not in the form of EYSs and other conditions for listing on the                      have been satisfied as may be necessary to satisfy applicable listing requirements. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EYSs and other conditions for listing on the                      have been satisfied for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the                     . The Class A common stock and notes represented by the EYSs will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Will the separate notes be the same as the notes issued as a component of the EYSs?

Yes. The separate notes will be identical to the notes represented by EYSs, will have the same CUSIP number, and will be part of the same series of notes and issued under the same indenture. Accordingly, holders of separate notes and holders of notes represented by EYSs will vote together as a single class, in proportion to the aggregate principal amount of notes they hold, on all matters on which holders of notes are entitled to vote under the indenture governing the notes.

In what form will the offered securities be issued?

The offered securities will be issued in book-entry form only. This means that you will not be a registered holder of EYSs or the securities represented by the EYSs, or the separate notes, and you will not receive a certificate for your EYSs or the securities represented by your EYSs or the separate notes. You must rely on your broker, bank or other DTC nominee that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of the offered securities.

Can I separate my EYSs into shares of Class A common stock and notes or combine shares of Class A common stock and notes to form EYSs?

Yes. Holders of any EYSs may at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker, bank or other DTC nominee, separate the EYSs into the shares of our Class A common stock and the notes represented thereby. Similarly, unless the EYSs have previously been automatically separated, any holder of shares of our Class A common stock and notes may, at any time, through his or her broker, bank or other DTC nominee, combine the applicable number of shares of Class A common stock and principal amount of notes to form EYSs. Separation and combination of EYSs will occur promptly in accordance with DTC’s procedures and upon receipt of instructions from your broker and may involve transaction fees charged by your broker and/or financial intermediary. See “Description of EYSs—Book-Entry Settlement and Clearance—Separation and Combination.”

Will my EYSs automatically separate into shares of common stock and notes upon the occurrence of certain events?

Yes. Separation of all of the EYSs will occur automatically upon the occurrence of any redemption of the notes, whether in whole or in part, upon the maturity of the notes, upon the continuance of a payment default for 90 days under the indenture governing the notes or upon certain bankruptcy events.

What will happen if we issue additional EYSs or notes of the same series in the future?

We may in the future sell additional EYSs and/or notes of the same series, which will have terms that are identical to those of the EYSs or notes being sold in this offering. Additional EYSs will represent the same proportion of Class A common stock and notes as are represented by the then outstanding EYSs. In addition, we will be required to issue additional EYSs in the future upon the exercise of exchange rights by the holders of our Class B common stock. If we issue notes in the future (whether or not in the form of EYSs) and these notes are sold with OID for U.S. federal income tax purposes, holders of the notes outstanding prior to such issuance and purchasers of the newly issued notes will automatically exchange among themselves a portion of the notes they hold so that immediately following such automatic exchange, each holder of notes will own a pro rata portion of the new notes and the old notes. The aggregate principal amount of new notes and old notes held by any holder after the exchange will be the same as the aggregate principal amount of the notes held by such holder prior to the exchange. Accordingly, following an automatic exchange of notes, each note will consist of an indivisible note unit with an aggregate principal amount equal to the aggregate principal amount of the original note immediately prior to such exchange. This exchange will be effected automatically, without any action by the holders, through the facilities of DTC. DTC has advised us that the implementation of this automatic exchange may cause a delay in the settlement of trades for up to 24 hours. See “Description of EYSs—Book Entry Settlement and Clearance—Procedures Relating to Subsequent Issuances.”

Other than potential tax and bankruptcy implications and subject to market perception, we do not believe that the automatic exchange will affect the economic attributes of your investment in our EYSs or notes. The tax and bankruptcy implications of an automatic exchange are summarized below and are described in more detail in “Risk Factors—Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes” and “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Notes—Additional Issuances.”

This automatic exchange should not impair the rights you might otherwise have to assert a claim under applicable securities laws against us or the underwriters with respect to the full amount of notes purchased by you.

What are the U.S. federal income tax consequences of an investment in the EYSs?

Certain of the U.S. federal income tax consequences of an investment in EYSs are uncertain. We intend to treat the purchase of EYSs in this offering as the purchase of shares of our Class A common stock and notes and, by purchasing EYSs, you will agree to such treatment. You must allocate the purchase price of the EYSs between the shares of our Class A common stock and the notes in proportion to their respective initial fair market values, which will establish your initial tax basis in the shares of our Class A common stock and the notes. We expect to report the initial fair market value of each share of our Class A common stock as $             and the initial fair market value of each $             principal amount of the notes as $            , and by purchasing EYSs, you will agree to such allocation. If this allocation is not respected, our interest deductions may be reduced or your income inclusions (on account of interest) may be increased.

We intend to treat the notes included in the EYSs as debt for U.S. federal income tax purposes, and we intend to deduct interest on such notes for tax purposes. Such position is subject to challenge by the IRS. If the notes are treated as equity rather than debt for U.S. federal income tax purposes, then the stated interest on the notes could be treated as dividends, and interest on the notes would not be deductible by us for U.S. federal income tax purposes, which could significantly reduce our future after-tax cash flow and adversely affect our ability to make interest and dividend payments. In addition, if the notes are treated as equity, payments on the notes to foreign holders generally would be subject to U.S. federal withholding taxes, and we could be liable for withholding taxes that were not collected on our prior interest payments to foreign holders. Payments to foreign holders would not be grossed-up on account of any such taxes.

Dividends paid on our Class A common stock through 2008 are expected to qualify for taxation to non-corporate EYS holders at long-term capital gain rates. Interest income on the notes will be taxable to U.S. individuals at ordinary income tax rates.

What are the U.S. federal income tax consequences of a subsequent issuance of notes?

The U.S. federal income tax consequences to you of the subsequent issuance of notes with OID upon a subsequent offering by us of EYSs or notes of the same series are uncertain.

The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes and such notes are issued with OID or are issued after an issuance of notes with OID, each holder of EYSs or separate notes, as the case may be, agrees that a portion of such holder’s notes will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, as described above. As a result of these exchanges, the OID associated with the issuance of the new notes will be effectively spread among all holders of notes on a pro rata basis, which may adversely affect your tax treatment, as described below.

We intend to take the position that any subsequent issuance of notes, whether or not such notes are issued with OID, will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but because of a lack of legal authority on point (1) our counsel is unable to opine on the matter and (2) there can be no assurance that the IRS will not assert that such a subsequent issuance of notes should be treated as a taxable exchange of a portion of your notes, whether held separately or in the form of EYSs, for a portion of the notes subsequently issued. In that event, you generally would have to recognize the gain (if any) realized by you on such exchange, but any loss realized by you on the exchange would most likely be disallowed. Your initial tax basis in the notes deemed to have been received in the exchange would equal the fair market value of such notes on the date of the deemed exchange (increased to reflect any disallowed loss), and your holding period for such notes would begin on the day after the deemed exchange.

Regardless of whether the exchange of notes is treated as a taxable event, such exchange could result in holders having to include OID in their taxable income prior to the receipt of cash. Following any subsequent issuance of notes with OID (or any issuance of notes thereafter), we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of EYSs and separate notes, and each holder of EYSs and separate notes will, by purchasing EYSs or notes, agree to report OID in a manner consistent with this approach. However, the IRS might assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes (and their transferees), and may challenge your reporting OID on your tax returns.

Immediately following an exchange of notes, we will file a Current Report on Form 8-K (or any other applicable form) to announce and quantify any changes in OID attributable to the notes.

Because there is no statutory, judicial or administrative authority directly addressing the tax treatment of the EYSs or instruments similar to the EYSs, we urge you to consult your own tax advisor concerning the tax consequences to you of an investment in the EYSs. For additional information, see “Material U.S. Federal Income Tax Consequences.”

What is the initial and prospective accounting treatment of the EYSs?

There is no explicit guidance under generally accepted accounting principles regarding the accounting and financial reporting of unit securities, such as the EYSs, comprised of common stock and notes. Any accounting treatment followed by us for the EYSs may be subject to future scrutiny and challenge. Authoritative accounting bodies such as the FASB, EITF or SEC may issue future guidance, rules or interpretations which may require us to adjust our accounting treatment for the EYSs. For our interpretation of the accounting treatment based on existing guidance available, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Significant Accounting Policies.”

Summary of the Common Stock

Issuer	Carrols Holdings Corporation

Shares of Class A common stock represented by EYSs	shares, or shares if the underwriters exercise their over-allotment option with respect to the EYSs in full.

Shares of Class B common stock to be outstanding following the offering	shares, or shares if the underwriters exercise their over-allotment option with respect to the EYSs in full.

Voting rights	Subject to applicable law, each outstanding share of our Class A common stock and Class B common stock will carry one vote per share and, as a general matter, will vote together as a single class.

Dividends

You and the holders of our Class B common stock will receive quarterly dividends on the shares of our common stock if, and to the extent, dividends are declared by our board of directors and permitted by applicable law and the terms of our then outstanding indebtedness. Specifically, the indenture governing the notes and the new credit facility both will restrict our ability to declare and pay dividends on our common stock as described in detail under “Dividend Policy.” Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $             per share of our common stock. Any time a dividend is paid to the holders of our Class A common stock, holders of our Class B common stock will be paid a dividend equal to the amount per share paid to holders of Class A common stock. Our board of directors may, in its discretion, modify or repeal this dividend policy. We cannot assure you that we will pay dividends at this level in the future, if at all.

Dividend payment dates	If declared, dividends will be paid quarterly on the day of each , , and to holders of record on the day or, if such day is not a business day, on the immediately preceding business day of such month.

Listing

Our shares of Class A common stock will not be listed for separate trading on the              unless and until a sufficient number of shares are held separately and not in the form of EYSs and other conditions for listing on              as may be necessary are satisfied. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EYSs and other conditions for listing on                      are satisfied for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the             . The notes and Class A common stock represented by the EYSs will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Our shares of Class B common stock will not be listed for separate trading and will have limitations on their transferability.

Rights to exchange shares of Class B common stock for EYSs or shares of Class A common stock

After the expiration of a 180-day lock-up period, the holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain restrictions. For a complete description of this exchange right and the terms of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

Summary of Notes

When we refer to the notes in this prospectus, we are referring to the notes represented by the EYSs and the separate notes.

Issuer	Carrols Holdings Corporation

Notes represented by EYSs being offered to the public	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters exercise their over-allotment option with respect to the EYSs in full).

Notes being offered to the public separately, not in the form of EYSs	$ million aggregate principal amount.

Notes to be outstanding following the offering	$ million aggregate principal amount (or $ million aggregate principal amount if the underwriters exercise their over-allotment option with respect to the EYSs in full).

Interest rate	% per year.

Interest payment dates

Interest on the notes will be payable quarterly in arrears on the      day of each             ,             ,              and                      commencing             , 2004 to holders of record on the              day or, if such day is not a business day, on the immediately preceding business day of such month.

Maturity date	The notes will mature on , 2016.

Interest deferral

We may, at our election, subject to certain restrictions, defer interest payments on the notes. We may defer interest payments prior to                     , 2009 on one or more occasions during this period for up to an aggregate period of eight quarters. In addition, after                     , 2009, we may, subject to certain restrictions, defer interest payments on the notes on up to four occasions for up to two quarters per occasion. However, we may not defer interest on more than one occasion after                     , 2009 unless and until all previously deferred interest (and interest on deferred interest) has been paid in full. The new credit facility will contain provisions that will require us under certain circumstances to defer interest payments on the notes pursuant to our option under the indenture to defer such payments.

Deferred interest on the notes will bear interest at the same rate per annum as the stated rate of interest applicable to the notes, compounded quarterly, until paid in full. At the end of any interest deferral period, we will be obligated to resume quarterly payments of interest on the notes, including interest on deferred interest. All interest deferred prior to                     , 2009, must be repaid by us on or prior to                     , 2009. All interest deferred after                     , 2009, must be repaid by us on or before maturity.

During any interest deferral period and so long as any deferred interest or interest on deferred interest remains outstanding, we will not be permitted to make any payment of dividends on our common stock.

For a detailed description of interest deferral provisions of the indenture see “Description of Notes—Terms of the Notes—Interest Deferral.”

In the event that interest payments on the notes are deferred, you would be required to recognize interest income for U.S. federal income tax purposes even if you do not currently receive the related cash interest payments.

Ranking	The notes will be unsecured and

•	subordinated in right of payment to all of our existing and future senior indebtedness, including our guarantee under the new credit facility;

•	equal in right of payment to our other existing and future senior subordinated indebtedness; and

•	effectively subordinated to all indebtedness of our existing and future subsidiaries that are not guarantors of the notes.

As of March 31, 2004, after giving pro forma effect to the transactions, we would have had approximately $             million of total consolidated indebtedness, of which $             million would have been senior to the notes.

Note guarantees

The notes will be guaranteed on an unsecured senior subordinated basis by each of our existing domestic subsidiaries and all future domestic subsidiaries that are borrowers or become guarantors under the new credit facility or any successor credit facility, other than certain inactive or immaterial subsidiaries that we may designate as unrestricted subsidiaries. Any guarantees will rank equally with all subsidiary guarantors’ other unsecured senior subordinated indebtedness, and will be subordinated in right of payment to any subsidiary guarantors’ senior indebtedness, including their borrowings or guarantees under the new credit facility.

Optional redemption	On or after , 2009, we may redeem some or all of the notes at any time at the redemption prices described in the section “Description of Notes—Optional Redemption.”

In addition, upon the occurrence of a tax event (as defined in the indenture governing the notes), we may, at our option, redeem the notes at any time at a redemption price of 100% of the principal amount to be redeemed plus accrued and unpaid interest to the redemption date.

Mandatory offer to repurchase

If we experience specific kinds of changes in control, we must offer to repurchase the notes at 101% of their stated principal amount, plus accrued and unpaid interest, if any, to the date of redemption. In order to exercise that right, a holder must separate its EYSs into the shares of Class A common stock and notes represented thereby and hold the notes separately. See “Description of Notes—Repurchase at the Option of Holders.”

Procedures relating to subsequent issuances

The indenture governing the notes will provide that in the event we issue additional notes (including any issuance of EYSs in exchange for shares of Class B common stock) having identical terms as the notes but a different CUSIP number and such notes are issued with OID, each holder of EYSs or the separate notes, as the case may be, agrees that a portion of such holder’s notes, whether held as part of EYSs or separately, will be automatically exchanged for a portion of the notes acquired by the holders of such subsequently issued notes, and the records of any record holders of notes will be revised to reflect such exchanges. Consequently, following each such subsequent issuance and exchange, without any action by such holder, each holder of EYSs or the separate notes, as the case may be, will own an indivisible unit composed of notes of each separate issuance in the same proportion as each holder. However, the aggregate stated principal amount of notes owned by each other holder will not change as a result of such subsequent issuance and exchange. The automatic exchange of notes summarized above should not impair the rights any holder would otherwise have to assert a claim under applicable securities laws against us with respect to the full amount of notes purchased by such holder. However, subsequent issuances of notes by us may adversely affect the tax and non-tax treatment of the EYSs and notes. See “Risk Factors—Subsequent issuances of notes may adversely affect your tax treatment.”

Restrictive Covenants	The indenture governing the notes will contain covenants that, among other things, limit our ability and that of the restricted subsidiaries to:

•	incur additional indebtedness and issue preferred equity;

•	pay dividends or make other distributions in respect of our shares or to make other types of restricted payments or investments;

•	sell assets;

•	agree to payment restrictions affecting our restricted subsidiaries;

•	consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

•	enter into transactions with affiliates;

•	create liens; and

•	enter into new lines of business.

Each of the covenants will be subject to a number of important exceptions and qualifications. See “Description of Notes—Certain Covenants.”

Listing

We do not anticipate that the notes will trade on any exchange. The notes will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Representation Letter

None of the separate notes may be purchased, directly or indirectly, by persons who are also (1) purchasing EYSs in this offering or (2) holders of Class B common stock following our internal corporate transactions. Furthermore, prior to the closing of this offering, each person purchasing separate notes in this offering and holders of our Class B common stock will be asked to make certain representations to us in furtherance of these restrictions. See “Underwriting.”

Risk Factors

You should carefully consider the information under the heading “Risk Factors” and all other information in this prospectus before investing in the EYSs, the shares of our Class A common stock and/or the notes.

Summary Consolidated Financial Statements

The following table sets forth our summary consolidated financial information derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 2001, 2002 and 2003 and our unaudited consolidated financial statements for the three months ended March 31, 2003 and 2004, which are included elsewhere in this prospectus.

The unaudited consolidated financial statements for the three months ended March 31, 2003 and 2004 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2003 and 2004 are not necessarily indicative of the results to be expected for the full year.

The information in the table below is only a summary and should be read together with our consolidated financial statements as of December 31, 2002 and 2003, for the years ended December 31, 2001, 2002 and 2003, as of the three months ended March 31, 2004, and for the three months ended March 31, 2003 and 2004, “Selected Historical Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The figures in the table below reflect rounding adjustments.

We restated our financial statements including applicable footnotes for periods ended prior to December 31, 2003 to report real estate transactions for 86 restaurants consummated during 1991 to 2000 as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of the restatement. Amounts affected by the restatement that appear in this prospectus have also been restated.

	Year Ended December 31,			Three Months Ended March 31,
	(Restated)	(Restated)		(Restated)
	2001	2002	2003	2003	2004
	(Dollars in thousands, except per share data)
Statements of Operations Data:
Revenues:
Restaurant sales	$654,710	$655,545	$643,579	$151,902	$156,545
Franchise royalty revenues and fees	1,579	1,482	1,406	338	355

Total revenues	656,289	657,027	644,985	152,240	156,900

Costs and expenses:
Cost of sales	189,947	183,976	181,182	42,434	43,681
Restaurant wages and related expenses	192,918	196,258	194,315	47,044	47,851
Restaurant rent expense	31,207	30,494	31,383	7,818	8,564
Other restaurant operating expenses	86,435	87,335	89,880	21,363	21,890
Advertising expense	28,830	28,041	27,351	7,269	5,827
General and administrative	35,393	36,610	37,135	9,281	9,761
Depreciation and amortization	47,966	44,051	47,253	10,885	11,152
Other expense (1)	8,841	—	—	—	—

Total operating expenses	621,537	606,765	608,499	146,094	148,726

Income from operations	34,752	50,262	36,486	6,146	8,174
Interest expense	40,552	34,955	32,363	8,356	7,577

Income (loss) before income taxes	(5,800)	15,307	4,123	(2,210)	597
Provision (benefit) for income taxes	274	5,593	1,767	(863)	220

Net income (loss)	$(6,074)	$9,714	$2,356	$(1,347)	$377

Per Share Data:
Basic net income (loss) per share	$(5.31)	$8.49	$2.06	$(1.18)	$0.33
Diluted net income (loss) per share	(5.31)	7.99	1.92	(1.18)	0.30

	Year Ended December 31,			Three Months Ended March 31,
	(Restated)	(Restated)		(Restated)
	2001	2002	2003	2003	2004
Other Financial Data:
Cash provided from operating activities	$47,968	$55,964	$48,239	$9,691	$10,464
Cash used for investing activities	(49,156)	(55,071)	(29,472)	(9,055)	(3,104)
Cash provided from (used for) financing activities	881	(760)	(18,891)	(554)	(6,626)
Capital expenditures, excluding acquisitions	47,575	54,155	30,244	11,019	3,104
EBITDA (2)	89,771	94,313	83,739	17,031	19,326
EBITDA margin (3)	13.7%	14.4%	13.0%	11.2%	12.3%
Ratio of earnings to fixed charges (4)	—	1.33x	1.09x	—	1.06x

Operating Statistics:
Total number of restaurants (at end of period)	532	529	532	531	534

Taco Cabana:
Number of restaurants (at end of period)	120	116	121	117	123
Average number of restaurants	120.3	114.6	118.9	116.1	121.4
Revenues:
Restaurant sales	$177,398	$174,982	$181,068	$41,470	$46,044
Franchise royalty revenues and fees	405	429	413	96	103

Total revenues	177,803	175,411	181,481	41,566	46,147
Average annual sales per restaurant (5)	1,475	1,527	1,523
EBITDA (2)	24,467	28,278	24,411	5,310	6,293
EBITDA margin (3)	13.8%	16.1%	13.5%	12.8%	13.6%
Change in comparable restaurant sales (6)	1.6%	(0.2)%	(3.0)%	(4.3)%	4.9%

Pollo Tropical:
Number of restaurants (at end of period)	53	58	60	59	60
Average number of restaurants	50.4	55.6	59.4	58.2	60.0
Revenues:
Restaurant sales	$96,437	$100,444	$109,201	$26,490	$29,372
Franchise royalty revenues and fees	1,174	1,053	993	242	252

Total revenues	97,611	101,497	110,194	26,732	29,624
Average annual sales per restaurant (5)	1,913	1,807	1,838
EBITDA (2)	22,085	22,384	22,553	5,789	7,249
EBITDA margin (3)	22.6%	22.1%	20.5%	21.7%	24.5%
Change in comparable restaurant sales (6)	(0.3)%	(4.2)%	2.3%	0.5%	8.0%

Burger King:
Number of restaurants (at end of period)	359	355	351	355	351
Average number of restaurants	353.3	355.6	352.2	353.6	351.6
Restaurant sales	$380,875	$380,119	$353,310	$83,942	$81,129
Average annual sales per restaurant (5)	1,078	1,069	1,003
EBITDA (2)	43,219	43,651	36,775	5,932	5,784
EBITDA margin (3)	11.3%	11.5%	10.4%	7.1%	7.1%
Change in comparable restaurant sales (6)	1.3%	(1.3)%	(7.2)%	(7.3)%	(3.2)%

	December 31,			March 31, 2004
	(Restated) 2001	(Restated) 2002	2003	Actual	Pro Forma As Adjusted
Balance Sheet Data (At Period End):
Total assets	$552,111	$547,388	$486,874	$475,010	$
Working capital	(34,967)	(34,975)	(40,857)	(39,810)

Debt:
Senior and senior subordinated debt	$368,500	$357,300	$294,100	$281,125	$
Capital leases and other debt	5,144	3,045	1,732	1,528
Lease financing obligations	88,471	86,702	84,685	84,141

Total debt	$462,115	$447,047	$380,517	$366,794	$

Stockholders’ equity	$8,888	$18,602	$20,958	$21,335	$

(1)	Other expense in 2001 resulted from the closure of seven Taco Cabana restaurants in the Phoenix, Arizona market and the discontinuance of restaurant development in that market. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

(2)	Reconciliation of Non-GAAP Financial Measures

EBITDA is defined as income before interest, income taxes, depreciation and amortization, and non-cash other income and expense. EBITDA is presented because we believe it is a useful financial indicator for measuring operating results as well as the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to EBITDA calculated in accordance with GAAP is net income (loss). A reconciliation of EBITDA for each of our concepts to consolidated net income (loss) is presented below:

		Taco Cabana	Pollo Tropical	Burger King	Consolidated
Year Ended December 31, 2001 (restated)
EBITDA		$24,467	$22,085	$43,219	$89,771
Less:	Other expense (a)				7,053
	Depreciation and amortization expense				47,966
	Interest expense				40,552
	Provision for income taxes				274

Net loss					$(6,074)

Year Ended December 31, 2002 (restated)
EBITDA		$28,278	$22,384	$43,651	$94,313
Less:	Depreciation and amortization expense				44,051
	Interest expense				34,955
	Provision for income taxes				5,593

Net income					$9,714

Year Ended December 31, 2003
EBITDA		$24,411	$22,553	$36,775	$83,739
Less:	Depreciation and amortization expense				47,253
	Interest expense				32,363
	Provision for income taxes				1,767

Net income					$2,356

		Taco Cabana	Pollo Tropical	Burger King	Consolidated
Three Months Ended March 31, 2003 (restated)
EBITDA		$5,310	$5,789	$5,932	$17,031
Less (add):	Depreciation and amortization expense				10,885
	Interest expense				8,356
	Benefit for income tax				(863)

Net loss					$(1,347)

Three Months Ended March 31, 2004
EBITDA		$6,293	$7,249	$5,784	$19,326
Less:	Depreciation and amortization expense				11,152
	Interest expense				7,577
	Provision for income taxes				220

Net income					$377

(a)	Reflects asset impairments related to the closure of seven Taco Cabana restaurants in the first quarter of 2002. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

(3)	EBITDA margin is derived by dividing EBITDA by the total revenues applicable to the entity shown above.

(4)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2001 and for the three months ended March 31, 2003 by $5,800 and $2,210, respectively.

(5)	Average annual sales per restaurant is derived by dividing restaurant sales for the applicable year by the average number of restaurants for the applicable year.

(6)	The change in comparable restaurant sales is calculated using only those restaurants that have been open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).

Interest and Allowed Dividend Payments to Holders of EYSs and Notes

The table below shows certain information relating to cash provided from operating activities, a reconciliation to Adjusted EBITDA, as defined in the indenture, and a further computation of Excess Cash, as defined in the indenture, for the twelve month period ended March 31, 2004, on a pro forma basis after giving effect to this offering and the other transactions, including the use of proceeds from this offering and the new credit facility, in each case assuming such transactions occurred on April 1, 2003. The indenture governing the notes contains a covenant that limits the amount of dividends we can pay and certain other restricted payments we can make. Generally, the payment of dividends is restricted by the amount of cash generated by our operations following the date of this offering, subject to adjustments, the result of which is defined in the indenture as Excess Cash. The computations of Adjusted EBITDA and Excess Cash are not measures determined in accordance with GAAP but are solely defined terms under the indenture. The indenture limits the amount of dividends or other restricted payments we are permitted to make to the amount of our Excess Cash, minus the sum of all prior dividends and other payments that are restricted by the indenture, in addition to certain other exceptions. Also, the indenture prevents us from paying dividends if our consolidated fixed charge coverage ratio, as calculated in accordance with the indenture, is below          to 1.00 for any four fiscal quarters. Our consolidated fixed charge coverage ratio for the twelve months ended March 31, 2004, after giving pro forma effect to this offering and the other transactions would have been     to 1.00.

As described more fully under “Dividend Policy,” upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which we will pay out of lawfully available funds quarterly dividends of $             per share of Class A common stock and Class B common stock for the first full year after this offering.

The presentation in the table below is for informational purposes only and is not necessarily indicative of either the financial position, results of operations, covenant levels or interest and dividend payments that would have been achieved had this offering and the other transactions for which we are giving pro forma effect in this table actually occurred on April 1, 2003, nor is such information necessarily indicative of the results to be expected for the current or any future period. A number of factors may affect our results and impact the actual levels of Adjusted EBITDA and Excess Cash as calculated under the indenture, and dividends that we actually pay. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” for further information. We will report our Adjusted EBITDA, Excess Cash and dividend payments for the applicable twelve month period in each annual and quarterly report that we file with the SEC as long as we are subject to those measures under the indenture governing the notes.

	Twelve Months Ended March 31, 2004
	Historical	Pro Forma
	(Dollars in thousands)
Reconciliation of cash provided from operating activities to Excess Cash
Adjustments to reconcile cash provided from operating activities to net income:
Cash provided from operating activities	$49,000	$
Depreciation and amortization expense	(47,520)
Deferred income taxes	(498)
Change in operating assets and liabilities	2,707
Gain on disposal of property and equipment	386

Net income	4,075
Adjustments to reconcile net income to EBITDA:
Depreciation and amortization expense	47,520
Interest expense	31,584
Provision for income taxes	2,850

EBITDA	86,029
Adjustments to reconcile EBITDA to Adjusted EBITDA:
Non-cash Adjustments (1)	(1,585)

Adjusted EBITDA as defined in the indenture	$84,444

Additions (deductions) to Adjusted EBITDA to compute Excess Cash:
Cash income taxes
Cash interest expense on senior and other indebtedness (2)
Cash interest expense on notes (3)
Capital expenditures
Principal payments on long-term debt
Principal payments on lease financing obligations
Excess Cash as defined in the indenture (4)
Dividends on Class A and Class B common stock

(1)	Non-cash adjustments include a reduction of $2,146 for the amortization of a purchase discount over the life of the related supplier contract and an addition of $561 for non-cash postretirement benefit costs.
(2)	Includes cash interest payments on borrowings under the new credit facility, lease financing obligations and capital leases and other debt.
(3)	Represents % interest on $ million of notes represented by EYSs and $ million of separate notes.
(4)	Excess Cash is a defined term in the indenture governing the notes, which, for any period, is equal to Adjusted EBITDA minus the sum of:

•	cash interest expense, whether or not capitalized, including any deferred interest;

•	cash income taxes;

•	capital expenditures, not otherwise financed;

•	any cash non-recurring charges;

•	cash expenditures constituting certain permitted investments;

•	certain repayments of (1) long-term indebtedness (including any current portion of long-term indebtedness) and (2) short-term indebtedness that financed capital expenditures referred to above.

See “Description of Notes—Certain Covenants—Restricted Payments.” Excess Cash may be used by us to pay restricted payments, which include the payment of dividends on our Class A common stock and Class B common stock. We expect to use most of such Excess Cash to pay dividends based on the expected dividend policy described above.

Based on the foregoing, aggregate payments to EYS holders and holders of separate notes on a pro forma basis for the twelve month period ended March 31, 2004 would have been as follows:

	Aggregate	Per EYS	Per Note
(Dollars in thousands)

Interest on notes (1)	$	$	$
Dividends on Class A common stock (2)

Total	$	$

(1)	We may defer interest payments on the notes at our option and subject to certain limitations contained in the indenture. The new credit facility contains provisions that will require us under certain circumstances to defer interest payments on the notes pursuant to our option under the indenture to defer such payments. However, we expect to make the scheduled interest payments on the notes on a timely basis without deferring any interest payments. Deferred interest on our notes will bear interest at an annual rate equal to the stated rate of interest on the notes. See “Description of Notes—Terms of the Notes—Interest Deferral” and “Description of Other Indebtedness—New Credit Facility.”

(2)	Dividends are payable if and to the extent they are declared by our board of directors and permitted by applicable law and the terms of our then existing indebtedness and are taxed as dividends to the extent of our current and accumulated earnings and profits with any excess taxed as a return of basis. The indenture governing our notes and the new credit facility will contain significant restrictions on our ability to declare and pay dividends on our common stock as discussed above and in “Dividend Policy.”

RISK FACTORS

You should carefully consider the risks described below, as well as other information and data included in this prospectus, before deciding whether to invest in the EYSs or the separate notes. Any of the following risks could materially adversely affect our business, financial condition or results of operations, which may result in your loss of all or part of your original investment. The risks described below are not the only risks facing us. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations.

Risks Relating to the EYSs, the Shares of Our Class A Common Stock and the Notes

Our substantial debt could adversely affect our financial condition and prevent us from fulfilling our obligations under the notes and restrict our ability to pay dividends with respect to shares of our Class A common stock represented by EYSs.

We have a significant amount of indebtedness. The following table sets forth our total debt, total stockholders’ equity, total capitalization and ratio of total debt to total capitalization as of March 31, 2004, after giving pro forma effect to the transactions:

Total debt(1)	$
Total stockholders’ equity
Total capitalization

Ratio of total debt to total capitalization

(1)	Including $ million of notes, borrowings of $ million outstanding under the new credit facility, $ million of lease financing obligations and $ million of capital leases and other debt.

Our ability to make distributions, pay dividends or make other payments will be subject to applicable law and contractual restrictions contained in the instruments governing any indebtedness of ours and our subsidiaries, including the new credit facility, which we will guarantee on a senior secured basis. Our level of debt could have negative consequences to you and to us. For example, it could:

•	make it more difficult for us to satisfy our obligations with respect to the notes;

•	increase our vulnerability to general adverse economic and industry conditions, as well as increases in interest rates;

•	limit our ability to fund future working capital, capital expenditures, debt service and general corporate requirements;

•	require us to dedicate a substantial portion of our cash flow from operations to the payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures and other general corporate purposes;

•	place us at a competitive disadvantage compared to our competitors that have less debt;

•	limit our ability to borrow additional funds;

•	make it more difficult to comply with the covenants in the indenture and the new credit facility, which could in turn result in an event of default under our indebtedness, which, if not cured or waived, could have a material adverse effect on us; and

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities.

Despite our substantial debt, we may still incur significantly more debt, which could exacerbate the risks described above.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes and the new credit facility will not fully prohibit us from doing so. As of March 31, 2004, after giving pro forma effect to the transactions, we would have had $             million available for additional borrowing under the new credit facility. All borrowings under the new credit facility will rank senior in right of payment to the notes, and any future guarantees of the new credit facility will rank senior to any future guarantees of the notes. The indenture governing the notes will allow us under certain circumstances to issue additional notes identical to the notes offered hereby (other than issuance date). For instance, if the holders of the Class B common stock were able to exercise their rights to convert such Class B common stock into EYSs, we could be obligated to issue up to an additional $             million principal amount of notes in the form of EYSs. To the extent not all of Carrols’ 9 1/2% senior subordinated notes are tendered pursuant to the tender offer and consent solicitation, outstanding Carrols’ 9 1/2% senior subordinated notes will rank pari passu with the guarantees of the notes until such notes are redeemed.

We will require a significant amount of cash to service our debt, including the notes, and to pay dividends with respect to shares of our common stock and our ability to generate cash depends on many factors beyond our control.

Our ability to make payments on our indebtedness, including the notes, to pay dividends with respect to shares of our common stock and to fund operating and capital expenditures will depend on our ability to generate cash in the future. We expect that a significant liquidity requirement will be for debt service on amounts outstanding under the new credit facility and under the notes. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of quarterly dividends.

Our ability to generate cash from our operations in the future is also, to a certain extent, subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. For example, a general increase in interest rates could result in increased interest payments required pursuant to our floating rate debt and decreased net cash flow available to service the notes or pay dividends.

Significant assumptions underlie our current plans to meet our liquidity needs, including that we will be successful in implementing our business strategy and that there is no material adverse change in our business, liquidity or capital requirements. We may not generate sufficient cash flow to meet our operating expenses or capital expenditure requirements, to service our debt requirements and to pay expected dividends. We may need to adopt alternate strategies, including:

•	reducing or delaying capital expenditures;

•	selling assets;

•	restructuring or refinancing our indebtedness; or

•	seeking additional equity capital, including additional issuances of EYSs and/or common stock.

These alternate strategies may not be completed on commercially reasonable terms, if at all.

We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity or in the event you exercise your right to require us to purchase your notes upon a change of control. If we were to incur additional debt, our debt service requirements would increase.

Credit ratings may affect our ability to obtain financing and the cost of such financing.

Our ability to obtain external and, in particular, debt financing is affected by our debt ratings, which are periodically reviewed by the major credit rating agencies. We anticipate that Moody’s and Standard & Poor’s will provide ratings for the notes. In determining our credit ratings, the rating agencies generally consider a number of both quantitative and qualitative factors. These factors include earnings, fixed charges such as interest, cash flows, total debt outstanding, off-balance-sheet obligations and other commitments, total capitalization and various ratios calculated from these factors. The ratings provided to us by Moody’s and S&P for the notes could be at a level that would indicate that those rating agencies would describe the notes as imposing significant liquidity requirements and constraints on our ability to use cash flow from our operations in our business, which factors increase our vulnerability to future business, financial and economic conditions impacting on our ability to generate cash from our operations.

Restrictive covenants in the new credit facility and the indenture for our notes will restrict our ability to pursue our business strategies.

Unlike credit facilities of similarly situated borrowers, which customarily prohibit payments of dividends on the borrower’s common stock, the new credit facility will permit us to pay dividends on shares of our common stock, so long as our interest coverage ratio remains above certain established levels and no default or event of default exists under the new credit facility. Because the payment of dividends will decrease the amount of cash available to service our senior debt, the new credit facility will impose restrictions on our operations that are more restrictive than customary for credit facilities of similarly situated borrowers that prohibit or substantially limit payments of dividends. These restrictions, together with similar restrictions contained in the indenture governing the notes, may significantly limit or prohibit us from engaging in certain transactions, including:

•	disposing of assets;

•	incurring additional indebtedness;

•	repaying other indebtedness;

•	making capital expenditures above certain levels;

•	paying dividends or making distributions in respect of our shares or making certain other restricted payments or investments;

•	entering into acquisitions;

•	repurchasing or redeeming capital stock;

•	engaging in mergers or consolidations;

•	engaging in certain transactions with subsidiaries and affiliates;

•	allowing our restricted subsidiaries to make certain payments;

•	creating liens; and

•	entering into new lines of businesses.

In addition, the new credit facility will include other and more restrictive covenants and will prohibit us from prepaying our other debt, including the notes, while debt under the new credit facility is outstanding. The new credit facility will require us to maintain specified financial ratios and satisfy certain financial tests as described in detail under “Description of Other Indebtedness—New Credit Facility.” Our ability to meet these financial ratios and tests may be affected by events beyond our control, and we may need to refrain from certain actions or take actions we otherwise would avoid in order to continue to meet these ratios and tests. In addition, the restrictions to be included in the new credit facility could limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

Our failure to comply with the restrictions in the new credit facility and the indenture governing the notes could lead to a default under the terms of the new credit facility. In the event of such a default, the lenders under the new credit facility may elect to:

•	declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable; or

•	prevent us from making payments on the notes,

either of which would result in an event of default under the indenture governing the notes. The lenders under the new credit facility will also have the right in these circumstances to terminate any commitments they have to provide further borrowings. If we are unable to repay outstanding borrowings when due, the lenders under the new credit facility will also have the right to proceed against the collateral, including our available cash, granted to them to secure the debt. The collateral will consist of substantially all of our and our subsidiaries’ assets. If the debt under the new credit facility were to be accelerated, our assets may not be sufficient to repay in full that debt and our other debt, including the notes.

The restrictions contained in the new credit facility and the indenture governing the notes could:

•	limit our ability to plan for, or react to, market conditions or meet capital needs or otherwise restrict our activities or business plans; and

•	adversely affect our ability to finance our operations or to engage in other business activities that would be in our interest.

For a more full description of the restrictive covenants and maintenance covenants to be contained in the new credit facility and in the indenture, see the sections entitled, “Description of Other Indebtedness—New Credit Facility” and “Description of Notes—Certain Covenants.”

We may amend the new credit facility or the indenture governing the notes, or we may enter into new agreements that govern our senior indebtedness. The amended or new terms may significantly affect our ability to pay interest to holders of our EYSs and the notes and dividends to holders of our EYSs.

The new credit facility and the indenture governing the notes will contain significant restrictions on our ability to pay interest on the notes and dividends on shares of our common stock based on meeting specified financial ratios, and compliance with other conditions. As a result of general economic conditions, conditions in the lending markets, the results of our business or for any other reason, we may elect or be required to amend or refinance the new credit facility or the notes, at or prior to maturity, or enter into additional agreements for senior indebtedness. Regardless of any protection you have in the indenture governing the notes, any such amendment, refinancing or additional agreement may contain covenants that could limit in a significant manner our ability to pay interest payments and dividends to you.

Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. You may not receive the level of dividends provided for in the dividend policy or any dividends at all.

Our board of directors may, in its discretion, amend or repeal the dividend policy it is expected to adopt upon the closing of this offering. Our board of directors may decrease the level of dividends provided for in this dividend policy or entirely discontinue the payment of dividends. Future dividends with respect to shares of our common stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, business opportunities, provisions of applicable law and other factors that our board of directors may deem relevant. The indenture governing the notes and the new credit facility will contain significant restrictions on our ability to make dividend payments, including, if we defer interest on the notes pursuant to the terms of the new credit facility or the indenture, restrictions on the payment of dividends until we have paid all deferred interest.

We may not have the ability to raise the funds necessary to pay our indebtedness at maturity or to finance any change of control offer required by the indenture.

A significant portion of our cash flows from operations will be dedicated to maintaining our restaurants and servicing our debt requirements. In addition, we currently expect to distribute a significant portion of any remaining cash earnings to our stockholders in the form of quarterly dividends. Moreover, prior to the maturity of the notes, we will not be required to make any payments of principal on the notes. We may not generate sufficient funds from operations to repay the principal amount of our indebtedness at maturity. We may therefore need to refinance our debt or raise additional capital. These alternatives may not be available to us when needed or on satisfactory terms due to prevailing market conditions, a decline in our business or restrictions contained in our senior debt obligations.

Likewise, upon the incurrence of certain specific kinds of change of control events, we may be required to offer to repurchase all or a portion of the notes. We would be required to purchase all of the notes at 101% of their principal amount, plus accrued interest to the date of repurchase. If a change of control occurs, we cannot be sure that we would have enough funds to pay for all of the notes. If we were required to repurchase the notes, we would need to secure third-party financing if we do not have available funds to meet our purchase obligations. However, we may not be able to secure such financing on favorable terms, if at all. In addition, the new credit facility will prohibit us from repurchasing the notes until we first repay the new credit facility in full. If we do not have enough cash to repay the new credit facility, we will need to refinance the new credit facility or obtain a waiver from the lenders under the new credit facility. We may not be able to do so on favorable terms, if at all.

In addition, a change of control will result in an event of default under the new credit facility and may lead to an acceleration of other senior debt, if any. Such events may permit the holders under such debt instruments to reduce the borrowing base under such debt instruments or accelerate the debt and, if the debt is not paid, to take action that could ultimately result in a sale of substantially all of our assets. This would further reduce our ability to raise cash to purchase the notes.

Your right to receive payments on the notes and the guarantees is junior to our existing and future senior indebtedness, secured indebtedness and the indebtedness of our subsidiaries that are not guarantors.

We are a holding company and conduct all of our operations through our subsidiaries. The notes and the note guarantees issued by our subsidiary guarantors will be unsecured senior subordinated obligations, junior in right of payment to the senior debt of Carrols Holdings and each subsidiary guarantor, respectively. The indebtedness under the existing credit facility is secured by substantially all of our assets and is expected to remain secured under the new credit facility. Should a default or acceleration of this indebtedness occur, the holders of this indebtedness could sell the assets to satisfy all or part of what is owed. As a result of the subordinated nature of the notes and related guarantees, upon any distribution to our creditors or the creditors of the subsidiary guarantors in bankruptcy, liquidation or reorganization or similar proceeding relating to us or the subsidiary guarantors or our or their property, the holders of our senior indebtedness and senior indebtedness of the subsidiary guarantors will be entitled to be paid in full in cash before any payment may be made with respect to the notes or the subsidiary guarantees.

In the event of a bankruptcy, liquidation, reorganization or similar proceeding relating to us or the subsidiary guarantors, holders of the notes will participate with trade creditors and all other holders of unsecured indebtedness of ours or the subsidiary guarantors similarly subordinated in the assets remaining after we and the subsidiary guarantors have paid all senior indebtedness. In any of these cases, we and the subsidiary guarantors may not have sufficient funds to pay all of our creditors, and holders of the notes may receive less, ratably, than the holders of senior indebtedness. In such event we and the subsidiary guarantors would not be able to make all principal payments on the notes.

The subordination provisions of the indenture governing the notes will also provide that payments to you under the subsidiary guarantees may be blocked for up to 179 days by holders of designated senior indebtedness if a default other than a payment default exists under such senior indebtedness. During any period in which payments to holders of the notes are blocked in this manner, any amounts received by holders of the notes with respect to the subsidiary guarantees, including as a result of any legal action to enforce the subsidiary guarantees, would be required to be turned over to the holders of senior indebtedness. Because of the existence of the subordination provisions, including the requirement that holders of the notes pay over distributions to holder of senior indebtedness, holders of the notes may receive less ratably than our other unsecured creditors, including trade creditors. See “Description of Notes—Subordination.”

As of March 31, 2004, after giving pro forma effect to the transactions, the notes and the subsidiary guarantees would have ranked junior, on a consolidated basis, to $             million of total debt and $             million of outstanding senior debt (including $             million of lease financing obligations and $             million of capital leases and other debt), and $             million of letters of credit. In addition, as of March 31, 2004, after giving pro forma effect to the transactions, we would have had the ability to borrow up to an additional $             million under the new credit facility (including amounts reserved for letters of credit), which would have ranked senior in right of payment to the notes.

In the event of bankruptcy or insolvency, the notes and guarantees could be adversely affected by principles of equitable subordination or recharacterization.

In the event of bankruptcy, liquidation, reorganization or similar proceedings relating to us or the subsidiary guarantors, a party in interest may seek to subordinate the notes or guarantees to creditors under principles of equitable subordination or to recharacterize the notes as equity which could have the effect of voiding the guarantees. While we believe that any such attempt should fail, we cannot assure you as to the outcome of such proceedings. In the event of a subordination or recharacterization, you may not recover any amounts owing on the notes until all senior claims have been paid. Moreover, in the event of such a recharacterization of the notes as equity, holders of the notes might be required to return any payment made to them while the company was insolvent or if the company was rendered insolvent by the payment, potentially up to six years prior to our bankruptcy. Similarly, if the notes were recharacterized as equity, holders of the notes might be required to return any payment made to them by a subsidiary guarantor in respect of the notes while such subsidiary was insolvent or if such subsidiary was rendered insolvent by the payment, potentially up to six years prior to its bankruptcy. An entity would be considered insolvent for these purposes if at the time of, or due to such payment, the fair saleable value of its assets was less than its debts, including contingent liabilities, it was engaged or about to engage in a business or a transaction for which its remaining assets available to carry on its business constituted unreasonably small capital, or it intended to incur, or believed it would incur, debts beyond its ability to pay as they mature.

The realizable value of our assets upon liquidation may be insufficient to satisfy claims.

As of March 31, 2004, our total assets included intangible assets (principally goodwill with respect to our acquisitions of Taco Cabana and Pollo Tropical and franchise rights relating to our acquisition of Burger King restaurants) in the amount of $209.9 million, representing 44.2% of our total consolidated assets. The value of our proprietary intangible assets will continue to depend significantly upon the continued profitability of our Hispanic Brands. As a result, in the event of a default on the notes or any bankruptcy or dissolution of our company, the realizable value of these assets may be substantially lower and may be insufficient to satisfy the claims of our creditors.

We are a holding company and rely on dividends, interest and other payments, advances and transfers of funds from our subsidiaries to meet our debt service and other obligations.

We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than our Carrols shares, all of which will be pledged to the creditors under the new credit facility that we guarantee. As a result, we will rely on dividends and other payments or distributions from Carrols, and indirectly from the subsidiaries of Carrols, to meet our debt service obligations and enable us to pay dividends. The ability of our direct and indirect subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our direct and indirect subsidiaries incur.

If we defer interest on the notes, you may be owed a substantial amount of deferred interest that will not be due and payable until a later date.

Under the indenture governing the notes, we may, at our election, subject to certain restrictions, defer interest payments on the notes prior to                     , 2009 on one or more occasions for up to an aggregate period of eight quarters. In addition, after                    , 2009, we may, subject to certain restrictions, defer interest payments on the notes on up to four occasions for up to two quarters per occasion, so long as in each case we are not otherwise in default under the indenture. However, we may not defer interest during any period on more than one occasion after                     , 2009 unless and until all previously deferred interest (and interest on deferred interest) has been paid in full. The new credit facility will contain provisions that will require us under certain circumstances to defer interest payments on the notes pursuant to our option under the indenture to defer such payments.

Deferred interest on the notes will bear interest at the same rate per annum as the stated rate of interest applicable to the notes, compounded quarterly, until paid in full. At the end of any interest deferral period, we will be obligated to resume quarterly payments of interest on the notes, including interest on deferred interest. All interest deferred prior to                     , 2009, must be repaid by us on or prior to                     , 2009. All interest deferred after                     , 2009, must be repaid by us on or before maturity. You may be owed a substantial amount of deferred interest that will not be due and payable until such dates. If you sell your EYSs or separate notes during an interest deferral period, you will not receive any payment of deferred interest from us. In addition, we will not be permitted to pay any dividend payments on our common stock until we have paid all of the deferred interest.

Interest on the notes might not be deductible by us for U.S. federal income tax purposes.

As discussed more fully under “Material U.S. Federal Income Tax Consequences,” we believe that the notes issued as part of an EYS should be treated as debt for U.S. federal income tax purposes. However, there is no authority that directly addresses the tax treatment of instruments substantially identical to the EYSs, and our treatment of the notes as debt therefore may be challenged. If the notes were to be treated as equity for U.S. federal income tax purposes, then our interest payments would be recharacterized as non-deductible dividends, which would materially increase our taxable income and, thus, our U.S. federal and applicable state income tax liability. This would reduce our after-tax cash flows and could materially and adversely impact our ability to make interest and dividend payments.

If the notes were treated as equity rather than debt for U.S. federal income tax purposes, payments made to foreign holders would be subject to withholding of U.S. federal income taxes.

Foreign holders could be subject to withholding and estate taxes with regard to the notes in the same manner as they will be with regard to our common stock, and we could be liable for withholding taxes that were not collected on our prior interest payments to foreign holders. Payments to foreign holders would not be grossed-up for any such taxes. For discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

The allocation of the purchase price of the EYSs may not be respected.

The purchase price of each EYS must be allocated for income tax purposes between the share of our Class A common stock and the note in proportion to their respective fair market values at the time of purchase. If our allocation is not respected, it is possible that the notes will be treated as having been issued with OID (if the allocation to the notes were determined to be too high) or amortizable bond premium (if the allocation to the notes were determined to be too low). You generally would have to include any OID in income in advance of the receipt of cash attributable to that income, and would be able to elect to amortize bond premium over the term of the notes. If the notes were to be treated as having been issued with bond premium, then our interest deductions would be correspondingly reduced, and our U.S. federal and applicable state income tax liability increased, which could adversely affect our cash flow available for interest and dividend payments.

The interest rate on the notes might not be viewed as an arm’s length interest rate.

We plan to deduct the interest expense on the notes from taxable income for income tax purposes and to report the full benefit of the income tax deductions in our consolidated financial statements. If the Internal Revenue Service were to determine that the interest rate on the notes exceeds an arm’s length interest rate, any excess amount over arm’s length interest rate would not be deductible and could be recharacterized as a dividend payment instead of an interest payment. The reclassification of interest payments as dividend payments would cause our taxable income and, thus, our U.S. federal income tax liability to be increased, which could adversely affect our cash flows available for interest and dividend payments, and we could be liable for withholding taxes (and interest and possible penalties for failure to withhold) that were not collected on our prior interest payments to foreign holders.

If we subsequently issue notes with significant OID, we may not be able to deduct all of the interest on those notes.

It is possible that notes we issue in a subsequent issuance will be issued at a discount to their face value. If such discount were to cause the notes to have “significant original issue discount,” then the notes would be classified as “applicable high yield discount obligations,” or AHYDOs, and a portion of the OID on the notes could be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income and may adversely affect our cash flow available for interest and dividend payments.

Subsequent issuances of notes may adversely affect your tax treatment.

The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes with OID or after any such issuance, each holder of EYSs or the separate notes, as the case may be, agrees that a portion of such holder’s notes will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued notes held either as part of EYSs or separately, and each holder of existing notes held either as part of EYSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old notes and the newly issued notes. Therefore, subsequent issuances of notes with OID may adversely affect your tax treatment by increasing the OID, if any, that you were previously accruing with respect to the notes, resulting in your having to accrue interest income in advance of receiving the related cash payments.

Following any subsequent issuance of notes with OID (or any issuance of notes thereafter), we and our agents will report any OID on the subsequently issued notes ratably among all holders of EYSs and the separate notes, and each holder of EYSs and the separate notes will, by purchasing EYSs, agree to report OID in a manner consistent with this approach. Therefore, a subsequent issuance of notes with OID may adversely affect your tax treatment by creating OID on notes that you originally purchased without OID, resulting in your having to accrue interest income in advance of receiving the related cash payments. However, the Internal Revenue Service may assert that any OID should be reported only to the persons that initially acquired such subsequently issued notes and their transferees. In such case, the Internal Revenue Service might further assert that, unless a holder can establish that it is not a person that initially acquired such subsequently issued notes or a transferee thereof, all of the notes held by such holder have OID. Any of these assertions by the Internal Revenue Service could create significant uncertainties in the pricing of EYSs and the notes, and could adversely affect the market for EYSs and the notes. For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

Deferral of interest payments would have adverse tax consequences for you and may adversely affect the trading price of the notes.

If we defer interest payments on the notes, holders of the notes will be required to recognize interest income for U.S. federal income tax purposes in respect of interest payments on the notes represented by the EYSs or the separate notes, as the case may be, held by holders of the notes before they receive any cash payment of this interest. See “Material U.S. Federal Income Tax Considerations—Deferral of Interest.” In addition, we will not pay holders of the notes this cash if they sell the EYSs or the separate notes, as the case may be, before the end of any deferral period or before the record date relating to interest payments that are to be paid.

If we defer interest, the selling price of the EYSs or the separate notes might not fully reflect the value of accrued but unpaid interest on the notes. For a discussion of these tax related risks, see “Material U.S. Federal Income Tax Consequences.”

Any OID attributable to you could reduce the amount of principal you could recover from us in a bankruptcy proceeding.

Under New York and federal bankruptcy law, holders of subsequently issued notes having OID may be limited to an amount equal to the sum of (1) the initial offering price for the notes and (2) the portion of the OID that is not deemed to constitute “unmatured interest” for the purposes of the United States Bankruptcy Code. Any OID that was not amortized as of the date of the commencement of a bankruptcy filing would constitute “unmatured interest.” As a result, an automatic exchange that results in a holder receiving a note with OID could have the effect of ultimately reducing the amount such holder can recover from us in the event of an acceleration or bankruptcy.

You will be immediately diluted by $             per share of Class A common stock if you purchase EYSs in this offering.

If you purchase EYSs in this offering, based on the book value of the assets and liabilities reflected on our balance sheet, you will experience an immediate dilution of $             per share of Class A common stock represented by the EYSs which exceeds the entire price allocated to each share of Class A common stock represented by the EYSs in this offering because there will be a net tangible book deficit for each share of Class A common stock outstanding immediately after this offering. Our net tangible book deficiency as of March 31, 2004, after giving pro forma effect to the transactions, would have been approximately $             million, or $             per share of Class A common stock.

Our interest expense may increase significantly and could cause our net income and distributable cash to decline significantly.

The new credit facility will be subject to periodic renewal or must otherwise be refinanced. We may not be able to renew or refinance the new credit facility, or if renewed or refinanced, the renewal or refinancing may occur on less favorable terms. Borrowings under the new credit facility will be made at a floating rate of interest. In the event of an increase in the base reference interest rates, our interest expense will increase and could have a material adverse effect on our ability to make cash dividend payments to our stockholders. Our ability to continue to expand our business will, to a large extent, be dependent upon our ability to borrow funds under the new credit facility and to obtain other third-party financing, including through the sale of EYSs or any other sale of securities. We cannot assure you that such financing will be available to us on favorable terms, if at all.

The indenture governing the notes and the new credit facility will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends.

Although the indenture governing the notes and the new credit facility will have some limitations on our payment of dividends, they will permit us to pay a significant portion of our free cash flow to stockholders in the form of dividends and, following completion of this offering, we intend to pay quarterly dividends. Specifically, the indenture governing the notes will permit us to pay dividends out of our excess cash, as defined in the indenture, as described in detail under “Description of Notes—Certain Covenants—Restricted Payments.” Any amounts paid by us in the form of dividends will not be available in the future to satisfy our obligations under the notes.

Because we will use a significant portion of the proceeds of this offering to purchase shares of common stock from the existing stockholders, we will have less of the proceeds of this offering available to repay our existing debt.

We will use a significant portion of the net proceeds from this offering to purchase shares of our existing common stock (and options to purchase our existing common stock) from the existing stockholders in connection with this offering. As a result of these purchases from the existing stockholders, our total indebtedness will be higher after the offering and we will not have any remaining net proceeds from this offering available to us after the repayment of all outstanding borrowings under the existing credit facility, the repurchase of all of Carrols’ 9 1/2% senior subordinated notes in the tender offer or through a redemption, the payment of bonuses and other payments to management and the payment of related fees and expenses. The lack of any remaining available net proceeds from this offering on a going-forward basis may require us to borrow more money under the new credit facility or seek other sources of capital to repay debt, fund our operations or continue to expand our business.

The notes or the guarantees of the notes by our subsidiaries may not be enforceable.

Under federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the notes or the subsidiary guarantees could be voided, or claims in respect of the notes or the subsidiary guarantees could be subordinated to all other debt of ours or a subsidiary guarantor, as applicable, if, among other things, we or the subsidiary guarantor, at the time that we issued the notes or it assumed the guarantee received less than reasonably equivalent value or fair consideration for issuing the notes or the subsidiary guarantee and, at the time we issued the notes or it issued the guarantee:

•	was insolvent or rendered insolvent by reason of issuing the notes or the guarantees and the application of the proceeds of the notes or the guarantees;

•	was engaged or about to engage in a business or a transaction for which our or such guarantor’s remaining assets available to carry on our or its respective business constituted unreasonably small capital;

•	intended to incur, or believed that we or such guarantor would incur, debts beyond our or such guarantor’s ability to pay the debts as they mature; or

•	was a defendant in an action for money damages, or had a judgment for money damages entered against us or such guarantor if, in either case, after final judgment, the judgment is unsatisfied.

In addition, any payment by us or the subsidiary guarantor pursuant to the notes or the subsidiary guarantees could be voided and required to be returned to us or the guarantor or to a fund for the benefit of the creditors of ours or the guarantor.

The measures of insolvency for the purposes of fraudulent transfer laws vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, an entity would be considered insolvent if, at the time it incurred the debt, or due to the incurrence of such debt:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

We believe that immediately after the issuance of the notes and the guarantees and the application of the proceeds therefrom, we and each of the subsidiary guarantors will be solvent, will have sufficient capital to carry on our respective businesses and will be able to pay our respective debts as they mature. However, we cannot be sure as to what standard a court would apply in making these determinations or that a court would reach the same conclusions with regard to these issues. Regardless of the standard that the court uses, we cannot be sure that the issuance by us of the notes or by the subsidiary guarantors of the subsidiary guarantees would not be voided or that the notes or the subsidiary guarantees would not be subordinated to our or their other debt. If the guarantee of any subsidiary guarantor were voided, the notes would be effectively subordinated to all debt of that subsidiary guarantor.

If interest rates rise, the trading value of the EYSs may decline.

We cannot predict the interest rate environment or guarantee that interest rates will not rise in the future. Should interest rates rise or should the threat of rising interest rates develop, debt markets may be adversely affected. As a result, the trading value of the EYSs or the notes and Class A common stock represented thereby may decline.

There is not an active trading market for EYSs, or securities similar to the EYSs, in the United States.

EYSs are a novel type of security and there is not an active market for EYSs, or securities similar to the EYSs, in the United States. Because of this, investors may be unfamiliar with these new securities and the demand for them may be lower than for securities that have been actively traded for a number of years. We cannot assure you that an active trading market for the EYSs will develop in the future, which may cause the price of the EYSs to fluctuate substantially.

Before this offering, there has not been a public market for the EYSs, shares of our Class A common stock or the notes. The price of the EYSs may fluctuate substantially, which could negatively affect EYS holders.

None of the EYSs, the shares of our Class A common stock or the notes has a public market history. We cannot assure you that an active trading market for the EYSs will develop in the future, and we currently do not expect that an active trading market for the shares of our Class A common stock will develop until the notes are redeemed or mature. If the notes represented by your EYSs are redeemed or mature, the EYSs will automatically separate and you will then hold shares of our Class A common stock. We will not apply to list our shares of Class A common stock for separate trading on the                         or any other stock exchange until the number of shares held separately and not represented by EYSs is sufficient to satisfy applicable requirements for separate trading on such exchange. In addition, the Class A common stock may not be approved for listing at such time. We do not intend to list the notes on any securities exchange. Accordingly, we cannot assure that there will be a market for the notes.

The price of the EYSs or notes may fluctuate substantially, which could negatively affect holders of EYSs or holders of the separate notes.

The initial public offering price of the EYSs will be determined by negotiations among us, the existing stockholders and the underwriters and may not be indicative of the market price of the EYSs after this offering. Factors such as quarterly variations in our financial results, announcements by us or others, developments affecting us, our customers and our suppliers, general interest rate levels and general market volatility could cause the market price of the EYSs to fluctuate significantly.

The limited liquidity of the trading market for the separate notes, may adversely affect the trading price of the separate notes.

We are separately selling $             million aggregate principal amount of notes representing approximately         % of the total outstanding notes, assuming the underwriters exercise their over-allotment option with respect to the EYSs in full. While the separate notes are part of the same series of notes as, and are identical to, the notes represented by the EYSs, at the time of the issuance of the separate notes, the notes represented by the EYSs will not be separable for at least 45 days and will not be separately tradable until separated. As a result, the initial trading market for the separate notes will be very limited. After the holders of the EYSs are permitted to separate their EYSs, a sufficient number of holders of EYSs may not separate their EYSs into shares of our Class A common stock and notes to create a sizable and more liquid trading market for the separate notes. Therefore, a liquid market for the separate notes may not develop or may not develop in a timely manner, which may adversely affect the ability of the holders of the separate notes to sell any of their separate notes and the price at which these holders would be able to sell any of the separate notes.

If the EYSs automatically separate, the limited liquidity of the market for the notes and Class A common stock may adversely affect your ability to sell the notes and Class A common stock.

Although we will use our reasonable efforts to list our Class A common stock for separate trading on the                         under certain circumstances, we may not be successful in listing the Class A common stock due to our inability to meet the listing requirements at such time. The notes represented by the EYSs will not be listed on any stock exchange. Upon separation of the EYSs, no sizable market for the notes and the Class A common stock may ever develop and the liquidity of any trading market for the notes or the Class A common stock that does develop may be limited. As a result, your ability to sell your notes and Class A common stock, and the market price you can obtain, could be adversely affected.

Future sales or the possibility of future sales of a substantial amount of EYSs, shares of our Class A common stock or notes may depress the price of the EYSs and the shares of our Class A common stock and the notes.

Future sales or the availability for sale of substantial amounts of EYSs or shares of our Class A common stock or a significant principal amount of the notes in the public market could adversely affect the prevailing market price of the offered securities and could impair our ability to raise capital through future sales of our securities.

Upon completion of this offering, we will have             EYSs outstanding, in respect of in the aggregate              shares of our Class A common stock and $             million aggregate principal amount of the notes. In addition, we will have outstanding an additional $             million aggregate principal amount of the separate notes. All of the offered securities will be freely tradable without restriction or further registration under the Securities Act, unless, in the case of EYSs, the EYSs and securities represented thereby are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act.

Additionally, upon completion of this offering, the existing financial investors will own an aggregate of                      shares of our Class B common stock, representing approximately         % of our outstanding capital stock, and the other existing stockholders will own an aggregate of                      shares of our Class B common stock, representing approximately             % of our outstanding capital stock.

The holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain restrictions. These EYSs or shares of Class A common stock could be sold pursuant to an underwritten or other registered offering under a registration rights agreement with us. Such sales could cause a decline in the market price of the EYSs.

We may issue shares of our Class A common stock and/or notes, which may be in the form of EYSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our Class A common stock and the aggregate principal amount of notes, which may be in the form of EYSs, or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those EYSs, shares of our Class A common stock, notes or other securities in connection with any such acquisitions and investments.

If we defer interest payments on the notes, the trading price of the EYSs or notes may be adversely affected.

Subject to certain limitations, we have the option to defer interest payments on the notes for certain periods pursuant to the terms of the indenture governing the notes. In addition, the new credit facility will contain provisions that will require us under certain circumstances to defer interest payments on the notes pursuant to our option under the indenture to defer such payments. If we defer interest payments on the notes, holders of the notes will continue to accrue, but will not be paid, interest. In addition, we will not be permitted to pay, and you will not receive, any dividend payments on the shares of our Class A common stock until we have paid all the deferred interest. Therefore, if we defer interest payments and we have stopped paying dividends on the Class A common stock during the same period, the EYSs and the notes may trade at prices that do not fully reflect the value of any accrued but unpaid interest on the notes and, in the case of the EYSs, will most likely trade at lower prices because no dividends will be paid on the Class A common stock during such period. This deferral feature and dividend restrictions may mean that the market prices for the EYS and the notes may be more volatile than other securities that do not have such deferral features.

Our amended and restated certificate of incorporation and amended and restated by-laws and several other factors could limit another party’s ability to acquire us and deprive our investors of the opportunity to obtain a takeover premium for their securities.

Our amended and restated certificate of incorporation and amended and restated by-laws will contain certain provisions that may make it difficult for another company to acquire us and for you to receive any related takeover premium for your securities. For example, our amended and restated certificate of incorporation will authorize the issuance of preferred stock without stockholder approval and upon such terms as the board of directors may determine. The rights of the holders of shares of our common stock will be subject to, and may be adversely affected by, the rights of holders of any class or series of preferred stock that may be issued in the future. We will also have a classified board of directors. We are also subject to Section 203 of the Delaware General Corporation Law, which prohibits us from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner.

Risks Relating to the Restaurant Industry and our Business

Intense competition in the restaurant industry could make it more difficult to expand our business and could also have a negative impact on our sales if customers favor our competitors or we are forced to change our pricing and other marketing strategies.

The restaurant industry is highly competitive. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low and medium-priced fare. We also compete with convenience stores, delicatessens and food counters in grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared food.

Our Taco Cabana restaurants, although part of the quick-casual segment of the restaurant industry, compete with quick-service operators, including those in the quick-service Mexican segment such as Taco Bell, other quick-casual operators and traditional casual dining Mexican restaurants. In addition to quick-service hamburger restaurant chains as well as other types of quick-service restaurants, Pollo Tropical’s competitors include national and regional chicken-based concepts, such as Boston Market and Kentucky Fried Chicken (KFC), and regional grilled chicken concepts.

With respect to our Burger King restaurants, our largest competitors are McDonald’s and Wendy’s restaurants. According to publicly available information, McDonald’s restaurants had aggregate U.S. system wide sales of $22.1 billion for the year ended December 31, 2003 and operated 13,600 restaurants in the United States at that date, and Wendy’s restaurants had aggregate system wide sales of $7.4 billion for the year ended December 31, 2003 and operated 5,761 restaurants in the United States at that date.

To remain competitive, we, as well as certain of the other major quick-casual and quick-service restaurant chains, have increasingly offered selected food items and combination meals at discounted prices. These changes in pricing and other marketing strategies have had, and in the future may continue to have, a negative impact on our sales and earnings.

Additionally, we may encounter difficulties growing beyond our presence in our existing core markets. We cannot assure you that we will be able to successfully grow our market presence beyond the current key regions within our existing markets, as we may encounter well-established competitors in new areas. In addition, we may be unable to find attractive locations or successfully market our products as we expand beyond our existing core markets, as the competitive circumstances and consumer characteristics in these new areas may differ substantially from those in areas in which we currently operate. As a result of the foregoing, we cannot assure you that we will be able to successfully integrate or profitably operate new company-operated restaurants outside our core markets.

Factors specific to the quick-casual and quick-service restaurant segments may adversely affect our results of operations, which may cause a decrease in earnings and revenues.

The quick-casual and quick-service restaurant segments are highly competitive and can be materially affected by many factors, including:

•	changes in local, regional or national economic conditions;

•	changes in demographic trends;

•	changes in consumer tastes;

•	changes in traffic patterns;

•	consumer concerns about nutrition;

•	increases in the number of, and particular locations of, competing restaurants;

•	inflation;

•	increases in utility costs;

•	increases in the cost of food, such as beef and chicken, and packaging;

•	increased labor costs, including healthcare and minimum wage requirements;

•	regional weather conditions; and

•	the availability of experienced management and hourly-paid employees.

We are highly dependent on the Burger King system and our ability to renew our franchises with Burger King Corporation. The failure to renew our franchises or Burger King’s failure to effectively compete could materially reduce our results of operations.

Due to the nature of franchising and Carrols’ agreements with BKC, our success is, to a large extent, directly related to the success of the nationwide Burger King system. In turn, the ability of the nationwide Burger King system to compete effectively depends upon the success of the management of the Burger King system by BKC and the success of its advertising programs. We cannot assure you that Burger King will be able to compete effectively with other quick-service restaurants.

Under our franchise agreements with BKC, we are required to comply with operational programs established by BKC. For example our franchise agreements with BKC require that our restaurants comply with specified design criteria. In addition, BKC has the right to require us during the tenth year of a franchise agreement to remodel our restaurants to conform with the then-current image of Burger King. In addition, although not required, we may not be able to avoid adopting menu price discount promotions instituted by BKC which may be unprofitable.

BKC’s consent is required for us to expand and acquire additional Burger King restaurants. BKC has a right of first refusal to acquire existing Burger King restaurants which we may seek to acquire. We cannot assure you that BKC will continue to consent to our acquisitions of existing Burger King restaurants in the future or that it would not exercise its right of first refusal with regard to restaurants we seek to acquire. In addition, BKC must consent to renew our franchise agreements when they expire. Our franchise agreements with BKC typically have 20-year terms and are set to expire as follows:

•	five of our franchise agreements with BKC are due to expire in 2004;

•	24 of our franchise agreements with BKC are due to expire in 2005; and

•	an additional 17 of our franchise agreements with BKC are due to expire in 2006.

We cannot assure you that BKC will grant each of our requests for successor franchise agreements. In addition, we may be obligated to make capital improvements to particular restaurants to bring them up to Burger King current design standards in connection with obtaining successor franchise agreements and thus incur substantial costs.

In addition, Carrols’ franchise agreements with BKC do not give us exclusive rights to operate Burger King restaurants in any defined territory. Although we believe that BKC generally seeks to ensure that newly granted franchises do not materially adversely affect the operations of existing Burger King restaurants, we cannot assure you that a franchise given by BKC to a third party will not adversely affect any single Burger King restaurant that we operate.

We may incur significant liability or reputational harm if claims are brought against us.

We may be subject to complaints, regulatory proceedings or litigation from guests or other persons alleging food-related illness, injuries suffered in our premises or other food quality, health or operational concerns, including environmental claims. A significant judgment against us could have a material adverse effect on our financial performance. Adverse publicity resulting from such allegations or alleged discrimination or other operating issues stemming from one of our locations or a limited number of our locations could adversely affect our business, regardless of whether the allegations are true, or whether we are ultimately held liable. For example, on November 16, 1998, the Equal Employment Opportunity Commission filed a complaint alleging that Carrols has engaged in a pattern and practice of unlawful discrimination, harassment and retaliation against former and current female employees. It is not possible to predict what adverse impact, if any, this case could have on our financial condition or results of operations and cash flows. While our evaluation of the complaint continues, this case and any future cases which may be filed against us could materially adversely affect us if we lose such cases and have to pay substantial damages or if we settle such cases. In addition, this case and any future cases may materially and adversely affect our operations by increasing our litigation costs and insurance premiums and diverting our attention and resources to address such actions. See “Business—Legal Proceedings.”

We can be adversely affected by widespread negative publicity regarding food quality, illness, injury or other health concerns.

Negative publicity about food quality, illness, injury or other health concerns (including health implications of obesity and transfatty acids) or alleged discrimination or other operating issues stemming from one location or a limited number of locations could substantially affect us, regardless of whether they pertain to our own restaurants. For example, health concerns about the consumption of beef or chicken or by specific events such as the outbreak of Bovine Spongiform Encephalopathy (mad cow disease) or Avian Influenza (bird flu) could lead to changes in consumer preferences, reduce consumption of our products and adversely affect our financial performance. Similarly these events could reduce the available supply of beef or chicken or significantly raise the price of beef or chicken.

Changes in consumer taste could negatively impact our business.

We obtain a significant portion of our revenues from the sale of hamburgers, chicken, various types of sandwiches, Mexican and other ethnic foods. The quick-casual and quick-service restaurant segments are characterized by the frequent introduction of new products, often accompanied by substantial promotional campaigns. In recent years, numerous companies in the quick-casual and quick-service restaurant segments have introduced products positioned to capitalize on the growing consumer preference for food products that are, or are perceived to be, healthy, nutritious, low in calories and low in fat content. If we do not timely capitalize on a new product, we may not receive the full benefits of a consumer shift toward that product or products. In addition, any significant event that adversely affects consumption of our products, such as cost, changing tastes or health concerns, could adversely affect our financial performance.

If a significant disruption in service or supply by any of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on our business.

Our financial performance is dependent on our continuing ability to offer fresh, premium quality food at competitive prices. If a significant disruption in service or supply by any of our suppliers or distributors were to occur, it could create disruptions in the operations of our restaurants, which could have a material adverse effect on us.

For our Taco Cabana and Pollo Tropical restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies. Taco Cabana and Pollo Tropical restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. For our Taco Cabana restaurants, SYGMA Network, Inc. serves as our primary distributor of food and beverage products and supplies. For our Pollo Tropical restaurants, Henry Lee, a division of Gordon Food Service, serves as our primary distributor of food and paper products. We rely on our suppliers and distributors and if any of them is unable to service us, this could lead to a material disruption in service or supply until new suppliers or distributors are engaged.

If labor costs increase, we may not be able to make a corresponding increase in our revenues and our profitability may decline.

Wage rates for a substantial number of our employees are at or slightly above the minimum wage. As federal and/or state minimum wage rates increase, we may need to increase not only the wage rates of our minimum wage employees but also the wages paid to the employees at wage rates which are above the minimum wage, which will increase our costs and adversely affect our results of operations.

The efficiency and quality of our competitors’ advertising and promotional programs could have a material adverse effect on our results of operations and financial condition.

Should our competitors increase spending on advertising and promotion, should the cost of television or radio advertising increase, should our advertising funds materially decrease for any reason, or should our advertising and promotion be less effective than our competitors’, there could be a material adverse effect on our results of operations and financial condition.

Newly acquired or developed restaurants may not perform as we expect and we cannot assure you that our growth and development plans will be achieved.

Part of our growth strategy is to develop additional Taco Cabana and Pollo Tropical restaurants both within and outside our core markets and to selectively acquire and develop additional Burger King restaurants. Development involves substantial risks, including the following:

•	the inability to obtain or self-fund development financing;

•	development costs that exceed budgeted amounts;

•	delays in completion of construction;

•	the inability to obtain all necessary zoning and construction permits;

•	the inability to identify, or the unavailability of, suitable sites on acceptable leasing or purchase terms;

•	developed restaurants that do not achieve desired revenue or cash flow levels once opened;

•	incurring substantial unrecoverable costs in the event a development project is abandoned prior to completion;

•	the inability to recruit, train and retain managers and other employees necessary to staff each new restaurant;

•	changes in governmental rules, regulations and interpretations; and

•	changes in general economic and business conditions.

We cannot assure you that our growth and development plans can be achieved. Our development plans will require additional management, operational and financial resources. For example, we will be required to recruit and train managers and other personnel for each new restaurant. We cannot assure you that we will be able to manage our expanding operations effectively and our failure to do so could adversely affect our results of operations.

Our business is regional and we therefore face risks related to reliance on certain markets.

Ninety-five percent of our Taco Cabana restaurants are located in Texas, all of our owned and operated Pollo Tropical restaurants are located in Florida, and 65% of our Burger King restaurants are located in New York and Ohio. Therefore, the economic conditions, state and local government regulations, weather conditions affecting Florida, Texas, New York and Ohio and the tourism industry affecting Florida may have a material impact on the success of our restaurants in those locations. For example, the events of September 11, 2001 had a significant negative impact on tourism in Florida, which adversely impacted the revenues and operating results at our Pollo Tropical restaurants.

We cannot assure you that the current locations of our existing restaurants will continue to be economically viable or that additional locations will be acquired at reasonable costs.

The location of our restaurants has significant influence on their success. We cannot assure you that current locations will continue to be economically viable or that additional locations can be acquired at reasonable costs. In addition, economic conditions where restaurants are located could decline in the future, which could result in potentially reduced sales in those locations. We cannot assure you that new sites will be as profitable as existing sites.

If the sale/leaseback market requires significantly higher yields, we may not enter into sale/leaseback transactions and as a result would not receive the related net proceeds.

From time to time, we sell our restaurant properties in sale/leaseback transactions. We historically have used, and intend to use, the net proceeds from such transactions to reduce outstanding debt and fund future capital expenditures for new restaurant development. However, the sale/leaseback market may cease to be a reliable source of additional cash flows for us in the future if capitalization rates become less attractive or other unfavorable market conditions develop. For example, should the sale/leaseback market require significantly higher yields, we may not enter into sale/leaseback transactions, which could adversely affect our ability to reduce outstanding debt and fund new capital expenditures for future restaurant development.

The loss of the services of our senior executives could have a material adverse effect on our business, financial condition or results of operations.

Our success depends to a large extent upon the continued services of our senior management, including Alan Vituli, Chairman of the Board and Chief Executive Officer, and Daniel T. Accordino, President and Chief Operating Officer, who have substantial experience in the restaurant industry. Our current employment agreements with Mr. Vituli and Mr. Accordino expire on September 30, 2004. In connection with this offering, we intend to enter into new employment agreements with Messrs. Vituli and Accordino. We believe that it would be extremely difficult to replace Messrs. Vituli and Accordino with individuals having comparable experience. Consequently, the loss of the services of Mr. Vituli or Mr. Accordino could have a material adverse effect on our business, financial condition or results of operations.

Government regulation could adversely affect our financial condition and results of operations.

We are subject to extensive laws and regulations relating to the development and operation of restaurants, including regulations relating to the following:

•	zoning;

•	the preparation and sale of food;

•	liquor licenses which allow us to serve alcoholic beverages at our Taco Cabana restaurants;

•	employer/employee relationships, including minimum wage requirements, overtime, working and safety conditions, and citizenship requirements;

•	federal and state laws that prohibit discrimination and laws regulating design and operation of facilities, such as the Americans With Disabilities Act of 1990; and

•	federal and state regulations governing the operations of franchises, including rules promulgated by the Federal Trade Commission.

In the event that legislation having a negative impact on our business is adopted, you should be aware that it could have a material adverse impact on us. For example, substantial increases in the minimum wage could adversely affect our financial condition and results of operations. Local zoning or building codes or regulations can cause substantial delays in our ability to build and open new restaurants.

If one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron.

We serve alcoholic beverages at our Taco Cabana restaurants and are subject to the “dram-shop” statutes of the jurisdictions in which we serve alcoholic beverages. “Dram-shop” statutes generally provide that serving alcohol to an intoxicated or minor patron is a violation of the law.

In most jurisdictions, if one of our employees sells alcoholic beverages to an intoxicated or minor patron, we may be liable to third parties for the acts of the patron. We cannot guarantee that those patrons will not be served or that we will not be subject to liability for their acts. Our liquor liability insurance coverage may not be adequate to cover any potential liability and insurance may not continue to be available on commercially acceptable terms or at all, or we may face increased deductibles on such insurance. Any increase in the number or size of “dram-shop” claims could have a material adverse effect on us through the costs of: defending against such claims; paying deductibles and increased insurance premium amounts; implementing improved training and heightened control procedures for our employees; and paying any damages or settlements on such claims.

Federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials could expose us to liabilities, which could adversely affect our results of operations.

We are subject to a variety of federal, state and local environmental regulations relating to the use, storage, discharge, emission and disposal of hazardous materials. We own and lease numerous parcels of real estate on which our restaurants are located.

Failure to comply with environmental laws could result in the imposition of severe penalties or restrictions on operations by governmental agencies or courts of law which could adversely affect operations. Also, in the event of the determination of contamination on properties owned or operated by us, we can be held liable for severe penalties and costs of remediation. These penalties could adversely affect operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements which constitute forward-looking statements including, without limitation, the statements under “Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” The words “believes,” “anticipates,” “plans,” “expects,” “intends,” “estimates,” “projects” and similar expressions are intended to identify forward-looking statements. Those statements include statements regarding our intent, belief or current expectations. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements. We believe important factors that could cause actual results to differ materially from our expectations include the following:

•	competitive conditions;

•	economic and regulatory factors;

•	environmental conditions and regulations;

•	general economic conditions, particularly at the retail level;

•	weather conditions;

•	significant disruptions in service or supply by any of our suppliers or distributors;

•	labor and employment benefit costs;

•	the outcome of pending or yet-to-be instituted legal proceedings;

•	our ability to manage our growth and successfully implement our business strategy;

•	the risks associated with the expansion of our business;

•	general risks associated with food service industry;

•	our inability to integrate any businesses we acquire;

•	our borrowing costs and credit ratings, which may be influenced by the credit ratings of our competitors;

•	the availability and terms of necessary or desirable financing or refinancing and other risks and uncertainties;

•	the risk of events similar to those of September 11, 2001 or an outbreak or escalation of any insurrection or armed conflict involving the United States or any other national or international calamity;

•	factors that affect the food industry generally, including recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products, as well as recent publicity concerning the health implications of obesity and transfatty acids; and

•	other factors discussed under “Risk Factors” or elsewhere in this prospectus.

Developments in any of these areas, which are more fully described elsewhere in this prospectus and which descriptions are incorporated into this section by reference, could cause our results to differ materially from results that have been or may be projected by or on our behalf.

All forward-looking statements included in this prospectus are based on information available to us on the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus.

We caution that the foregoing list of important factors is not exclusive. We urge you not to unduly rely on forward-looking statements contained in this prospectus.

THE TRANSACTIONS

In connection with this offering, we will effect the transactions described below. For additional information concerning the transactions, see “Use of Proceeds,” “Description of Other Indebtedness” and “Capitalization.”

Internal Corporate Transactions.    Prior to the commencement of this offering, we will amend our current certificate of incorporation and long-term incentive plans to provide for a single class of authorized common stock and to convert all outstanding stock options to purchase each of Carrols Holdings’ Taco Cabana class of common stock and Carrols Holdings’ Pollo Tropical class of common stock into options to purchase only Carrols Holdings’ Carrols class of common stock.

Concurrently with the closing of this offering, we will repurchase an aggregate of             shares of our existing common stock from the existing financial investors for $             million, which we will purchase with a portion of the proceeds of this offering. In addition, we will repurchase             shares of our existing common stock from certain of our directors and officers and options to purchase             shares of our existing common stock from certain of our directors, officers and current and former key employees for $             million.

In connection with this offering, we will reclassify our existing common stock into two classes of common stock: Class A common stock and Class B common stock. The shares of our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be reclassified into shares of Class B common stock. Options to purchase our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be exchanged for restricted shares of our Class B common stock to be issued under a newly-adopted restricted stock plan.

Following the completion of our internal corporate transactions and upon the consummation of the other transactions, we anticipate that the existing financial investors will own an aggregate of              shares of our outstanding Class B common stock, representing approximately         % of our outstanding capital stock, or an aggregate of              shares representing approximately         % of our outstanding capital stock, if the underwriters’ over-allotment option with respect to the EYSs is exercised in full. In addition, we anticipate that the other existing stockholders will own an aggregate of             shares of our outstanding Class B common stock, representing approximately            % of our outstanding capital stock, or an aggregate of              shares, representing approximately            % of our outstanding capital stock, if the underwriters’ over-allotment option with respect to the EYSs is exercised in full.

The holders of our Class B common stock will have certain rights to exchange their Class B common stock for EYSs or shares of Class A common stock. For a complete description of this exchange right and the terms of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

New Credit Facility.    Concurrently with the closing of this offering, Carrols will repay all outstanding borrowings due to the current lenders under the existing credit facility (including $             million aggregate principal amount of term loan borrowings and all outstanding revolving credit borrowings ($             million) as of                     ), plus accrued and unpaid interest. The terms of the existing credit facility allow us to prepay loans without premium or penalty. The existing credit facility will be amended and restated in connection with this offering with a new syndicate of lenders, including Lehman Brothers as lead arranger and bookrunner. The new credit facility will be comprised of a secured revolving credit facility in a total principal amount of up to $             million (including amounts reserved for letters of credit) and a term loan facility consisting of senior secured notes in an aggregate principal amount of $             million. A portion of the new credit facility ($             million) will be reserved to fund capital expenditures for new restaurant development. While the new credit facility will permit us to pay dividends on the shares of our Class A common stock and Class B common stock and interest to holders of the notes, it will contain significant restrictions on our ability to do so, and on our subsidiaries’ ability to make dividend and interest payments to us. The revolving credit facility will have a             -year maturity and the term loan facility will have a             -year maturity.

Tender Offer and Consent Solicitation.    In connection with this offering, we will commence a tender offer and consent solicitation with respect to all of Carrols’ 9 1/2% senior subordinated notes for an expected total consideration of $             million. As of March 31, 2004, $170 million aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes were outstanding. The closing of this offering will be conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes outstanding in order to delete the restrictive covenants contained in the indenture governing those notes, and the consummation of the tender offer and consent solicitation will be conditioned upon the closing of this offering. Holders that provide consents will be obligated to tender and holders who tender will be obligated to consent. After we receive the required consents, we intend to enter into a supplemental indenture to remove the restrictive covenants contained in the indenture to facilitate this offering. We cannot assure you that the tender offer and consent solicitation will be consummated on the terms described above. If any notes are not tendered pursuant to the tender offer, we intend to redeem such outstanding notes. The notes are redeemable at our option on or after December 1, 2003 at a price of 104.75% of the principal amount if redeemed before December 1, 2004. We will use a portion of the net proceeds from this offering and borrowings under the new credit facility to pay for Carrols’ 9 1/2% senior subordinated notes accepted for purchase in the tender offer and consent solicitation or redeemed after this offering.

USE OF PROCEEDS

Assuming an initial public offering price of $             per EYS, which represents the midpoint of the range set forth on the cover page of this prospectus, and 100% of the stated principal amount of each separate note, we estimate that we will receive aggregate net proceeds of $             million from this offering of EYSs and separate notes, after deducting underwriting discounts, commissions and other estimated transaction expenses. We will use these net proceeds, together with $             million of borrowings under the new credit facility as follows:

•	$ million to repurchase shares of our existing common stock (and options to purchase shares of our existing common stock) from the existing stockholders, including certain members of management;

•	$ million to repay all outstanding borrowings under the existing credit facility;

•	$ million to repurchase all of Carrols’ 9 1/2% senior subordinated notes in the tender offer or through a redemption;

•	$ million to pay bonuses and other payments to certain members of management upon the completion of this offering; and

•	$ million to pay related fees and expenses.

If the underwriters exercise their over-allotment option to purchase additional EYSs in full, we will use all of the net proceeds we receive from the sale of additional EYSs under the over-allotment option ($             million) to repurchase             shares of our existing common stock (and options to purchase                  shares of our existing common stock) held by certain of the existing stockholders including certain members of management.

The existing credit facility consists of a $50 million revolving credit facility (including a standby letter of credit facility for up to $20 million), a $70 million term loan A facility and an $80 million term loan B facility. There were no outstanding borrowings as of March 31, 2004 under the revolving credit facility. As of March 31, 2004, $37.1 million principal amount was outstanding under the term loan A facility and $74.1 million principal amount was outstanding under the term loan B facility. The weighted average interest rate on outstanding borrowings under the existing credit facility as of March 31, 2004 was 4.8%. The revolving credit facility and the term loan A facility expire on December 31, 2005. The term loan B facility expires on December 31, 2007.

Carrols also has $170 million aggregate principal amount outstanding of unsecured Carrols’ 9 1/2% senior subordinated notes due 2008.

The table below sets forth our estimate of the sources and uses of funds required to effect the transactions, assuming they all occurred as of                     , 2004.

Total Sources and Uses of Funds

(Dollars in thousands)

Sources of Funds:
New credit facility (1)	$
EYSs offered hereby
Separate notes offered hereby

Total Sources of Funds	$

Uses of Funds:
Repurchases of equity from existing stockholders (2)	$
Repayment of the existing credit facility (3)
Repurchase of Carrols’ 9½% senior subordinated notes (4)
Management payments (5)
Related fees and expenses

Total Uses of Funds	$

(1)	The new credit facility will consist of a $ million term loan facility and a $ million revolving facility.
(2)	Represents our purchase from the existing stockholders of a total of shares of our existing common stock (and options to purchase shares of our existing common stock).
(3)	Represents all outstanding borrowings under the existing credit facility.
(4)	The notes bear interest at a rate of 9½% and mature on December 1, 2008. Includes tender premium and consent fees to be paid to holders of such outstanding notes.
(5)	Consists of an aggregate of approximately $ in bonuses and other payments payable to certain members of management upon the completion of this offering.

DIVIDEND POLICY

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any lawfully available cash for distribution to the holders of our common stock, and subject to applicable law, as described below, and the terms of the new credit facility, the indenture governing the notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock. The initial dividend rate is expected to be equal to $             per share of Class A common stock and Class B common stock per annum, in each case subject to adjustment. We will pay these dividends on or about the         day of each             ,              ,              and             , to holders of record on the         day or, if such day is not a business day, on the immediately preceding business day of such month.

If we have any remaining cash after the payment of dividends as contemplated above, our board of directors will, in its sole discretion, decide to use that cash to fund working capital, capital expenditures or acquisitions, repay indebtedness, pay additional dividends or for general corporate purposes.

The indenture governing the notes will restrict our ability to declare and pay dividends on our common stock as follows:

•	we may not pay dividends or other restricted payments if such payments will exceed our excess cash, as defined in the indenture, minus the sum of all prior dividends and other payments that are restricted by the indenture, in addition to certain other exceptions;

•	we may not pay dividends while interest on the notes is being deferred or, after the end of any interest deferral, so long as any deferred interest has not been paid in full; and

•	we may not pay any dividends if a default or event of default under the indenture has occurred and is continuing.

The new credit facility will restrict our ability to declare and pay dividends on our common stock. See “Description of Other Indebtedness—New Credit Facility” for a description of this dividend restriction.

Our board of directors may, in its discretion, amend or repeal this dividend policy. Our board of directors may decrease the level of dividends provided for in this dividend policy or discontinue entirely the payment of dividends.

We are a holding company and conduct all of our operations through our subsidiaries and currently have no significant assets other than our Carrols shares, all of which will be pledged as collateral to the creditors under the new credit facility that we guarantee. As a result, we will rely on dividends and other payments or distributions from Carrols and, indirectly, from the subsidiaries of Carrols, to meet our debt service obligations and enable us to pay dividends. The ability of our direct and indirect subsidiaries to pay dividends or make other payments or distributions to us will depend on their respective operating results and may be restricted by, among other things, the laws of their jurisdiction of organization (which may limit the amount of funds available for the payment of dividends), agreements of those subsidiaries, the terms of the new credit facility and the covenants of any future outstanding indebtedness we or our direct and indirect subsidiaries incur.

Future dividends with respect to shares of our capital stock, if any, will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and other factors that our board of directors may deem relevant. Under Delaware law, our board of directors may declare dividends only to the extent of our “surplus” (which is defined as total assets at fair market value minus total liabilities and minus statutory capital), or if there is no surplus, out of our net profits for the then current and/or immediately preceding fiscal years.

We have not paid dividends in the past five years.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2004:

•	on an actual basis;

•	on an adjusted basis as if the transactions contemplated in this prospectus (including our internal corporate transactions) had occurred on that date, assuming no exercise of the underwriters’ over-allotment option to purchase additional EYSs; and

•	as further adjusted assuming full exercise of the underwriters’ over-allotment option to purchase additional EYSs.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Use of Proceeds,” the consolidated financial statements and the notes to those statements included elsewhere in this prospectus, and the financial data set forth under “Selected Historical Financial Data.”

	As of March 31, 2004
	Actual	Adjustments	As Adjusted Assuming No Exercise of Underwriters’ Over- Allotment Option	Adjustments	As Further Adjusted Assuming Full Exercise of the Underwriters’ Over- Allotment Option
	(Dollars in thousands, except per share data)
Cash and cash equivalents	$3,148

Debt, including current portion:
Existing credit facility	111,125
Carrols’ 9 1/2% senior subordinated notes	170,000
Lease financing obligations, including current portion	84,141
Capital leases and other debt	1,528
Notes offered hereby	—
New credit facility	—

Total long-term debt	366,794

Stockholders’ equity:
Preferred stock, par value $0.01; authorized 100,000 shares, issued and outstanding—none	—
Non-voting common stock, par value $0.01; authorized 4,000,000 shares, issued and outstanding—none	—
Voting common stock, par value $0.01; authorized 3,000,000 shares, issued and outstanding 1,144,144 shares	11
Class A common stock, par value $0.01; authorized shares, issued and outstanding shares	—
Class B common stock, par value $0.01; authorized shares, issued and outstanding shares	—
Additional paid-in capital	32,042
Accumulated deficit	(10,718)

Total stockholders’ equity	21,335

Total capitalization	$388,129

DILUTION

Dilution is the amount by which:

•	the portion of the offering price paid by the purchasers of the EYSs to be sold in the offering that is allocated to our shares of Class A common stock represented by the EYSs, exceeds

•	the net tangible book value or deficiency per share of our common stock after the offering.

Net tangible book value or deficiency per share of our Class A common stock is determined at any date by subtracting our total liabilities from our total assets less our intangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book deficiency as of March 31, 2004 was $             million, or $             per share of common stock. After giving effect to our receipt and intended use of approximately $             million of estimated net proceeds (after deducting estimated underwriting discounts and commissions and transaction expenses) from our sale of EYSs and separate notes in this offering (including the repurchase for $             million, or $             million if the underwriters exercise their over-allotment option with respect to the EYSs in full, of our existing common stock (and options to purchase              shares of our existing common stock) from certain of the existing stockholders), our pro forma as adjusted net tangible book deficiency as of March 31, 2004 would have been $             million, or $             per share of common stock. This represents an immediate increase in net tangible book value of $             per share of our common stock to the existing stockholders and an immediate dilution of $             per share of our common stock to new investors purchasing Class A common stock represented by the EYSs in this offering.

The following table illustrates this substantial and immediate dilution to new investors:

	Per Share of Class A Common Stock	Per Share of Class A Common Stock Assuming Full Exercise of the Over-Allotment Option
Portion of the initial public offering price of $ per EYS allocated to one share of Class A common stock
Net tangible book value (deficiency) per share as of March 31, 2004
Increase per share attributable to cash payments made by investors in this offering
Net tangible book value (deficiency) as adjusted after this offering
Dilution in net tangible book value per share to new investors

The following table sets forth on a pro forma basis as of March 31, 2004, assuming no exercise of the underwriters’ over-allotment option with respect to the EYSs:

•	the total number of shares of our Class A common stock represented by EYSs and of Class B common stock to be outstanding following the consummation of the transactions;

•	the total consideration paid by the existing stockholders and to be paid by the new investors purchasing EYSs in this offering; and

•	the average price per share of common stock paid by the existing stockholders (cash and stock) and to be paid by new investors purchasing EYSs in this offering:

	Shares of Common Stock Purchased		Total Consideration		Average Price Per Share of Common Stock
	Number	Percent	Amount	Percent
(in thousands)
Existing stockholders		%	$	%	$
Class B common stock
New investors
Class A common stock
Total

SELECTED HISTORICAL FINANCIAL DATA

Restatement

We restated our financial statements, including applicable footnotes, for periods ended prior to December 31, 2003 to report real estate transactions for 86 restaurants consummated during 1991 to 2000 as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions.

The restatement was due to lease provisions in certain of our sale/leaseback transactions, which in our opinion have minimal commercial impact upon the relevant terms of the leases. Had we been aware of the potential impact of these provisions upon our financial statements, we believe that both we and the respective lessors would have agreed to exclude those provisions from each lease without affecting any of the material terms of such leases. We may amend these leases in the future to address these provisions and to qualify them for treatment as operating leases as originally intended. However, we cannot assure you as to when or whether any or all of such leases will be amended.

The impact of the restatement was to record on our balance sheets the property and equipment of the restaurants subject to these transactions and record the proceeds from these transactions (including the gains previously deferred) as a form of debt financing. The restatement also impacted our financial results by increasing the depreciation expense for the property and equipment subject to these transactions and recharacterizing the lease payments previously accounted for as rent expense for these restaurants as principal repayments and interest expense. The restatement had no impact on our liquidity and net cash flow. In addition, there was no impact on sale/leaseback transactions that were consummated in 2002 and 2003.

As a result of the restatement, we were in default related to certain required financial leverage ratios and other covenants under the existing credit facility. We obtained a waiver from our senior secured lenders of any prior non-compliance and defaults resulting from the restatement. In addition, the existing credit facility was amended to exclude all adjustments resulting from this restatement on our financial covenant requirements and to treat on a prospective basis the specified leases as if no restatement or recharacterization had occurred.

The following summary of selected financial data has been revised to reflect this restatement. See Note 2 to the consolidated financial statements included elsewhere in this prospectus for the restatement adjustments for the years ended 2001 and 2002 and the three months ended March 31, 2003.

Selected Financial Data

The following table sets forth our selected consolidated financial data derived from our audited consolidated financial statements for each of the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003, of which the consolidated financial statements for fiscal 2001, 2002 and 2003 are included elsewhere in this prospectus. The selected historical consolidated financial data for the three months ended March 31, 2003 and 2004 have been derived from our unaudited consolidated financial statements for those periods. The unaudited consolidated financial statements for the three months ended March 31, 2003 and 2004 include all adjustments, consisting of normal recurring adjustments, which, in our opinion, are necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the three months ended March 31, 2003 and 2004 are not necessarily indicative of the results to be expected for the full year.

The information in the following table should be read together with our consolidated financial statements as of December 31, 2002 and 2003, for the years ended December 31, 2001, 2002 and 2003, as of March 31, 2004, and for the three months ended March 31, 2003 and 2004 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” all as included elsewhere in this prospectus. The amounts in the following table reflect rounding adjustments.

Our acquisition of Taco Cabana was completed in late 2000 and, as a result, our financial data as of and for the year ended December 31, 2000 include the results of operations for Taco Cabana since December 20, 2000.

Year Ended December 31,	Three Months Ended March 31,
(Restated) 1999 (1)	(Restated) 2000 (1)	(Restated) 2001 (1)	(Restated) 2002	2003	(Restated) 2003	2004
Statements of Operations Data:	(Dollars in thousands, except per share data)
Revenues:
Restaurant sales	$455,440	$465,862	$654,710	$655,545	$643,579	$151,902	$156,545
Franchise royalty revenues and fees	1,039	1,039	1,579	1,482	1,406	338	355

Total revenues	456,479	466,901	656,289	657,027	644,985	152,240	156,900

Costs and expenses:
Cost of sales	137,279	132,646	189,947	183,976	181,182	42,434	43,681
Restaurant wages and related expenses	134,125	135,787	192,918	196,258	194,315	47,044	47,851
Restaurant rent expense	24,267	24,187	31,207	30,494	31,383	7,818	8,564
Other restaurant operating expenses	59,716	61,500	86,435	87,335	89,880	21,363	21,890
Advertising expense	20,618	20,554	28,830	28,041	27,351	7,269	5,827
General and administrative	23,102	26,403	35,393	36,610	37,135	9,281	9,761
Depreciation and amortization	26,499	31,815	47,966	44,051	47,253	10,885	11,152
Other expense (income) (2)	—	(1,365)	8,841	—	—	—	—

Total operating expenses	425,606	431,527	621,537	606,765	608,499	146,094	148,726

Income from operations	30,873	35,374	34,752	50,262	36,486	6,146	8,174
Interest expense	26,844	28,696	40,552	34,955	32,363	8,356	7,577
Loss on extinguishment of debt	1,825	575	—	—	—	—	—

Income (loss) before income taxes	2,204	6,103	(5,800)	15,307	4,123	(2,210)	597
Provision (benefit) for income taxes	2,342	3,407	274	5,593	1,767	(863)	220

Net income (loss)	$(138)	$2,696	$(6,074)	$9,714	$2,356	$(1,347)	$377

Per Share Data:
Basic net income (loss) per share	$(0.12)	$2.36	$(5.31)	$8.49	$2.06	$(1.18)	$0.33
Diluted net income (loss) per share	(0.12)	2.28	(5.31)	7.99	1.92	(1.18)	0.30

Other Financial Data:
Cash provided from operating activities	$39,076	$50,862	$47,968	$55,964	$48,239	$9,691	$10,464
Cash used for investing activities	(49,935)	(190,818)	(49,156)	(55,071)	(29,472)	(9,055)	(3,104)
Cash provided from (used for) financing activities	4,983	140,767	881	(760)	(18,891)	(554)	(6,626)
Capital expenditures, excluding acquisitions	45,332	36,157	47,575	54,155	30,244	11,019	3,104
EBITDA (3)	57,372	65,824	89,771	94,313	83,739	17,031	19,326
EBITDA margin (4)	12.6%	14.1%	13.7%	14.4%	13.0%	11.2%	12.3%
Ratio of earnings to fixed charges (5)	1.06	x	1.16	x	—	1.33	x	1.09	x	—	1.06	x

Operating Statistics:
Total number of restaurants (at end of period)	397	521	532	529	532	531	534
Taco Cabana (6):
Number of restaurants (at end of period)	109	117	120	116	121	117	123
Average number of restaurants	106.0	112.8	120.3	114.6	118.9	116.1	121.4
Revenues:
Restaurant sales	$159,241	$170,315	$177,398	$174,982	$181,068	$41,470	$46,044
Franchise royalty revenues and fees	359	376	405	429	413	96	103

Total revenues	159,600	170,691	177,803	175,411	181,481	41,566	46,147
Average annual sales per restaurant (7)	1,487	1,510	1,475	1,527	1,523
EBITDA (3)	25,122	25,685	24,467	28,278	24,411	5,310	6,293
EBITDA margin (4)	15.7%	15.0%	13.8%	16.1%	13.5%	12.8%	13.6%
Change in comparable restaurant sales (8)	5.5%	3.4%	1.6%	(0.2)%	(3.0)%	(4.3)%	4.9%

	Year Ended December 31,					Three Months Ended March 31,
	(Restated) 1999 (1)	(Restated) 2000 (1)	(Restated) 2001 (1)	(Restated) 2002	2003	(Restated) 2003	2004
	(Dollars in thousands, except per share data)
Pollo Tropical:
Number of restaurants (at end of period)	45	49	53	58	60	59	60
Average number of restaurants	41.8	45.6	50.4	55.6	59.4	58.2	60.0
Revenues:
Restaurant sales	$82,751	$88,976	$96,437	$100,444	$109,201	$26,490	$29,372
Franchise royalty revenues and fees	1,039	1,028	1,174	1,053	993	242	252

Total revenues	83,790	90,004	97,611	101,497	110,194	26,732	29,624
Average annual sales per restaurant (7)	1,980	1,951	1,913	1,807	1,838
EBITDA (3)	18,513	20,963	22,085	22,384	22,553	5,789	7,249
EBITDA margin (4)	19.6%	20.6%	22.6%	22.1%	20.5%	21.7%	24.5%
Change in comparable restaurant sales (8)…	0.7%	1.7%	(0.3)%	(4.2)%	2.3%	0.5%	8.0%

Burger King:
Number of restaurants (at end of period)	352	355	359	355	351	355	351
Average number of restaurants	344.3	352.1	353.3	355.6	352.2	353.6	351.6
Restaurant sales	$372,689	$371,335	$380,875	$380,119	$353,310	$83,942	$81,129
Average annual sales per restaurant (7)	1,082	1,055	1,078	1,069	1,003
EBITDA (3)	38,859	43,986	43,219	43,651	36,775	5,932	5,784
EBITDA margin (4)	9.6%	11.3%	11.3%	11.5%	10.4%	7.1%	7.1%
Change in comparable restaurant sales (8)	(2.5)%	(2.5)%	1.3%	(1.3)%	(7.2)%	(7.3)%	(3.2)%

Balance Sheet Data (At Period End):
Total assets	$373,978	$558,971	$552,111	$547,388	$486,874		$475,010
Working capital	(22,835)	(24,476)	(34,967)	(34,975)	(40,857)		(39,810)
Debt:
Senior and senior subordinated debt	251,100	5,538	368,500	357,300	294,100		281,125
Capital leases and other debt	2,394	5,538	5,144	3,045	1,732		1,528
Lease financing obligations	60,887	90,004	88,471	86,702	84,685		84,141

Total debt	314,381	461,142	462,115	447,047	380,517		366,794

Stockholders’ equity	12,266	14,962	8,888	18,602	20,958		21,335

(1)	The restatement adjustments affecting fiscal years 1999, 2000 and 2001 are set forth in the following table (in thousands):

	Year Ended December 31,
	1999		2000		2001
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Statements of Operations Data:
Restaurant rent expense	$29,377	$24,267	$30,095	$24,187	$40,042	$31,207
Depreciation and amortization	23,898	26,499	28,856	31,815	43,495	47,966
Total operating expense	428,115	425,606	434,476	431,527	625,901	621,537
Income from operations	28,364	30,873	32,425	35,374	30,388	34,752
Interest expense	22,386	26,844	23,666	28,696	32,988	40,552
Income before income taxes.	4,153	2,204	8,184	6,103	(2,600)	(5,800)
Provision for income taxes	3,100	2,342	4,216	3,407	1,364	274
Net income (loss)	1,053	(138)	3,968	2,696	(3,964)	(6,074)

Balance Sheet Data:
Total assets	$320,027	$373,978	$476,912	$558,971	$474,003	$552,111
Working capital	(21,696)	(22,835)	(25,943)	(24,476)	(33,198)	(34,967)
Lease financing obligations	—	60,887	—	90,004	—	88,471
Total debt	253,494	314,381	371,138	461,142	373,644	462,115
Stockholders’ equity	15,051	12,266	19,019	14,962	15,055	8,888

Other Financial Data:
Cash provided from operating activities	$38,173	$39,076	$49,720	$50,862	$46,435	$47,968
Cash provided from financing activities	5,886	4,983	141,909	140,767	2,414	881
EBITDA	52,262	57,372	59,916	65,824	80,936	89,771
EBITDA Margin	11.4%	12.6%	12.8%	14.1%	12.3%	13.7%

The restatement adjustments affecting fiscal years 1990, 2000 and 2001 were to record on our balance sheets the property and equipment of the restaurants subject to these transactions and the proceeds from these transactions (including the gains previously deferred) as a form of debt financing. The restatement also impacted our financial results by increasing the depreciation expense for the property and equipment subject to these transactions and recharacterizing the lease payments previously accounted for as rent expense for these restaurants as principal repayments and interest expense. The cumulative effect of these adjustments affecting periods prior to fiscal 1999 are reflected as an increase of $1,594 to our accumulated deficit at December 31, 1998.

(2)	Other income in 2000 was from the recognition of previously deferred contractual payments received from Ameriserve Food Distribution, Inc., which was recognized upon termination of the related supply agreement in 2000. Other expense in 2001 resulted from the closure of seven Taco Cabana restaurants in the Phoenix, Arizona market and the discontinuance of restaurant development in that market. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

(3)	Reconciliation of Non-GAAP Financial Measures:

EBITDA is defined as income before interest, income taxes, depreciation and amortization, and non-cash other income and expense. EBITDA is presented because we believe it is a useful financial indicator for measuring operating results as well as the ability to service and/or incur indebtedness. However, EBITDA should not be considered as an alternative to net income as a measure of operating results or to cash flows as a measure of liquidity in accordance with generally accepted accounting principles. EBITDA is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Management believes the most directly comparable measure to EBITDA calculated in accordance with GAAP is net income (loss).

A reconciliation of EBITDA for each of our concepts to consolidated net income (loss) is presented below:

	Taco Cabana	Pollo Tropical	Burger King	Consolidated
Year Ended December 31, 1999 (restated)
EBITDA	—	$18,513	$38,859	$57,372
Less: Depreciation and amortization expense				26,499
Interest expense				26,844
Provision for income taxes				2,342
Loss on extinguishment of debt				1,825

Net loss				$(138)

Year Ended December 31, 2000 (restated)
EBITDA	$875	$20,963	$43,986	$65,824
Less: Other income				(1,365)
Depreciation and amortization				31,815
Interest expense				28,696
Provision for income taxes				3,407
Loss on extinguishment of debt				575

Net loss				$2,696

Year Ended December 31, 2001 (restated)
EBITDA	$24,467	$22,085	$43,219	$89,771
Less: Other expense (a)				7,053
Depreciation and amortization expense				47,966
Interest expense				40,552
Provision for income taxes				274

Net loss				$(6,074)

Year Ended December 31, 2002 (restated)
EBITDA	$28,278	$22,384	$43,651	$94,313
Less: Depreciation and amortization expense				44,051
Interest expense				34,955
Provision for income taxes				5,593

Net income				$9,714

Year Ended December 31, 2003
EBITDA	$24,411	$22,553	$36,775	$83,739
Less: Depreciation and amortization expense				47,253
Interest expense				32,363
Provision for income taxes				1,767

Net income				$2,356

	Taco Cabana	Pollo Tropical	Burger King	Consolidated

Three Months Ended March 31, 2003 (restated)
EBITDA	$5,310	$5,789	$5,932	$17,031
Less (add): Depreciation and amortization expense				10,885
Interest expense				8,356
Benefit for income tax				(863)

Net loss				$(1,347)

Three Months Ended March 31, 2004
EBITDA	$6,293	$7,249	$5,784	$19,326
Less: Depreciation and amortization expense				11,152
Interest expense				7,577
Provision for income taxes				220

Net income				$377

(a)	Reflects asset impairments related to the closure of seven Taco Cabana restaurants in the first quarter of 2002. See Note 8 to the consolidated financial statements included elsewhere in this prospectus.

(4)	EBITDA margin is derived by dividing EBITDA by the total revenues applicable to the entity shown above.

(5)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes plus fixed charges. Fixed charges consist of interest expense, including capitalized interest, on all indebtedness, amortization of deferred financing costs and one-third of rental expense on operating leases representing that portion of rental expense that we deemed to be attributable to interest. Our earnings were insufficient to cover our fixed charges for the year ended December 31, 2001 and for the three months ended March 31, 2003 by $5,800 and $2,210 respectively.

(6)	Taco Cabana was acquired in late 2000. Average restaurants, average sales and comparable sales data for periods prior to the respective acquisition are presented for informational purposes only.

(7)	Average annual sales per restaurant is derived by dividing restaurant sales for the applicable year by the average number of restaurants for the applicable year.

(8)	The change in comparable restaurant sales is calculated using only those restaurants that have been open since the beginning of the earliest period being compared (12 months for Burger King and 18 months for Pollo Tropical and Taco Cabana).

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

We are one of the largest restaurant companies in the United States operating 534 restaurants in 16 states as of March 31, 2004. We operate three restaurant brands that provide balance through diversification of our restaurant concepts and geographic dispersion. We own and operate two regional Hispanic Brand restaurant companies: Taco Cabana and Pollo Tropical. We are also the largest Burger King franchisee in the world and have operated Burger King restaurants since 1976.

Restatement

We restated our financial statements, including applicable footnotes, for periods ended prior to December 31, 2003 to report real estate transactions for 86 restaurants consummated during 1991 to 2000 as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions.

The restatement was due to lease provisions in certain of our sale/leaseback transactions, which in our opinion have minimal commercial impact upon the relevant terms of the leases. Had we been aware of the potential impact of the provisions upon our financial statements, we believe that both we and the respective lessors would have agreed to exclude those provisions from each lease without affecting any of the material terms of such leases. We may amend these leases in the future to address these provisions and to qualify them for treatment as operating leases as originally intended. However, we cannot assure you as to when or whether any or all of such leases will be amended.

The impact of the restatement was to record on our balance sheets the property and equipment of the restaurants subject to these transactions and record the proceeds from these transactions (including the gains previously deferred) as a form of debt financing. The restatement also impacted our financial results by increasing the depreciation expense for the property and equipment subject to these transactions and recharacterizing the lease payments previously accounted for as rent expense for these restaurants as principal repayments and interest expense. In addition, the restatement had no impact on our liquidity and net cash flow. There was no impact on sale/leaseback transactions that were consummated in 2002 and 2003.

As a result of the restatement, we were in default related to certain required financial leverage ratios and other covenants under the existing credit facility. We obtained a waiver from our senior secured lenders of any prior non-compliance and defaults resulting from the restatement. In addition, the existing credit facility was amended to exclude all adjustments resulting from this restatement on our financial covenant requirements and to treat on a prospective basis the specified leases as if no restatement or recharacterization had occurred.

See Note 2 to the consolidated financial statements included elsewhere in this prospectus for a complete discussion of the restatement. Amounts affected by the restatement that appear in our Management’s Discussion and Analysis of Financial Condition and Results of Operations below have also been restated.

Significant Accounting Policies

Financial Reporting Release No. 60 requires all companies to include a discussion of critical accounting policies or methods used in the preparation of financial statements. Note 1 to the consolidated financial statements, included elsewhere in this prospectus, includes a summary of the significant accounting policies and methods used in the preparation of our consolidated financial statements. The following is a brief discussion of the more significant accounting policies and methods used by us.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires us to make assumptions and estimates that can have a material impact on our results of operations. Sales recognition at company-operated restaurants is straightforward as customers pay for products at the time of sale and inventory turns over very quickly. Payments to vendors for products sold in the restaurants are generally settled within 30 days. The earnings reporting process is covered by our system of internal controls, and generally does not require significant management estimates and judgments. However, estimates and judgments are inherent in the assessment and recording of accrued occupancy costs, insurance liabilities, legal obligations, income taxes and the valuation of goodwill for impairment. While we apply our judgment based on assumptions believed to be reasonable under the circumstances, actual results could vary from these assumptions. It is possible that materially different amounts would be reported using different assumptions.

Accrued occupancy costs.    We make estimates of accrued occupancy costs pertaining to closed restaurant locations on an ongoing basis. These estimates require assessment and continuous evaluation of a number of factors such as the remaining contractual period under our lease obligations, the amount of sublease income, if any, we are able to realize on a particular property and estimates of other costs such as property taxes. Differences between actual future events and prior estimates could result in adjustments to these accrued costs.

Insurance liabilities.    We are self-insured for most workers’ compensation, general liability and medical insurance claims. We record insurance liabilities based on historical and industry trends, which are continually monitored, and adjust accruals as warranted by changing circumstances. Since there are many estimates and assumptions involved in recording these insurance liabilities, differences between actual future events and prior estimates and assumptions could result in adjustments to these liabilities.

Legal obligations.    In the normal course of business, we must make estimates of potential future legal obligations and liabilities, which require the use of management’s judgment. Management may also use outside legal advice to assist in the estimating process. However, the ultimate outcome of various legal issues could be different than management estimates and adjustments to income could be required.

Income taxes.    We record income tax liabilities utilizing known obligations and estimates of potential obligations. We are required to record a valuation allowance if the value of estimated deferred tax assets are different from those recorded. This would include making estimates and judgments on future taxable income, the consideration of feasible tax planning strategies and existing facts and circumstances. When the amount of deferred tax assets to be realized is different from that recorded, the asset balance and income statement would reflect the change in the period such determination is made.

Goodwill valuation.    We must evaluate our recorded intangible assets for impairment under Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” on an ongoing basis. We have elected to conduct our annual impairment review of goodwill and other intangible assets at December 31. Our review at December 31, 2003 indicated there has been no impairment as of that date. This annual evaluation requires us to make estimates and assumptions regarding the fair value of our reporting units. These estimates may differ from actual future events.

The following critical accounting policies address the initial and prospective accounting for the EYSs and the shares of Class A common stock and notes represented thereby:

Income Taxes.    We intend to account for our issuance of the EYSs in this offering as representing an issuance of separate securities (shares of Class A common stock and the notes), and to allocate the proceeds received for each EYS between the Class A common stock and the notes in proportion to their respective fair market values at the time of issuance. Accordingly, we will account for the notes included in the EYSs as long-term debt bearing a stated interest rate of         % maturing on                  , 2016. As discussed below, based on the opinion of tax counsel, we are of the view that the notes should be treated as debt for U.S. federal income tax purposes. We intend to annually deduct interest expense of approximately $             on the notes from taxable income for U.S. federal and state income tax purposes. There can be no assurance that the classification of the notes as debt (or the amount of interest expense deducted) will not be challenged by the IRS or will not be sustained if challenged (although to date we have not been informed by the IRS that they believe that the notes should be treated as equity rather than debt). We have not sought a ruling from the IRS that the notes should be treated as debt. If our treatment of the notes as debt is put at risk as a result of a future ruling by the IRS, including an adverse ruling for other similar securities or an adverse ruling for EYSs, then we may need to consider the effect of such developments on the determination of our future income tax provisions and obligations. If the notes are required to be treated as equity for income tax purposes, then interest expense associated with the notes would not be deductible from our taxable income and we would be required to recognize additional tax expense and establish a related income tax liability. The additional tax that would be due to federal and state tax authorities in that event could adversely affect our financial position, cash flows, and liquidity, and could also adversely affect our ability to make interest payments on the notes and dividend payments on shares of our Class A common stock, and also our ability to continue as a going concern. In addition, non-U.S. holders of our EYSs could be subject to withholding taxes on the payment of interest treated as dividends on equity, which could subject us to additional liability for the withholding taxes that we did not collect on such payments.

As discussed under “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Notes—Characterization as Debt,” the determination as to whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on all the facts and circumstances. There is no clear statutory definition of debt, and the characterization of an instrument as debt or equity is governed by principles developed in the case law, which analyze numerous factors that are intended to identify the formal characteristics of, and the economic substance of, the investor’s interest. In light of the representations and determinations described in the section referred to above and their relevance to several of the factors analyzed in the case law, and taking into account the facts and circumstances relating to the issuance of the notes (including the separate issuance of notes in this offering), we (and our counsel) are of the view that the notes should be treated as debt for U.S. federal income tax purposes. We intend to take such position, and therefore our financial statements will not reflect a tax liability related to this position. However, there can be no assurance that this position would be sustained if challenged by the IRS.

Additionally, there can be no assurance that the IRS will not assert that the interest rate on the notes is not an arm’s length rate. If the IRS were successful in such assertion, then any excess of the interest paid on the notes over the deemed arm’s length amount would not be deductible by us and could be characterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes. In that event, our taxable income and, thus, our U.S. federal income tax liability, could be materially increased. We intend to support the determination of an appropriate arm’s length interest rate on the notes through the utilization of a third party valuation firm and through the sale of the separate notes pursuant to this offering.

EYSs and Class B common stock.    Our EYSs represent Class A common stock, notes and embedded derivative features that may require bifurcation under FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” Upon completion of this offering, proceeds from the issuance of the EYSs will first be allocated, based upon relative fair value at the issuance date, to Class A common stock and the notes. If it is determined at the time of issuance that any of the embedded derivatives are required to be bifurcated and separately accounted for, then a portion of the proceeds from the original issuance will also be allocated to the embedded derivatives equal to the combined fair value of the embedded derivatives that require bifurcation. If a portion of the initial proceeds is allocated to any of the derivatives, the proceeds allocated to the notes will be reduced and the notes will be recorded at a discount and accreted to their redemption value as a component of interest expense using the effective interest method. Any such allocation will not affect the tax treatment of the EYSs.

The Class A common stock portion of the EYS will be included in stockholders’ equity, net of the related portion of the EYS transaction costs allocated to Class A common stock, and dividends paid on the Class A common stock will be recorded as a reduction to retained earnings when declared by us. The senior subordinated debt portion of the EYS unit will be included in long-term debt, and the related portion of the EYSs transaction costs allocated to the notes will be capitalized as deferred financing costs and amortized to interest expense using the effective interest method. Interest on the notes will be charged to expense as accrued by us. Any derivatives requiring bifurcation will be recorded as a liability as required by FAS 133 and will be marked to market with changes in fair value being recorded in earnings. We intend to determine the fair value of the Class A common stock, the notes and any embedded derivatives that require bifurcation through the utilization of a third party valuation firm and the sale of the separate notes with the same terms that are part of this offering.

In connection with our internal corporate transactions, we will issue shares of Class B common stock to the existing stockholders. Class B common stock may, subject to certain conditions, be exchanged in the future for EYSs. Because we have two classes of common stock, net income will be allocated between the two classes of common stock for purposes of computing earnings per share.

Holders of our Class B common stock will agree to restrictions on the transferability of the Class B common stock. After the expiration of a 180-day lock-up period, the holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain restrictions. Following the consummation of the transactions and through the maturity date of the notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into EYSs at a fixed rate of              shares of Class B common stock for one EYS. If the EYSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into one share of Class A common stock. Subject to limited exceptions, until the second anniversary of the consummation of this offering, the amended and restated stockholders agreement will restrict the holders of our Class B common stock from exercising such exchange rights if following the exchange the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate. For a more complete description of this exchange right and the terms of our Class A common stock and Class B common stock, see “Description of Capital Stock.”

Results of Operations

The following table sets forth, for fiscal years 2001, 2002 and 2003, and the three months ended March 31, 2003 and 2004, our selected operating results as a percentage of total restaurant sales:

	Year Ended December 31,			Three Months Ended March 31,
	(Restated) 2001	(Restated) 2002	2003	(Restated) 2003	2004
Restaurant sales:
Taco Cabana	27.1%	26.7%	28.1%	27.3%	29.4%
Pollo Tropical	14.7%	15.3%	17.0%	17.4%	18.8%
Burger King	58.2%	58.0%	54.9%	55.3%	51.8%

Total restaurant sales	100.0%	100.0%	100.0%	100.0%	100.0%
Costs and expenses:
Cost of sales	29.0%	28.1%	28.2%	27.9%	27.9%
Restaurant wages and related expenses	29.5%	29.9%	30.2%	31.0%	30.6%
Restaurant rent expense	4.8%	4.7%	4.9%	5.1%	5.5%
Other restaurant expenses including advertising	17.6%	17.6%	18.2%	18.8%	17.7%
General and administrative	5.4%	5.6%	5.8%	6.1%	6.2%
Depreciation and amortization	7.3%	6.7%	7.3%	7.2%	7.1%
Other expense	1.4%	—	—	—	—

Income from restaurant operations	5.1%	7.4%	5.5%	3.8%	5.0%

Three Months Ended March 31, 2004 Compared to Three Months Ended March 31, 2003

Since March 31, 2003, we have opened nine new Taco Cabana restaurants, closed three Taco Cabana restaurants, opened one new Pollo Tropical restaurant, opened one new Burger King restaurant and closed five Burger King restaurants.

Restaurant Sales.    Total restaurant sales for the first quarter of 2004 increased $4.7 million to $156.9 million from $152.2 million in the first quarter of 2003 due to strong sales performances at our Hispanic Brand restaurants. Taco Cabana restaurant sales increased $4.6 million, or 11.0%, to $46.0 million in the first quarter of 2004 due to a 4.9% increase at our comparable Taco Cabana restaurants and the net addition of six restaurants in operation during the first quarter of 2004. Pollo Tropical restaurant sales increased $2.9 million, or 10.9%, in the first quarter of 2004 to $29.4 million due primarily to a 8.0% sales increase at our comparable Pollo Tropical restaurants and, to a lesser extent, the opening of one Pollo Tropical restaurant since March 31, 2003. Burger King restaurant sales decreased $2.8 million, or 3.4%, to $81.1 million in the first quarter of 2004 due to a decrease in comparable restaurant sales of 3.2%. This decrease in 2004 was from a decrease in customer traffic, in part due to greater promotional discounting in January 2003.

Operating Costs and Expenses.    Cost of sales (food and paper costs), as a percentage of total restaurant sales, was 27.9% in both the first quarters of 2004 and 2003. Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, increased to 29.7% in the first quarter of 2004 from 29.1% in the first quarter of 2003 due primarily to higher beef commodity prices in 2004, offset partially by a modest price increase of 1.0% in the beginning of the first quarter of 2004. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, decreased to 30.7% in the first quarter of 2004 from 31.2% in the first quarter of 2003 due primarily to improvements in restaurant food controls and reductions in sales of lower margin products, offset in part by an increase in chicken commodity prices in 2004 of 3.0% and lower rebates. Burger King cost of sales, as a percentage of Burger King restaurant sales, decreased to 25.9% in the first quarter of 2004 from 26.3% in the first quarter of 2003 due to lower promotional sales discounts and higher rebates in 2004 offset in part by a 14.6% increase in beef commodity prices.

Restaurant wages and related expenses, as a percentage of total restaurant sales, decreased to 30.6% in the first quarter of 2004 from 31.0% in the first quarter of 2003. Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, decreased to 28.9% in the first quarter of 2004 from 29.1% in the first quarter of 2003 due to the price increase in the first quarter of 2004 and the effect on fixed labor costs of higher comparable restaurant sales volumes. Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, decreased significantly to 24.2% in the first quarter of 2004 from 25.8% in the first quarter of 2003 due to restaurant productive labor efficiencies and the effect on fixed labor costs of higher comparable restaurant sales volumes. Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, increased to 33.8% in the first quarter of 2004 from 33.5% in 2003 due to the effects of lower sales volumes on fixed labor costs and higher workers compensation and medical insurance costs, partially offset by restaurant productive labor efficiencies.

Other restaurant operating expenses (which includes advertising), as a percentage of total restaurant sales, decreased to 17.7% in the first quarter of 2004 from 18.8% in the first quarter of 2003. Taco Cabana other restaurant operating expenses, as a percentage of Taco Cabana restaurant sales, decreased to 17.6% in the first quarter of 2004 from 18.5% in the first quarter of 2003 due to lower advertising costs related to the timing of promotions compared to the prior year partially offset by higher utility costs. Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 12.6% in the first quarter of 2004 from 14.8% in the first quarter of 2003 due primarily to lower advertising expenditures in 2004. Advertising expense, as a percentage of Pollo Tropical restaurant sales, was 1.6% in the first quarter of 2004 compared to 3.9% in the first quarter of 2003 due to lower television and radio advertising expenditures. We anticipate our Pollo Tropical advertising expenses for all of 2004, as a percentage of Pollo Tropical restaurant sales, to range from 2.0% to 2.5%, which is lower than historical levels. Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, decreased to 19.7% in the first quarter of 2004 from 20.3% in the first quarter of 2003 due to lower local advertising expenditures and lower discretionary restaurant operating expenditures, partially offset by higher utility costs.

Restaurant rent expense, as a percentage of total restaurant sales, increased to 5.5% in the first quarter of 2004 from 5.1% in the first quarter of 2003 due to sale/leaseback transactions completed in 2003, and to a lesser extent, those completed in 2004.

General and administrative expenses, as a percentage of total restaurant sales, increased slightly to 6.2% in the first quarter of 2004 from 6.1% in the first quarter of 2003 and increased $0.5 million in total to $9.8 million due primarily to increased administrative bonus levels.

EBITDA.    EBITDA increased to $19.3 million in the first quarter of 2004 from $17.0 million in the first quarter of 2003. As a percentage of total revenues, EBITDA margins increased to 12.3% in the first quarter of 2004 from 11.2% in the first quarter of 2003, as a result of the factors discussed above. See Reconciliation of Non-GAAP Financial Measures on page 60.

Depreciation and Amortization.    Depreciation and amortization expense increased to $11.2 million in the first quarter of 2004 from $10.9 million in the first quarter of 2003 due primarily to impairment charges of $0.3 million for certain of our Burger King restaurants.

Interest Expense.    Interest expense decreased $0.8 million to $7.6 million in the first quarter of 2004, from $8.4 million in the first quarter of 2003 due to lower average debt balances in 2004, resulting primarily from the use of the net proceeds from our sale/leaseback transactions in 2003 and 2004 to reduce debt under the existing credit facility. In the first quarter of 2004, interest expense on long-term debt was $5.8 million compared to $6.5 million in the first quarter of 2003 which includes interest expense on lease financing obligations of $1.8 million in each of the first quarters of 2004 and 2003. The weighted average interest rate on long-term debt for the three months ended March 31, 2004 and 2003 was 7.5% and 7.1%, respectively.

Income Taxes.    The benefit for income taxes for the first quarter of 2004 was derived using an estimated effective annual income tax rate for 2004 of 36.7%. This rate was higher than our anticipated federal statutory tax rate of 35% in 2004 due to state franchise taxes and non-deductible amortization of certain franchise rights.

Net Income (Loss).    As a result of the foregoing, net income in the first quarter of 2004 was $0.4 million compared to a net loss of $1.3 million in the first quarter of 2003.

Fiscal 2003 Compared to Fiscal 2002

In 2003, we opened eight new Taco Cabana restaurants, two new Pollo Tropical restaurants and two new Burger King restaurants. We closed two Taco Cabana restaurants and temporarily closed one Taco Cabana restaurant due to a fire. In addition, we also closed six Burger King restaurants, including one location where we sold the restaurant property.

Restaurant Sales.    Total restaurant sales for 2003 decreased 1.8% to $643.6 million from $655.6 million in 2002. Taco Cabana restaurant sales increased 3.5% to $181.1 million in 2003 from $175.0 million in 2002 due to the opening of 14 restaurants since the beginning of 2002 partially offset by a sales decrease at our comparable Taco Cabana restaurants of 3.0% in 2003 and the closure of three Taco Cabana restaurants in 2003. Pollo Tropical restaurant sales increased $8.8 million, or 8.7%, to $109.2 million in 2003 due primarily to the opening of seven new restaurants since the beginning of 2002 and a sales increase of 2.3% at our comparable Pollo Tropical restaurants in 2003. Burger King restaurant sales decreased 7.1% to $353.3 million in 2003 from $380.1 million in 2002 due to a sales decline at our comparable Burger King restaurants of 7.2% for 2003. This decline in Burger King restaurant sales was due primarily to competitive conditions within the industry combined with unsuccessful system-wide marketing and new product initiatives in 2003.

Operating Costs and Expenses.    Cost of sales (food and paper costs), as a percentage of total restaurant sales, increased slightly to 28.2% in 2003 from 28.1% in 2002. Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, increased to 29.6% in 2003 from 29.3% in 2002 due to higher cheese commodity prices and lower gross margins on 2003 promotional menu items, partially offset by lower contractual beef commodity prices in 2003. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, decreased to 30.5% in 2003 from 30.7% in 2002 due to lower chicken commodity prices in 2003, higher vendor rebates and improvements in restaurant food cost controls, partially offset by lower gross margins on new menu items introduced since July 2002. Burger King cost of sales, as a percentage of Burger King restaurant sales, decreased slightly to 26.7% in 2003 from 26.8% in 2002 due to higher vendor rebates, improvements in restaurant food cost controls and the effects of modest menu price increases in the fourth quarter of 2002, partially offset by higher beef commodity prices in the fourth quarter of 2003.

Restaurant wages and related expenses, as a percentage of total restaurant sales, increased to 30.2% in 2003 from 29.9% in 2002. Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, decreased slightly to 29.0% in 2003 from 29.1% in 2002 due to restaurant labor efficiencies in 2003 and reductions in restaurant productive labor rates substantially offset by the effect of lower comparable restaurant sales volumes on fixed labor costs. Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, decreased to 25.7% in 2003 from 26.4% in 2002 due to restaurant productive labor efficiencies in the second half of 2003 and the effect of comparable restaurant sales increases on fixed labor costs, offset in part by higher medical insurance costs. Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, increased to 32.3% in 2003 from 31.2% in 2002 due to the effect of lower restaurant sales volumes on fixed labor costs and higher medical and workers compensation costs partially offset by restaurant productive labor efficiencies.

Other restaurant operating expenses (which includes advertising), as a percentage of total restaurant sales, increased to 18.2% in 2003 from 17.6% in 2002. Taco Cabana other restaurant operating expenses, as a percentage of Taco Cabana restaurant sales, increased to 18.3% in 2003 from 16.7% in 2002 due primarily to higher utility costs from increases in natural gas prices and, to a lesser extent, higher advertising costs due primarily to additional promotions in 2003. Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, increased to 15.5% in 2003 from 14.7% in 2002 due primarily to higher utility costs. Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, increased to 19.1% in 2003 from 18.7% in 2002 due to higher utility costs overall and the effect of lower comparable restaurant sales volumes on fixed costs. These factors were partially offset by lower discretionary restaurant operating expenditures.

Restaurant rent expense, as a percentage of total restaurant sales, increased to 4.9% in 2003 from 4.7% in 2002 due to sale/leaseback transactions completed in 2003 and 2002.

General and administrative expenses increased $0.5 million to $37.1 million in 2003 from $36.6 million in 2002. As a percentage of total restaurant sales, general and administrative expenses increased to 5.8% in 2003 from 5.6% in 2002.

EBITDA.    EBITDA decreased to $83.7 million in 2003 from $94.3 million in 2002. As a percentage of total revenues, EBITDA margins decreased to 13.0% in 2003 from 14.4% in 2002 as a result of the factors discussed above. See Reconciliation of Non-GAAP Financial Measures on page 60.

Depreciation and Amortization.    Depreciation and amortization increased $3.2 million in 2003 from 2002 due primarily to impairment charges of $3.4 million related to property and equipment for certain of our Taco Cabana restaurants and impairment charges of $0.7 million related to property and equipment for certain of our Burger King restaurants.

Interest Expense.    Interest expense decreased $2.6 million to $32.4 million in 2003 from $35.0 million in 2002 due primarily to lower average debt balances in 2003, resulting primarily from the use of the net proceeds from our sale/leaseback transactions in 2003 to reduce debt under the existing credit facility and, to a lesser extent, lower effective interest rates on our floating rate debt. In 2003 interest expense on long-term debt was $25.1 million compared to $27.5 million in 2002, which included interest expense on lease financing obligations of $7.3 million in 2003 compared to $7.5 million in 2002. The average effective interest rate on long-term debt was 7.2% for 2003 compared to 7.3% in 2002.

Income Taxes.    The provision for income taxes for 2003 was derived using an estimated effective income tax rate for 2003 of 42.7%. This rate was higher than the federal statutory tax rate of 34% due primarily to state franchise taxes, foreign taxes and non-deductible amortization of certain franchise rights. Our effective income tax rate was higher in 2003 compared to our rate in 2002 of 36.5% due to the decrease in our pretax income to $4.1 million in 2003 from $15.3 million in 2002.

Net Income.    As a result of the foregoing, net income was $2.4 million in 2003 compared to $9.7 million in 2002.

Fiscal 2002 Compared to Fiscal 2001

In 2002 we opened six new Taco Cabana restaurants, five new Pollo Tropical restaurants and 10 Burger King restaurants. We also closed 10 underperforming Taco Cabana restaurants, six of which were in the Phoenix, Arizona market, and 14 Burger King restaurants, including five restaurants that were relocated to new locations.

Restaurant Sales.    Total restaurant sales for 2002 were $655.5 million compared to $654.7 million in 2001. Taco Cabana restaurant sales decreased to $175.0 million in 2002 from $177.4 million in 2001 due to the closing of our Phoenix, Arizona restaurants. Sales at our comparable Taco Cabana restaurants decreased 0.2% in 2002. Pollo Tropical restaurant sales increased $4.0 million, or 4.2%, to $100.4 million in 2002 due to the opening of nine additional restaurants in 2002 and 2001. Sales at our comparable Pollo Tropical restaurants in 2002, however, declined 4.2% due primarily to the economic effects of reduced tourism in our Florida markets since the September 11 attacks. Burger King restaurant sales decreased slightly to $380.1 million in 2002 from $380.9 million in 2001 due to a sales decrease at our comparable Burger King restaurants of 1.3%.

Operating Costs and Expenses.    Cost of sales (food and paper costs), as a percentage of total restaurant sales, decreased to 28.1% in 2002 from 29.0% in 2001. Taco Cabana cost of sales, as a percentage of Taco Cabana restaurant sales, increased slightly to 29.3% in 2002 from 29.2% in 2001 due to higher contracted beef costs which were not offset by menu price increases in 2002. Pollo Tropical cost of sales, as a percentage of Pollo Tropical restaurant sales, decreased to 30.7% in 2002 from 32.2% in 2001 due primarily to a decrease in chicken breast costs in 2002 of 11.4% and the effect of menu price increases at the beginning of 2002. Burger King cost of sales, as a percentage of Burger King restaurant sales, decreased to 26.8% in 2002 from 28.1% in 2001. This decrease was due to lower promotional sales discounts in 2002 compared to 2001, lower beef costs, and to a lesser extent, the effects of menu price increases in 2001 and the slight reduction in the size of the Burger King regular hamburger patty in the fourth quarter of 2001.

Restaurant wages and related expenses, as a percentage of total restaurant sales, increased to 29.9% in 2002 from 29.5% in 2001. Taco Cabana restaurant wages and related expenses, as a percentage of Taco Cabana restaurant sales, were 29.2% in both 2002 and 2001. Pollo Tropical restaurant wages and related expenses, as a percentage of Pollo Tropical restaurant sales, increased to 26.4% in 2002 from 24.8% in 2001 due to the effect of lower sales volumes on fixed labor costs and higher workers compensation and medical insurance costs. Burger King restaurant wages and related expenses, as a percentage of Burger King restaurant sales, increased to 31.2% in 2002 from 30.7% in 2001 due to the effect of lower sales volumes on fixed labor costs and higher state unemployment tax rates offset, in part, by menu price increases in 2001.

Other restaurant operating expenses (which includes advertising), as a percentage of total restaurant sales, was 17.6% in both 2002 and 2001. Taco Cabana other restaurant operating expenses, as a percentage of Taco

Cabana restaurant sales, decreased to 16.7% in 2002 from 17.7% in 2001 due primarily to lower utility and advertising costs, offset in part by higher maintenance expenses in 2002 to enhance our restaurants. Pollo Tropical other restaurant operating expenses, as a percentage of Pollo Tropical restaurant sales, increased to 14.7% in 2002 from 13.7% in 2001. This increase was due to the effect of lower comparable restaurant sales volumes in 2002 on fixed costs, higher maintenance expenses to enhance our restaurants in 2002 and an insurance gain of $0.4 million in 2001, partially offset by lower utility costs in 2002. Burger King other restaurant operating expenses, as a percentage of Burger King restaurant sales, increased slightly to 18.7% in 2002 from 18.6% in 2001 due to an increase in local advertising expenditures.

Restaurant rent expense, as a percentage of total restaurant sales, decreased slightly to 4.7% in 2002 from 4.8% in 2001.

General and administrative expenses increased $1.2 million in 2002 to $36.6 million from $35.4 million in 2001 due primarily to higher administrative bonus levels in 2002. As a percentage of total restaurant sales, general and administrative expenses increased to 5.6% in 2002 from 5.4% in 2001.

EBITDA.    EBITDA increased 3.0% to $94.3 million in 2002 from $91.6 million in 2001. As a percentage of total revenues, EBITDA margins increased to 14.4% in 2002 compared to 14.0% in 2001 as a result of the factors discussed above. See Reconciliation of Non-GAAP Financial Measures on page 60.

Depreciation and Amortization.    Depreciation and amortization in 2002 was $44.1 million, a decrease of $3.9 million compared to 2001 due to the elimination of goodwill amortization under SFAS 142 beginning January 1, 2002. Goodwill amortization was $5.0 million in 2001. This decrease was partially offset by additional depreciation resulting from our capital expenditures, including restaurant acquisitions, of $103.3 million since the beginning of 2001.

Interest Expense.    Interest expense decreased $5.6 million to $35.0 million in 2002 from $40.6 million in 2001 due primarily to lower interest rates on our floating rate debt, and to a lesser extent, lower average debt balances in 2002. In 2002 interest expense on long-term debt was $27.5 million compared to $33.0 million in 2001. The average effective interest rate on long-term debt was 7.3% for 2002 compared to 8.5% for 2001, which included interest expense on lease financing obligations of $7.5 million in 2002 compared to $7.6 million in 2001.

Income Taxes.    The provision for income taxes for 2002 was derived using an effective income tax rate of 36.5%. This rate was higher than the federal statutory tax rate of 34% due to state and foreign taxes and the non-deductible amortization of certain franchise rights.

Net Income.    As a result of the foregoing, net income was $9.7 million in 2002 compared to a net loss of $6.1 million in 2001. Net income in 2001 included a non-recurring pre-tax charge of $8.8 million related to the closing of seven Taco Cabana restaurants in the Phoenix, Arizona market.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements.

Liquidity and Capital Resources

We do not have significant receivables or inventory and receive trade credit based upon negotiated terms in purchasing food products and other supplies. We are able to operate with a substantial working capital deficit because:

•	restaurant operations are primarily conducted on a cash basis;

•	rapid turnover results in a limited investment in inventories; and

•	cash from sales is usually received before related accounts for food, supplies and payroll become due.

Historically, our cash requirements have arisen from:

•	servicing our debt;

•	ongoing capital reinvestment in our existing restaurants; and

•	financing the opening and equipping of new restaurants.

Following consummation of the transactions, our short-term and long-term liquidity needs will arise primarily from interest payments primarily related to the new credit facility and the notes, capital expenditures, and dividend payments on our common stock. We believe that cash flow generated from operations, proceeds from our sale-leaseback transactions and borrowings under the new credit facility will be sufficient to fund our interest and principal payment obligations, expected capital expenditures, working capital requirements and anticipated dividend payments for the next twelve months.

To fund our future growth, we intend to use borrowings under the new credit facility or, subject to the restrictions in the new credit facility and the indenture governing the notes, arrange additional funding through the sale of public or private debt and/or equity securities, including additional EYSs, or obtain additional senior bank debt. This additional funding may not be available on commercially reasonable terms, if at all. Although we cannot assure you that such sources of capital will be sufficient, our capital expenditure program has substantial flexibility and is subject to revision based on various factors, including but not limited to, business conditions, cash flow requirements, debt covenants and competitive factors. In addition, our board of directors may repeal or amend our dividend policy so that more cash would be available for our needs.

Operating activities.    Net cash provided by operating activities for the three months ended March 31, 2004 and 2003 was $10.5 million and $9.7 million, respectively, and $48.2 million, $56.0 million and $48.0 million for the years ended December 31, 2003, 2002 and 2001, respectively. Our income tax payments included in operating activities have been reduced in each of the years ended December 31, 2003, 2002 and 2001 due to the utilization of net operating loss carryforwards. As of December 31, 2003, we had remaining net operating loss carryforwards for federal income tax purposes of $5.3 million, federal alternative minimum tax credit carryforwards of $3.7 million and federal work opportunity tax credit carryforwards of $2.6 million.

Investing activities including capital expenditures.    Net cash used in investing activities for the three months ended March 31, 2004 and 2003 was $3.1 million and $9.1 million, respectively, and $29.5 million, $55.1 million and $49.2 million for the years ended December 31, 2003, 2002 and 2001, respectively. Capital expenditures represent a major investment of cash for us, and were, excluding acquisitions, for the three months ended March 31, 2004 and 2003, $3.1 million and $11.0 million, respectively, and $30.2 million, $54.2 million and $47.6 million in 2003, 2002 and 2001, respectively. In the first quarter of 2004, we sold two non-operating properties for $1.9 million. In 2003, we sold four non-operating properties for net proceeds of $2.7 million and a Burger King operating property for net proceeds of $1.2 million. The net proceeds from these sales were used to reduce outstanding debt under our existing credit facility.

Our capital expenditures include (1) restaurant maintenance, (2) restaurant remodeling and (3) new restaurant development. Maintenance expenditures include expenditures for the ongoing reinvestment and enhancement of our restaurants. Remodeling expenditures include expenditures for renovating and in some cases rebuilding the interior and exterior of our existing restaurants, which in the past have been generally expenditures associated with franchise renewals with respect to our Burger King restaurants. Expenditures for new restaurant development are associated with developing new restaurants including the purchase of related real estate. The following table sets forth our capital expenditures for the periods presented:

	Taco Cabana	Pollo Tropical	Burger King	Consolidated
	(Dollars in thousands)
Year Ended December 31, 2001(1):
Restaurant maintenance expenditures	$3,219	$2,172	$4,312	$9,703
Restaurant remodeling expenditures	—	—	20,095	20,095
New restaurant development expenditures	5,182	6,180	4,963	16,325
Other capital expenditures	389	445	618	1,452

Total capital expenditures	$8,790	$8,797	$29,988	$47,575
Number of restaurants remodeled	—	—	15	15
Number of new restaurants	5	4	2	11

Year Ended December 31, 2002:
Restaurant maintenance expenditures	$2,144	$1,955	$4,919	$9,018
Restaurant remodeling expenditures	3,555	—	12,699	16,254
New restaurant development expenditures	11,050	7,302	9,113	27,465
Other capital expenditures	426	341	651	1,418

Total capital expenditures	$17,175	$9,598	$27,382	$54,155
Number of restaurants remodeled	14	—	10	24
Number of new restaurants	6	5	10	21

Year Ended December 31, 2003:
Restaurant maintenance expenditures	$2,697	$2,184	$2,044	$6,925
Restaurant remodeling expenditures	121	26	3,170	3,317
New restaurant development expenditures	13,687	2,280	2,631	18,598
Other capital expenditures	322	232	850	1,404

Total capital expenditures	$16,827	$4,722	$8,695	$30,244
Number of restaurants remodeled	—	—	3	3
Number of new restaurants	8	2	2	12

Three Months Ended March 31, 2003:
Restaurant maintenance expenditures	$663	$1,000	$543	$2,206
Restaurant remodeling expenditures	27	—	1,251	1,278
New restaurant development expenditures	3,549	1,774	1,451	6,774
Other capital expenditures	52	91	618	761

Total capital expenditures	$4,291	$2,865	$3,863	$11,019
Number of restaurants remodeled	—	—	2	2
Number of new restaurants	1	1	1	3

Three Months Ended March 31, 2004:
Restaurant maintenance expenditures	$444	$231	$565	$1,240
Restaurant remodeling expenditures	—	—	61	61
New restaurant development expenditures	1,538	—	99	1,637
Other capital expenditures	21	24	121	166

Total capital expenditures	$2,003	$255	$846	$3,104
Number of restaurants remodeled	—	—	—	—
Number of new restaurants	2	—	—	2

(1)	Capital expenditures and new restaurant data for the year ended December 31, 2001 exclude $1.6 million related to the acquisition of three Burger King restaurants.

In 2004, we anticipate total capital expenditures of approximately $20 million to $22 million. These capital expenditures include approximately $11 million to $12 million for the development of new restaurants and purchase of related real estate applicable to our three restaurant concepts. Capital expenditures in 2004 also include expenditures of approximately $8 million to $9 million for the ongoing reinvestment in our three restaurant concepts for remodeling costs and capital maintenance expenditures and approximately $1.0 million in other capital expenditures. A portion of the new credit facility ($             million) will be reserved to fund capital expenditures for new restaurant development.

Financing activities including sale/leaseback transactions.    Net cash used for financing activities for the three months ended March 31, 2004 and 2003 was $6.6 million and $0.6 million, respectively, and $18.9 million and $0.8 million for the years ended December 31, 2003 and 2002, respectively. Net cash provided from financing activities for the year ended December 31, 2001 was $0.9 million. Financing activities in these periods consisted primarily of borrowings and repayments under our debt arrangements and sales of restaurant properties in sale/leaseback transactions.

In the first quarter of 2004, we sold five restaurant properties in sale/leaseback transactions for net proceeds of $7.1 million. In the first quarter of 2003 we sold four restaurant properties in sale/leaseback transactions for net proceeds of $4.9 million. In 2003, we sold 34 restaurant properties in sale/leaseback transactions for net proceeds of $47.6 million. In 2002, we sold 12 restaurant properties for $13.7 million in sale/leaseback transactions. The net proceeds from all such sales were used to reduce outstanding debt under the existing credit facility. For all of 2004, we anticipate that our net proceeds from sale/leaseback transactions will range from $10 million to $15 million.

Existing indebtedness.    The existing credit facility currently consists of a $50 million revolving credit facility (including a standby letter of credit facility for up to $20 million), a $70 million term loan A facility and an $80 million term loan B facility. In connection with this offering, all amounts outstanding under the existing credit facility will be repaid in full and we will amend and restate the existing credit facility.

We also have $170 million aggregate principal amount outstanding of unsecured 9 1/2% senior subordinated notes due 2008. In connection with this offering, we will conduct a tender offer and consent solicitation for all of Carrols’ 9 1/2% senior subordinated notes. The closing of this offering will be conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes outstanding in order to delete the restrictive covenants contained in the indenture governing those notes, and the consummation of the tender offer and consent solicitation will be conditioned upon the closing of this offering. If any notes are not tendered pursuant to the tender offer, we intend to redeem such outstanding notes. The notes are redeemable at our option on or after December 1, 2003 at a price of 104.75% of the principal amount if redeemed before December 1, 2004. See “The Transactions.”

Upon consummation of this offering, we will use net proceeds received from this offering, together with approximately $             million of borrowings under the new credit facility to repurchase shares of our existing common stock (and options to purchase our existing common stock) from the existing stockholders, repay all outstanding borrowings under the existing credit facility, repurchase all of Carrols’ 9 1/2% senior subordinated notes, pay bonuses and other payments to certain members of management upon the completion of this offering and pay related fees and expenses. See “The Transactions” and “Use of Proceeds.”

New credit facility.    The new credit facility will be comprised of a secured revolving credit facility in a total principal amount of up to $             million (including amounts reserved for letters of credit) and a term loan facility consisting of senior secured notes in an aggregate principal amount of $             million. A portion of the new credit facility ($             million) will be reserved to fund capital expenditures for new restaurant development. While the new credit facility will permit us to pay dividends on our Class A common stock and Class B common stock and interest payments to holders of the notes, it will contain significant restrictions on our ability to do so and on our subsidiaries’ ability to make dividend and interest payments to us. The revolving credit facility will have a             -year maturity and the term loan facility will have a             -year maturity. We

expect to use borrowings under the revolving credit facility for general corporate purposes, including working capital, capital expenditures, payment of dividends and letters of credit. The new credit facility will require that we meet certain financial tests including, without limitation, minimum interest coverage, maximum total leverage, maximum senior secured leverage and maximum adjusted debt tests (all as defined under the new credit facility).

Interest payments on the notes.    Upon the closing of this offering and without giving any effect to our election to defer interest under the notes, the interest payments on the notes will equal approximately $             million in the aggregate per annum, or approximately $             million in the aggregate per annum after giving effect to the full exercise of the underwriters’ over-allotment option with respect to the EYSs and assuming the full exchange by the existing stockholders of all outstanding shares of Class B common stock into EYSs (which exchange is not expected to occur for 10% of our overall equity until after two years from the date of this offering). We expect to make the scheduled interest payments on the notes on a timely basis without deferring any interest payments. In addition, the interest payments on our term loans under the new credit facility will equal approximately $             million per annum.

Dividend Policy.    Upon the closing of this offering, our board of directors is expected to adopt a dividend policy pursuant to which, in the event and to the extent we have any lawfully available cash for distribution to the holders of our common stock, and subject to applicable law, and the terms of the new credit facility, the indenture governing the notes and any other then outstanding indebtedness of ours, our board of directors will declare cash dividends on our common stock. The initial dividend rate is expected to be equal to $             per share of Class A common stock and Class B common stock per annum, in each case subject to adjustment. We will pay these dividends on or about the          day of each             ,             ,             and             , to holders of record on the          day or, if such day is not a business day, the immediately preceding business day of such month. Under the dividend policy initial dividends will be approximately $             million to the holders of shares of our Class A common stock and Class B common stock in the first year. After giving effect to the full exercise of the underwriters’ over-allotment option with respect to the EYSs and assuming the full exchange by the existing stockholders of all outstanding shares of Class B common stock into EYSs (which exchange is not expected to occur for 10% of our overall equity until after two years from the date of this offering) and assuming the same dividend levels as the initial level expected to be adopted on the closing of this offering, we would expect to pay dividends on the shares of Class A common stock of approximately $             million per year. Our board of directors may, in its discretion, amend or repeal our dividend policies, including decreasing the level of dividends or discontinuing entirely the payment of dividends. Our board of directors may change the dividend levels depending on our results of operations, cash requirements, financial condition, contractual restrictions, provisions of applicable law and any other factors that our board of directors may deem relevant.

Public company expenses.    Upon the closing of this offering and the other transactions, as we will be a listed company, we expect a substantial increase in the number of our stockholders, an increased amount of trading activity for our EYSs and an expanded board of directors, among other things, which we expect to result in additional public company expenses of approximately $              million per year, consisting of incremental audit fees, director and officer liability insurance, expenses related to stockholders meetings, printing expenses, investor relations expenses, additional filing fees, additional trustee fees, registrar and transfer agent fees, directors’ fees, additional legal fees, listing fees and miscellaneous fees. We have estimated these costs based on management’s experience and by querying vendors and others with appropriate experience.

Contractual Obligations. The following table summarizes our contractual obligations and commitments as of December 31, 2003 (in thousands):

	Payments due by period
Contractual Obligations	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
Long-term debt obligations	$294,217	$13,617	$70,600	$210,000	$—
Capital lease obligations, including interest (1)	2,059	554	972	403	130
Operating lease obligations	309,814	32,673	60,294	48,759	168,088
Lease financing obligations, including interest (2)	153,678	9,365	19,019	19,733	105,561

Total contractual obligations	$759,768	$56,209	$150,885	$278,895	$273,779

(1)	Includes interest of $444 as of December 31, 2003.
(2)	Includes interest of $68,993 as of December 31, 2003.

Long-term debt obligations.     Refer to Note 6 of the consolidated financial statements included elsewhere in this prospectus for details of our long-term debt.

Capital lease and operating lease obligations.    Refer to Note 5 of the consolidated financial statements included elsewhere in this prospectus for details of our capital lease and operating lease obligations.

Lease financing obligations.    Refer to Note 7 of the consolidated financial statements included elsewhere in this prospectus for details of our lease financing obligations.

Inflation

The inflationary factors that have historically affected our results of operations include increases in food and paper costs, labor and other operating expenses. Wages paid in our restaurants are impacted by changes in the federal and state hourly minimum wage rates. Accordingly, changes in the federal and state hourly minimum wage rates directly affect our labor costs. The restaurant industry and we typically attempt to offset the effect of inflation, at least in part, through periodic menu price increases and various cost reduction programs. We cannot assure you that we will be able to offset such inflationary cost increases in the future.

Recent Accounting Pronouncements

In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities”, an interpretation of Accounting Research Bulletin (ARB) No. 51 (FIN 46). FIN 46 is intended to clarify the application of the majority voting interest requirement of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest may be achieved through arrangements that do not involve voting interests. A company that holds variable interests in an entity will need to consolidate the variable interest entity (VIE) if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 is effective immediately for a VIE created or obtained after January 31, 2003. FIN 46, as amended, became effective for variable interests in a VIE created before February 1, 2003 as of December 31, 2003.

FIN 46 has been subsequently modified, clarified and replaced by the issuance of FIN 46R on December 23, 2003. Relative to FIN 46, FIN 46R (a) essentially excludes operating businesses from its provisions subject to four conditions, (b) states the provisions of FIN 46R are not required to be applied if a company is unable, subject to making an exhaustive effort, to obtain the necessary information, (c) includes new definitions and examples of what variable interests are, (d) clarifies and changes the definition of a variable interest entity and (e) clarifies and changes the definition and treatment of de facto agents, as that term is defined in FIN 46 and FIN 46R. FIN 46R was issued December 23, 2003 and, for us, is effective in 2004. We have reviewed the provisions of FIN 46R and have determined that it does not have a material effect on our financial statements.

In December 2003, the FASB issued SFAS 132R, a revision of SFAS 132, “Employers’ Disclosures about Pensions and Other Postretirement Benefits”, an amendment of FASB Statements 87, 88 and 106. SFAS 132R revises employers’ disclosures about pension plans and other postretirement benefit plans. It does not change the measurement or recognition of obligations for those plans. SFAS 132R requires additional separate disclosures about the assets, obligations, cash flows and net periodic benefit cost of defined benefit pension plans and other postretirement benefit plans. The new disclosures were required for our 2003 fiscal year. The expanded disclosures are required in our 2004 interim financial statements.

Quantitative and Qualitative Disclosures About Market Risk

Interest Rate Risk

We are exposed to market risk associated with fluctuations in interest rates, primarily limited to the existing credit facility which had outstanding borrowings of $124.1 million as of December 31, 2003. Borrowings under the existing credit facility bear interest at a per annum rate, at our option of either:

•	the greater of the prime rate or the federal funds rate plus 0.50% plus a margin ranging from 0.50% to 1.75% for the revolving credit facility and the term loan A facility based on debt to cash flow ratios, and at a fixed margin of 2.5% for the term loan B facility; or

•	LIBOR plus a margin ranging from 2% to 3.25% for the revolving credit facility and the term loan A facility based on debt to cash flow ratios, and at a fixed margin of 4% for the term loan B facility.

A 1% change in interest rates would have resulted in an increase or decrease in interest expense of approximately $1.6 million for the year ended December 31, 2003.

Commodity Price Risk

We purchase certain products which are affected by commodity prices and are, therefore, subject to price volatility caused by weather, market conditions and other factors which are not considered predictable or within our control. Although many of the products purchased are subject to changes in commodity prices, certain purchasing contracts or pricing arrangements have been negotiated in advance to minimize price volatility. Where possible, we use these types of purchasing techniques to control costs as an alternative to directly managing financial instruments to hedge commodity prices. In many cases, we believe we will be able to address commodity cost increases that are significant and appear to be long-term in nature by adjusting our menu pricing. However, long-term increases in commodity prices may result in lower restaurant-level operating margins.

As of March 31, 2004, there were no material changes from the information presented above with respect to our market risk sensitive instruments.

BUSINESS

Overview

We are one of the largest restaurant companies in the United States operating 534 restaurants in 16 states as of March 31, 2004. We operate three restaurant brands that provide balance through diversification of our restaurant concepts and geographic dispersion. We own and operate two regional restaurant companies, Taco Cabana® and Pollo Tropical®. We are also the largest Burger King® franchisee in the world and have operated Burger King restaurants since 1976. For the year ended December 31, 2003, we had total revenues of $645.0 million and EBITDA of $83.7 million.

The following charts reflect total revenues and EBITDA generated by our Hispanic Brands and Burger King restaurants for the year ended December 31, 2003 which illustrate our balance and diversity:

Hispanic Brands.    We entered the quick-casual restaurant segment in 1998 with our acquisition of Pollo Tropical, Inc. and we subsequently acquired Taco Cabana, Inc. in late 2000. As of March 31, 2004, our Hispanic Brands were comprised of 183 company-owned and 33 franchised restaurants.

Taco Cabana—Our Taco Cabana restaurants combine generous portions of fresh, premium quality Tex-Mex and traditional Mexican style food, in a festive setting with the convenience and value of quick-service restaurants. Menu items include flame-grilled beef and chicken fajitas, quesadillas, traditional Mexican and American breakfasts, other Tex-Mex dishes and fresh-made flour tortillas. Unlike many of our competitors, most menu items are made fresh daily in each of our Taco Cabana restaurants. Our Taco Cabana restaurants also offer a distinctive salsa bar as well as a variety of beverage choices, including margaritas and beer. Taco Cabana pioneered the Mexican patio café concept with its first restaurant in San Antonio, Texas in 1978. As of March 31, 2004, we owned and operated 123 Taco Cabana restaurants located in Texas and Oklahoma and franchised nine Taco Cabana restaurants. For the year ended December 31, 2003, our Taco Cabana restaurants generated total revenues of $181.5 million and EBITDA of $24.4 million. In addition, for 2003, our Taco Cabana restaurants generated average annual sales per restaurant of $1.5 million and average EBITDA per restaurant of $0.2 million.

Pollo Tropical—Our Pollo Tropical restaurants feature fresh grilled chicken marinated in a proprietary blend of tropical fruit juices and spices and authentic “made from scratch” side dishes. Our menu emphasizes freshness and quality with a focus on flavorful chicken served “hot off the grill.” Pollo Tropical restaurants combine high quality, distinctive menu items and an inviting tropical setting with the convenience and value of quick-service restaurants. Most menu items are made fresh daily in each of our Pollo Tropical restaurants. Pollo Tropical opened its first company-owned restaurant in 1988 in Miami. As of March 31, 2004, we owned and operated a total of 60 restaurants, 51 of which were located in south Florida under the trade name Pollo Tropical, and nine of which were located in central Florida under the trade name TropiGrill®. We also franchised 24 Pollo Tropical restaurants as of March 31, 2004, 19 of which were located in Puerto Rico, four in Ecuador and one in Miami. Since our acquisition of Pollo Tropical, we have expanded the brand by over 65% by opening 24 new company-owned restaurants. For the year ended December 31, 2003, our Pollo Tropical restaurants generated total revenues of $110.2 million and EBITDA of $22.6 million. In addition, for 2003, our Pollo Tropical restaurants generated average annual sales per restaurant of $1.8 million, which we believe is among the highest in the quick-casual segment, and average EBITDA per restaurant of $0.4 million.

Burger King.    Burger King is the second largest hamburger restaurant chain in the world and we are the largest Burger King franchisee in the world. Burger King restaurants feature flame-broiled hamburgers and other sandwiches, the most popular of which is the WHOPPER® sandwich. The WHOPPER® is a large, flame-broiled hamburger on a toasted bun garnished with mayonnaise, lettuce, onions, pickles and tomatoes. Burger King restaurants offer hamburgers, cheeseburgers, chicken and fish sandwiches, breakfast items, french fried potatoes, onion rings, salads, shakes, desserts and a variety of soft drinks and other beverages. In addition, promotional menu items are introduced periodically for limited periods. Burger King continually seeks to develop new products to enhance the menu of its restaurants. As of March 31, 2004, we operated 351 Burger King restaurants located in 13 Northeastern, Midwestern and Southeastern states. For the year ended December 31, 2003, our Burger King restaurants generated total revenues of $353.3 million and EBITDA of $36.8 million. In addition, for 2003, our Burger King restaurants generated average annual sales per restaurant of $1.0 million and average EBITDA per restaurant of $0.1 million.

The Industry

The Restaurant Market

Total restaurant industry revenues in the United States for 2003 were $291.9 billion, an increase of 3.4% over 2002. The U.S. restaurant industry is comprised of five major segments: quick-service, quick-casual, family/mid-scale, casual dining and fine dining restaurants. Sales in the overall restaurant industry are projected to increase at a compound annual growth rate of 4.8% from 2003 to 2008.

Quick-casual restaurants

We operate in the quick-casual restaurant segment through our Hispanic Brands. The emerging quick-casual restaurant segment combines the convenience of quick-service restaurants with the menu variety, use of fresh ingredients, upscale decor and food quality of casual dining. We believe that the quick-casual restaurant segment is one of the fastest growing segments of the restaurant industry. Sales growth in 2003 of quick-casual chains among the Top 100 restaurant chains was 9.1% as compared to 5.1% for the overall Top 100 restaurant chains, which includes all five major segments.

Quick-casual restaurants are primarily distinguished by the following characteristics:

•	Quick-service or self-service format. Meals are purchased prior to receiving food. In some cases, payment may be made at a separate station from where the order was placed. Also, servers may bring orders to the customer’s table.

•	Check averages between $6 and $9. This positions quick-casual restaurants between traditional fast-food and casual dining.

•	Food prepared to-order. Cooking platforms often feature last-minute preparation or assembly. In virtually all quick-casual concepts, customization is allowed and often encouraged. Display cooking is also common.

•	Fresh ingredients. Many concepts use the word “fresh” in their concept positioning and feature very descriptive menus highlighting these upgraded components.

•	Innovative food suited to sophisticated tastes. Flavor profiles are complex and the use of distinctive ingredient combinations sets the food apart from more traditional fast food.

•	Upscale or highly developed decor. Wooden tables, upholstered seating and track lighting are some of the design features commonly found in quick-casual establishments.

We believe that our Hispanic Brands will benefit from the growing baby boomer demand for quick-casual dining and the increasing consumer demand for, and acceptance of, variety and ethnic foods. We also believe that our Hispanic Brands will benefit from the relatively higher population growth rates in regions in which our restaurants are currently located. The U.S. population is forecast to grow by 4.1% from 2005 to 2010 and the population in Texas and Florida is forecast to grow by 6.4% and 6.7%, respectively, during that same period. In addition, according to the U.S. Census Bureau, the growth of the Hispanic population is expected to outpace overall population growth and increase from 11.8% of the total U.S. population in 2000 to 18.2% by 2025.

Quick-service restaurants

The quick-service restaurant segment is the largest segment of the U.S. restaurant chain industry. Technomic identifies eight major types of quick-service restaurants in the United States: hamburger; pizza/pasta; chicken; other sandwich; Mexican; ice cream/yogurt; donut and cafeteria/buffet. According to Technomic, the quick-service restaurants included in the Top 100 quick-service restaurant chains in 2003 are divided by menu category as follows:

Sales at all quick-service restaurants in the United States were $144.1 billion in 2003, representing 49% of total U.S. restaurant industry sales. Sales in this segment are projected to increase at a compound annual growth rate of 4.0% between 2003 and 2008.

Quick-service restaurants are distinguished by the following characteristics:

•	High speed of service and customer use. It is estimated that a customer of a typical quick-service restaurant will spend no more than 20 minutes on the total quick-service restaurant experience from the time of ordering to departure.

•	Convenience. Quick-service restaurants are typically located in places that are easily accessed and convenient to customers’ homes, places of work and commuter routes.

•	Limited menu choice and service. The menus at most quick-service restaurants have a limited number of standardized items. Typically, customers order at a counter or drive thru and pick up food which then is taken to a seating area or consumed off the restaurant premises.

•	Value prices. At a quick-service restaurant, the average expenditure for an individual meal is $4.00 to $6.00.

We believe that the quick-service restaurant segment meets consumers’ desire for a convenient, reasonably priced restaurant experience. In addition, the consumers’ need for meals prepared outside of the home, including takeout, has increased significantly over historical levels as a result of the greater numbers of working women and single parent families. For example, according to the U.S. Bureau of Labor Statistics, the percentage of mothers with children under age six participating in the workforce has increased from 39% in 1975 to 64% in 2002. According to the U.S. Census Bureau, the number of children living in households with two parents has decreased from 80% to 69% over the same period.

Our Burger King restaurants operate in the hamburger segment of the quick-service restaurant segment. The hamburger segment of the quick-service restaurant segment in the United States, which generated $50.7 billion in sales in 2003, is the largest segment of the quick-service restaurant segment in the United States. Sales in this segment are projected to increase at a compound annual growth rate of 3.5% between 2003 and 2008.

Competitive Strengths

We attribute our success in the quick-casual and quick-service restaurant segments to the following competitive strengths:

Strong Brand Names.    We believe our restaurant concepts are highly recognized brands in their market areas.

•	Hispanic Brands—Taco Cabana and Pollo Tropical are among the most highly recognized quick-casual restaurant brands in their respective core markets. Of the 123 Taco Cabana restaurants we owned and operated as of March 31, 2004, 117 were concentrated in five major Texas markets: San Antonio, Houston, Dallas/Fort Worth, Austin and El Paso. All of our 60 Pollo Tropical restaurants we owned and operated as of March 31, 2004 were located in four counties in south and central Florida. We believe that the following factors have contributed to the success of both of these concepts:

•	strong brand awareness in their respective core markets;

•	high quality, freshly prepared food;

•	high frequency of visits and loyalty by core customers; and

•	distinctive menu offerings that capitalize on the growing consumer preference for variety and ethnic foods.

•	Burger King—Since its introduction in 1954, the Burger King brand has become one of the most recognized brands in the restaurant industry. Each year Burger King spends between 4% and 5% of total system sales on advertising (a total of $2.3 billion over the past five years) to sustain and increase this high brand awareness. We believe that strong brand recognition, combined with food quality, value and convenience of Burger King restaurants, provide opportunities for growth for the Burger King brand.

Stable and Diversified Cash Flows.    We believe that the stability of our operating cash flows is due to the proven success of our restaurant concepts, the high degree of customer awareness of our brands and our consistent focus on effective restaurant operations. Over the past five years, our EBITDA margins have ranged between 12.6% and 14.4% and averaged 13.5%. We also believe that multiple concepts operating in diverse geographic areas enable us to capitalize on regions that have rapidly growing populations and to further reduce our dependence on the economic performance of any one particular region or restaurant concept. Taco Cabana, with its restaurants primarily located in Texas, and Pollo Tropical, with its restaurants primarily located in Florida, have provided us with geographic diversity. In addition, our Burger King restaurants are geographically dispersed over 13 states in the Northeast, Southeast and Midwest regions.

Well Positioned to Continue to Capitalize on Growing Population in Our Core Markets.    Due primarily to our acquisition of Taco Cabana in late 2000 as well as the development of new Taco Cabana and Pollo Tropical restaurants over the past five years, total revenues generated by our Hispanic Brands have increased from $83.8 million in 1999 to $291.7 million in 2003. During this time frame, total EBITDA generated by our Hispanic Brands has increased over 250% from $18.5 million in 1999 to $47.0 million in 2003. As of March 31, 2004, we collectively owned and operated or franchised more than 200 restaurants under our Hispanic Brands.

Our Hispanic Brand restaurants are concentrated in two regions: Texas and Florida. We expect sales from these restaurants to benefit from the continued population growth in these regions and from the growth of the U.S. Hispanic population, both of which are expected to exceed the national average. According to the U.S. Census Bureau, the U.S. population is forecast to grow by 4.1% from 2005 to 2010 and the population in Texas and Florida is forecast to grow by 6.4% and 6.7%, respectively, during that same period. In addition, the growth of the Hispanic population is expected to outpace overall population growth and increase from 11.8% of the total U.S. population in 2000 to 18.2% by 2025.

Largest Burger King Franchisee.    We are the largest Burger King franchisee in the world. We believe that our leadership position, together with our experienced management team, effective management information systems, and a comprehensive infrastructure enable us to operate more efficiently and better enhance restaurant margins and overall performance levels than most other Burger King franchisees. These strengths also enable us to selectively acquire additional Burger King restaurants, continue to develop new restaurants and leverage this expertise across our Hispanic Brands.

Experienced Management Team.    Our senior management has extensive experience in the restaurant industry and has a long and successful history of developing, acquiring and operating quick-service and quick-casual restaurants. Management has successfully integrated the acquisitions of Taco Cabana and Pollo Tropical. We believe that our senior management team’s experience in operating restaurants and knowledge of the demographic and other characteristics our core markets provide us with a competitive advantage.

Business Strategy

Our business strategy is to continue to increase revenues and cash flows through the development of new restaurants and selective acquisitions. Our business strategy also includes improvements in sales at our restaurants through our marketing and product development activities and through our operating efficiencies as a result of our training and sophisticated management information systems. We also may have opportunities to expand our Hispanic Brands in additional markets through franchising and other arrangements. Our strategy is based on the following components:

Leverage Strong Brand Names.    We realize significant benefits as an owner and operator of the Taco Cabana and Pollo Tropical restaurant concepts and as a Burger King franchisee. These benefits are the result of the following:

•	strong recognition of the Taco Cabana and Pollo Tropical brands in their core markets;

•	ability to manage brand awareness, marketing and product development for our Hispanic Brands;

•	widespread recognition of the Burger King brand and flagship WHOPPER® product supported by a national advertising program; and

•	ability to capitalize on Burger King’s product development capabilities.

Grow Sales and Continue to Improve Operating Efficiencies.    We maintain a disciplined commitment to increasing the profitability of our existing restaurants. Our strategy is to grow sales in our existing restaurants by continuing to develop new products for our Hispanic Brands, developing and enhancing the efficiency and quality of our proprietary advertising and promotional programs and improving the customer experience at all of our restaurants. Our large base of restaurants, skilled management team and sophisticated management information and operating systems enable us to optimize operating efficiencies for our restaurants. We are able to control restaurant labor and food costs, effectively manage our restaurant operations and ensure consistent application of operating controls through the use of our sophisticated management information and point-of-sale systems. Our size and, in the case of Burger King, the size of the Burger King system enable us to realize benefits from improved bargaining power for purchasing and cost management initiatives. We believe these factors provide the basis for increased restaurant level and company profitability.

Open Additional Restaurants.    We believe that many of our existing markets continue to provide opportunities for the development of new Taco Cabana, Pollo Tropical and Burger King restaurants. Our staff of real estate and development professionals are responsible for new restaurant development. Before developing a new restaurant, we conduct an extensive site selection and evaluation process that includes in-depth demographic, market and financial analyses. By selectively increasing the number of restaurants we operate in a particular market, we can increase brand awareness and effectively leverage our management oversight, corporate infrastructure and local marketing expenditures.

We believe there are further growth opportunities for our Hispanic Brands. We plan to open new restaurants in our existing markets which may be either free-standing buildings or restaurants contained within strip shopping centers (in-line restaurants) to further leverage our existing brand awareness. Operating in-line restaurants allows us to selectively expand our brand penetration and visibility in certain of our existing markets, while doing so at a lower cost than developing a restaurant as a free-standing building. We also believe that there may be opportunities to further expand these brands beyond their current core regions of Texas and south and central Florida.

We believe there may be opportunities to expand the number of Burger King restaurants we operate through selective acquisitions from other franchisees and through development of new restaurants in our existing markets. We believe that selective acquisitions of additional Burger King restaurants would result in operating efficiencies from our proven abilities to reduce operating costs and achieve increased economies of scale by leveraging our infrastructure and operating systems.

Explore Franchising and Other Arrangements.    We may consider expanding our Hispanic Brands into new markets through franchising and other arrangements, such as joint ventures, which would provide us with additional cash flows through royalties, franchise and other fees. We believe this strategy will allow us to test new markets for future expansion without incurring significant capital expenditures required for developing new company owned and operated restaurants.

Overview of Restaurant Concepts

Taco Cabana Restaurants

Our Taco Cabana quick-casual restaurants combine generous portions of fresh, premium quality Tex-Mex and traditional Mexican style food with the convenience and value of quick-service restaurants. The restaurants provide interior, semi-enclosed and patio dining areas with a festive Mexican theme. Menu items include flame-grilled beef and chicken fajitas served on sizzling iron skillets, quesadillas, traditional Mexican and American breakfasts, other Tex-Mex dishes and fresh, hot flour tortillas. Our Taco Cabana restaurants also offer a variety of beverage choices, including margaritas and beer. Most of the menu items offered at each of our Taco Cabana restaurants are prepared at each restaurant from fresh meat and produce ingredients delivered by suppliers to the restaurant, usually three times each week. Taco Cabana is committed to differentiating itself from other quick-casual competitors by utilizing fresh, high quality ingredients as well as preparing most items “from scratch.” In order to simplify operations and provide a more consistent product, Taco Cabana also uses a number of pre-prepared items.

Taco Cabana restaurants average approximately 3,200 square feet (exclusive of the exterior dining area) and provide seating for approximately 80 customers, with additional outside patio seating for approximately 50 customers. Taco Cabana restaurants are typically distinctive in appearance, conveying a Mexican theme and permitting easy identification by passing motorists. Our Taco Cabana restaurants feature rounded fronts, as well as Southwest accents such as a clay tile roof, heavy wood beams and a trellis that shades the patio area, and the use of bright colors outside and inside. Corrugated metal wall panels, aged wood finishes and distressed stainless steel counter tops are featured inside.

Taco Cabana’s interior restaurant design features display cooking that enables customers to observe fresh fajitas cooking on a grill, a machine making fresh, hot flour tortillas and the preparation of other food items. Upon entry, the customer places an order selected from an overhead menu board, proceeds down a service line to where the order is picked up, and then passes a salsa bar en route to the dining area. The distinctive salsa bar offers Taco Cabana customers freshly prepared, authentic Tex-Mex ingredients such as salsa de fuego (made with charred peppers and tomatoes), pico de gallo and salsa (all “made from scratch” throughout the day at each restaurant), cilantro, pickled jalapeno slices, crisp chopped onions and fresh sliced limes. Depending on the season, time of day and personal preference, our customers can choose to dine in the restaurant’s brightly colored and festive interior dining area or in either the semi-enclosed or outdoor patio areas.

Our Taco Cabana restaurants provide the convenience of drive-thru windows as well as the ability for customers to dine-in or take-out, as they choose. A majority of our Taco Cabana restaurants are open 24 hours a day. Our hours of operation are continually evaluated for economic viability on a market and individual restaurant basis.

Pollo Tropical Restaurants

Our Pollo Tropical quick-casual restaurants combine high quality, distinctive taste and an inviting tropical setting with the convenience and value of quick-service restaurants. Pollo Tropical restaurants offer a unique selection of food items reflecting tropical and Caribbean influences and feature grilled fresh chicken marinated in a proprietary blend of tropical fruit juices and spices. Chicken is grilled in view of customers on large, custom, open-flame grills. Over time Pollo Tropical has broadened its selection by introducing additional menu items such as roast pork, a line of “TropiChops®” (a bowl containing rice, black beans, chicken or pork), a line of premium sandwiches and grilled ribs that feature a selection of barbeque sauces. We also feature an array of distinctive and popular side dishes, including black beans and rice, yucatan fries and sweet plantains, as well as more traditional menu items such as french fries, corn and tossed and caesar salads. We also offer uniquely Hispanic desserts, such as flan and tres leches.

Our Pollo Tropical restaurants incorporate high ceilings, large windows, tropical plants, light colored woods, decorative tiles, a visually distinctive exterior entrance tower, lush landscaping and other signature architectural features, all designed to create an airy, inviting and tropical atmosphere. We design our restaurants to conveniently serve a high volume of customer traffic while retaining an inviting, casual atmosphere.

Our Pollo Tropical restaurants are generally open for lunch, dinner and late night orders seven days per week from 11:00 AM to midnight and offer sit-down dining, counter take-out and drive-thru service to accommodate the varied schedules of families, business people and students. Our menu offers a variety of portion sizes to accommodate a single customer, family or large group. Pollo Tropical restaurants also offer an economical catering menu, with special prices and portions to serve parties in excess of 25 people.

Our Pollo Tropical restaurants typically provide seating for 80 to 100 customers and provide drive-thru service. All of our Pollo Tropical restaurants are freestanding buildings except for four locations contained within strip shopping centers and one street-level storefront location in an office building. Our typical freestanding Pollo Tropical restaurant ranges between 2,800 and 3,200 square feet.

Burger King Restaurants

“Have It Your Way”® service, flame broiling, generous portions and competitive prices characterize the Burger King system marketing strategy. Our Burger King restaurants feature flame-broiled hamburgers and other sandwiches, the most popular of which is the WHOPPER® sandwich. The WHOPPER is a large, flame-broiled hamburger on a toasted bun garnished with mayonnaise, lettuce, onions, pickles and tomatoes. The basic menu of all Burger King restaurants consists of hamburgers, cheeseburgers, chicken and fish sandwiches, breakfast items, french fried potatoes, onion rings, salads, shakes, desserts, soft drinks and other beverages. In addition, promotional menu items are introduced periodically for limited periods. BKC continually seeks to develop new products as it endeavors to enhance the menu and service of Burger King restaurants.

Our Burger King restaurants are typically open seven days per week with minimum operating hours from 6:00 AM to 11:00 PM. Burger King restaurants are quick-service restaurants of distinctive design and are generally located in high-traffic areas throughout the United States. We believe that the primary competitive advantages of Burger King restaurants are:

•	brand recognition;

•	convenience of location;

•	speed of service;

•	quality; and

•	price.

Burger King restaurants appeal to a broad spectrum of consumers, with multiple day-part meal segments that appeal to different groups of consumers.

Our Burger King restaurants consist of one of several building types with various seating capacities. BKC’s traditional freestanding restaurant contains approximately 2,800 to 3,200 square feet with seating capacity for 90 to 100 customers, has drive-thru service windows, and has adjacent parking areas. As of March 31, 2004, 340 of our 351 Burger King restaurants were freestanding.

Restaurant Economics

Selected restaurant operating data for our three restaurant concepts is as follows:

	Year Ended December 31,
	2001	2002	2003
Taco Cabana
Average annual sales per restaurant	$1,475,000	$1,527,000	$1,523,000
Average sales transaction	$6.63	$6.65	$6.66
Drive-through sales as a percentage of total sales	44.5%	45.6%	46.6%
Day part sales percentages:
Breakfast	14.7%	15.8%	15.8%
Lunch	22.4%	22.4%	22.7%
Dinner	24.1%	24.5%	25.3%
Late night (9 pm to midnight)	16.4%	15.0%	14.5%
Other (2 pm to 5 pm and midnight to 6 am)	22.4%	22.3%	21.7%

Pollo Tropical
Average annual sales per restaurant	$1,913,000	$1,807,000	$1,838,000
Average sales transaction	$8.11	$8.11	$8.18
Drive-through sales as a percentage of total sales	38.0%	45.6%	42.2%
Day part sales percentages:
Lunch	45.9%	46.7%	45.9%
Dinner and late night	54.1%	53.3%	54.1%

Burger King
Average annual sales per restaurant	$1,078,000	$1,069,000	$1,003,000
Average sales transaction	$4.22	$4.46	$4.47
Drive-through sales as a percentage of total sales	59.1%	60.5%	61.8%
Day part sales percentages:
Breakfast	14.4%	14.3%	14.6%
Lunch	33.4%	33.4%	33.4%
Dinner	27.0%	27.1%	26.9%
Afternoon and late night	25.2%	25.2%	25.1%

Restaurant Capital Costs

The cost of equipment, seating, signage and other interior costs of a standard new Taco Cabana restaurant currently is approximately $420,000 (excluding the cost of the land, building and site improvements). The cost of the land generally ranges from $650,000 to $800,000. The cost of building and site improvements generally ranges from $750,000 to $850,000. We typically lease the real estate associated with our Taco Cabana restaurants.

The cost of equipment, seating, signage and other interior costs of a standard new Pollo Tropical restaurant currently is approximately $350,000 (excluding the cost of the land, building and site improvements). The cost of land generally ranges from $550,000 to $750,000. The cost of building and site improvements generally ranges from $650,000 to $800,000. We typically lease the real estate associated with our Pollo Tropical restaurants.

The cost of the franchise fee, equipment, seating, signage and other interior costs of a standard new Burger King restaurant currently is approximately $385,000 (excluding the cost of the land, building and site improvements). The cost of land generally ranges from $400,000 to $525,000. The cost of building and site improvements generally ranges from $550,000 to $625,000. We typically lease the real estate associated with our Burger King restaurants.

Seasonality

Our business is moderately seasonal due to regional weather conditions. Sales from our Taco Cabana restaurants (located in Texas and Oklahoma) and our Burger King restaurants (primarily located in the Northeast) are generally higher during the summer months than during the winter months. Sales from our Pollo Tropical restaurants (located in south and central Florida) are generally higher during the winter months than during the summer months. We believe this seasonal impact is not material to our business as a whole because our multiple concepts operating in diverse geographic areas enable us to reduce our dependence on the economic performance of any one particular region.

Restaurant Locations

As of March 31, 2004, we owned and operated 123 Taco Cabana restaurants and franchised nine Taco Cabana restaurants located in the following states:

	Owned	Franchised	Total
Texas	117	5	122
Oklahoma	6	—	6
New Mexico	—	2	2
Georgia	—	1	1
Indiana	—	1	1

Total	123	9	132

As of March 31, 2004, we owned and operated 60 Pollo Tropical restaurants, all located in Florida. In addition, of our 24 franchised Pollo Tropical restaurants, as of March 31, 2004, 19 were located in Puerto Rico, four were located in Ecuador and one was in Miami.

The following table sets forth the locations of the 351 Burger King restaurants we operated as of March 31, 2004:

State	Total Restaurants
Connecticut	1
Indiana	5
Kentucky	10
Maine	5
Massachusetts	1
Michigan	26
New Jersey	2
New York	145
North Carolina	40
Ohio	82
Pennsylvania	12
South Carolina	21
Vermont	1

Total	351

Operations

Management Structure

We conduct substantially all of our executive management, finance, marketing and operations support functions from our corporate headquarters in Syracuse, New York, our Taco Cabana division headquarters in San Antonio, Texas and our Pollo Tropical division headquarters in Miami, Florida. The management structure of Taco Cabana consists of an Executive Vice President of Operations, who has over 30 years of restaurant experience, and two Regional Vice Presidents supported by 17 district supervisors. The management structure for Pollo Tropical consists of an Executive Vice President, who has over 30 years experience in the restaurant industry, and a Vice President of Operations supported by seven district supervisors. Our Burger King operations are overseen by four Regional Directors, three of whom are Vice Presidents, that have an average of 24 years of Burger King restaurant experience. Forty-five district supervisors that have an average of 19 years of restaurant management experience in the Burger King system support the Regional Directors.

For each of our concepts, a district supervisor is responsible for the direct oversight of the day-to-day operations of an average of approximately seven restaurants. Typically, district supervisors have previously served as restaurant managers at one of our restaurants. Regional directors, district supervisors and restaurant managers are compensated with a fixed salary plus an incentive bonus based upon the performance of the restaurants under their supervision. Typically, our restaurants are staffed with hourly employees who are supervised by a salaried manager and two or three salaried assistant managers.

Training

We maintain a comprehensive training and development program for all of our personnel and provide both classroom and in-restaurant training for our salaried and hourly personnel. The program emphasizes system-wide operating procedures, food preparation methods and customer service standards for each of the concepts. In addition, BKC’s training and development programs are also available to us as a franchisee.

Management Information Systems

We believe that our management information systems, which are more sophisticated than systems typically utilized by smaller Burger King franchisees and other small quick-casual/quick-service restaurant operators, provide us with the ability to more efficiently manage our restaurants and to ensure consistent application of operating controls at our restaurants. Our size also affords us the ability to maintain an in-house staff of information and restaurant systems professionals dedicated to continuously enhancing our systems. In addition, these capabilities allow us to integrate newly developed or acquired restaurants and to leverage our investments in information technology over a large base of restaurants.

Our restaurants generally employ touch-screen point-of-sale (POS) systems that are designed to facilitate accuracy and speed of order taking. These systems are user-friendly, require limited cashier training and improve speed-of-service through the use of conversational order-taking techniques. The POS systems are integrated with PC-based applications at the restaurant that are designed to facilitate financial and management control of our restaurant operations.

Our restaurant systems provide daily tracking and reporting of traffic counts, menu item sales, labor and food data, and other key operating information for each restaurant. We electronically communicate with our restaurants on a daily basis, which enables us to collect this information for use in our corporate management systems. Our corporate and divisional administrative headquarters house client/server-based systems that support all of our accounting, operating and reporting systems. We also operate a 24-hour, seven-day help desk at our corporate headquarters that enables us to provide systems and operational support to our restaurant operations as required. Among other things, our restaurant information systems provide us with the ability to:

•	monitor labor utilization and sales trends on a real-time basis at each restaurant, enabling the store manager to effectively manage to established labor standards on a timely basis;

•	minimize shrinkage using restaurant-level inventory management and centralized standard costing systems;

•	analyze sales and product mix data to help restaurant management personnel forecast production levels;

•	monitor day-part drive-thru speed of service at each of our restaurants;

•	systematically communicate human resource and payroll data to our administrative offices for efficient centralized management of labor costing and payroll processing;

•	employ centralized control over price, menu and inventory management activities at the restaurant utilizing the remote access capabilities of our systems;

•	take advantage of electronic commerce including our ability to place orders with suppliers and to integrate detailed invoice, receiving and product data with our inventory and accounting systems; and

•	provide analyses, reporting and tools to enable all levels of management to review a wide-range of financial and operational data.

Information from our systems is available daily to the restaurant manager, who is expected to react quickly to trends or situations in his or her restaurant. Our district supervisors also receive daily information for all restaurants under their control and have access to key operating data on a remote basis using our corporate intranet and laptop computers. Management personnel at all levels, from the restaurant manager through senior management, monitor key restaurant performance indicators.

Site Selection

We believe that the location of our restaurants is a critical component of each restaurant’s success. We evaluate potential new sites on many critical criteria including accessibility, visibility, costs, surrounding traffic patterns, competition and demographic characteristics. Our senior management determines the acceptability of all acquisition prospects and new sites, based upon analyses prepared by our real estate and financial professionals and operations personnel.

Burger King Franchise Agreements

Each of our Burger King restaurants operates under a separate franchise agreement with BKC. Our franchise agreements with BKC require, among other things, that all restaurants comply with specified design criteria and be operated in a prescribed manner, including utilization of the standard Burger King menu. In addition, our Burger King franchise agreements require that our restaurants conform to BKC’s current image and provide for remodeling of our restaurants at the request of BKC during the tenth year of the agreements to conform to such current image. These franchise agreements with BKC generally provide for an initial term of 20 years and currently have an initial fee of $50,000. BKC may grant a successor franchise agreement (renewal) for an additional 20-year term, provided the restaurant meets the current Burger King operating and image standards. The successor BKC franchise agreement fee is currently $50,000. BKC may not cancel or terminate our franchise agreements unless we are in default of the terms of the agreements. We are not in default under any of the franchise agreements with BKC.

In order to obtain a successor franchise agreement with BKC, a franchisee is typically required to make capital improvements to the restaurant to bring it up to Burger King’s current design standards. The required capital improvements will vary widely depending upon the magnitude of the required changes and the degree to which we have made interim changes to the restaurant. Carrols has five franchise agreements expiring in 2004, 24 franchise agreements expiring in 2005 and 17 franchise agreements expiring in 2006. If we determine that a restaurant is under-performing, we may elect not to request that an agreement be renewed.

We believe that we will be able to satisfy BKC’s normal successor franchise agreement policies. Accordingly, we believe that successor franchise agreements with BKC will be granted on a timely basis by BKC at the expiration of our existing franchise agreements with BKC. Historically, BKC has granted all of our requests for successor franchise agreements.

In addition to the initial franchise fee, we generally pay to BKC a monthly royalty of 3 1/2% of the gross revenues from our Burger King restaurants. For a more detailed explanation of the franchise fees see “—Franchise Fees and Early Successor Program” below. We also contribute 4% of restaurant sales from our Burger King restaurants to fund BKC’s national and regional advertising. BKC engages in substantial national and regional advertising and promotional activities and other efforts to maintain and enhance the Burger King brand. We supplement from time to time BKC’s marketing with local advertising and promotional campaigns. See “—Advertising and Promotion.”

Our franchise agreements with BKC do not give us exclusive rights to operate Burger King restaurants in any defined territory. Although we believe that BKC generally seeks to ensure that newly granted franchises do not materially adversely affect the operations of existing Burger King restaurants, we cannot assure you that a franchise given by BKC to a third party will not adversely affect any single Burger King restaurant that we operate.

We are required to obtain BKC’s consent before we acquire existing Burger King restaurants or develop new Burger King restaurants. BKC also has the right of first refusal to purchase any Burger King restaurant that is being offered for sale by a franchisee. To date, BKC has approved all of our acquisitions of Burger King restaurants from other franchisees, except for two instances when it exercised its right of first refusal.

Franchise Fees and Early Successor Program

On July 1, 2000, BKC increased its royalty and franchise fees for most new restaurants. The franchise fee for new restaurants increased from $40,000 to $50,000 for a 20-year agreement and the royalty rate increased from 3 1/2% of sales to 4 1/2% of sales, after a transitional period. For franchise agreements entered into during the transitional period, the royalty rate is 4% of sales for the first 10 years of the agreement and 4 1/2% of sales for the balance of the term.

For new restaurants, the transitional period was from July 1, 2000 through June 30, 2003. As of July 1, 2003, the royalty rate became 4 1/2% of sales for the full term of new restaurant franchise agreements. As of July 1, 2001, existing restaurants that renewed their franchise agreements pay a royalty of 4 1/2% of sales for the full term of the renewed agreement. The advertising contribution remained at 4% of sales. The royalty rates for existing franchise agreements are not affected by these changes until the time of renewal.

BKC offered a voluntary program to encourage franchisees to accelerate the renewal of their franchise agreements. Franchisees that elected to participate in the Early Successor Incentive Program were required to make capital improvements in their restaurants to bring them up to Burger King’s current design image. Franchise agreements entered into under this program contain special provisions regarding the royalty rates including a reduction in the royalty for a period of time.

For commitments made prior to July 1, 2000 to renew franchise agreements under BKC’s Fiscal 2000 Early Successor Incentive Program, the renewal franchise fee remained at $40,000. The royalty rate under this program remained at 3 1/2% through March 31, 2002, at which time it was reduced to 2 3/4% for the following five-year period. The royalty rate reverts back to 3 1/2% effective April 1, 2007 for the remainder of any of the initial franchise term, and then increases to 4 1/2% for the balance of the new agreement.

For commitments made between July 1, 2000 and June 30, 2001 to renew franchise agreements under BKC’s Fiscal 2001 Early Successor Incentive Program, the renewal franchise fee increased to $50,000. The royalty rate remained at 3 1/2% through September 30, 2002, at which time it was reduced to 3% for a three-year period. The royalty rate reverts back to 3 1/2% effective October 1, 2005 for the remainder of any of the initial franchise term, and then increases to 4 1/2% for the balance of the new agreement.

After evaluating the applicable royalty reductions and the acceleration of the required capital improvements, in 2000, we elected to renew 48 franchise agreements under BKC’s Early Successor Incentive Programs. Our capital expenditures relating to these renewals have been completed. Burger King royalties, as a percentage of restaurant sales, decreased to 3.4% in 2003 and 2002 from 3.5% in 2001 and are anticipated to be 3.4% in 2004 as a result of our renewals under these programs.

Transformation Initiatives

Over the past three years, BKC has instituted initiatives to encourage and facilitate franchisees’ investment in certain upgrades to their restaurants. These transformation initiatives include the installation of new signage with the new Burger King logos, a new drive-thru equipment package, and where necessary, expenditures for painting, parking lot maintenance and landscaping. In addition, BKC defined enhancements to the kitchen including a new high-speed toaster, improved product holding units and a new self-loading broiler capable of cooking at different speeds and temperatures to facilitate the preparation of a wider variety of menu items. By an amendment to our franchise agreements, we committed:

•	to install the new signage in substantially all of our restaurants;

•	to “spruce up” our restaurants to the extent necessary, including painting, parking lot sealing/striping, and landscaping;

•	to install the new drive-thru package, which includes new menu boards, an order confirmation unit and an improved speaker system; and

•	to roll-out and install the new kitchen initiatives as approved and mandated by BKC which currently include improved toasting and holding equipment (Phase I initiatives) and a new broiler (Phase II initiatives).

BKC also arranged for the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. to make funds available to franchisees to be used in connection with the transformation initiatives. By agreeing to make the investments associated with the transformation initiatives, we received $56,000 per restaurant in 2000, or $19.8 million in the aggregate, from the fund established by Coca-Cola and Dr. Pepper. We also received $1.6 million from this fund on a supplemental basis in 2001 pertaining to completing the drive-thru package.

We completed all of the initiatives above, with the exception of signage in a few of our restaurants and the Phase II kitchen initiatives, by the end of 2002. We were substantially complete with respect to the installation of new signage as of March 31, 2004. Total expenditures related to these activities over the past four years were $12.8 million. Phase II kitchen initiatives (installation of a new broiler) have not yet been mandated by BKC.

Hispanic Brands Franchise Operations

We may seek to evaluate and expand into new markets through franchising and other arrangements which would provide us with additional cash flow through royalties, franchise and other fees. We believe this strategy will allow us to test new markets for future expansion without significant capital expenditures required for developing new company owned and operated restaurants.

As of March 31, 2004, Taco Cabana had five franchisees operating a total of nine Taco Cabana restaurants. As of March 31, 2004, Pollo Tropical had three franchisees operating a total of 24 Pollo Tropical restaurants located in Puerto Rico, Ecuador and Miami.

All franchisees are required to operate their restaurants in compliance with certain methods, standards and specifications developed by us regarding such matters as menu items, recipes, food preparation, materials, supplies, services, fixtures, furnishings, decor and signs. The franchisees have discretion to determine the prices to be charged to customers. In addition, all franchisees are required to purchase substantially all food, ingredients, supplies and materials from suppliers approved by us.

Advertising and Promotion

We believe our Hispanic Brands are among the most highly recognized quick-casual restaurant brands in their core markets of Texas and south and central Florida. Taco Cabana and Pollo Tropical utilize an integrated, multi-level marketing approach that includes periodic chain-wide promotions, direct mail, in-store promotions, local store marketing and other strategies, including the use of radio and television advertising in its major markets. Combination value meals are also utilized as well as limited time offer menu item promotions. Pollo Tropical advertises in both English and Spanish media throughout the year. As a percentage of restaurant sales, Taco Cabana’s advertising expenditures were 4.7% in 2003, 4.3% in 2002 and 5.1% in 2001. Advertising expenditures, as a percentage of restaurant sales, increased in 2003 from fiscal 2002 levels due to additional promotions in certain markets. We anticipate our Taco Cabana advertising expenditures to range from 4.3% to 4.5% of restaurant sales in 2004. Pollo Tropical spent 3.6%, 3.6% and 3.7% of restaurant sales on advertising in 2003, 2002 and 2001, respectively. We anticipate our 2004 Pollo Tropical advertising expenditures to be lower than historical levels, as a percentage of restaurant sales.

The efficiency and quality of advertising and promotional programs can significantly affect quick-casual/quick-service restaurant businesses. We believe that one of the major advantages of being a Burger King franchisee is the value of the extensive regional and national advertising and promotional programs conducted by BKC. In addition to the benefits derived from BKC’s advertising spending, we supplement from time to time BKC’s advertising and promotional activities with local advertising and promotions, including the purchase of additional television, radio and print advertising. Our concentration of restaurants in many of our markets permits us to leverage advertising in those markets. We also utilize promotional programs, such as combination value meals and discounted prices, targeted to our customers, in order to create a flexible and directed marketing program.

We are generally required to contribute 4% of restaurant sales from restaurant operations to an advertising fund utilized by BKC for its advertising, promotional programs and public relations activities. BKC’s advertising programs consist of national campaigns supplemented by local advertising. BKC’s advertising campaigns are generally carried on television, radio and in circulated print media (national and regional newspapers and magazines).

Product Development

Each of Taco Cabana and Pollo Tropical has separate and complete product research and development functions, comparable to other large multi-unit restaurant companies. These capabilities enable us to continually refine our menu offerings and develop new products for introduction in our Hispanic Brand restaurants. These functions include:

•	fully equipped test kitchens;

•	professional culinary and quality assurance team members;

•	consumer research protocol;

•	uniform and detailed product specification formats; and

•	product development committees that integrate marketing, operations, financial analysis and procurement.

Taco Cabana’s test kitchen is located near our San Antonio division headquarters in leased commercial space. The facility includes a large test kitchen, with equipment that mirrors the capability of a Taco Cabana restaurant, office space for all R&D staff, and a large tasting and meeting room. There are three permanent staff positions, including a Director of R&D, Manager of R&D, and Quality Assurance Manager.

Pollo Tropical’s test kitchen is located in our Miami division headquarters. The facility includes cooking equipment that mirrors the capability of a Pollo Tropical restaurant and a tasting area. There are three permanent staff positions, including a Director of R&D, a Manager of R&D, and a Quality Assurance and Purchasing assistant.

Suppliers and Distributors

For our Taco Cabana and Pollo Tropical restaurants, we have negotiated directly with local and national suppliers for the purchase of food and beverage products and supplies to ensure consistent quality and freshness and to obtain competitive prices. Taco Cabana and Pollo Tropical restaurants’ food and supplies are ordered from approved suppliers and are shipped via distributors to the restaurants. Both brands are responsible for monitoring quality control and supervision of these suppliers and conduct inspections to observe the preparation and quality of products purchased. For our Taco Cabana restaurants, SYGMA Network, Inc. (SYGMA) serves as our primary distributor of food and beverage products and supplies. SYGMA purchases, warehouses and distributes products for these restaurants under a distribution service agreement that expires on December 31, 2005. For our Pollo Tropical restaurants, Henry Lee, a division of Gordon Food Service, serves as our primary distributor of food and paper products under an agreement which expires on March 16, 2007. We rely significantly on our suppliers and distributors and if they are unable to service us, this could lead to a material disruption of service or supply until new suppliers or distributors are engaged.

We are a member of a national purchasing cooperative created for the Burger King system known as Restaurant Services, Inc. Restaurant Services is a non-profit independent cooperative that acts as the purchasing agent for approved distributors to the Burger King system and serves to negotiate the lowest cost for the system. We use our purchasing power to negotiate directly with certain other vendors, to obtain favorable pricing and terms for supplying our restaurants. For our Burger King restaurants, we are required to purchase all of our foodstuffs, paper goods and packaging materials from BKC-approved suppliers. We currently utilize four suppliers to supply our Burger King restaurants with the majority of their foodstuffs in various geographical areas. We may purchase non-food items such as kitchen utensils, equipment maintenance tools and other supplies from any suitable source provided that such items meet BKC product uniformity standards. All BKC-approved suppliers are required to purchase foodstuffs and supplies from BKC-approved manufacturers and purveyors. BKC is responsible for monitoring quality control and supervision of these manufacturers and conducts regular visits to observe the preparation of foodstuffs, and to run various tests to ensure that only high quality foodstuffs are sold to BKC-approved suppliers. In addition, BKC coordinates and supervises audits of approved suppliers and distributors to determine continuing product specification compliance and to ensure that manufacturing plant and distribution center standards are met. In the event these Burger King suppliers are unable to service us, we believe that we have significant alternative sources available to us to avoid any material disruption in service.

Quality Assurance

At each of our three concepts, we focus our operations on achieving a high level of customer satisfaction with speed, order accuracy and quality of service that is closely monitored. Our senior management and restaurant management staff are principally responsible for ensuring compliance with our operating policies, and with respect to our Burger King restaurants, BKC’s required operating procedures as well. We have uniform operating standards and specifications relating to the quality, preparation and selection of menu items, maintenance and cleanliness of the premises and employee conduct. In order to help maintain compliance with these operating standards and specifications, we distribute to our restaurant operations management team detailed reports measuring compliance with various customer service standards and objectives, including the results of our “mystery shoppers” program. This “mystery shoppers” program consists of evaluations of speed and quality of service at our restaurants conducted by an independent agency.

We also operate in accordance with quality assurance and health standards set by federal, state and local governmental laws and regulations. These standards include food preparation rules regarding, among other things, minimum cooking times and temperatures, maximum time standards for holding prepared food, food handling guidelines and cleanliness. To maintain these standards, we conduct unscheduled inspections of our restaurants. In addition, restaurant managers conduct internal inspections for taste, quality, cleanliness and food safety on a regular basis.

Trademarks

We believe that our names and logos for our Hispanic Brands are important to our operations. We have registered our principal trademarks for “Pollo Tropical®,” “TropiGrill®” and “TropiChops®” in the United States and presently have applications pending or registrations granted in various foreign countries in which we conduct business or may conduct business through our franchise system. In certain foreign countries, we have been involved in trademark opposition proceedings to defend our rights to register certain trademarks.

We have registered our principal Taco Cabana logo and design with the U.S. Patent and Trademark Office on the Principal Register as a service mark for our restaurant services. We also have secured or have applied for state and federal registrations of several other advertising or promotional marks, including variations of our principal mark, and have applied for registrations in foreign countries of our principal mark and several other marks. We intend to protect both Taco Cabana and Pollo Tropical trademarks by appropriate legal action whenever necessary.

Other than the Taco Cabana and Pollo Tropical trademarks, we have no proprietary intellectual property other than the logo and trademark of Carrols. As a franchisee of Burger King, we also have contractual rights to use certain BKC-owned trademarks, servicemarks and other intellectual property relating to the Burger King concept.

Government Regulation

Various federal, state and local laws affect our business, including various health, sanitation, fire and safety standards. Restaurants to be constructed or remodeled are subject to state and local building code and zoning requirements. In connection with the development and remodeling of our restaurants, we may incur costs to meet certain federal, state and local regulations, including regulations promulgated under the Americans with Disabilities Act.

We are subject to the federal Fair Labor Standards Act and various state laws governing such matters as:

•	minimum wage requirements;

•	overtime; and

•	other working conditions and citizenship requirements.

A significant number of our food service personnel are paid at rates related to the federal minimum wage and, accordingly, increases in the minimum wage have increased wage rates at our restaurants in the past.

We are also subject to various federal, state and local environmental laws, rules and regulations. We believe that we conduct our operations in substantial compliance with applicable environmental laws and regulations. None of the applicable environmental laws or regulations has had a material adverse effect on our operations or financial condition.

Taco Cabana is subject to alcoholic beverage control regulations that require state, county or municipal licenses or permits to sell alcoholic beverages at each location. Typically, licenses must be renewed annually and may be revoked or suspended for cause at any time. Licensing entities, authorized with law enforcement authority, may issue violations and conduct audits and investigations of the stores’ records and procedures. Alcoholic beverage control regulations relate to numerous aspects of daily operations of Taco Cabana restaurants, including minimum age for consumption, certification requirements for employees, hours of operation, advertising, wholesale purchasing, inventory control and handling, storage and dispensing of alcoholic beverages. These regulations also prescribe certain required banking and accounting practices related to alcohol sales and purchasing.

Taco Cabana is subject to state “dram-shop” laws in the states in which it operates. Dram-shop laws provide a person injured by an intoxicated person the right to recover damages from an establishment that wrongfully served alcoholic beverages to the intoxicated person. We have specific insurance that covers claims arising under dram-shop laws.

With respect to the franchising of Taco Cabana and Pollo Tropical restaurants, we are subject to franchise and related regulations in the U.S. and certain foreign jurisdictions where we offer and sell franchises. These regulations include obligations to provide disclosure about our two concepts, the franchise agreements and the franchise system. The regulations also include obligations to register certain franchise documents in the U.S. and foreign jurisdictions, and obligations to disclose the substantive relationship between the parties to the agreements.

Competition

The restaurant industry is highly competitive with respect to price, service, location and food quality. In each of our markets, our restaurants compete with a large number of national and regional restaurant chains, as well as locally owned restaurants, offering low- and medium-priced fare. We also compete with convenience stores, delicatessens and food counters in grocery stores, cafeterias and other purveyors of moderately priced and quickly prepared foods.

We believe that:

•	product quality and taste;

•	brand recognition;

•	convenience of location;

•	speed of service;

•	menu variety;

•	price; and

•	ambiance

are the most important competitive factors in the quick-casual and quick-service restaurant segments and that our three concepts effectively compete in each category.

Taco Cabana’s restaurants primarily compete in Texas and Oklahoma with quick-service operators, including those in the quick-service Mexican segment such as Taco Bell, quick-casual operators and traditional casual dining Mexican restaurants. We believe that Taco Cabana’s combination of freshly prepared food, distinctive ambiance and superior service help to distinguish Taco Cabana restaurants from quick-service operators, while Taco Cabana’s price-value relationship enables it to compete favorably with more expensive casual dining Mexican restaurants.

In addition to quick-service hamburger restaurant chains as well as other types of quick-casual restaurants, Pollo Tropical’s competitors include the south and central Florida locations of national chicken-based concepts, such as Boston Market and KFC, and regional grilled chicken concepts.

With respect to our Burger King restaurants, our largest competitors are McDonald’s and Wendy’s restaurants. According to publicly available information, McDonald’s restaurants had aggregate U.S. system wide sales of $22.1 billion for the year ended December 31, 2003 and operated 13,600 restaurants in the United States at that date, and Wendy’s restaurants had aggregate system wide sales of $7.4 billion for the year ended December 31, 2003 and operated 5,761 restaurants in the United States at that date.

Employees

As of March 31, 2004, we employed approximately 15,600 persons of whom approximately 400 were administrative personnel and 15,200 were restaurant operating personnel. None of our employees is covered by collective bargaining agreements. We believe that our relations with our employees are good.

Properties

As of March 31, 2004, we owned or leased the following restaurant properties:

	Owned Land; Owned Building	Leased Land; Owned Building	Leased Land; Leased Building(a)	Total(b)
Restaurants:
Taco Cabana	5	19	99	123
Pollo Tropical	—	20	40	60
Burger King	16	27	308	351

Total operating restaurants	21	66	447	534

(a)	Includes 15 restaurants located in mall shopping centers.
(b)	In addition, as of March 31, 2004, we had two restaurants under construction, three properties leased to third parties and four properties available for sale or lease.

As of March 31, 2004, we leased 96% of our Taco Cabana restaurant locations, all of our Pollo Tropical restaurant locations and 95% of our Burger King restaurant locations. We typically enter into leases (including options to renew) from 20 to 40 years. The average remaining term for all leases, excluding options, is approximately 20 years. Generally, we have been able to renew leases, upon or prior to their expiration, at the prevailing market rates.

Most of our Burger King restaurant leases are coterminous with the related franchise agreements. We believe that we generally will be able to renew, at commercially reasonable rates, the leases whose terms expire prior to the expiration of that location’s Burger King franchise agreement.

Most leases require us, as lessee, to pay utility and water charges and real estate taxes. Certain leases also require contingent rentals based upon a percentage of gross sales that exceed specified minimums. In some of our mall locations, we are also required to pay certain other charges such as a pro rata share of the mall’s common area maintenance costs, insurance and security costs.

In addition to the restaurant locations set forth under “—Restaurant Locations,” we own a building with approximately 25,300 square feet at 968 James Street, Syracuse, New York, which houses our executive offices and most of our administrative operations for our Burger King restaurants. We lease five small regional offices that support the management of our Burger King restaurants. We also lease 13,449 square feet at 7300 North Kendall Drive, 8th Floor, Miami, Florida, which houses most of our administrative operations for our Pollo Tropical restaurants. In addition, we lease approximately 17,700 square feet of office space at 8918 Tesoro Drive, Suite 200, San Antonio, Texas, which houses most of our administrative operations for our Taco Cabana restaurants.

Legal Proceedings

On November 16, 1998, the Equal Employment Opportunity Commission (“EEOC”) filed suit against Carrols in the U.S. District Court for the Northern District of New York under Title VII of the Civil Rights Act of 1964, as amended. The complaint alleges that Carrols has engaged in a pattern and practice of unlawful discrimination, harassment and retaliation against former and current female employees. At present, the EEOC has identified approximately 450 individuals it believes represent the class of claimants. The EEOC is seeking monetary and injunctive relief from Carrols.

On January 15, 2004, we filed a renewed Motion for Summary Judgment. The U.S. District Court for the Northern District of New York held oral argument on the motion on March 12, 2004 and has taken the motion under submission. It is not possible to predict whether we will prevail on the motion, which subject to possible appeals by the EEOC would effectively end the case. If we do not prevail on the motion, the case will proceed to trial. It is too early to make an evaluation of the likelihood of an unfavorable outcome or estimate of the amount or range of potential loss. Consequently, it is not possible to predict what adverse impact, if any, this case could have on our financial condition or results of operations and cash flows. We intend to continue to contest the case vigorously and believe it is without merit.

We are a party to various other litigation matters incidental to the conduct of our business. We do not believe that the outcome of any of these matters will have a material adverse effect on our financial condition or results of operations and cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information about our current directors, executive officers and other named officers. Upon the closing of this offering, we expect to restructure our board of directors. See “—Composition of the Board after this Offering” below.

Name	Age	Position
Alan Vituli	62	Chairman of the Board and Chief Executive Officer
Daniel T. Accordino	53	President, Chief Operating Officer and Director
Paul R. Flanders	47	Vice President, Chief Financial Officer and Treasurer
Joseph A. Zirkman	43	Vice President, General Counsel and Secretary
Timothy J. LaLonde	47	Vice President, Controller
Michael A. Biviano	47	Executive Vice President—Taco Cabana
John W. Haywood	40	Chief Concept Officer—Hispanic Brands
James E. Tunnessen	49	Executive Vice President—Pollo Tropical
Benjamin D. Chereskin†	45	Director
Brian F. Gleason*	37	Director
Robin P. Selati*	38	Director
Olaseni Adeyemi Sonuga	49	Director
Clayton E. Wilhite*†	58	Director

*	Current member of audit committee
†	Current member of compensation committee

Alan Vituli has been chairman of the board since 1986 and chief executive officer since March 1992. He is also a director and chairman of the board of Carrols. Between 1983 and 1985, Mr. Vituli was employed by Smith Barney, Harris Upham & Co., Inc. as a Senior Vice President responsible for real estate transactions. From 1966 until joining Smith Barney, Mr. Vituli was associated with the accounting firm of Coopers & Lybrand, first as an employee and for the last 10 years as a partner. Among the positions held by Mr. Vituli at Coopers & Lybrand was National Director of Mergers and Acquisitions. Before joining Coopers & Lybrand, Mr. Vituli was employed in a family-owned restaurant business. From 1993 through our acquisition of Pollo Tropical in 1998, Mr. Vituli served on the board of directors of Pollo Tropical. Mr. Vituli also serves on the board of Ruth’s Chris Steak House, Inc.

Daniel T. Accordino has been President, Chief Operating Officer and a Director since February 1993. Before that, Mr. Accordino served as Executive Vice President—Operations from December 1986 and as Senior Vice President of Carrols from April 1984. From 1979 to April 1984, he was Vice President of Carrols responsible for restaurant operations, having previously served as our Assistant Director of Restaurant Operations. Mr. Accordino has been an employee of ours since 1972.

Paul R. Flanders has been Vice President, Chief Financial Officer and Treasurer since April 1997. Before joining us, he was Vice President-Corporate Controller of Fay’s Incorporated, a retailing chain, from 1989 to 1997, and Vice President-Corporate Controller for Computer Consoles, Inc., a computer systems manufacturer, from 1982 to 1989. Mr. Flanders was also associated with the accounting firm of Touche Ross & Co. from 1977 to 1982.

Joseph A. Zirkman became Vice President and General Counsel in January 1993. He was appointed Secretary in February 1993. Before joining us, Mr. Zirkman was an associate with the New York City law firm of Baer Marks & Upham beginning in 1986.

Timothy J. LaLonde has been Vice President, Controller since July 1997. Before joining us, he was a controller at Fay’s Incorporated, a retailing chain, from 1992 to 1997. Prior to that, he was a Senior Audit Manager with the accounting firm of Deloitte & Touche LLP, where he was employed since 1978.

Michael A. Biviano has been Executive Vice President of the Taco Cabana Division since January 2002. Prior to that, he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor since 1983. Mr. Biviano has been an employee of ours since 1973.

John W. Haywood joined us in January 2003 as Chief Concept Officer—Hispanic Brands. Prior to joining us, he was an independent consultant at HHC, Inc., a firm he founded in 1999 that provided strategic and senior management support for hospitality companies. During this time, Mr. Haywood served as contract Chief Executive Officer of Don Shula’s Steak Houses L.P. and contract Vice President of Operations for Cookexpress, a joint venture with Omaha Steaks, Inc. Mr. Haywood has 17 years experience in the restaurant industry including employment with Jerrico, Inc. from 1986 to 1990 where he managed the development of Fazolis, a quick-casual Italian concept.

James E. Tunnessen has been Executive Vice President of the Pollo Tropical Division since August 2003. Prior to that he was Vice President—Regional Director of Operations for our Burger King restaurants since 1989, having served as a district supervisor from 1979. Mr. Tunnessen has been an employee of ours since 1972.

Benjamin D. Chereskin has served as a Director since March 1997. Mr. Chereskin is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, and co-founded the firm in 1993. Before that, Mr. Chereskin was with First Chicago Venture Capital for nine years. Mr. Chereskin also serves on the board of directors of Cornerstone Brands, Inc.; Tuesday Morning Corporation; NWL Holdings, Inc.; Cinemark, Inc.; and Family Christian Stores, Inc.

Brian F. Gleason has served as a Director since October 2003. Mr. Gleason is Managing Director and Executive Vice President of Phoenix Management Services, Inc., a national corporate revitalization advisory firm. Mr. Gleason has been affiliated with Phoenix Management Services since 1996 and serves on its board of directors. Prior to that, Mr. Gleason worked in Corporate Finance for Reliance Insurance Company since 1991. Mr. Gleason also serves on the board of directors of Thompson Products, Inc; International Intimates, Inc.; and Springfield Service Corp.

Robin P. Selati has served as a Director since March 1997. Mr. Selati is a Managing Director of Madison Dearborn Partners, LLC, a private equity firm, and joined the firm in 1993. Before 1993, Mr. Selati was associated with Alex Brown & Sons Incorporated in the consumer/retail investment banking group. Mr. Selati also serves on the board of directors of Peter Piper, Inc., Tuesday Morning Corporation; NWL Holdings, Inc.; Cinemark, Inc.; Beverages & More, Inc.; Family Christian Stores, Inc.; and Ruth’s Chris Steak House, Inc.

Olaseni Adeyemi Sonuga has served as a Director since March 2004. Mr. Sonuga is the Interim Group General Manager of Bahrain International Bank E.C., a Bahraini publicly quoted international investment bank that he became associated with in 2002. The shareholders and creditors of Bahrain International Bank agreed in May of 2004 to an asset realization protocol under which Bahrain International Bank’s assets will be liquidated. Between 1999 and 2002, Mr. Sonuga served as Advisor to the Chairman of Oman Aviation Services Company SAOG, an Omani listed company that owns Oman Air and also provides airport services at all Omani airports. Prior to this, he was a Vice President at Taib Bank, a Bahraini listed company since 1997. In the period 1992 to 1997, he was employed as the Business Services Manager of the National Drilling Company of Abu Dhabi, UAE. He began his career as a Chartered Accountant in the UK in 1979 when he joined Touche Ross’s London office.

Clayton E. Wilhite has served as a Director since July 1997. Since January 1998, Mr. Wilhite has been with CFI Group, Inc., has been its Managing Partner since May 1998, and has served on its board of directors since September 1998. CFI Group, Inc. is an international management consulting firm specializing in measuring customer satisfaction. Between 1996 and 1998, he was the Chairman of Thurloe Holdings, L.L.C. From August 1996 through our acquisition of Pollo Tropical, Mr. Wilhite served on the board of directors of Pollo Tropical, Inc. Before 1996, Mr. Wilhite was with the advertising firm of D’Arcy Masius Benton & Bowles, Inc. having served as its Vice Chairman from 1995 to 1996, as President of DMB&B/North America from 1988 to 1995, and as Chairman and Managing Director of DMB&B/St. Louis from 1985 to 1988.

Composition of the Board after this Offering

Prior to the consummation of the transactions, we intend to restructure our board of directors. Our board of directors will consist of seven directors. Their appointment will be subject to the consummation of the transactions. Following the consummation of the transactions, we anticipate that our board of directors will consist of Alan Vituli, Daniel T. Accordino, Clayton E. Wilhite,                             ,                             ,                             , and                             . Each of our directors has consented to so serve. Messrs. Wilhite,                             ,                             , and                              will be independent as defined in the                      listing standards.

After the completion of our internal corporate transactions,             shares of Class B common stock will be outstanding and held initially by the existing stockholders.

Committees of the Board

The standing committees of our board of directors will consist of an audit committee, a compensation committee and a nominating and corporate governance committee.

Audit Committee

The audit committee will consist of the following three independent directors: Clayton E. Wilhite,                             and                             , and we anticipate that                     will serve as the audit committee financial expert. The audit committee will operate according to the audit committee charter duly adopted by our board of directors.

Upon completion of this offering, among other functions, the principal duties and responsibilities of our audit committee will be as follows:

•	to monitor our financial reporting process and internal control system;

•	to appoint and replace our independent outside auditors from time to time, determine their compensation and other terms of engagement and oversee their work;

•	to oversee the performance of our internal audit function;

•	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls, or auditing matters and the confidential anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	to oversee our compliance with legal, ethical and regulatory matters.

The audit committee will be required to report regularly to our board of directors to discuss any issues that arise with respect to the quality or integrity of our financial statements, our compliance with legal or regulatory requirements, the performance and independence of our independent auditors, and the performance of the internal audit function.

Compensation Committee

The compensation committee will consist of the following three independent directors: Clayton E. Wilhite,                              and                             . The compensation committee will operate according to the compensation committee charter duly adopted by our board of directors.

Upon completion of this offering, among other functions, the principal duties and responsibilities of the compensation committee will be as follows:

•	to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters; and

•	to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries.

Nominating and Corporate Governance Committee

The nominating and corporate governance committee will consist of the following three independent directors: Clayton E. Wilhite,                              and                             . The nominating and corporate governance committee will operate according to the nominating and corporate governance committee charter duly adopted by our board of directors.

Upon completion of this offering, among other functions, the principal duties and responsibilities of the nominating and corporate governance committee will be as follows:

•	to establish criteria for board and committee membership and recommend to our board of directors proposed nominees for election to the board of directors and for membership on committees of the board of directors;

•	to make recommendations regarding proposals submitted by our stockholders; and

•	to make recommendations to our board of directors regarding corporate governance matters and practices.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, no executive officer of ours served as a director of or member of a compensation committee of any entity for which any of the persons serving on our board of directors or on the compensation committee of the board of directors is an executive officer.

Director and Executive Compensation

Compensation of Directors

The members of the board of directors, except for any member who is an executive officer, will receive a fee of $             per year for serving as directors and $             per year for serving on each committee of our board of directors. All directors will be reimbursed for all reasonable expenses they incur while acting as directors, including as members of any committee of the board of directors.

Compensation of Executives

The following tables set forth certain information for the fiscal years ended December 31, 2003, 2002 and 2001 for our chief executive officer and our next five most highly compensated executive officers who served as executive officers during the year ended December 31, 2003 and whose annual compensation exceeded $100,000.

SUMMARY COMPENSATION TABLE

	Annual Compensation				Long-Term Compensation Securities Underlying Options(#)(b)	Other Compensation
Name and Principal Position	Year	Salary	Bonus(a)
Alan Vituli Chairman of the Board and Chief Executive Officer	2003 2002 2001	$550,008 525,000 500,004	$	— 551,250 —	— 39,045 —	$17,000 17,000 17,000	(c) (c) (c)

Daniel T. Accordino President, Chief Operating Officer and Director	2003 2002 2001	$420,000 400,008 380,004	$	— 360,007 —	— 26,030 —	$7,125 7,125 7,125	(c) (c) (c)

Nicholas A. Castaldo President and Chief Operating Officer, Pollo Tropical Division	2003 2002 2001	$284,250 347,288 330,000	$	— — —	— — —	$364,652 — —	(d)

Michael A. Biviano Executive Vice President—Taco Cabana Division	2003 2002 2001	$234,231 215,000 115,008	$	— 92,020 31,282	20,000 50,000 200	— — —

Paul R. Flanders Vice President, Chief Financial Officer and Treasurer	2003 2002 2001	$210,000 200,004 181,500	$	— 180,004 —	500 1,900 1,000	— — —

Joseph A. Zirkman Vice President, General Counsel and Secretary	2003 2002 2001	$210,000 200,004 148,632	$	— 180,004 —	500 1,900 1,000	— — —

(a)	We provide bonus compensation to executive officers based on an individual’s achievement of certain specified objectives and our achievement of specified increases in stockholder value. Of the bonuses earned in 2000 by Mr. Vituli, Mr. Accordino, Mr. Flanders and Mr. Zirkman, $120,177, $108,000, $40,625 and $38,500, respectively, was subject to deferral, one-third to be paid in each of the three succeeding years provided that stockholder value was at least equal to what it was in the year that the bonus was earned. Two-thirds of the aforementioned amounts were paid in 2002 and 2003 and the final one-third was forfeited.
(b)	Stock options for Mr. Vituli, Mr. Accordino, Mr. Flanders and Mr. Zirkman are for shares of our existing common stock. Stock options in 2002 and 2003 for Mr. Biviano are for shares of Carrols Holdings’ Taco Cabana common stock and in 2001, for shares of our existing common stock. See “The Transactions” for information regarding certain internal corporate transactions we intend to complete in connection with this offering.
(c)	Represents the premiums paid by us prior to July 2003 for split-dollar life insurance policies whereby Mr. Vituli and Mr. Accordino have designated beneficiaries.
(d)	Represents payments to Mr. Castaldo in connection with the termination of his employment agreement in the third quarter of 2003.

	Option Grants in Last Fiscal Year Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term (c)
Name	Number of Securities Underlying Options Granted(a)	% of Total Options Granted to Employees in 2003	Exercise Price (Price per Share)	Expiration Date
					5%	10%
Michael A. Biviano(a)	20,000	8.9%	$14.25	12/31/2013	$179,235	$454,217
Paul R. Flanders(b)	500	1.9%	$124.00	12/31/2013	$38,991	$98,812
Joseph A. Zirkman(b)	500	1.9%	$124.00	12/31/2013	$38,991	$98,812

(a)	Stock option grants for Mr. Biviano were granted under the 2001 Taco Cabana Long-Term Incentive Plan. These options which are for Carrols Holdings’ Taco Cabana class of common stock, and became exercisable at the rate of 20% per year beginning on December 31, 2003. See “The Transactions” for information regarding certain internal corporate transactions we intend to complete in connection with this offering.
(b)	Stock option grants for Mr. Flanders and Mr. Zirkman were granted under the 1996 Long-Term Incentive Plan. These options which are for our existing common stock, and became exercisable at the rate of 25% per year beginning on December 31, 2003.
(c)	Potential realizable value is based on an assumption that the price of common shares appreciates at 5% and 10% annually (compounded) from the date of grant until the end of the option term. These calculations are based on requirements promulgated by the SEC and are not intended to forecast possible future appreciation of the stock price.

Management Arrangements

Vituli Employment Agreement

Effective March 27, 2002, Carrols entered into an extension of employment agreement with Alan Vituli which extended the term of an employment agreement dated March 27, 1997 between Carrols and Mr. Vituli upon the same terms and conditions as previously set forth in the employment agreement. Pursuant to the employment agreement, which expires on September 30, 2004, Mr. Vituli will continue to serve as chairman of the board of directors and chief executive officer of Carrols. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Vituli or we elect not to renew by giving written notice to the other at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Vituli receive a base salary, which was $550,000 when the agreement was extended, and provides that such amount be increased annually by at least $25,000 on each January 1. Pursuant to the employment agreement, Mr. Vituli participates in Carrols’ Executive Bonus Plan and any of our stock option plans applicable to executive employees. The employment agreement also requires us to provide (or reimburse the insurance cost of) medical coverage for Mr. Vituli and his spouse for their respective lives and to maintain the premium payments on a split-dollar life insurance policy on the life of Mr. Vituli providing a death benefit of $1.5 million payable to an irrevocable trust designated by Mr. Vituli. Premium payments of this policy will no longer be provided for by the company. The employment agreement also provides that if Mr. Vituli’s employment is terminated without cause (as defined in the employment agreement) within six months following a change of control (as defined in the employment agreement), Mr. Vituli will receive a cash lump sum equal to his salary during the previous 12 months. The employment agreement also provides that if Mr. Vituli’s employment is terminated by Carrols without cause (other than following a change in control as described above) or Mr. Vituli resigns with good reason (as defined in the employment agreement), Mr. Vituli will receive a cash payment equal to 2.99 times his average salary plus average annual bonus for the prior five years. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Accordino Employment Agreement

Effective March 27, 2002, Carrols entered into an extension of employment agreement with Daniel T. Accordino which extended the term of an employment agreement dated March 27, 1997 between Carrols and Mr. Accordino upon the same terms and conditions as previously set forth in the employment agreement. Pursuant to the employment agreement, which expires on September 30, 2004, Mr. Accordino will continue to serve as president and chief operating officer of Carrols. The employment agreement is subject to automatic renewals for successive one-year terms unless either Mr. Accordino or we elect not to renew by giving written notice to the other at least 90 days before a scheduled expiration date. The employment agreement provides that Mr. Accordino receive a base salary, which was $420,000 when the agreement was extended, and provides that such amount be increased annually by at least $20,000 on each January 1. Pursuant to the employment agreement, Mr. Accordino participates in Carrols’ Executive Bonus Plan and any of our stock option plans applicable to executive employees. The employment agreement also requires us to provide (or reimburse the insurance cost of) medical coverage for Mr. Accordino and his spouse for their respective lives and to maintain the premium payments on a split-dollar life insurance policy on the life of Mr. Accordino providing a death benefit of $1.0 million payable to an irrevocable trust designated by Mr. Accordino. Premium payments of this policy will no longer be provided for by the company. The employment agreement also provides that if Mr. Accordino’s employment is terminated without cause (as defined in the employment agreement) within six months following a change of control (as defined in the employment agreement), Mr. Accordino will receive a cash lump sum equal to his salary during the previous 12 months. The employment agreement also provides that if Mr. Accordino’s employment is terminated by Carrols without cause (other than following a change in control as described above) or Mr. Accordino resigns with good reason (as defined in the employment agreement), Mr. Accordino will receive a cash payment equal to 2.99 times his average salary plus average annual bonus for the prior five years. The employment agreement includes non-competition and non-solicitation provisions effective during the term of the employment agreement and for two years following its termination.

Vituli and Accordino Option Agreements Pursuant to the 1996 Long-Term Incentive Plan

In March 1997, we granted options to purchase 43,350 and 28,900 shares of our existing common stock under the 1996 Long-Term Incentive Plan at an exercise price of $101.7646 per share in exchange for options then held by the Vituli Family Trust and by Mr. Accordino, respectively. These options had a term of 10 years from the date of grant and became exercisable at varying rates through December 31, 2000 at which time they became fully vested. On March 1, 2002, the expiration date for these options was extended to February 29, 2012.

On March 1, 2002, we granted to Mr. Vituli and Mr. Accordino, under the 1996 Long-Term Incentive Plan, options to purchase 39,045 and 26,030 shares of our existing common stock, respectively. These options have a term of 10 years from the date of grant, an exercise price of $113.00 per share and were immediately exercisable when issued.

Non-Plan Option Agreements

In March 1997, we granted to Mr. Vituli, Mr. Accordino and Mr. Zirkman nonqualified stock options to purchase 29,480, 2,579 and 368 shares, respectively, of our existing common stock at an exercise price of $101.7646 per share. The options had a term of 10 years from the date of grant and became exercisable on the five consecutive anniversaries of the date of grant. On March 1, 2002, the expiration date for these options was extended to February 29, 2012. These options have substantially the same terms as options issued under the 1996 Long-Term Incentive Plan with respect to: (1) the method of payment of the exercise price of the option and (2) the effect of a change of control (as defined in the 1996 Long-Term Incentive Plan).

Change of Control Agreement

On December 27, 2002, Carrols entered into a change of control agreement with Paul R. Flanders and Joseph A. Zirkman, and four other of our officers. Each change of control agreement provides that if within one year following a change of control (as defined in the change of control agreement) of either Carrols Holdings or Carrols, an employee’s employment is terminated by us without cause (as defined in the change of control agreement) or by the employee for good reason (as defined in the change of control agreement), then such employee will be entitled to receive (a) a lump sum payment in the amount of one year’s salary at the then current rate, (b) a prorated bonus payment through the date of termination and in accordance with the Executive Bonus Plan then in effect and (c) continued coverage under our welfare and benefits plans for such employee and his dependents for a period of up to one year or sooner if such benefits are provided to the employee by a new employer. The payments and benefits due under each change of control agreement cannot be reduced by any compensation earned by the employee or any benefits provided to the employee as a result of employment by another employer or otherwise. The payments are also not subject to any set-off, counterclaim, recoupment, defense or other right that we may have against the employee.

We are in the process of evaluating our compensation structure for our officers. If we determine that modifications are necessary, including entering into new and/or additional employment agreements and severance agreements, those modifications will be implemented prior and subject to the closing of this offering.

Description of Plans

Employee Retirement Plan

We offer salaried employees the option to participate in the Carrols Corporation Retirement Savings Plan. Under the plan, our contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. Our contributions are equal to 50% of the employee’s contribution to a maximum contribution of $520 annually. The plan includes a pre-tax savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post-tax savings option. Participating employees may contribute up to 18% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the plan. The employee’s contributions may be withdrawn at any time, subject to restrictions on future contributions. Our matching contributions may be withdrawn by the employee under certain conditions of financial necessity or hardship as defined in the plan. Our contributions to the Carrols Corporation Retirement Savings Plan totaled $471,000, $468,000 and $327,000 for the years ended December 31, 2003, 2002 and 2001, respectively.

Bonus Plans

We have cash bonus plans designed to promote and reward excellent performance by providing employees with incentive compensation. Key senior management executives of each operating division can be eligible for bonuses equal to varying percentages of their respective annual salaries determined by our performance as well as the division’s performance.

Long-Term Incentive Plans

We maintain several long-term incentive plans. These plans and the number of options authorized as of March 31, 2004 were as follows:

Carrols Holdings Corporation 1996 Long-Term Incentive Plan	189,325
Carrols Holdings Corporation 1998 Directors’ Stock Option Plan	10,000
Carrols Holdings Corporation 1998 Pollo Tropical Long-Term Incentive Plan	100,000
Carrols Holdings Corporation 2001 Taco Cabana Long-Term Incentive Plan	500,000

These plans are designed to advance our interests by providing an additional incentive to attract, retain and motivate qualified and competent persons through the encouragement of stock ownership or stock appreciation rights. Under the terms of these plans, we may grant awards such as “Incentive Stock Options” (as defined under Section 422 of the Internal Revenue Code), nonqualified stock options, stock appreciation rights, restricted stock, performance shares and performance units and other stock-based awards to certain of our employees, including executive officers, and our subsidiaries’ officers and employees. Eligibility under the 1998 Directors’ Stock Option Plan is limited to non-employee directors of our board of directors. Directors that are our employees or employees of the existing financial investors, or any of their respective affiliates are not eligible under this plan.

The 1996 Long-Term Incentive Plan and the 1998 Directors’ Stock Option Plan permit our compensation committee of the board of directors to grant, from time to time, options to purchase shares of our existing common stock. The 1998 Pollo Tropical Long-Term Incentive Plan provides for the granting of options to purchase shares of Carrols Holdings’ Pollo Tropical class of common stock and the 2001 Taco Cabana Long-Term Incentive Plan provides for the granting of options to purchase shares of Carrols Holdings’ Taco Cabana class of common stock.

The vesting periods for options and the expiration dates for exercisability of options granted under these plans are determined by our compensation committee; however, the exercise period for an option granted may not exceed 10 years from the date of the grant. On February 26, 2003, our compensation committee extended the expiration date to February 29, 2012 for all options granted prior to March 1, 2002 under the 1996 Long-Term Incentive Plan for all named executive officers and certain other of our officers. Our compensation committee determines the option exercise price per share of any option granted; however, the option price per share of an option intended to qualify as an Incentive Stock Option will not be less than the fair market value of the applicable class of our common stock on the date such option is granted. Payment of such option exercise price will be made:

•	in cash;

•	by delivering shares of our existing common stock already owned by the holder of such options;

•	by delivering a promissory note (except in the case of executive officers and directors);

•	by a combination of any of the foregoing, in accordance with the terms of the particular plan, the applicable stock option agreement and any applicable guidelines of our compensation committee in effect at the time; or

•	by any other means approved by our compensation committee.

If the holder of an option issued pursuant to these plans (other than executive officers or directors) elects to pay the exercise price of such option by delivering a promissory note, such promissory note may be either:

•	unsecured and fully recourse against the holder of such option; or

•	nonrecourse with respect to payment of the principal amount, recourse with respect to the payment of interest, and secured by the shares of our common stock being purchased by such exercise and by other assets having a fair market value equal to not less than 40% of the exercise price of such option. In either event, such note will mature on the fifth anniversary of the date of the note and bear interest at the rate provided under Section 1274(d) of the Internal Revenue Code of 1986, as amended from time to time.

Pursuant to these plans, in the event of a change of control (as defined in the respective plan) any and all options issued and outstanding will vest and become exercisable in full on the date of such change of control. Under the terms of the 1998 Pollo Tropical Long-Term Incentive Plan, a change of control includes both a change of control of Carrols Holdings or a sale of the Pollo Tropical Group. Under the terms of the 2001 Taco Cabana Long-Term Incentive Plan, a change of control includes both a change of control of Carrols Holdings or a sale of the Taco Cabana Group.

As soon as practicable but no later than 30 days before such change of control, our compensation committee will notify any holder of an option granted under the respective plan of such change of control. Further, upon a change of control that qualifies as an approved sale (as defined in the respective plan) in which our outstanding common stock is converted or exchanged for or becomes a right to receive any cash, property or securities other than illiquid consideration (as defined in the respective plan),

(1)	each option granted under the respective plan will become exercisable solely for the amount of such cash, property or securities that the holder of such option would have been entitled to had such option been exercised immediately prior to such event;

(2)	the holder of such option will be given an opportunity to either:

(a)	exercise such option prior to the consummation of the approved sale and participate in such sale as a holder of the respective class of common stock; or

(b)	upon consummation of the approved sale, receive in exchange for such option consideration equal to the amount determined by multiplying:

(x)	the same amount of consideration per share received by the holders in connection with the approved sale less the exercise price per share of such option by

(y)	the number of shares of common stock represented by such option; and

(3)	to the extent such option is not exercised prior to or simultaneous with such approved sale, any such option will be canceled.

We are in the process of evaluating our plans. Prior to the consummation of this offering, we will amend our existing plans and/or establish new plans, including a restricted stock plan to be established in connection with the completion of our internal corporate transactions. See “The Transactions.” Our goal is to align the interests of our key employees with those of the stockholders.

PRINCIPAL STOCKHOLDERS

The following table shows information regarding the beneficial ownership of (a) our common stock before the completion of this offering and (b) our Class A common stock and Class B common stock after the completion of this offering, by each of the following:

•	each person who is known by us to own beneficially more than 5% of our common stock;

•	each member of our current board of directors;

•	each of our named executive officers; and

•	all members of our board of directors and our executive officers as a group.

The amounts and percentages of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.

	Beneficial Ownership Prior to the Transactions (1)(2)				Beneficial Ownership After the Transactions		Beneficial Ownership of Voting Power of All Stock After the Transactions
	Carrols Class		Taco Cabana Class		Class B
	Number	%(3)	Number	%(3)	Number	%(4)	Number	%(4)
BIB Holdings (Bermuda) Ltd. (5) c/o Dilmun Investments, Inc. 84 West Park Place Stamford, CT 06901	566,667	41.8%
Madison Dearborn Capital Partners, L.P. Three First National Plaza Suite 3800 Chicago, IL 60602	283,333	20.9%
Madison Dearborn Capital Partners II, L.P. Three First National Plaza Suite 3800 Chicago, IL 60602	283,334	20.9%
Alan Vituli (6)	121,702	9.0%
Daniel T. Accordino	58,369	4.3%
Paul R. Flanders	4,450	*
Joseph A. Zirkman	4,038	*
Timothy J. LaLonde	1,485	*
Michael A. Biviano	1,872	*	24,000	*
John W. Haywood	—
James E. Tunnessen	2,085	*
Benjamin D. Chereskin	—	—
Brian F. Gleason	—	—
Robin P. Selati	—	—
Olaseni Adeyemi Sonuga	—	—
Clayton E. Wilhite	2,750	*
Directors and executive officers as a group (13 persons)	196,751	14.5%	24,000	*

*	less than 1%

(1)	See “The Transactions” for information regarding certain internal corporate transactions we intend to complete in connection with this offering.
(2)	The number of shares of existing common stock shown in the table includes options which are currently exercisable or exercisable within 60 days to purchase: 111,875 shares held by Mr. Vituli; 57,509 shares held by Mr. Accordino; 4,450 shares held by Mr. Flanders; 3,915 shares held by Mr. Zirkman; 1,872 shares held by Mr. Biviano; and 2,750 shares held by Mr. Wilhite. The number of Taco Cabana class shares for Mr. Biviano includes stock options which are currently exercisable or exercisable within 60 days. There currently are no Pollo Tropical class shares beneficially owned by any executive officers or directors.
(3)	The percentage of outstanding shares is based on 1,354,747 shares of common stock outstanding as of June 1, 2004.
(4)	The percentage of outstanding shares is based on the shares of common stock outstanding as of , 2004, after giving effect to the transactions.
(5)	These 566,667 shares of common stock were previously owned by Atlantic Restaurants, Inc., which was formed to effect the acquisition of Carrols in 1996. Atlantic Restaurants, which was a wholly-owned subsidiary of BIB Holdings, was merged into BIB Holdings on February 10, 1999. BIB Holdings is a wholly-owned subsidiary of Bahrain International Bank, an international financial institution.
(6)	Includes 111,875 vested stock options contributed to and held by the Vituli Family Trust.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Stockholders Agreement

On March 27, 1997, in connection with the investment by Madison Dearborn, all holders of our existing common stock entered into a stockholders agreement containing agreements among such stockholders with respect to the voting of such common stock, the right of each of Madison Dearborn, BIB Holdings and Alan Vituli to designate directors, and the limitations on the ability of holders of our existing common stock to sell, transfer, assign, pledge or otherwise dispose of our existing common stock.

Currently, Messrs. Chereskin and Selati are serving on the board of directors as designees of Madison Dearborn, Messrs. Gleason, Sonuga and Wilhite are serving on the board of directors as designees of BIB Holdings and Messrs. Vituli and Accordino are serving on the board of directors as designees of Mr. Vituli.

Concurrently with, and subject to the closing of this offering, the stockholders agreement will be amended and restated. A copy of the form of amended and restated stockholders agreement will be filed as an exhibit to the registration statement of which this prospectus is a part. The amended and restated stockholders agreement will include, among other things:

•	restrictions on the ability of the existing stockholders from transferring any Class B common stock, except to their affiliates or as otherwise permitted pursuant to the terms of the amended and restated stockholders agreement; and

•	certain rights of the existing stockholders to exchange their Class B common stock for EYSs or Class A common stock.

Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain conditions. Following the consummation of the transactions and through the maturity date of the notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into EYSs at a fixed rate of              shares of Class B common stock for one EYS. If the EYSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into one share of Class A common stock. Subject to limited exceptions, until the second anniversary of the consummation of this offering, the amended and restated stockholders agreement will restrict the holders of our Class B common stock from exercising their exchange rights if following the exchange the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate. See “Description of Capital Stock—Common Stock—Exchange of Class B Common Stock.”

Registration Rights Agreement

On March 27, 1997, in connection with the investment by Madison Dearborn, Madison Dearborn, BIB Holdings, Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman entered into a registration rights agreement with us. The registration rights agreement provides for demand and piggyback rights with respect to our existing common stock.

Concurrently with, and subject to the closing of this offering, the registration rights agreement will be amended and restated. Under the amended and restated registration rights agreement, Carrols Holdings will grant to the existing financial investors and certain members of management two demand registrations with respect to EYSs (including the Class A common stock and notes comprising the EYSs) and shares of Class A common stock they may receive under certain circumstances upon exchange for shares of Class B common stock held by them. All of the stockholders party to the amended and restated registration rights agreement will have the right to participate, or “piggy-back,” in certain registrations initiated by Carrols Holdings.

Indemnification and Insurance

For a description of our limitation on liability and indemnification of, and provision of insurance covering, our directors and executive officers, see “Description of Capital Stock—Anti-Takeover Effects of Various Provisions of the Delaware General Corporate Law,” “—Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws” and “—Limitation on Liability and Indemnification of Officers and Directors.”

DESCRIPTION OF OTHER INDEBTEDNESS

New Credit Facility

Concurrently with the closing of this offering, Carrols will repay all outstanding borrowings due to the current lenders under the existing credit facility and will amend and restate the existing credit facility with a new syndicate of lenders, including Lehman Brothers as lead arranger and bookrunner. We and certain of the wholly-owned domestic subsidiaries of Carrols will guarantee the new credit facility on a senior secured basis.

The new credit facility will be comprised of a secured revolving credit facility in a total principal amount of up to $             million (including amounts reserved for letters of credit) and a term loan facility consisting of senior secured notes in an aggregate principal amount of $             million. A portion of the new credit facility ($             million) will be reserved to fund capital expenditures for new restaurant development. While the new credit facility will permit us to pay dividends on our Class A common stock and Class B common stock and interest to holders of the notes, it will contain significant restrictions on our ability to do so, and on our subsidiaries’ ability to make dividend and interest payments to us. The revolving credit facility will have a     -year maturity and the term facility will have a     -year maturity.

Existing Credit Facility

On December 19, 2000, Carrols entered into a senior credit facility with JPMorgan Chase Bank, as agent and lender, and other lenders as parties thereto. The existing credit facility was used to finance the acquisition of Taco Cabana and to refinance outstanding amounts under Carrols’ previous credit facility. The existing credit facility consists of a $50 million revolving credit facility (including a standby letter of credit facility for up to $20 million), a $70 million term loan A facility and an $80 million term loan B facility. There were no outstanding borrowings as of March 31, 2004 under the revolving credit facility. As of March 31, 2004, approximately $37.1 million was outstanding under the term loan A facility and approximately $74.1 million was outstanding under the term loan B facility. The average weighted interest rate on outstanding borrowings under the existing credit facility as of March 31, 2004 was 4.8%. The revolving credit facility and the term loan A facility expire on December 31, 2005. The term loan B facility expires on December 31, 2007.

Carrols’ 9 1/2% Senior Subordinated Notes

As of March 31, 2004, Carrols had $170 million aggregate principal amount of 9 1/2% senior subordinated notes due 2008 outstanding.

Concurrently with this offering, we will commence a tender offer and consent solicitation with respect to all of Carrols’ 9 1/2% senior subordinated notes for an expected total consideration of $             million. The closing of this offering will be conditioned upon the receipt of the tender and consent of at least a majority in aggregate principal amount of Carrols’ 9 1/2% senior subordinated notes outstanding in order to delete the restrictive covenants contained in the indenture governing those notes, and the consummation of the tender offer and consent solicitation will be conditioned upon the closing of this offering. If any notes are not tendered pursuant to the tender offer, we intend to redeem such outstanding notes. The notes are redeemable at Carrols’ option in whole or in part on or after December 1, 2003 at a price of 104.75% of the principal amount if redeemed before December 1, 2004. We will use a portion of the net proceeds from this offering and borrowings under the new credit facility to pay for Carrols’ 9 1/2% senior subordinated notes accepted for purchase in the tender offer and consent solicitation or redeemed after this offering.

Lease Financing Obligations

As discussed in Note 2 to the consolidated financial statements included elsewhere in this prospectus, we restated our financial statements to account for certain sales of real estate as financing transactions under SFAS No. 98, “Accounting For Leases”, rather than as sale/leaseback transactions. The restated financial statements classify the proceeds from these sales, including gains previously deferred over the related lease terms, as financing obligations in our balance sheets. Also, the payments under these leases were reclassified from rent expense to payments of interest and principal on the underlying financing obligations. The leases classified as financing obligations generally contain an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and, in some cases, includes a percentage of sales provision. These leases also require payment of property taxes, insurance and utilities. Total lease financing obligations as of March 31, 2004 were $84.1 million.

DESCRIPTION OF EYSs

General

We are offering              EYSs in this offering. Each EYS initially represents:

•	one share of our Class A common stock; and

•	a % senior subordinated note with a $ principal amount.

The EYSs will be governed by a global EYS certificate, which includes provisions with respect to the separation and adjustment of the components underlying the EYSs. The Class A common stock represented by the EYSs will be governed by our amended and restated certificate of incorporation and the notes represented by the EYSs will be governed by the indenture. All securities are represented by global securities.

The ratio of Class A common stock to principal amount of notes represented by an EYS is subject to change in the event of a stock split, recombination or reclassification of our Class A common stock. For example, if we elect to effect a two-for-one stock split, from and after the effective date of the stock split, each EYS will represent two shares of Class A common stock and the same principal amount of notes as it previously represented. Similarly, if thereafter we elect to effect a two-for-one combination, from and after the effective date of the combination, each EYS will represent one share of Class A common stock and the same principal amount of notes as it previously represented. Likewise, if we effect a recombination or reclassification of our Class A common stock, each EYS will thereafter represent the appropriate number of shares of Class A common stock on a recombined or reclassified basis, as applicable, and the same principal amount of notes as it previously represented. Immediately following the occurrence of any such event, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes in the ratio of Class A common stock to principal amount of notes as a result of such event and no action will be required by the EYS holders. If additional notes are issued and such notes are issued with OID, or if we issue notes subsequent to an issuance with OID, a portion of each holder’s notes, whether held directly as separate notes or in the form of EYSs, will be exchanged without any further action on the part of the holder for a portion of the additional notes, so that each holder of the separate notes or EYSs, as the case may be, will thereafter own indivisible note units comprised of the original notes and the additional notes in the same aggregate principal amount as such holder held prior to the automatic exchange. The principal amount of the original note and the additional note in each indivisible note unit will be identical. The records of DTC and the trustee will be revised to reflect each such exchange without any further action by the holder.

Holders of EYSs are at all times the beneficial owners of our Class A common stock and the notes represented by such EYSs and, through their broker, bank or other DTC nominee, will have exactly the same rights, privileges and preferences, including voting rights, rights to receive distributions, rights and preferences in the event of a default under the indenture governing the notes, ranking upon bankruptcy and rights to receive communications and notices as a beneficial owner of separately held Class A common stock and notes, as applicable, would have through its broker, bank or other DTC nominee.

The EYSs will be available in book-entry form only. As discussed below under “—Book-Entry Settlement and Clearance,” a nominee of the book-entry clearing system will be the sole registered holder of the EYSs. That means you will not be a registered holder of EYSs or be entitled to receive a certificate evidencing your EYSs. You must rely on the procedures used by your broker, bank or other DTC nominee that will maintain your book-entry position to receive the benefits and exercise the rights of a holder of EYSs that are described below. You should consult with your broker, bank or other DTC nominee to find out what those procedures are.

Separation and Combination

Holders of EYSs, whether purchased in this offering or in a subsequent offering of EYSs of the same series, may at any time after the earlier of 45 days from the date of the closing of this offering or the occurrence of a change of control, through their broker, bank or other DTC nominee, separate the EYSs into the shares of our

Class A common stock and the notes represented thereby. Unless the EYSs have previously been automatically separated, any holder of shares of our Class A common stock and the notes may, at any time, through his or her broker, bank or other DTC nominee, combine the applicable number of shares of our Class A common stock and the notes to form EYSs.

Our shares of Class A common stock will not be listed for separate trading on the                                          unless and until a sufficient number of shares are held separately and not in the form of EYSs and other conditions for listing on              as may be necessary are satisfied. If more than the required number of our outstanding shares of Class A common stock are no longer held in the form of EYSs and other conditions for listing on              are satisfied for a period of 30 consecutive trading days, we will apply to list the shares of our Class A common stock for separate trading on the                                         .

Upon the occurrence of any of the following, all outstanding EYSs will be automatically separated into the shares of our common stock and the notes represented thereby:

•	upon the continuance of a payment default on the notes for 90 days under the indenture governing the notes;

•	certain bankruptcy events relating to us;

•	exercise by us of our right to redeem all or a portion of the notes, which may be represented by EYSs at the time of such redemption;

•	the date on which principal on the notes becomes due and payable, whether at the stated maturity date or upon acceleration thereof; or

•	if DTC is unwilling or unable to continue as securities depository with respect to the EYSs or ceases to be a registered clearing agency under the Exchange Act and we are unable to find a successor depositary.

Following the automatic separation of the EYSs, shares of Class A common stock and notes may no longer be combined to form EYSs.

Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain conditions. Following the consummation of the transactions and through the maturity date of the notes, subject to the lock-up period, each share of Class B common stock will be exchangeable into EYSs at a fixed rate of              shares of Class B common stock for one EYS. If the EYSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into one share of Class A common stock. Subject to limited exceptions, until the second anniversary of the consummation of this offering, the amended and restated stockholders agreement will restrict the holders of our Class B common stock from exercising their exchange rights if following the exchange the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate. See “Description of Capital Stock—Common Stock—Exchange of Class B Common Stock.”

Book-Entry Settlement and Clearance

DTC will act as securities depository for the EYSs, and the notes and shares of our Class A common stock represented by the EYSs, or the “securities.” The notes and the shares of our Class A common stock represented by the EYSs will be represented by one or more global notes and global stock certificates. The global notes and global stock certificates will be issued in fully-registered form in the name of DTC’s nominee, Cede & Co. As the EYSs and separate notes are represented by global securities, you will only have a beneficial interest through a DTC participant, subject to the operations and procedures of DTC. Therefore, the only security holder recognized by us will be Cede & Co.

Book-Entry Procedures.    If you intend to purchase EYSs in the manner provided by this prospectus you must do so through the DTC system or through its direct participants. DTC’s participants include securities brokers and dealers (including the underwriters), banks and trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other indirect participants such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The participant that you purchase through will receive a credit for the applicable security on DTC’s records. Your ownership interest as a purchaser of the applicable security, which we refer to as “beneficial ownership,” will be recorded on the participant’s records. Beneficial owners will not receive written confirmation from DTC of their purchases, but beneficial owners are expected to receive written confirmations providing details of their purchase and sale transactions, as well as periodic statements of their holdings, from the DTC participant through which the beneficial owner entered into its purchase and sale transactions.

All interests in the securities will be subject to the operations and procedures of DTC. The operations and procedures of each settlement system may be changed at any time. We are not responsible for those procedures and operations.

DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York State Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “clearing agency” registered under Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including the underwriters, banks and trust companies, clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies. These indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. The rules that apply to DTC and its participants are on file with the SEC.

To facilitate subsequent transfers, all securities deposited by direct participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the securities. DTC’s records reflect only the identity of the direct participants to whose accounts such securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Transfers of ownership interests in the securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the applicable security except in the event that use of the book-entry system for the securities is discontinued.

Separation and Combination.    Holders of EYSs may, at any time after 45 days from the date of original issuance, through their broker, bank or other DTC nominee, separate their EYSs into the shares of our Class A common stock and the notes represented thereby. Similarly, any holder of shares of our Class A common stock and the notes may, at any time after 45 days from the date of original issuance, through their broker, bank or other nominee, combine the applicable number of shares of our Class A common stock and the notes to form EYSs.

In addition, all outstanding EYSs will be automatically separated into the shares of our Class A common stock and the notes represented thereby upon the occurrence of the events described under “—Separation and Combination.”

Any voluntary or automatic separation of EYSs and any subsequent combination of EYSs from notes and Class A common stock are to be accomplished by entries made by the DTC participants acting on behalf of beneficial owners. In any such case, the participant’s account through which a separation or combination is effected, will be credited and debited for the applicable securities on DTC’s records. The separation and combination of EYSs will occur promptly in accordance with DTC’s procedures and upon receipt of instructions from your broker. Depending on the arrangements between a holder and his or her brokerage firm, and the brokerage arrangements with the DTC participant, the transaction fee for any voluntary separation or combination may be passed directly on to the holder. Trading in the EYSs will not be suspended as a result of any such separation or combination.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the securities. Under its usual procedures, DTC would mail an omnibus proxy to participants as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the securities are credited on the record date.

We and the transfer agent and registrar will make any payments on the securities to DTC. DTC’s practice is to credit direct participants’ accounts on the payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the transfer agent and registrar or us, subject to any statutory or regulatory requirements as may be in effect from time to time.

We or the transfer agent and registrar will be responsible for the payment of all amounts to DTC. DTC will be responsible for the disbursement of those payments to its participants, and the participants will be responsible for disbursements of those payments to beneficial owners.

DTC may discontinue providing its service as securities depository with respect to the EYSs, the shares of our Class A common stock or the notes at any time by giving reasonable notice to us or the transfer agent and registrar. If DTC discontinues providing its service as securities depository with respect to the EYSs and we are unable to obtain a successor securities depository, you will automatically take a position in the component securities. If DTC discontinues providing its service as securities depository with respect to the shares of our Class A common stock and/or the notes and we are unable to obtain a successor securities depository, we will print and deliver to you certificates for the securities that have been discontinued and you will automatically take a position in any securities still subject to the depository arrangement.

Also, in case we decide to discontinue use of the system of book-entry transfers through DTC or any successor securities depository, we will print and deliver to you certificates for the various certificates of Class A common stock and notes you may own.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, including DTC.

Except for actions taken by DTC in accordance with our instructions, neither we nor the trustee nor the underwriters will have any responsibility or obligation to participants, or the persons for whom they act as nominees, with respect to:

•	the accuracy of the records of DTC, its nominee or any participant or any record of beneficial ownership interest in the securities on DTC’s books; or

•	any payments, or the providing of notice, to participants or beneficial owners.

Procedures Relating to Subsequent Issuances.    The indenture governing the notes will permit the subsequent issuance of notes having terms identical to the notes offered hereby. If such notes are issued with OID, holders of the notes outstanding prior to such issuance and purchasers of the newly issued notes will automatically exchange among themselves a portion of the notes they hold.

Consequently, immediately following each such subsequent issuance and exchange, each holder of the notes or EYSs, as the case may be, will own an indivisible unit comprised of notes of each separate issuance in the same proportion as each other holder. Immediately following any exchange resulting from a subsequent offering, a new CUSIP number will be assigned to represent an inseparable unit consisting of the notes outstanding prior to the subsequent issuance and the notes issued in the subsequent issuance. Accordingly, the following will occur upon a subsequent issuance and exchange of notes:

•	immediately following any exchange resulting from a subsequent offering, the EYSs will consist of an indivisible note unit representing the proportionate principal amounts of each issuance of notes (but with the same aggregate principal amount as the note or indivisible note unit represented by the EYSs immediately prior to such subsequent issuance and exchange) and the Class A common stock;

•	all accounts of DTC participants with a position in the securities will be updated to reflect the new CUSIP numbers; and

•	in the event of any voluntary or automatic separation of EYSs following any such automatic exchange, holders will receive the Class A common stock and the indivisible note unit.

Other than potential tax and bankruptcy implications and subject to market perception, we do not believe that the automatic exchange will affect the economic attributes of your investment in our EYSs or notes. The tax and bankruptcy implications of an automatic exchange are described in more detail in “Risk Factors—Risks Relating to the EYSs, the Shares of Class A Common Stock and the Notes” and “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Notes—Additional Issuances.”

Subsequently issued EYSs or notes will have terms that are identical to those of the EYSs and notes, respectively, sold in this offering, except that:

•	if additional EYSs are issued 45 days or more from the closing of this offering, they will be immediately separable; and

•	if additional EYSs are issued less than 45 days from the closing of this offering, they will be separable on and after the same date the EYSs issued in this offering may separate.

There will be no change to the voluntary separation provision of the EYSs in the event of a subsequent issuance. Notwithstanding any future automatic exchange, in the event of subsequent EYS issuances, any investor in this offering will be entitled to pursue claims under applicable securities laws against us and our agents, including the underwriters, with respect to the full amount of notes purchased in this offering.

Most subsequent issuances of notes, including subsequent issuances of notes which have OID and all subsequent issuances six months after the date of this offering, may require trades on the                      to settle up to 24 hours after the date such trades would settle absent such subsequent issuance or settle for cash, consistent with such exchange’s practices for the date of such issuance. The                      has informed us that they will broadcast any such alternate settlement procedures in advance of any relevant trading day, consistent with their established procedures. Based upon these discussions, we do not believe that any settlement delays or cash settlement procedures, if any, associated with subsequent issuances, will have a significant impact on the EYS trading market. Immediately following any subsequent issuance, we will file with the SEC a Current Report on Form 8-K or any other applicable form, disclosing the changes, if any, to the OID attributable to your notes as a result of such subsequent issuance.

             is the transfer agent for the EYSs.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the terms of our amended and restated certificate of incorporation and amended and restated by-laws, the forms of which will be filed with the SEC as exhibits to the registration statement of which this prospectus is a part and which will become effective simultaneously with this offering.

Authorized Capitalization

Our authorized capital stock will consist of:

•	shares of common stock, par value $0.01 per share, divided into two classes consisting of:

—	shares of Class A common stock, and

—	shares of Class B common stock; and

•	shares of preferred stock, par value $0.01 per share.

After this offering, there will be              shares of our Class A common stock (              shares if the underwriters exercise their over-allotment option with respect to the EYSs in full),              shares of our Class B common stock (              shares if the underwriters exercise their over-allotment option with respect to the EYSs in full) and no shares of our preferred stock outstanding.

Our Existing Common Stock

Prior to the commencement of this offering, we will amend our current certificate of incorporation and long-term incentive plans to provide for a single class of authorized common stock and to convert all outstanding stock options to purchase each of Carrols Holdings’ Taco Cabana class of common stock and Carrols Holdings’ Pollo Tropical class of common stock into options to purchase only Carrols Holdings’ Carrols class of common stock.

Also, in connection with this offering, we will reclassify our existing common stock into two classes of common stock: Class A common stock and Class B common stock. The shares of our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be reclassified into shares of Class B common stock. Options to purchase our existing common stock held by the existing stockholders and not repurchased by us in connection with this offering will be exchanged for restricted shares of our Class B common stock to be issued under a newly-adopted restricted stock plan.

Common Stock

Except as described below, shares of our Class A common stock and Class B common stock will be identical in all respects. In addition, we will enter into an agreement with the existing stockholders which, subject to certain conditions, will allow them to exchange their shares of Class B common stock for EYSs or shares of Class A common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, validly issued, fully paid and nonassessable.

Voting.    The holders of our common stock will be entitled to one vote per share with respect to each matter on which the holders of our common stock will be entitled to vote. Shares of our Class A common stock and shares of our Class B common stock will be entitled to the same voting rights per share and vote together as a class on all matters with respect to which holders will be entitled to vote, unless otherwise required by law.

No Cumulative Voting Rights.    The holders of our common stock will not be entitled to cumulate their votes in the election of our directors.

Exchange of Class B Common Stock.    Beginning on the 181st day after the consummation of this offering, the holders of our Class B common stock will have the following rights and restrictions:

•	The holders of our Class B common stock will have rights to exchange their Class B common stock for EYSs or, if the EYSs have been automatically separated or if the Class A common stock is listed for separate trading on a stock exchange, Class A common stock, subject to certain conditions. Following the consummation of the transactions and through the maturity date of the notes, and subject to the lock-up period, each share of Class B common stock will be exchangeable into EYSs at a fixed rate of shares of Class B common stock for one EYS. If the EYSs have automatically separated or if the shares of our Class A common stock are listed for separate trading on a stock exchange, the holders of the Class B common stock may convert each share of Class B common stock into one share of Class A common stock. However, subject to limited exceptions, until the second anniversary of the consummation of this offering, the amended and restated stockholders agreement will restrict the holders of our Class B common stock from exercising such exchange rights if following the exchange the holders of our Class B common stock would hold less than 10% of the outstanding shares of our capital stock in the aggregate.

•	The holders of our Class B common stock will be prohibited from transferring any shares of Class B common stock except to certain permitted transferees or pursuant to an effective registration statement in connection with a conversion to EYSs, or otherwise in compliance with applicable securities laws.

Following this offering, we expect that there will be              shares of Class B common stock (or              shares of Class B common stock if the underwriters exercise their over-allotment option with respect to the EYSs in full) exchangeable into              EYSs (or              EYSs if the underwriters exercise their over-allotment option in full).

The conversion of our Class B common stock will be subject to the conditions that:

•	such conversion complies with all applicable laws, including securities laws;

•	no default or event of default under the indenture governing the notes has occurred and is continuing at the time of, or would result from, such conversion;

•	such conversion does not conflict with, or cause a default under, any of our material financing agreements; and

•	such conversion does not cause a mandatory suspension of dividends or deferral of interest under any material financing agreement after giving effect to the conversion.

In addition to the conditions above, following the expiration of the lock-up period, we will only be required to effect conversions of the Class B common stock at intervals of six months unless a majority of the holders of the Class B common stock request a conversion with respect to a majority of their shares of Class B common stock. In the event of such majority request, we will provide notice to all of the holders of the Class B common stock of our receipt of such request and, subject to the conditions above, effect the conversion within      days of such request.

Our Class A common stock will not be convertible into any other securities.

Rights to Dividends and on Liquidation, Dissolution or Winding Up.     The holders of our common stock will be entitled to receive dividends as they may be lawfully declared from time to time by our board of directors, subject to any preferential rights of holders of any outstanding shares of preferred stock. In the event of any liquidation, dissolution or winding up of our company, common stockholders will be entitled to share ratably in our assets available for distribution to the stockholders, subject to the prior rights of holders of any outstanding preferred stock.

Upon the closing of this offering, our board of directors is expected to adopt a dividend policy which contemplates that, subject to applicable law and the terms of our then existing indebtedness, initial annual dividends will be approximately $             per share of our Class A common stock and Class B common stock.

Preemptive and Other Subscription Rights.    Common stockholders will not have preemptive, subscription or redemption rights, and will not be subject to further calls or assessments. The holders of common stock will be subject to and may be adversely affected by, the rights of holders of shares of any series of preferred stock that we may designate and issue in the future.

Additional Issuance of Our Authorized Common Stock

Additional shares of our authorized common stock may be issued, as determined by our board of directors from time to time, without approval of holders of our common stock, except as may be required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. However, according to our amended and restated bylaws we will not be able to issue any shares of Class A common stock, until the EYSs have separated, unless:

•	the shares are issued as part of an EYS that has been registered with the SEC;

•	any EYS that may result from the combination of the shares of Class A common stock and our notes have been registered with the SEC; or

•	if the shares of our Class A common stock are listed for separate trading on a stock exchange.

One of the effects of the existence of unissued and unreserved common stock or preferred stock may be to enable our board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of our company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of our management and possibly deprive the stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

Preferred Stock

Our board of directors will have the authority to establish one or more series of preferred stock. Unless required by law or by any stock exchange, the authorized shares of preferred stock will be available for issuance without further action by you. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the number of shares of the series, which our board may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into shares of any other class or series, or any other security, of our company or any other corporation, and, if so, the specification of the other class or series or other security, the conversion price or prices or rate or rates, any rate adjustments, the date or dates as of which the shares will be convertible and all other terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Although we have no intention at the present time of doing so, we could issue a series of preferred stock that could, depending on the terms of the series, impede the completion of a merger, tender offer or other takeover attempt. We will make any determination to issue preferred stock based on our judgment as to the best interests of the company and our stockholders. We, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt or other transaction that some, or a majority, of you might believe to be in your best interests or in which you might receive a premium for your common stock over the market price of the common stock.

Anti-Takeover Effects of Provisions of the Delaware General Corporate Law

We are a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. Section 203 provides that, subject to certain exceptions specified in the law, a Delaware corporation will not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless:

•	prior to such time, our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding certain shares; or

•	at or subsequent to that time, the business combination is approved by our board of directors and by the affirmative vote of holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years did own, 15% or more of our voting stock.

Under certain circumstances, Section 203 makes it more difficult for a person who would be an “interested stockholder” to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring our company to negotiate in advance with our board of directors because the stockholder approval requirement would be avoided if our board of directors approves either the business combination or the transaction that results in the stockholder becoming an interested stockholder. These provisions also may make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Our Amended and Restated Certificate of Incorporation and Amended and Restated By-Laws

In addition, provisions of our amended and restated certificate of incorporation and amended and restated by-laws, which are summarized in the following paragraphs, may have an anti-takeover effect.

Classified Board of Directors.    Our amended and restated certificate of incorporation will provide that our board of directors be divided into three classes of directors, as nearly equal in size as is practicable, serving staggered three-year terms.

No Stockholder Action by Written Consent; Calling of Special Meeting of Stockholders.    Our organizational documents will prohibit stockholder action by written consent. Our amended and restated certificate of incorporation and amended and restated by-laws will provide that special meetings of our stockholders may be called only by our board of directors or chief executive officer for any purpose, by the chief executive officer or secretary if directed by the board of directors or by our board of directors upon a request by holders of at least two-thirds in voting power of all the outstanding shares entitled to vote at the meeting.

Advance Notice Requirements for Stockholder Proposals and Director Nominations.    Our amended and restated by-laws will provide that stockholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. To be timely, a stockholder’s notice must be delivered or mailed and received at our principal executive offices not less than 90 nor more than 120 days in advance of the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated by-laws will also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Stockholder nominations for the election of directors at a special meeting must be received by our corporate secretary by the later of 10 days following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made or 90 days prior to the date that meeting is proposed to be held.

Amendment or Alteration of Amended and Restated Bylaws.    Stockholders may amend, alter, change or repeal provisions of our amended and restated by-laws only by the affirmative vote of the holders of at least two-thirds of the voting power of all then-outstanding shares of our capital stock that are entitled to vote generally in the election of directors voting together as a single class. This may make it more difficult for stockholders to alter our amended and restated by-laws.

No Cumulative Voting.    The DGCL provides that stockholders are denied the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation will not expressly address cumulative voting.

Quorum Requirements.    Our amended and restated by-laws will provide for a minimum quorum of a majority in voting power of the outstanding shares of our capital stock entitled to vote.

Limitation on Liability and Indemnification of Officers and Directors.    The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors. Our amended and restated certificate of incorporation will include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director, except for liability:

•	for breach of duty of loyalty;

•	for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

•	under Section 174 of the DGCL (unlawful dividends or stock repurchases); or

•	for transactions from which the director derived improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated by-laws will provide that we must indemnify and advance expenses to our directors and officers to the fullest extent authorized by the DGCL. We will also be expressly authorized to, and do, carry directors’ and officers’ insurance for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The transfer agent and registrar for all classes of our common stock is                     .

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the “Company” refers only to Carrols Holdings Corporation and not to any of its subsidiaries. The term “notes” refers to the     % Senior Subordinated Notes of the Company, including those that underlie the EYSs offered hereby and any Additional Notes unless expressly provided otherwise.

The Company will issue the notes under an indenture among itself, the Guarantors, and                 , as trustee. You may obtain a copy of the indenture upon request from the Company. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939.

The following description is a summary of the material provisions of the indenture. It does not restate the indenture in its entirety. We urge you to read the indenture and the relevant portions of the Trust Indenture Act because they, and not this description, define your rights as holders of the notes. Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture. We have filed copies of the indenture as an exhibit to the registration statement, which includes this prospectus.

Brief Description of the Notes

The notes are:

•	general unsecured obligations of the Company;

•	subordinated in right of payment to all existing and future Senior Indebtedness;

•	pari passu in right of payment with any existing or future senior subordinated Indebtedness; and

•	unconditionally guaranteed by the Guarantors on a senior subordinated basis.

Not all of the Company’s subsidiaries will guarantee the notes. In the event of a bankruptcy, liquidation or reorganization of any of these non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to the Company. As of March 31, 2004, the non-guarantor subsidiaries had total debt of approximately $             million. The non-guarantor subsidiaries generated             % of the Company’s revenues in the year ended December 31, 2003 and held             % of the assets of the Company as of March 31, 2004.

As of the date of the indenture, all of the Company’s subsidiaries will be Restricted Subsidiaries, except for certain immaterial and/or inactive subsidiaries. However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” the Company will be permitted to designate certain of its subsidiaries as Unrestricted Subsidiaries. The Unrestricted Subsidiaries will not be subject to many of the restrictive covenants in the indenture. The Unrestricted Subsidiaries will not guarantee the notes.

The indenture will provide for the issuance of an unlimited aggregate principal amount of additional senior subordinated notes having identical terms and conditions to the notes (other than issuance date), including the $             million aggregate principal amount of the notes the Company intends to issue separately from but concurrently with and conditioned upon the EYS offering (referred to as the separate notes and, together with all other additional senior subordinated notes issued, the “Additional Notes”), subject to compliance with the covenants contained in the indenture. Additional Notes will vote on all matters with the notes. The Additional Notes will be deemed to have the same accrued current period interest, deferred interest and defaults as the notes issued in this EYS offering and will be deemed to have expended payment blockage periods and Interest Deferral Periods to the same extent as the notes issued in this offering.

The notes will be issued only in fully-registered form, without coupons represented by one or more global notes that will be registered in the name of Cede & Co., the nominee of DTC. See “Description of EYSs—Book-Entry Settlement and Clearance.”

None of the separate notes may be purchased, directly or indirectly, by persons who are also purchasing EYSs in this offering or are holders of Class B common stock following our recapitalization. Prior to the closing of this offering, each person purchasing separate notes in this offering will be asked to make certain representations to us in connection with these restrictions. See “Underwriting.”

Terms of the Notes

Maturity

The notes will be unsecured senior subordinated obligations of the Company and will mature on             , 2016.

Within 30 days prior to the maturity of the notes, the Company will use its reasonable efforts to list or quote the outstanding shares of its common stock on the securities exchange(s) or automated securities quotation system(s), if any, on which the EYSs are then listed or quoted, in addition to any other securities exchange on which the common stock is then listed.

Interest

The notes will bear interest at a rate per year of     % from                     , 2004 or from the most recent date to which interest has been paid or provided for, payable quarterly in arrears on the          day of each             ,             ,              and              to holders of record on the          day of such month, provided that if any such day is not a Business Day, such day shall be the next Business Day.

Interest Deferral

Prior to                     , 2009, the Company will be permitted, at its election, on one or more occasions to defer interest payments on the notes (each, an “Initial Interest Deferral Period”) by delivering to the trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that no such deferral may be commenced, and any on-going deferral shall cease, if:

•	a default in payment of interest, principal or premium, if any, on the notes has occurred and is continuing, or

•	another Event of Default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such Event of Default;

provided, further, that interest payments on the notes may not be deferred under this provision for more than eight quarters in the aggregate or beyond                     , 2009.

After                     , 2009, the Company will be permitted, at its election, to defer interest on the notes on up to four occasions for not more than two quarters per occasion (each, an “Additional Interest Deferral Period” and, together with the Initial Interest Deferral Period, an “Interest Deferral Period”) by delivering to the trustee a copy of a resolution of the Company’s Board of Directors to the effect that, based upon a good-faith determination of the Company’s Board of Directors, such deferral is reasonably necessary for bona-fide cash management purposes, or to reduce the likelihood of or avoid a default under any Designated Senior Indebtedness; provided, however that no such deferral may be commenced, and any on-going deferral shall cease, if:

•	a default in payment of interest, principal or premium, if any, on the notes has occurred and is continuing, or

•	another Event of Default with respect to the notes has occurred and is continuing and the notes have been accelerated as a result of the occurrence of such Event of Default;

provided, further, that interest payments on the notes may not be deferred under this provision for more than two quarters per occasion. At the end of any such Interest Deferral Period, the Company may not defer interest on the notes on another occasion unless and until all deferred interest and interest on such deferred interest is paid in full.

Deferred interest on the notes will bear interest at the same rate as the stated rate of interest applicable to the notes, compounded quarterly, until paid in full. At the end of any Interest Deferral Period, the Company will be obligated to resume quarterly payments of interest on the notes including interest on deferred interest. All interest deferred prior to                     , 2009 must be repaid on or prior to                     , 2009. All interest deferred after                     , 2009 must be repaid on or before maturity. The Company may prepay all or part of the deferred interest at any time other than during an Interest Deferral Period.

During any Interest Deferral Period and so long as any deferred interest or interest on deferred interest remains outstanding and subject to other conditions specified in the Senior Credit Facility, the Company will not be permitted to make any payment of dividends on its Capital Stock.

The Company will notify the trustee of each Interest Deferral Period at least one Business Day prior to the interest payment date on which interest would have been due. In addition, the Representative of holders of Designated Senior Indebtedness may provide a written notice to the trustee and any paying agent (with a copy to the Company) at least one Business Day prior to such interest payment date specifying that the Representative has received notice of the interest deferral from the Company and, upon receipt of such notice, the trustee and any paying agent will not permit any payment of interest to be made due to the interest deferral.

Methods of Receiving Payments on the Notes

If a holder of notes has given wire transfer instructions to the Company, the Company may make all principal, premium and interest payments on those notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar within the City and State of New York unless the Company elects to make interest payments by check mailed to the holders at their address set forth in the register of holders.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. The Company may change the paying agent or registrar without prior notice to the holders of the notes, and the Company or any of its Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange any note in accordance with the indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a holder to pay any taxes and fees required by law or permitted by the indenture. The Company is not required to transfer or exchange any note selected for redemption.

Subordination

The payment of principal, premium, if any, and interest on the notes will be subordinated to the prior payment in full of all existing and future Senior Indebtedness.

All Senior Indebtedness then due shall be paid in full before the holders will be entitled to receive any payment with respect to the notes (except that holders may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”) in the event of any distribution to the Company’s creditors:

•	in the event of the Company’s liquidation or dissolution;

•	in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property; or

•	in an assignment for the benefit of creditors.

The Company also may not make any payment in respect of the notes except in Permitted Junior Securities or from the trust described under the caption “Legal Defeasance and Covenant Defeasance,” if:

•	a payment Default on any Senior Indebtedness occurs and is continuing beyond any applicable grace period; or

•	any other Default occurs and is continuing with respect to any Designated Senior Indebtedness that permits holders of that Designated Senior Indebtedness to accelerate its maturity and the trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Indebtedness.

Payments on the notes may and shall be resumed:

•	in the case of a payment default, upon the date on which such default is cured or waived; and

•	in case of a nonpayment default, the earlier of the date on which such nonpayment default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of any Designated Senior Indebtedness has been accelerated.

No new period of payment blockage may be commenced unless and until 360 days have elapsed since the effectiveness of the immediately prior Payment Blockage Notice. No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice unless such default has been cured or waived for a period of at least 90 consecutive days.

Each of the Company’s Restricted Subsidiaries identified as a Guarantor and all of its future Restricted Subsidiaries will jointly and severally guarantee in full the Company’s obligations under the notes and the indenture on an unsecured senior subordinated basis. Each guarantee will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor making the guarantee, including the Senior Indebtedness of each Guarantor represented by such Guarantor’s guarantee of the Senior Credit Facility. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

As of March 31, 2004, after giving effect to this offering and the concurrent offering of $             million of Additional Notes, the Company’s expected guarantee of the borrowings under the Senior Credit Facility and the application of the net proceeds thereof as set forth herein, the Company (excluding its subsidiaries) would have had:

•	total Senior Indebtedness of approximately $ million, which consists of the Company’s guarantee of borrowings under the secured Senior Credit Facility;

•	total senior subordinated Indebtedness of approximately $ million; and

•	total Indebtedness contractually subordinated to the notes of approximately $ million.

On the same basis, and after giving effect to the guarantees of the Company’s obligations under the notes and the borrowings and guarantees under the Senior Credit Facility, the Guarantors would have had:

•	total Senior Indebtedness of approximately $ million, including $ million of which consists of their borrowings or guarantees of the Company’s obligations under the secured Senior Credit Facility, $ million of which consists of obligations under the Lease Financing Obligations and $ million of which consists of obligations under Capitalized Lease Obligations and other Indebtedness;

•	total senior subordinated Indebtedness of approximately $ million, $ million of which consists of their guarantees of the Company’s obligations under the notes and Additional Notes; and

•	total Indebtedness contractually subordinated to the notes of approximately $ million.

Although the indenture will contain limitations on the amount of additional Indebtedness that the Company, the Guarantors and the non-guarantor subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness.

As a holding company, the Company has no operations and, therefore, is dependent on the cash flow of its subsidiaries and other entities to meet its own obligations, including the payment of interest and principal obligations on the notes when due. Although the indenture will limit the incurrence of Indebtedness by and the issuance of Preferred Stock of certain of the Company’s subsidiaries, such limitation is subject to a number of significant qualifications.

Only Senior Indebtedness or other secured Indebtedness of the Company or a Guarantor will rank senior to the notes or the relevant Guarantee in accordance with the provisions of the indenture. The notes and each Guarantee will in all respects rank pari passu with all other senior subordinated Indebtedness of the Company and the relevant Guarantor, respectively. If a distribution is made to holders that due to the subordination provisions of the indenture should not have been made to them, such holders are required to hold it in trust for the holders of Senior Indebtedness and pay it over to them as their interests may appear.

After the occurrence of an Event of Default which is continuing, the Company or the trustee shall promptly notify the holders of the Designated Senior Indebtedness or their Representative of such occurrence. If any Senior Indebtedness is outstanding, the Company may not pay the notes until five Business Days after such holders or the Representative of the Designated Senior Indebtedness receive notice of such occurrence and, thereafter, may pay the notes only if the subordination provisions of the indenture otherwise permit payment at that time.

As a result of the subordination provisions described above, in the event of a liquidation or insolvency, holders of Indebtedness may recover less ratably than creditors of the Company who are holders of Senior Indebtedness.

Subsidiary Guarantees

Each of the Company’s Restricted Subsidiaries which is identified as a Guarantor and all of its future Restricted Subsidiaries will jointly and severally guarantee in full the Company’s obligations under the notes and the indenture on an unsecured senior subordinated basis. Each guarantee will be subordinated in right of payment to all existing and future Senior Indebtedness of the Guarantor making the guarantee, including the Senior Indebtedness of each Guarantor represented by such Guarantor’s guarantee of the Senior Credit Facility. The obligations of each Guarantor under its guarantee will be limited as necessary to prevent that guarantee from constituting a fraudulent conveyance under applicable law.

A Guarantor may not consolidate with or merge with or into another Person unless it complies with the second paragraph under “—Certain Covenants—Merger, Consolidation, or Sale of Assets.”

The guarantee of a Guarantor will be released:

•	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor, including by way of merger or consolidation, if the Company applies the net proceeds of that sale or other disposition, in accordance with the applicable provisions of the indenture; or

•	in connection with any sale of all of the capital stock of a Guarantor, if the Company applies the net proceeds of that sale in accordance with the applicable provisions of the indenture.

Optional Redemption

The Company may, at its option, redeem all, but not less than all, of the notes at any time upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to 100% of the principal amount of the notes, plus accrued and unpaid interest, if any, to the redemption date, if a Tax Event occurs.

Except as set forth above, the Company will not be able to redeem the notes prior to                     , 2009.

After                     , 2009, the Company may redeem all or a part of the notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices, expressed as percentages of principal amount, set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on                      of the years indicated below:

Year	Percentage
2009	%
2010	%
2011	%
2012	%
2013 and thereafter	100.000%

Selection and Notice of Redemption

If less than all of the notes are to be redeemed at any time, the trustee will select notes for redemption in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed. If the notes are not so listed, the trustee will make the selection of notes for redemption on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on notes or portions of them called for redemption, so long as the Company has deposited with the trustee funds in U.S. dollars sufficient to pay the principal of, plus accrued and unpaid interest, if any, on the notes to be redeemed. No note will be redeemed in part unless all other notes are also redeemed in part on a pro rata basis.

Any exercise by the Company of its option to redeem the notes, in whole or in part, will result in an automatic separation of the EYSs.

Mandatory Redemption

Except as set forth below under the caption “—Repurchase at the Option of Holders,” the Company is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder will have the right to require the Company to make an offer (a “Change of Control Offer”) to each holder to repurchase all or any part of such holder’s notes in integral multiples of notes. In the Change of Control offer, the Company will offer payment in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the “Change of Control Payment”). Within 30 days following a Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer;

•	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee the notes so accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions thereof being purchased by the Company.

The paying agent will promptly mail to each holder of notes so tendered the change of control payment for such notes, and the trustee will promptly authenticate and mail, or cause to be transferred by book-entry, to each holder a new note equal in aggregate principal amount to any unpurchased portion of the notes surrendered, if any. In order to exercise this repurchase right, a holder must separate its EYSs into the shares of common stock and notes represented thereby.

Prior to complying with the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, if the repurchase of notes would violate any other Indebtedness, the Company will either repay all such Indebtedness or obtain the requisite consents, if any, under all agreements governing such Indebtedness to permit the repurchase of notes. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Senior Credit Facility will provide that certain change of control events with respect to the Company would constitute a default. Any other future credit agreements or other agreements relating to Senior Indebtedness to which the Company becomes a party may contain similar provisions. If a Change of Control occurs at a time when the Company is prohibited from purchasing notes, the Company could seek the consent of its lenders to the purchase of notes or the Company could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such consent or repay such borrowings, the Company will remain prohibited from purchasing notes. The Company’s failure to purchase tendered notes following a Change of Control would constitute an Event of Default under the indenture that, in turn, would constitute a default under the Senior Credit Facility.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the indenture are applicable to a Change of Control. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit holders of the notes to require that the Company repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by the Company and purchases all notes validly tendered and not withdrawn under the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require the Company to repurchase its notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this paragraph by virtue thereof.

The Change of Control purchase feature is a result of negotiations among the Company, the existing equity investors and the underwriters. The Company’s management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company’s capital structure or credit ratings.

Asset Sales

The Company will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

•	the Company or the Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets sold or otherwise disposed of; and

•	at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents.

However, the Company and the Restricted Subsidiaries will be permitted to consummate an Asset Sale without complying with the preceding paragraph if:

•	the Company or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or other property sold, issued or otherwise disposed of; and

•	at least 75% of the consideration for such Asset Sale constitutes cash or Replacement Assets; provided that any consideration not constituting Replacement Assets, received by the Company or any of the Restricted Subsidiaries in connection with any Asset Sale permitted to be consummated under this paragraph, shall constitute Net Cash Proceeds subject to the provisions of the next paragraph.

Within 360 days of the receipt of any Net Cash Proceeds from an Asset Sale, the Company may apply such Net Cash Proceeds, at its option:

•	to prepay Indebtedness under the Senior Credit Facility and permanently reduce the availability thereunder;

•	to repay any Senior Indebtedness and permanently reduce the availability thereunder;

•	to make an investment in Replacement Assets; or

•	to effect a combination of the transactions set forth in the bullet points above.

When the aggregate amount of Net Cash Proceeds from Assets Sales which are not applied or invested as provided in the preceding paragraph (“Excess Proceeds”) exceeds $             million, the Company will be required to make an offer to all holders of notes to purchase on a pro rata basis, that amount of notes equal to the amount of Excess Proceeds. The offer price will be equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase and will be paid in cash. In order to exercise this repurchase right, a holder must separate its EYSs into the shares of common stock and notes represented thereby. In the event of a transfer of substantially all, but not all, of the property and assets of the Company and the Restricted Subsidiaries as an entirety to a Person which is permitted under “—Certain Covenants—Merger, Consolidation and Sale of Assets,” the successor corporation shall be deemed to have sold the properties and assets of the Company and the Restricted Subsidiaries not so transferred for purposes of this “Asset Sales” provision and shall comply with this Asset Sales provision in connection with such deemed sale.

Covenants Relating to EYSs

Recombination of Notes and Common Stock into EYSs.

The indenture will provide that as long as any notes are outstanding, any holder of notes and shares of common stock may after 45 days from the date hereof, at any time and from time to time, recombine these securities to form EYSs.

Procedures Relating to Subsequent Issuance.

The indenture will provide that, in the event there is a subsequent issuance of Additional Notes, each holder of the notes or the EYSs (as the case may be) agrees that a portion of such holder’s notes (whether held directly in book-entry form or held as part of EYSs) will be exchanged, without any further action of such holder, for a portion of the Additional Notes purchased by the holders of such Additional Notes, such that following any such additional issuance and exchange each holder of the notes or the EYSs (as the case may be) owns an indivisible unit composed of the notes and Additional Notes of each issuance in the same proportion as each other holder, and the records will be revised to reflect each such exchange without any further action of such holder. The aggregate principal amount of the notes owned by each holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the notes. See “Material U.S. Federal Income Tax Consequences—Consequences to U.S. Holders—Notes—Additional Issuances.” Except for the possibility that holders of subsequently issued notes having original issue discount may not be able to collect the unamortized portion of the original issue discount in the event of an acceleration of the notes or bankruptcy of the Company as described under “Risk Factors—Risks Relating to the EYSs, the Shares of our Class A Common Stock and the Notes—Any OID attributable to you could reduce the amount of principal you could recover from us in a bankruptcy proceeding,” any such automatic exchange should not impair the rights any holder would otherwise have to assert a claim against the Company or the underwriters, with respect to the full amount of notes purchased by such holder.

Certain Covenants

Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock.

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur (as defined) any Indebtedness and the Company will not issue any Disqualified Capital Stock and will not permit the Restricted Subsidiaries to issue any preferred stock except preferred stock of a Restricted Subsidiary issued to, and as long as it is held by, the Company or a Wholly-Owned Restricted Subsidiary of the Company; provided, however, that if no Default or Event of Default has occurred and is continuing, the Company or any Restricted Subsidiary may incur Indebtedness, including Acquired Indebtedness, the Company may issue Disqualified Capital Stock and any Restricted Subsidiary may issue preferred stock, if, in any case, at the time of and immediately after giving pro forma effect to such incurrence of such Indebtedness or the issuance of such Disqualified Capital Stock or preferred stock, as the case may be, and the use of proceeds therefrom, the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is greater than 2.0 to 1.0.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Indebtedness”):

•	Indebtedness under the notes (including the separate notes and any Additional Notes issued pursuant to the exercise of the underwriters’ over-allotment option, but not including any other Additional Notes) and Permitted Refinancings thereof;

•	Indebtedness incurred pursuant to a senior secured credit facility, including the Senior Credit Facility, provided that the aggregate principal amount at any time outstanding does not exceed $ million;

•	Existing Indebtedness;

•	Permitted Refinancings of:

•	Existing Indebtedness to the extent reduced by the amount of any scheduled amortization payments or mandatory prepayments when actually paid or permanent reductions thereon; and

•	Indebtedness incurred under the Consolidated Fixed Charge Coverage Ratio test of the first paragraph of this covenant;

•	Interest Swap Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Interest Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in interest rates on Indebtedness incurred in accordance with the indenture to the extent the notional principal amount of such Interest Swap Obligation does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligation relates;

•	Currency Swap Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Currency Swap Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in currency exchange rates on obligations incurred in accordance with the indenture to the extent the notional principal amount of such Currency Swap Obligation does not exceed the amount of the underlying obligation to which such Currency Swap Obligation relates;

•	Commodity Obligations of the Company covering Indebtedness of the Company or any Restricted Subsidiary; provided that such Commodity Obligations are entered into to protect the Company and the Restricted Subsidiaries from fluctuations in the price of commodities actually used in the Company’s and the Restricted Subsidiaries’ ordinary course of business;

•	Indebtedness of a Restricted Subsidiary to the Company or to a Restricted Subsidiary for so long as such Indebtedness is held by the Company or a Restricted Subsidiary, in each case subject to no Lien held by a Person other than the Company or a Restricted Subsidiary; provided that if as of any date any Person other than the Company or a Restricted Subsidiary owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness by the issuer of such Indebtedness;

•	Indebtedness of the Company to a Restricted Subsidiary for so long as such Indebtedness is held by a Restricted Subsidiary, in each case subject to no Lien; provided that:

•	any Indebtedness of the Company to any Restricted Subsidiary is unsecured and subordinated, pursuant to a written agreement, to the obligations of the Company under the indenture and the notes; and

•	if as of any date any Person other than a Restricted Subsidiary owns or holds any such Indebtedness or any Person holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Indebtedness permitted by this clause;

•	Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently, except in the case of daylight overdrafts, drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within two business days of incurrence;

•	Indebtedness of the Company or any Restricted Subsidiary represented by letters of credit for the account of the Company or the account of such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

•	Indebtedness represented by Capitalized Lease Obligations of the Company and the Restricted Subsidiaries with respect to leasehold improvements and equipment in an aggregate principal amount not to exceed $ million at any time outstanding;

•	Lease Financing Obligations;

•	Purchase Money Indebtedness;

•	the guarantee by the Company or any of its Restricted Subsidiaries of Indebtedness of the Company or any of its Restricted Subsidiaries that was permitted to be incurred by another provision of this covenant (including the guarantee by the Company or any of its Restricted Subsidiaries of Existing Indebtedness);

•	Indebtedness represented by the exchange of shares of the Class B common stock of the Company for Additional Notes pursuant to the stockholders agreement; provided that no Default or Event of Default has occurred and is continuing at the time of such issuance; and

•	additional Indebtedness of the Company in an aggregate principal amount not to exceed $ million at any one time outstanding.

For purposes of determining compliance with this “Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of “Permitted Indebtedness” described in the clauses above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify such item of Indebtedness on the date of its incurrence in any matter that complies with this covenant.

Senior Subordinated Indebtedness

We will not, and will not cause or permit any Guarantor to directly or indirectly incur, or be liable for any Indebtedness that expressly ranks senior in right of payment to the notes or the guarantees of such Guarantor, as the case may be, and subordinate in right of payment to any other Indebtedness of ours or such Guarantor, as the case may be.

Restricted Payments

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

•	declare or pay any dividend or make any other distribution on account of the Capital Stock of the Company (other than dividends or distributions payable in Qualified Capital Stock of the Company);

•	redeem any of the Capital Stock of the Company or any warrants, rights or options to purchase or acquire shares of any class of such Capital Stock;

•	make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment, or maturity, any Indebtedness subordinate to the notes; or

•	make any Investment (other than Permitted Investments) (all such payments and other actions set forth above being collectively referred to as a “Restricted Payment”),

unless, at the time of and after giving effect to such Restricted Payment:

•	no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

•	no Dividend Suspension Period shall have occurred and be continuing; and

•	such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and the Restricted Subsidiaries after the date of the indenture, is less than or equal to the sum, without duplication, of

•	Excess Cash of the Company for the period (taken as one accounting period) from the fiscal quarter that first begins after the date of the indenture to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, plus

•	100% of the aggregate net cash proceeds received by the Company since the date of the indenture and on or prior to the date of the Restricted Payment from any Person (other than one of the Company’s subsidiaries) from the issue and sale of the Company’s Qualified Capital Stock or from any equity contribution from a holder of the Capital Stock of the Company (other than Qualified Capital Stock), plus

•	to the extent that any Investment (other than a Permitted Investment) that was made after the date of the indenture is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash, the lesser of:

•	the cash or Cash Equivalent return of capital with respect to such Investment, including without limitation repayment of principal of any such Investment constituting a loan or advance (less any the cost of disposition) and

•	the initial amount of such Investment, plus

•	the amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any of the Restricted Subsidiaries in such Unrestricted Subsidiary, resulting from the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of “Investment”) not to exceed the initial amount of the Restricted Payment in such Unrestricted Subsidiary;

provided that, no amount shall be included under this clause to the extent already included in the calculation of Excess Cash.

The preceding provisions will not prohibit:

•	the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the indenture;

•	so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the redemption, repurchase, retirement, defeasance or other acquisition of any of the Company’s subordinated Indebtedness or Capital Stock in exchange for, or out of the net cash proceeds of the substantially concurrent sale of Qualified Capital Stock of the Company; provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from the portion of Restricted Payments relating to cash proceeds from equity transactions described in the preceding paragraph;

•	so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company with the net cash proceeds from a substantially concurrent sale of subordinated Indebtedness of the Company;

•	so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, the payment of any dividends or distributions by the Company to repurchase its Capital Stock, including rights, options or warrants to acquire its Capital Stock, from employees of the Company or any of its subsidiaries or their authorized representatives upon the death, disability or termination of employment of such employees, provided that the aggregate amount of such payments does not exceed $ million in any fiscal year; provided, however, that amounts not expended in any calendar year may be expended in succeeding fiscal years up to a maximum of $ million in any fiscal year;

•	so long as no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, Restricted Payments not to exceed $ million during the term of the indenture; and

•

the repurchase of shares of the Company’s common stock on the closing date of this offering or on the closing date of the exercise of the over-allotment option as set forth in the underwriting agreement or the exchange of the shares of the Company’s Class B common stock for Additional Notes pursuant to the stockholders agreement.

In determining the amount of Restricted Payments made under the immediately preceding paragraph, amounts expended under the first and fourth clauses of this paragraph will be included, but amounts under the second, third, fifth and sixth clauses of this paragraph will not be included.

The amount of all Restricted Payments, other than cash, shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued by this covenant shall be determined by the Company’s Board of Directors.

Dividend and Other Payment Restrictions Affecting Subsidiaries

The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any of its Restricted Subsidiaries to:

•	pay dividends or make any other distributions on or in respect of their Capital Stock;

•	make loans or advances or to pay any Indebtedness or other obligation owed to the Company or any of the Restricted Subsidiaries; or

•	transfer any of the Company’s or the Restricted Subsidiaries’ property or assets to the Company or any of the Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

•	applicable law;

•	the indenture;

•	customary non-assignment provisions of any contract or any lease entered into in the ordinary course of business and consistent with past practices governing a leasehold interest of any Restricted Subsidiary;

•	any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

•	agreements existing on the date of the indenture, to the extent and in the manner such agreements are in effect on the date of the indenture;

•	customary Liens granted by the Company or any Restricted Subsidiary to secure Senior Indebtedness or Senior Indebtedness of a Restricted Subsidiary;

•	an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in the second, third, fifth, sixth or seventh clauses of the second paragraph under “—Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock;” provided that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to the Company in any material respect as determined by the Company’s Board of Directors in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clauses;

•	Purchase Money Indebtedness for property or assets acquired in the ordinary course of business that only imposes encumbrances or restrictions on the property so acquired;

•	Permitted Liens; and

•	any agreement for the sale or disposition of the Capital Stock or assets of a Restricted Subsidiary; provided that such encumbrances and restrictions are only applicable to such assets or Restricted Subsidiary, as applicable, and any such sale or disposition is made in compliance with the “Asset Sales” provision above.

Liens

The Company will not, and will not permit any Restricted Subsidiary to, incur or suffer to exist any Lien, other than Permitted Liens, on the property or assets of the Company or the Restricted Subsidiaries to secure Indebtedness that is pari passu or subordinated in right of payment to the notes, or the guarantees, without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes or the guarantees; provided that:

•	in the case of a Lien securing Indebtedness that is pari passu with the notes or the guarantees, the Lien securing the notes or the guarantees is senior or pari passu in priority with such Lien and

•	in the case of a Lien securing Indebtedness that is subordinated in right of payment to the notes or the guarantees, the Lien securing the notes or the guarantees is senior in priority to such Lien.

Notwithstanding the foregoing, any security interest granted by the Company or any Restricted Subsidiary to secure the notes or the guarantees created pursuant to the previous paragraph will provide that such security interest shall be automatically and unconditionally released and discharged upon the release by the holders of the Indebtedness of the Company or any Restricted Subsidiary described in the previous paragraph of their security interest (including any deemed release upon indefeasible payment in full of all obligations under such Indebtedness), at a time when:

•	no other Indebtedness that is pari passu or subordinated in right of payment to the notes or the guarantees has been secured by such property or assets of the Company or any such Restricted Subsidiary; or

•	the holders of all such other Indebtedness which is secured by such property or assets of the Company or any such Restricted Subsidiary release their security interest in such property or assets (including any deemed release upon indefeasible payment in full of all obligations under such Indebtedness).

Merger, Consolidation, or Sale of Assets

The Company will not, in a single transaction or series of related transactions:

•	consolidate or merge with or into another Person, whether or not the Company is the surviving corporation; or

•	sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company, in one or more related transactions, to another Person; unless:

•	either:

•	the Company is the surviving corporation; or

•	the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance or other disposition shall have been made assumes all the obligations of the Company under the notes and the indenture pursuant to a supplemental indenture reasonably satisfactory to the trustee;

•	immediately after such transaction no Default or Event of Default exists; and

•	the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company) will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock.”

Each Guarantor will not, and the Company will not cause or permit any Guarantor to, consolidate or merge with or into any Person other than the Company or any other Guarantor, unless:

•	the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

•	the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) assumes all the obligations of the Guarantor on its guarantee pursuant to a supplemental indenture;

•	immediately after such transaction no Default or Event of Default exists; and

•	the Company will immediately after the transaction satisfy the fourth clause of the previous paragraph regarding the incurrence of at least $1.00 of additional Indebtedness.

Transactions with Affiliates

The Company will not, and will not permit any of the Restricted Subsidiaries to, enter into or permit or suffer to exist any transaction or series of related transactions with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:

•	such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

•	the Company delivers to the trustee:

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5 million, a resolution of the Board of Directors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with the previous bullet point above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

•	with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an Independent Financial Advisor.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

•	transactions between or among the Company and/or the Restricted Subsidiaries;

•	payment of reasonable fees and compensation paid to, and indemnity provided on behalf of, the Company’s or any of the Restricted Subsidiaries’ officers, directors, employees or consultants and determined in good faith by the Company’s Board of Directors;

•	agreements in effect on the date of the indenture as described under “Certain Relationships and Related Party Transactions” elsewhere in this prospectus, which consist of:

•	the amended and restated stockholders’ agreement; and

•	the amended and restated registration rights agreement;

•	the issuance of Capital Stock (other than Disqualified Capital Stock) of the Company or EYSs in respect of the Company’s securities (including such securities represented thereby) or Additional Notes pursuant to the stockholders agreement; and

•	Restricted Payments that are permitted by the provisions of the indenture.

Additional Subsidiary Guarantees

If the Company or any of the Restricted Subsidiaries transfer or cause to be transferred, in one transaction or a series of related transactions, any property to any Restricted Subsidiary that is not a Guarantor, or if the Company or any of the Restricted Subsidiaries organize, acquire or otherwise invest in another Restricted Subsidiary, then such transferee or newly acquired or other Restricted Subsidiary shall execute and deliver to the trustee a supplemental indenture as a Guarantor and deliver to the trustee an opinion of counsel.

Designation of Restricted and Unrestricted Subsidiaries

The Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if that designation would not cause a Default. If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary so designated will be deemed to be an Investment constituting a Restricted Payment made as of the time of such designation. All such outstanding Investments will be valued at the fair market value of the Company’s proportionate interest in the net worth of such Subsidiary at the time of such designation calculated in accordance with GAAP. That designation will only be permitted if such Restricted Payment would be permitted at that time. The Board of Directors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if the redesignation would not cause a Default and all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such redesignation would, if incurred at such time, have been permitted to be incurred for all purposes of the indenture.

Neither the Company nor any Restricted Subsidiary shall at any time:

•	provide credit support for or guarantee any Indebtedness of any Unrestricted Subsidiary;

•	be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary; or

•	be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary.

Conduct of Business

The Company and the Restricted Subsidiaries will not engage in any businesses other than Permitted Businesses.

Reports

Whether or not required by the rules and regulations of the Commission, so long as any notes are outstanding, the Company will furnish to the trustee, within the time periods specified in the Commission’s rules and regulations:

•	all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file these Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Company and its consolidated subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company) and, with respect to the annual information only, a report thereon by the Company’s certified independent accountants; and

•	all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file these reports.

In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all of the information and reports referred to in above clauses with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make this information available to securities analysts and prospective investors upon request.

Events of Default

Each of the following is an Event of Default:

•	default for 30 days in the payment when due of interest on the notes, whether or not prohibited by the subordination provisions of the indenture, subject to the interest deferral provisions contained in the indenture; provided, however, that a default in any payment of interest on the notes required to be made on , 2009 shall immediately constitute an Event of Default (without regard to the length of time for which such default continues);

•	default in payment when due of the principal of or premium, if any, on the notes, whether or not prohibited by the subordination provisions of the indenture;

•	failure to comply with the covenant described under “—Certain Covenants—Merger, Consolidation, or Sale of Assets;”

•	the Company pays any dividend on the shares of the Company’s Common Stock during the continuance of any Dividend Suspension Period;

•	failure for 30 days after notice to comply with any of the other agreements or covenants in the indenture;

•	default under one or more instruments under which there may be issued or by which there may be secured or evidenced any Indebtedness having an outstanding principal amount of $ million or more, individually or in the aggregate, of the Company or any of the Restricted Subsidiaries, if that default:

•	results in the acceleration of such Indebtedness prior to its express maturity; or

•	is caused by a failure to pay principal of such Indebtedness at its stated maturity and the grace period provided in such Indebtedness on the date of such default has expired;

•	failure by the Company or any of the Restricted Subsidiaries to pay final judgments aggregating in excess of $ million, which judgments are not paid, discharged or stayed, within a period of 60 days of the entry thereof;

•	except as permitted by the indenture, any guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor shall deny or disaffirm its obligations under its guarantee; and

•	certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company or any Significant Subsidiary, all outstanding notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the then outstanding notes may declare all the notes to be due and payable immediately.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. The trustee is not under any obligation to exercise its powers under the indenture unless the holders have provided the trustee with a reasonable indemnity.

The holders of a majority in aggregate principal amount of the notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the notes. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the trustee a statement specifying such Default or Event of Default.

The EYSs will be automatically separated into the shares of common stock and notes represented thereby under certain circumstances as described under “Description of EYSs—Separation and Combination.” In addition, a holder of EYSs may voluntarily separate the EYSs for the shares of common stock and notes represented thereby and subsequently exchange the holder’s interest in the global note for definitive notes in registered certificated form if there has occurred and is continuing a Default or Event of Default with respect to the notes. See “Description of EYSs—Book-Entry Settlement and Clearance—Separation and Combination.”

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of the Company’s obligations discharged with respect to the outstanding notes (“Legal Defeasance”) except for:

•	the rights of holders of outstanding notes to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due from the trust referred to below;

•	the Company’s obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust;

•	the rights, powers, trusts, duties and immunities of the trustee, and the Company’s obligations in connection therewith; and

•	the Legal Defeasance provisions of the indenture.

In addition, the Company may, at its option and at any time, elect to have its obligations released with respect to certain covenants that are described in the indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute an Event of Default with respect to the notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

•	the Company must irrevocably deposit with the trustee, in trust, for the benefit of the holders, cash in U.S. dollars, Cash Equivalents, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the notes are being defeased to maturity or to a particular redemption date;

•	in the case of Legal Defeasance, the Company has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

•	the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

•	since the date of the indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

•	in the case of Covenant Defeasance, the Company has delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of such Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

•	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

•	the Company must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally;

•	the Company must have delivered to the trustee an officers’ certificate stating that the deposit was not made by the Company with the intent of preferring the holders of notes over the Company’s other creditors with the intent of defeating, hindering, delaying or defrauding the Company’s creditors or others; and

•	the Company must have delivered to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

The Company may discharge the indenture such that it will cease to be of further effect, except as to surviving rights of registration of transfer or exchange of the notes, as to all outstanding notes when:

•	either

•	all the notes previously authenticated (except lost, stolen or destroyed notes that have been replaced or paid and notes for whose payment money has previously been deposited in trust or segregated and held in trust by the Company and is thereafter repaid to the Company or discharged from the trust) have been delivered to the trustee for cancellation; or

•	all notes not previously delivered to the trustee for cancellation

•	have become due and payable, or

•	will become due and payable at their maturity within one year, or

•	are to be called for redemption within one year under arrangements satisfactory to the trustee for the giving of notice of a redemption by the trustee, and in the case of the three clauses above, the Company has deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, Cash Equivalents, or a combination of such cash and Cash Equivalents, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the notes not previously delivered to the trustee for cancellation for principal, premium, if any, and interest and additional interest, if any, on the notes to the date of deposit, in the case of notes that have become due and payable, or to the stated maturity or redemption date, as the case may be;

•	the Company has paid or caused to be paid all other sums payable by it under the indenture;

•	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or will occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company is a party or by which the Company is bound; and

•	the Company delivers to the trustee an officers’ certificate and opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been satisfied.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the indenture or the notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes), and any existing default or compliance with any provision of the indenture or the notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes).

Without the consent of each holder affected, an amendment or waiver may not (with respect to any notes held by a non-consenting holder):

•	reduce the principal amount of notes whose holders must consent to an amendment, supplement or waiver;

•	reduce the principal of or change the fixed maturity of any note or alter the provisions with respect to the redemption of the notes;

•	make any change to the Dividend Suspension Period in a manner adverse to the holders;

•	reduce the rate of or change the time for payment of interest on any note or amend the Company’s right to defer interest on the notes in a manner adverse to the holders;

•	make any note payable in money other than that stated in the notes;

•	make any change in the provisions of the indenture relating to waivers of past Defaults or the right of holders of notes to receive payments of principal of or premium, if any, or interest on the notes;

•	make any change in any material respect to the Company’s obligation to make a Change of Control Offer or an offer in connection with an Asset Sale;

•	change the provisions of the notes or guarantees relating to subordination or the definition of Senior Indebtedness in a manner adverse to the holders;

•	release a Guarantor from its obligations under its guarantee and the indenture other than in compliance with the indenture provisions governing any such release;

•	change the provisions of the indenture that allow a holder of an EYS to separate such holder’s note from the related Common Stock;

•	make any change to the provisions of the indenture that eliminate the prohibition on paying dividends and making certain other restricted payments while interest is being deferred, while any previously deferred interest remains unpaid or during the continuance of any Dividend Suspension Period, a Default or an Event of Default (except in connection with an offer by the Company to purchase all the notes, in which case a majority in principal amount of the notes will be sufficient for any amendment pursuant to this bullet point); or

•	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder, the Company and the trustee may amend or supplement the indenture or the notes:

•	to cure any ambiguity, defect or inconsistency;

•	to provide for uncertified notes in addition to or in place of certificated notes;

•	to provide for the assumption of the Company’s obligations or the obligations of a Guarantor to holders in the case of a merger or consolidation or sale of all or substantially all of the Company’s assets or the merger or consolidation of such Guarantor;

•	to make any change that would provide any additional rights or benefits to the holders or that does not adversely affect the legal rights under the indenture of any such holder;

•	to comply with requirements of the Commission in order to effect or maintain the qualification of the indenture under the Trust Indenture Act;

•	to secure the notes; or

•	to add to the covenants of the Company or any Guarantor for the benefit of the holders or to reduce any right of the Company or any Guarantor.

Concerning the Trustee

If                             , the trustee, becomes a creditor of the Company or a creditor of any Guarantor, the indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict or resign.

The indenture provides that in case an Event of Default shall occur and be continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs.

Certain Definitions

Set forth below are certain of the defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such acquisition, merger or consolidation.

“Adjusted EBITDA” means, with respect to any Person, for any period, the sum of:

•	Consolidated Net Income; and

•	to the extent Consolidated Net Income has been reduced thereby,

•	all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or nonrecurring gains or losses or taxes attributable to sales or dispositions outside the ordinary course of business);

•	Consolidated Interest Expense; and

•	Consolidated Non-cash Charges, less any non-cash items increasing Consolidated Net Income for such period, all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative of the foregoing.

“amend” means amend, modify, supplement, restate or amend and restate, including successively; and “amending” and “amended” have correlative meanings.

“Asset Acquisition” means:

•	an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or any Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary; or

•	the acquisition by the Company or any Restricted Subsidiary of the assets of any Person (other than a Restricted Subsidiary) which constitute all or substantially all of the assets of such Person or comprises any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer for value by the Company or any of the Restricted Subsidiaries, including any Sale and Leaseback Transaction, to any Person of:

•	any Capital Stock of any Restricted Subsidiary; or

•	any other property or assets of the Company or any Restricted Subsidiary other than in the ordinary course of business.

Notwithstanding the preceding, the following items shall not be deemed to be Asset Sales:

•	a transaction or series of related transactions for which the Company or the Restricted Subsidiaries receive aggregate consideration of less than $ million;

•	the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company as permitted under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets;” or

•	transactions resulting in a Partnership Investment and a Partnership Loan.

“Board of Directors” means, as to any Person, the board of directors of such Person or any duly authorized committee of that board of directors.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the trustee.

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions in New York State are authorized or required by law to close.

“Capital Stock” means:

•	in the case of a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of common stock and preferred stock of the corporation, any corporate stock represented by EYSs and corporate stock outstanding upon the separation of the EYSs into the securities represented thereby; and

•	in the case of a Person that is not a corporation, any and all partnership or other equity interests of such Person.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

•	marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any United States Government agency and backed by the full faith and credit of the United States maturing within one year from the date of acquisition;

•	marketable direct obligations issued by any state of the United States or any political subdivision of any state or any public instrumentality of any state maturing within one year from the date of acquisition and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc.;

•	commercial paper maturing no more than one year from the date of creation and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

•	certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition issued by any bank organized under the laws of the United States or any state of the United States or the District of Columbia or any United States branch of a foreign bank having at the date of acquisition combined capital and surplus of at least $250,000,000;

•	repurchase obligations with a term of not more than seven days for underlying securities of the types described in the first clause of this definition entered into with any bank meeting the qualifications specified in the fourth clause of this definition; and

•	investments in money market funds which invest substantially all their assets in securities of the types described in the first five clauses above.

“Change of Control” means the occurrence of any of the following:

•	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

•	the adoption of a plan relating to the liquidation or dissolution of the Company;

•	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person,” other than the Permitted Holders, becomes the “beneficial owner” (as these terms are defined in Rule 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 35% of the Voting Stock of the Company, measured by voting power rather than number of shares;

•	the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

•	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Commodity Obligations” means the obligations of any Person pursuant to any commodity futures contract, commodity option or other similar agreement or arrangement.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the date of the indenture or issued after the date of the indenture, and includes all series and classes of such common stock, including the common stock underlying the EYSs.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of Adjusted EBITDA of such Person during the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Transaction Date”) to Consolidated Fixed Charges of such Person for the Four Quarter Period.

In addition, for purposes of calculating the “Consolidated Fixed Charge Coverage Ratio,” “Adjusted EBITDA” and “Consolidated Fixed Charges” shall be calculated:

•	after giving effect on a pro forma basis (calculated in accordance with Regulation S-X under the Securities Act) for the period of such calculation to:

•	the incurrence or repayment of any Indebtedness of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence or repayment of other Indebtedness, other than the incurrence or repayment of Indebtedness in the ordinary course of business for working capital purposes pursuant to working capital facilities, occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four Quarter Period; and

•	any Asset Sales, Asset Acquisitions, new restaurant openings or closings, or other discontinued operations occurring during the Four Quarter Period or at any time subsequent to the last day of the Four Quarter Period and on or prior to the Transaction Date, as if such Asset Sale, Asset Acquisition, opening, closing or discontinuation of operations, including the incurrence, assumption or liability for any such Acquired Indebtedness, occurred on the first day of the Four Quarter Period in the case of Asset Acquisitions or openings, or immediately prior to the first day of the Four Quarter Period in the case of Asset Sales, closings or other discontinuation of operations; provided, however, that such calculation shall give effect only to any new restaurant openings if the restaurant has been open for at least one full fiscal quarter during the Four Quarter Period and all calculations of Adjusted EBITDA for such open restaurant shall be annualized over any full quarters for which the restaurant was not open (taking into account the average Adjusted EBITDA in the full quarters in which it was open and ignoring any partial quarterly period); and

•	after treating the Sale and Leaseback Transactions relating to the Lease Financing Obligations as Sale and Leaseback Transactions rather than financing transactions (including, without limitation, treating any leases relating to such Lease Financing Obligations as operating leases).

In calculating “Consolidated Fixed Charges” for purposes of determining the denominator (but not the numerator) of this “Consolidated Fixed Charge Coverage Ratio”:

•	interest on outstanding Indebtedness determined on a fluctuating basis as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on the Transaction Date; and

•	interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum resulting after giving effect to the operation of such agreements.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

•	Consolidated Interest Expense; plus

•	the product of (a) the amount of all dividend payments on any series of Preferred Stock of such Person or its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid with respect to such Preferred Stock held by such Person or its Restricted Subsidiaries) paid, accrued or scheduled to be paid or accrued during such period times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; plus

•

the amount of dividend payments on outstanding shares of Class B common stock (but only to the extent such dividends exceed the aggregate dividends that would have been paid on the shares of Class A common stock had the Class B common stock been fully converted into Class A common stock and notes for the relevant period, and only to the extent such excess amount is not included in Consolidated Interest Expense).

“Consolidated Interest Expense” means, with respect to any Person for any period, the sum of, without duplication:

•	the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including (a) any amortization of debt discount (and excluding the amortization or write-off of capitalized debt issuance costs), (b) the net costs under Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation; and

•	the interest component of Capitalized Lease Obligations, in each case paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that the following shall be excluded:

•	after-tax gains from Asset Sales or abandonments or reserves relating thereto;

•	after-tax items classified as extraordinary or nonrecurring gains;

•	the net income (but not loss) of any Restricted Subsidiary of the specified Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise;

•	the net income of any Person, other than a Restricted Subsidiary, except, for purposes of the covenant described under “—Certain Covenants—Restricted Payments,” to the extent of cash dividends or distributions paid to the specified Person or to a Restricted Subsidiary of the specified Person by such Person unless, and to the extent, in the case of a Restricted Subsidiary who receives such dividends or distributions, such Restricted Subsidiary is subject to the fourth clause above;

•	any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the date of the indenture;

•	income or loss attributable to discontinued operations, including operations disposed of during such period whether or not such operations were classified as discontinued; and

•	in the case of a successor to the specified Person by consolidation or merger or as a transferee of the specified Person’s assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Continuing Director” means, as of any date of determination, any member of the Board of Directors of the Company who:

•	was a member of such Board of Directors on the date of the indenture; or

•	was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Currency Swap Obligations” means the obligations of any Person pursuant to any foreign exchange contract, currency swap agreement or similar agreement.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Designated Senior Indebtedness” means:

•	any Indebtedness outstanding under the Senior Credit Facility; and

•	any other Senior Indebtedness which, at the time of determination, has an aggregate principal amount outstanding, together with any commitments to lend additional amounts, of at least $ million, if the instrument governing such Senior Indebtedness expressly states that such Indebtedness is “Designated Senior Indebtedness” for purposes of the indenture and a Board Resolution setting forth such designation by the Company has been filed with the trustee.

“Dividend Suspension Period” means any period during which (i) the Consolidated Fixed Charge Coverage Ratio of the Company is less than              to 1.0, (ii) a Default or Event of Default has occurred and is continuing, (iii) an Interest Deferral Period has occurred and is continuing or (iv) after the end of any Interest Deferral Period, any deferred interest remains unpaid.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof on or prior to the final maturity date of the notes. Notwithstanding anything to the contrary herein, the Company’s common stock that is exchangeable into Additional Notes upon transfer pursuant to the stockholders agreement shall not be Disqualified Capital Stock.

“Excess Cash” means, with respect to any period, Adjusted EBITDA of such Person for such period minus the following, each determined for such period on a consolidated basis:

•	cash interest expense, whether or not capitalized; plus

•	deferred interest, if any, not otherwise included in the prior clause; plus

•	cash income taxes; plus

•	capital expenditures that are or would be set forth in a consolidated statement of cash flows of such Person prepared in accordance with GAAP to the extent not financed; provided, that the aggregate financings of capital expenditures are identified on an annual basis for the fiscal year in which they occur and documented in an officers’ certificate provided to the trustee; plus

•	cash non-recurring charges for such period; plus

•	cash expenditures constituting Permitted Investments (excluding any Investments in the Company or in a Restricted Subsidiary or in Cash Equivalents) for such period; plus

•	the aggregate principal amount of long-term Indebtedness (including any current portion of long-term Indebtedness) repaid and any repayment of short-term Indebtedness that financed capital expenditures referred to in the fourth bullet above, excluding any such repayments (i) out of Net Cash Proceeds of Asset Sales as provided above in “—Repurchase at the Option of Holders—Asset Sales” and (ii) through a refinancing involving the incurrence of new long-term Indebtedness permitted under the terms of the indenture.

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries in existence on the date of the indenture, until the amounts are repaid.

“EYSs” means the Company’s Enhanced Yield Securities, whether currently outstanding or as may be issued from time to time.

“fair market value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall be determined by the Company’s Board of Directors acting reasonably and in good faith.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the date of the indenture.

“Guarantor” means each of:

•	Cabana Bevco LLC, Cabana Beverages, Inc., Carrols Corporation, Carrols J.G. Corp., Carrols Realty Holdings Corp., Carrols Realty I Corp., Carrols Realty II Corp., Get Real, Inc., Pollo Franchise, Inc., Pollo Operations, Inc., Quanta Advertising Corp., Taco Cabana, Inc., TC Bevco LLC, TC Lease Holdings III, V, and VI, Inc., T.C. Management, Inc., Texas Taco Cabana, L.P. and TP Acquisition Corp.; and

•	each of the Restricted Subsidiaries that in the future executes a supplemental indenture in which such Restricted Subsidiary agrees to be bound by the terms of the indenture as a Guarantor.

“Guarantor Senior Indebtedness” means, with respect to any Guarantor:

•	all obligations of such Guarantor under the Senior Credit Facility;

•	all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Guarantor;

•	all obligations of such Guarantor under stand-by letters of credit; and

•	all other Indebtedness of such Guarantor, including principal, premium, if any, and interest (including Post-Petition Interest) on such Indebtedness, unless the instrument under which such Indebtedness of such Guarantor is incurred expressly provides that such Indebtedness for money borrowed is not senior or superior in right of payment to the guarantee of such Guarantor, and all renewals, extensions, modifications, amendments or Refinancings thereof.

Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include:

•	to the extent that it may constitute Indebtedness, any obligation for federal, state, local or other taxes;

•	any Indebtedness among or between such Guarantor and the Company or any of its Subsidiaries or any of its Affiliates or any of such Affiliate’s Subsidiaries;

•	to the extent that it may constitute Indebtedness, any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

•	that portion of any Indebtedness that is incurred in violation of the indenture;

•	Indebtedness evidenced by the guarantees;

•	Indebtedness that is expressly subordinate or junior in right of payment to any other Indebtedness of such Guarantor;

•	to the extent that it may constitute Indebtedness, any obligation owing under leases (other than Capitalized Lease Obligations) or management agreements; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations of such Guarantor.

“incur” means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, in respect of such Indebtedness or other obligation (and “incurrence,” “incurred” and “incurring” shall have meanings correlative to the foregoing).

“Indebtedness” means with respect to any Person, without duplication:

•	all indebtedness of such Person for borrowed money;

•	all indebtedness of such Person evidenced by bonds, debentures, notes or other similar instruments;

•	all Capitalized Lease Obligations of such Person;

•	all indebtedness of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement, but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;

•	reimbursement obligations of such Person on any letter of credit, banker’s acceptance or similar credit transaction;

•	guarantees and other contingent obligations in respect of indebtedness or obligations referred to in the first through fifth clauses above and the eighth clause below;

•	all obligations of any other Person of the type referred to in the first through sixth clauses of this definition which are secured by any lien on any property or asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such property or asset or the amount of the obligation so secured;

•	all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Person; and

•	all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a firm:

•	which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and

•	which, in the judgment of the Company’s Board of Directors, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Insolvency or Liquidation Proceeding” means, with respect to any Person, any liquidation, dissolution or winding up of such Person, or any bankruptcy, reorganization, insolvency, receivership or similar proceeding with respect to such Person, whether voluntary or involuntary.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” means, with respect to any Person, any direct or indirect loan or other extension of credit (including a guarantee) or capital contribution to, or any purchase or acquisition by, such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person, but shall exclude extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be. For the purposes of the covenant described above under the caption “—Certain Covenants—Restricted Payments”:

•	“Investment” shall include the applicable amount relating to the designation of any Restricted Subsidiary as an Unrestricted Subsidiary at the time of the designation; and

•	the amount of any Investment shall be the original cost of such Investment plus the cost of all additional Investments by the Company or any of the Restricted Subsidiaries, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, reduced by the payment of dividends or distributions in connection with such Investment or any other amounts received in respect of such Investment; provided that no such payment of dividends or distributions or receipt of any such other amounts shall reduce the amount of any Investment if such payment of dividends or distributions or receipt of any such amounts would be included in Consolidated Net Income. If the Company or any Restricted Subsidiary sells or otherwise disposes of any Common Stock of any direct or indirect Restricted Subsidiary such that, after giving effect to any such sale or disposition, the Company no longer owns, directly or indirectly, greater than 50% of the outstanding Common Stock of such Restricted Subsidiary, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Common Stock of such Restricted Subsidiary not sold or disposed of.

“Lease Financing Obligations” means the lease financing obligations related to real property leases entered into in connection with Sale and Leaseback Transactions in an aggregate amount of $84.1 million on the date of the indenture and any lease financing obligations that arise with respect to the reclassification of Sale and Leaseback Transactions entered into prior to or after the date of the indenture.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind, including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents, other than the portion of any such deferred payment constituting interest, received by the Company or any of the Restricted Subsidiaries from such Asset Sale net of:

•	reasonable out-of-pocket expenses and fees relating to such Asset Sale, including legal, accounting and investment banking fees and sales commissions;

•	taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements;

•	repayment of Indebtedness that is required to be repaid in connection with such Asset Sale; and

•	appropriate amounts to be provided by the Company or any Restricted Subsidiary, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

“Partnership Investments” mean Investments by the Company or a Restricted Subsidiary in a Person:

•	which holds one or more restaurant franchises;

•	in which the Company or a Restricted Subsidiary have at least a 20% equity interest and the remaining equity interest is held by a former employee of the Company or a Restricted Subsidiary; and

•	which has outstanding Partnership Loans, consistent with past practice.

“Partnership Loans” means loans made by the Company or a Restricted Subsidiary to an entity:

•	in which the Company or a Restricted Subsidiary has a Partnership Investment; and

•	which finance the acquisition of assets from the Company or a Restricted Subsidiary at fair market value.

“Permitted Business” means the business conducted by the Company and its Restricted Subsidiaries on the date of the indenture and other similar or reasonably related business.

“Permitted Holders” means Alan Vituli, Daniel T. Accordino, Michael A. Biviano, Paul R. Flanders, James E. Tunnessen or Joseph A. Zirkman or any entity of which the controlling owners or beneficiaries consist of such natural person or family members of such natural person.

“Permitted Investments” means:

•	Investments by the Company or any Restricted Subsidiary in any Person that immediately after such Investment will be a Restricted Subsidiary;

•	Investments in the Company by any Restricted Subsidiary; provided that any Indebtedness evidencing such Investment is unsecured and subordinated pursuant to a written agreement, to the obligations of the Company under the notes and the indenture;

•	Investments in cash and Cash Equivalents;

•	loans and advances to the Company’s employees and officers and those of the Restricted Subsidiaries in the ordinary course of business and permitted by applicable law for bona fide business purposes not in excess of $1 million at any one time outstanding;

•	Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations entered into in the ordinary course of the Company’s business or the business of the Restricted Subsidiaries and otherwise in compliance with the indenture;

•	Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;

•	Investments made by the Company or the Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the covenant described above under the caption “Repurchase at the Option of the Holders—Asset Sales;”

•	Partnership Loans and Partnership Investments in an aggregate amount not to exceed $5 million (without duplication) at any one time outstanding;

•	Investments made by the Company or any Restricted Subsidiary in a Restricted Subsidiary; and

•

other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this bullet point that are at the time outstanding, not to exceed $     million; provided, that the primary business of such Person is a Permitted Business; provided, however, that to the extent that any Permitted Investment pursuant to this clause is sold for cash or Cash Equivalents or otherwise liquidated or repaid for cash or the Company or a Restricted Subsidiary otherwise receives a cash or Cash Equivalent distribution or other return on such Permitted Investment, the Company shall be able to make additional Permitted Investments pursuant to this clause in an amount equal to the lesser of (i) the cash or Cash Equivalent return of capital or other distribution or return with respect to such Permitted Investment, including without limitation repayment of principal of any such Permitted Investment constituting a loan or advance (less any cost of disposition) and (ii) $         million; provided, further, that the amount of any such cash or Cash Equivalent return of capital or other distribution or return pursuant to subclause (i) immediately preceding this proviso, if applied to increase the availability of Permitted Investments pursuant to this clause, shall be included in determining the amount of Restricted Payments made under the first paragraph of the provision “—Certain Covenants—Restricted Payments” to the extent that such cash or Cash Equivalents were included in the calculation of Excess Cash pursuant to such paragraph.

“Permitted Junior Securities” means any securities of the Company or any other Person that are:

•	equity securities without special covenants; or

•	debt securities expressly subordinated in right of payment to all Senior Indebtedness that may at the time be outstanding, to substantially the same extent as, or to a greater extent that, the notes are subordinated as provided in the indenture, in any event pursuant to a court order so providing and as to which:

•	the rate of interest on such securities shall not exceed the effective rate of interest on the notes on the date of the indenture;

•	such securities shall not be entitled to the benefits of covenants or defaults materially more beneficial to the holders of such securities than those in effect with respect to the notes on the date of the indenture; and

•	such securities shall not provide for amortization (including sinking fund and mandatory prepayment provisions) commencing prior to the date six months following the final scheduled maturity date of the Senior Indebtedness (as modified by the plan of reorganization or readjustment pursuant to which such securities are issued).

“Permitted Liens” means:

•	Liens imposed by law such as carriers’, warehousemen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due or which are being contested in good faith and by appropriate proceedings;

•	Liens existing on the date of the indenture;

•	Liens securing only the notes;

•	Liens in favor of the Company or any Restricted Subsidiary;

•	Liens securing Interest Swap Obligations of the Company so long as the related Indebtedness is, and is permitted to be under the indenture, secured by a Lien on the same type of property securing the Interest Swap Obligations;

•	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided, however, that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor;

•	easements, reservation of rights of way, restrictions and other similar easements, licenses, restrictions on the use of properties, or minor imperfections of title that in the aggregate are not material in amount and do not in any case materially detract from the properties subject thereto or interfere with the ordinary conduct of the Company’s business and that of the Restricted Subsidiaries;

•

Liens resulting from the deposit of cash or notes in connection with contracts, tenders or expropriation proceedings, or to secure workers’ compensation, surety or appeal bonds, costs of litigation when required by law and public and statutory obligations or obligations under franchise arrangements entered into in the ordinary course of business;

•	judgment Liens not giving rise to an Event of Default; and

•	Liens securing letters of credit entered into in the ordinary course of business.

“Permitted Refinancing” means, with respect to any Indebtedness of any Person, any Refinancing of such Indebtedness; provided, however, that:

•	such Indebtedness shall not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing, plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by the Company in connection with the Refinancing;

•	such Indebtedness other than Senior Indebtedness shall not have a Weighted Average Life to Maturity that is less than Weighted Average Life to Maturity of the Indebtedness being Refinanced or a final maturity earlier than the final maturity of the Indebtedness being Refinanced; and

•	if the Indebtedness being Refinanced is subordinate or junior to the notes, then such Refinancing Indebtedness shall be subordinate to the notes, at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Person” means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision of a governmental agency.

“Post-Petition Interest” means, with respect to any Indebtedness of any Person, all interest accrued or accruing on such Indebtedness after the commencement of any Insolvency or Liquidation Proceeding against such Person in accordance with and at the contract rate specified in the agreement or instrument creating, evidencing or governing such Indebtedness, whether or not, pursuant to applicable law or otherwise, the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Purchase Money Indebtedness” means Indebtedness of the Company and the Restricted Subsidiaries incurred in the normal course of business for the purpose of financing part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, including quick-service restaurant properties and related franchises and other intangibles; provided, however:

•	the Indebtedness shall not exceed 75% of the cost of such property or assets and shall not be secured by any property or assets of the Company or any Restricted Subsidiary other than the property and assets so acquired or constructed;

•	the Indebtedness constituting such Indebtedness, other than the refinancing of such Indebtedness, shall have initially been incurred within 270 days of the entering into or incurrence of the transaction; and

•	the Lien securing such Indebtedness shall be created within 270 days of the acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 270 days of the refinancing.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“redeem” means redeem, repurchase, defuse or otherwise acquire or retire for value; and “redemption” and “redeemed” have correlative meanings.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defuse or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Replacement Assets” means, with respect to an Asset Sale, properties and assets that replace the properties and assets that were the subject of such Asset Sale or properties and assets that will be used in a Permitted Business, or the Capital Stock of an entity all of whose assets constitute Replacement Assets.

“Representative” means the trustee, agent or representative (if any) for an issue of Senior Indebtedness.

“Restricted Subsidiary” means any Subsidiary of the Company that at the time of determination is not an Unrestricted Subsidiary.

“Sale and Leaseback Transaction” means any direct or indirect arrangement with any Person or to which any such Person is a party, providing for the leasing to the Company or a Restricted Subsidiary of any property, whether owned by the Company or any Restricted Subsidiary at the date of the indenture or later acquired, which has been or is to be sold or transferred by the Company or such Restricted Subsidiary to such Person or to any other Person from whom funds have been or are to be advanced by such Person on the security of such property.

“Senior Credit Facility” means the Loan Agreement to be dated as of                     , among Carrols Corporation,                     , as agent, and the lenders party to the agreement in their capacities as lenders, together with the related documents, in each case as such agreements may be amended, including any amendment and restatement thereof, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring, including increasing the amount of available borrowings thereunder (provided that the increase in borrowings is permitted under the caption “—Certain Covenants—Limitation on Incurrence of Additional Indebtedness and Issuance of Disqualified Capital Stock” above) or adding Restricted Subsidiaries as additional borrowers or guarantors thereunder, all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Senior Indebtedness” means, as to any Person, at any date:

•	all obligations of such Person under the Senior Credit Facility;

•	all Interest Swap Obligations, Currency Swap Obligations and Commodity Obligations of such Person;

•	all obligations of such Person under stand-by letters of credit; and

•	all other Indebtedness of such Person, including principal, premium, if any, and interest, including Post-Petition Interest, on such Indebtedness, unless the instrument under which such Indebtedness is incurred expressly provides that such Indebtedness is not senior or superior in right of payment to the notes (including any Indebtedness incurred under an instrument which expressly provides that the Indebtedness is senior in right of payment to the notes but is subordinated in right of payment to any other Senior Indebtedness), and all renewals, extensions, modifications, amendments or Refinancings thereof.

Notwithstanding the foregoing, Senior Indebtedness shall not include:

•	any obligation for federal, state, local or other taxes;

•	any Indebtedness among or between the Company and any Subsidiary of the Company or any Affiliate of the Company or any of such Affiliate’s Subsidiaries;

•	any obligation in respect of any trade payable incurred for the purchase of goods or materials, or for services obtained, in the ordinary course of business;

•	that portion of any Indebtedness that is incurred in violation of the indenture;

•	Indebtedness evidenced by the notes;

•	Indebtedness of such person that is expressly subordinate or junior in right of payment to any other Indebtedness of such person;

•	any obligation owing under leases, other than Capitalized Lease Obligations, including financing leases, or management agreements;

•	any Indebtedness or obligation that is senior subordinated Indebtedness; and

•	any obligation that by operation of law is subordinate to any general unsecured obligations.

“Significant Subsidiary,” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Securities Act.

“Subsidiary,” with respect to any Person, means:

•	any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

•	any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Tax Event” means the receipt by the Company of an opinion of counsel, rendered by a nationally recognized independent law firm experienced in such matters, to the effect that, as a result of (a) any amendment to, change in or announced proposed change in the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or (b) any official administrative pronouncement (including without limitation, Notice or Revenue Ruling) or judicial decision interpreting or applying such laws or regulations, which amendment, change, pronouncement or decision is announced on or after the date on which the EYSs were initially issued and sold, the Company is not, or would not be, permitted to deduct (within a period of not more than 90 days thereafter) all or substantially all of the interest payable on the notes for U.S. federal income tax purposes.

“Unrestricted Subsidiary” of any Person means:

•	any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided under “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries;” and

•	any Subsidiary of an Unrestricted Subsidiary.

“Voting Stock” of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled to vote in the election of directors.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

•	the then outstanding aggregate principal amount of such Indebtedness; into

•	the sum of the total of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Restricted Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding voting securities (other than in the case of a foreign Restricted Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Restricted Subsidiary of such Person.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales or the availability for sale of substantial amounts of EYSs or shares of our Class A common stock or a significant principal amount of the notes in the public market could adversely affect prevailing market prices and could impair our ability to raise capital through future sales of our securities. Upon completion of this offering, we will have              EYSs outstanding, in respect of in the aggregate              shares of our Class A common stock and $             million aggregate principal amount of the notes. In addition, we will have outstanding an additional $             million aggregate principal amount of the separate notes. All of the offered securities will be freely tradable without restriction or further registration under the Securities Act, unless, in the case of EYSs, the EYSs and securities represented thereby are purchased by “affiliates” as that term is defined in Rule 144 under the Securities Act. Additionally, upon completion of this offering, the existing stockholders will hold              shares of Class B common stock which may be exchanged, subject to certain conditions, for EYSs or shares of Class A common stock. The existing stockholders will have demand and piggyback registration rights with respect to EYSs (including the Class A common stock and notes represented by the EYSs) and shares of Class A common stock they may receive under certain circumstances upon exchange for shares of Class B common stock held by them.

We, certain of our executive officers and the existing financial investors will agree to a 180-day “lock up,” subject to certain exceptions, with respect to all EYSs and shares of our Class A common stock and Class B common stock which we may issue or purchase in or after this offering, as the case may be. This means that for a period of 180 days following the date of the consummation of this offering, we and such persons may not offer, sell, pledge or otherwise dispose of any of these securities or request or demand that we file a registration statement related to any of these securities without the prior written consent of Lehman Brothers, subject to specified exceptions.

In general, under Rule 144, a person (or persons whose shares are aggregated), including any person who may be deemed to be our affiliate, is entitled to sell within any three-month period, a number of restricted securities that does not exceed the greater of 1% of the then outstanding EYSs or underlying securities and the average weekly trading volume on the                      during the four calendar weeks preceding each such sale, provided that at least one year has elapsed since these EYSs or underlying securities were acquired from us or any affiliate of ours and certain manner of sale, notice requirements and requirements as to availability of current public information about us are satisfied. Any person who is deemed to be our affiliate must comply with the provisions of Rule 144 (other than the one-year holding period requirement) in order to sell EYSs or underlying securities which are not restricted securities (such as EYSs or underlying securities acquired by affiliates either in the offering or through purchases in the open market following the offering). In addition, under Rule 144(k), a person who is not our affiliate, and who has not been our affiliate at any time during the 90 days preceding any sale, is entitled to sell the EYSs or underlying securities without regard to the foregoing limitations, provided that at least two years have elapsed since the EYSs or underlying securities were acquired from us or any affiliate of ours.

We may issue shares of our common stock or notes, which may be in the form of EYSs, or other securities from time to time as consideration for future acquisitions and investments. In the event any such acquisition or investment is significant, the number of shares of our common stock or notes, which may be in the form of EYSs, or other securities that we may issue may in turn be significant. In addition, we may also grant registration rights covering those shares of our common stock or notes and EYSs, if applicable, or other securities in connection with any such acquisitions and investments.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion constitutes the opinion of Katten Muchin Zavis Rosenman as to the material U.S. federal income tax consequences of the purchase, ownership and disposition of EYSs, notes and Class A common stock as of the date hereof by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). Except where noted, the following discussion deals only with EYSs, notes and Class A common stock held as capital assets by holders who acquired EYSs or notes upon their original issuance at their initial offering price, and does not deal with special situations, such as those of:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding EYSs, notes or Class A common stock as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	investors in pass-through entities; or

•	U.S. Holders (as defined below) of EYSs, notes or Class A common stock whose “functional currency” is not the U.S. dollar.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof, and such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below.

A “U.S. Holder” means a holder that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership, you should consult your own tax advisors.

No statutory, administrative or judicial authority directly addresses the treatment of EYSs or instruments similar to EYSs for U.S. federal income tax purposes, and no ruling has been or will be sought from the Internal Revenue Service (“IRS”) as to any tax matters discussed below. The IRS or the courts may not agree with the tax consequences described herein. A different treatment from that assumed below could adversely affect the amount, timing and character of income, gain or loss in respect of an investment in the EYSs or the notes, and, in the case of foreign holders, could subject such holders to U.S. federal withholding and estate taxes with regard to the notes in the same manner as they will be with regard to our common stock. (Payments to foreign holders would not be grossed-up for any such taxes.) In addition, a different treatment could result in the loss by us of all or part of the deduction for interest paid on the notes.

If you are considering the purchase of EYSs or the notes, you should consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the ownership of EYSs or notes as well as any tax consequences to you arising under the laws of any state, local or other jurisdiction applicable to you.

Consequences to U.S. Holders

EYSs

Separate Instruments

As discussed more fully below under “—Notes—Characterization As Debt,” for U.S. federal income tax purposes, the EYSs should be treated as two separate instruments consisting of a share of our Class A common stock and a note. Accordingly, we intend to treat your acquisition of EYSs in this manner, and, by purchasing EYSs, you will agree to such treatment. The remainder of this discussion assumes that the acquisition of EYSs will be treated as an acquisition of a share of our Class A common stock and a note.

Allocation of Purchase Price

The purchase price of each EYS will be allocated between the share of Class A common stock and the notes in proportion to their respective fair market values at the time of purchase. Such allocation will establish your initial tax basis in the share of Class A common stock and the notes. Assuming an initial offering price for the EYSs of $                     (which is the midpoint of the range set forth on the cover page of this prospectus), we will report the initial fair market value of each share of Class A common stock as $             and the initial fair market value of each $             principal amount of notes as $            , and by purchasing EYSs, you will agree to such allocation. If this allocation is not respected, the notes will be treated as having been issued with original issue discount (OID) (if the amount determined to be allocable to the notes is less than their face amount) or amortizable bond premium (if the amount determined to be allocable to the notes exceeds their face amount). You generally would have to include any OID in income in advance of the receipt of cash attributable to that income, and would be able to elect to amortize bond premium over the remaining term of the notes. OID generally would increase our interest deductions, while bond premium would reduce our interest deductions. The remainder of this discussion assumes that our allocation of the purchase price will be respected.

Separation and Combination

Separating your EYSs into the share of Class A common stock and the notes represented thereby or combining a share of Class A common stock and the applicable principal amount of notes to form EYSs will not cause you to recognize gain or loss for U.S. federal income tax purposes. You will continue to take into account items of income or deduction otherwise includible or deductible, respectively, with respect to your Class A common stock and notes, and your tax basis in your Class A common stock and notes will not be affected by the separation or combination.

Notes

Characterization As Debt

Our counsel, Katten Muchin Zavis Rosenman, is of the opinion that, for U.S. federal income tax purposes, the notes should be classified separately from the shares of Class A common stock and should be treated as debt, and the lead underwriters have received an opinion from their counsel, Simpson Thacher & Bartlett LLP, that the notes should be so treated. Such opinions are based in part on representations and determinations that are discussed in more detail in the following paragraphs, and are not binding on the IRS or the courts, which may not agree with the treatment of the notes included in EYSs as debt for federal income tax purposes. There is no authority that directly addresses the tax treatment of securities with terms substantially similar to the EYSs. In light of this absence of any authority directly on point, neither we nor our counsel can conclude with certainty that an acquisition of EYSs should be treated as an acquisition of two separate instruments or that the notes included in the EYSs will be treated as debt for U.S. federal income tax purposes. We will treat, and, by acquiring notes, directly or in the form of an EYS, each holder agrees to treat the notes as our indebtedness for federal income tax purposes.

The determination of whether an instrument is treated as debt or equity for U.S. federal income tax purposes is based on the applicable facts and circumstances. There is no statutory definition of debt, and the analysis of whether a purported debt instrument will be respected as debt for federal income tax purposes therefore relies principally on case law, which applies numerous factors that are intended to identify the economic substance of the investor’s interest in the corporation to each situation presented. The opinions of counsel referred to above rely upon certain representations and determinations by us, the lead underwriters and an independent appraisal firm, including representations and determinations by us and/or the independent appraisal firm substantially to the effect that:

•	when taken together and considered as a whole, without any single factor necessarily being dispositive, the fixed rate of interest on the notes and the other material terms of the notes, including the maturity date, interest deferral provisions, financial ratio and financial condition tests, creditors’ rights and prepayment penalties, are commercially reasonable in the current market for publicly offered high-yield subordinated debt, and are consistent with terms that would be negotiated with an arm’s-length lender experienced in the high-yield corporate debt market that is seeking to acquire only the notes (and not also company equity);

•	our aggregate liabilities and those of the restricted subsidiaries, in relation to the fair market value of our aggregate capital, are not greater than . Our aggregate liabilities and those of the restricted subsidiaries, in relation to our EBITDA (on a consolidated basis), are not greater than . The ratio of our EBITDA (on a consolidated basis) to fixed charges is . Each of the foregoing financial ratios is commercially reasonable in the current market for publicly offered high-yield subordinated debt and is comparable to similarly situated corporate bond issuers in similar industries. Our aggregate liabilities, including identified contingent liabilities, and those of the restricted subsidiaries are less than the aggregate fair market value of our assets;

•	we expect and, based on management’s forecast we should be able, to make all scheduled debt service payments on the notes without any interest deferrals and on a timely basis, and to pay all outstanding amounts under the notes at the maturity date. We also expect, and based on management’s forecasts we should be able, to be in compliance with all financial ratio and financial condition tests imposed under the indenture governing the notes throughout the term of the notes;

•	the fair market value of the note is $ , and the fair market value of a share of our Class A common stock is $ ;

•	after 45 days from the closing of this offering, an EYS holder can separate (and later combine) the note and the share of our Class A common stock without material market impediments; and

•	there is a reasonable possibility that there will be circumstances in which an EYS holder will find it economically advantageous to separate the note and the share of our Class A common stock.

Assuming our treatment of the notes as debt for U.S. federal income tax purposes is respected, stated interest on the notes generally will be taxable to you as ordinary income when paid or accrued, in accordance with your method of tax accounting. If the notes included in the EYSs were to be treated as equity rather than debt for U.S. federal income tax purposes, then interest paid to you on such notes would be treated as a dividend to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). A determination that, for U.S. federal income tax purposes, the EYSs are a single security classified as equity, that the notes are properly classified as equity or that interest on the notes is determined by reference to the value of equity, would limit or preclude our ability to deduct interest on the notes for U.S. federal income tax purposes. Our inability to deduct interest on the notes could materially increase our taxable income and, thus, our U.S. federal income tax liability. This would reduce our after-tax cash flow, and could materially and adversely impact our ability to make interest and principal payments on the notes and dividend payments on the Class A common stock. In addition, as discussed below under “—Consequences to Non-U.S. Holders—Class A Common Stock,” Non-U.S. Holders could be subject to withholding and estate taxes with regard to the notes included in the EYSs in the same manner as they will be with regard to the common stock, and we could be liable for withholding taxes (plus interest) on interest payments previously made by us to Non-U.S. Holders of EYSs.

Additionally, the IRS may challenge the determination that the interest rate on the notes (whether or not held as part of an EYS) represents an arm’s length rate. If such challenge were to succeed, then any excess amount over an arm’s length rate would not be deductible by us and could be recharacterized as a dividend payment instead of an interest payment for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), with similar adverse tax results.

Unless otherwise indicated, the balance of this discussion assumes that the notes will be respected as debt for tax purposes and that the interest rate thereon will be respected as an arm’s length rate.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange, retirement or other disposition of an EYS, you will be treated as having sold, exchanged, retired or disposed of the notes constituting the EYS. Upon the sale, exchange, retirement or other disposition of notes, you will recognize gain or loss equal to the difference between the portion of the proceeds allocable to your notes (less an amount equal to any accrued and unpaid interest, which will be treated as a payment of interest for U.S. federal income tax purposes) and your adjusted tax basis in the notes. As described above under “—Consequences to U.S. Holders—EYSs—Allocation of Purchase Price,” your tax basis in the notes generally will be the portion of the purchase price of your EYSs allocable to the notes, or your purchase price paid for your notes, as applicable. Your gain or loss will generally be capital gain or loss. Capital gains of non-corporate taxpayers derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Deferral of Interest

Under applicable Treasury regulations, a “remote” contingency that stated interest will not be timely paid is ignored in determining whether a debt instrument is issued with OID. We believe that the likelihood of our deferring interest payments on the notes is remote within the meaning of the Treasury regulations. However, if interest payment deferral actually occurs, which we do not now anticipate, then the notes would be treated as issued with OID at the time of such occurrence, and all stated interest on the notes would thereafter be treated as OID as long as the notes remained outstanding. In such event:

•	all of a U.S. Holder’s taxable interest income relating to the notes would constitute OID that would have to be included in income on an economic accrual basis regardless of such U.S. Holder’s method of tax accounting, even though interest payments are not being made currently;

•	actual payments of stated interest would not be reported as taxable income;

•	any amount of OID included in your gross income (whether or not during a deferral period) with respect to the notes would increase your tax basis in such notes; and

•	interest payments on the notes would reduce your tax basis in such notes.

Accordingly, stated interest on the notes will generally be included in the gross income of a U.S. Holder as ordinary interest income at the time accrued or received, in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

Additional Issuances

The indenture governing the notes will permit us, from time to time, to issue additional notes having terms that are identical (except for the issuance date) to those of the notes offered hereby. In particular, additional notes will be issued upon conversion of the Class B common stock into EYSs and under certain other circumstances.

Subsequently issued notes may be issued with OID. The U.S. federal income tax consequences to you of a subsequent issuance of notes with OID are unclear. The indenture governing the notes will provide that, in the event there is a subsequent issuance of notes with OID or if additional notes are issued after a subsequent issuance of notes with OID, each holder of notes or EYSs, as the case may be, agrees that a portion of such holder’s notes will be exchanged for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, immediately following such subsequent issuance, each holder of subsequently issued notes held either as part of EYSs or separately, and each holder of existing notes held either as part of EYSs or separately, will own an inseparable unit composed of a proportionate percentage of both the old notes and the newly issued notes. We intend to take the position that any subsequent issuance of notes with a new CUSIP number, whether or not such notes are issued with OID, will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but because of a lack of legal authority on point (1) our counsel is unable to opine on the matter and (2) there can be no assurance that the IRS will not assert that such a subsequent issuance of notes should be treated as a taxable exchange of a portion of your notes, whether held separately or in the form of EYSs, for a portion of the notes subsequently issued. In that event, you would have to recognize the gain (if any) realized by you on the deemed exchange, but any loss realized by you on the deemed exchange would most likely be non-deductible. Your initial tax basis in the notes deemed to have been received in the exchange would be the fair market value of such notes on the date of the deemed exchange (increased to reflect any disallowed loss), and your holding period for such notes would begin on the day after the deemed exchange. A holder of notes who purchased the notes following their original issuance could recognize taxable gain (if the purchase price paid by such holder for the notes is less than the fair market value of the notes on the date of the deemed exchange) if such deemed exchange were treated as a taxable exchange.

Regardless of whether a subsequent issuance of notes with OID results in a taxable exchange, such issuance may result in your having to accrue OID with respect to the notes, even if you purchased the notes without any OID. Following any subsequent issuance of notes with OID, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes and EYSs, and each holder of notes and EYSs, by purchasing EYSs, agrees to report OID in a manner consistent with this approach. This will generally result in such holders having to report interest income in advance of receiving the related interest payments and in greater amounts over the term of the notes than they would have reported had no such subsequent issuance occurred. (See the discussion above under “—Consequences to U.S. Holders—Notes—Deferral of Interest.”) However, there can be no assurance that the IRS will not assert that any OID should be reported only by the persons that initially acquired such subsequently issued notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or a transferee thereof), all of the notes held by such holder have OID. Any of these assertions by the IRS could create significant uncertainties in the pricing of EYSs and notes, and could adversely affect the market for EYSs and notes. You would be required to include any OID in income as ordinary income as it accrues, in advance of the receipt of cash attributable to such income.

It is possible that notes we issue in a subsequent issuance will be issued with “significant OID” and thus be classified as “applicable high yield discount obligations” (AHYDOs). If any of our notes were so classified, a portion of the OID on such notes would be nondeductible by us and the remainder would be deductible only when paid. This treatment would have the effect of increasing our taxable income, which may adversely affect our cash flow available for interest payments and distributions to our stockholders.

Prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them of a subsequent issuance of notes with OID in light of their particular circumstances.

Class A Common Stock

Dividends

The gross amount of dividends paid to you on our Class A common stock will be treated as dividend income to you to the extent paid out of current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such income will be includable in your gross income as ordinary income. The amount (if any) of dividends paid to you in excess of our current and accumulated earnings and profits will be treated as a tax-free return of your tax basis in your shares of Class A common stock and thereafter as capital gain. If you are a non-corporate taxpayer, dividends that we pay to you through 2008 will be subject to tax at long-term capital gain rates, provided certain holding period and other requirements are satisfied.

Taxation of Capital Gains

Upon the sale, exchange, retirement or other disposition of EYSs, you will be treated as having sold, exchanged, retired or disposed of the shares of Class A common stock constituting the EYSs. Upon the sale, exchange, retirement or other disposition of shares of our Class A common stock, you will recognize capital gain or loss in an amount equal to the difference between the portion of the proceeds allocable to your shares of Class A common stock and your tax basis in the shares of Class A common stock. As described above under “—Consequences to U.S. Holders—EYSs—Allocation of Purchase Price,” your tax basis in the shares of Class A common stock generally will be the portion of the purchase price of your EYSs allocable to the shares of Class A common stock, reduced by any prior distributions treated as a non-taxable return of your basis in the shares. As discussed above, capital gains of non-corporate taxpayers derived with respect to capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of principal, interest and dividends on the notes and our Class A common stock and to the proceeds of sale of an EYS or notes or our Class A common stock paid to a U.S. Holder other than certain exempt recipients (such as corporations). A backup withholding tax will apply to such payments if you fail to provide a taxpayer identification number or certification of other exempt status or fail to report any dividend and interest income.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

Consequences to Non-U.S. Holders

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a holder, other than an entity or arrangement classified as a partnership for U.S. federal income tax purposes, that is not a U.S. Holder. Special rules may apply to certain Non-U.S. Holders, such as:

•	U.S. expatriates;

•	“controlled foreign corporations;”

•	“passive foreign investment companies;”

•	“foreign personal holding companies;”

•	corporations that accumulate earnings to avoid U.S. federal income tax; and

•	investors in pass-through entities that are subject to special treatment under the Code.

Such Non-U.S. Holders should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

Notes

Characterization of Notes

As discussed above under “—Consequences to U.S. Holders—Notes—Characterization As Debt,” we believe the notes should be treated as debt for U.S. federal income tax purposes. However, no ruling on this issue has been requested from the IRS and thus there can be no assurance that such a position would be sustained if challenged by the IRS. If the notes were treated as equity rather than debt for U.S. federal income tax purposes, then the notes would be treated in the same manner as shares of Class A common stock as described below under “—Consequences to Non-U.S. Holders—Class A Common Stock—Dividends,” and payments on the notes would be subject to U.S. federal withholding taxes. Payments to you would not be grossed-up on account of any such taxes, and we could be liable for withholding taxes (plus interest) on our prior interest payments to Non-U.S. Holders that are recharacterized as dividends. The remainder of this discussion assumes the characterization of the notes as debt for U.S. federal income tax purposes will be respected.

U.S. Federal Withholding Tax

Subject to the discussion below concerning backup withholding, by virtue of the “portfolio interest” rule, no withholding of U.S. federal income tax should be required with respect to the payment of principal or interest on notes owned by you, provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code and the regulations thereunder;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	you satisfy the certification requirements (described generally below) set forth in section 871(h) and section 881(c) of the Code and the regulations thereunder.

To satisfy the requirement referred to in the final bullet above, you, or a financial institution holding the notes on your behalf, must comply with applicable certification requirements. Currently, these requirements will be met if (1) you provide our paying agent with your name and address, and certify, under penalties of perjury, that you are not a U.S. person (which certification may be made on an IRS Form W-8BEN), or (2) a financial institution holding the notes on your behalf certifies, under penalties of perjury, that such statement has been received by it and furnishes our paying agent with a copy thereof. The statement requirement referred to in the final bullet above may also be satisfied with other documentary evidence with respect to a note held in an offshore account or through certain foreign intermediaries.

If you cannot satisfy the requirements of the “portfolio interest” rule described in the bullets above, payments of interest (including OID) made to you will be subject to a 30% withholding tax unless you provide us or our paying agent, as the case may be, with a properly executed:

•	IRS Form W-8BEN claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•	IRS Form W-8ECI stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

Alternative documentation may be applicable to particular Non-U.S. Holders.

U.S. Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with your conduct of such trade or business (and, where a tax treaty applies, is attributable to your U.S. permanent establishment), the withholding tax discussed above will not apply to you (provided the certification requirements described above are satisfied), but you will be subject to U.S. federal income tax on such interest on a net income basis in the same manner as if you were a U.S. Holder. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of such amount, subject to adjustments.

Sale, Exchange or Retirement of Notes

Upon the sale, exchange or other disposition of EYSs, you will be treated as having sold, exchanged or disposed of the related shares of Class A common stock represented thereby. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of our Class A common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain tax treaties apply, is attributable to your U.S. permanent establishment; or

•	if you are you are an individual and hold notes as a capital asset, you are present in the United States for 183 days or more in the taxable year of the sale or other disposition, and you have a “tax home” in the United States.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to U.S. Holders. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates applicable to U.S. Holders and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty.

U.S. Federal Estate Tax

If you are an individual, you should not be subject to U.S. federal estate tax on the notes (assuming they are respected as debt for U.S. income tax purposes), provided that interest paid to you on the notes qualifies for exemption from the 30% U.S. federal withholding tax under the “portfolio interest” rule described under “—Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” without regard to the certification requirement described in the final bullet point.

Class A Common Stock

Dividends

Dividends paid to you generally will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with your conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to your U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to U.S. federal income tax on a net income basis at applicable graduated individual or corporate rates. Certain certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a foreign corporation, any such effectively connected dividends received by you may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate (and avoid backup withholding as discussed below) for dividends, you will be required to:

•	complete IRS Form W-8BEN (or other applicable form) and certify, under penalties of perjury, that you are not a U.S. person and you qualify for treaty benefits; or

•	if the shares of our Class A common stock are held through certain foreign intermediaries, satisfy the relevant certification requirements of applicable U.S. Treasury regulations.

Special certification and other requirements apply to certain Non-U.S. Holders that are entities rather than individuals.

If you are eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Gain on Disposition of Class A Common Stock

Upon the sale, exchange, retirement or other disposition of an EYS, you will be treated as having sold, exchanged or disposed of the related shares of Class A common stock represented thereby. You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale or other disposition of shares of out Class A common stock:

•	the gain is effectively connected with your conduct of a trade or business in the United States, and, if certain treaties apply, is attributable to your U.S. permanent establishment;

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale or other disposition, and you have a “tax home” in the United States; or

•	we are or have been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If you are an individual and are described in the first bullet above, you will be subject to tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates applicable to U.S. Holders. If you are individual and are described in the second bullet above, you will be subject to a flat 30% tax on the gain derived from the sale, which may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a foreign corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates applicable to U.S. Holders and, in addition, may be subject to the branch profits tax on your effectively connected earning and profits at a rate of 30% or at such lower rates as may be specified by an applicable income tax treaty.

We believe we are not and do not anticipate becoming a “U.S. real property holding corporation” for U.S. federal income tax purposes. If the IRS were to successfully assert that we are a U.S. real property holding corporation for U.S. federal income tax purposes, then, subject to the discussion below, you would be subject to tax on the net gain derived from a sale of an EYS or a share of our Class A common stock under regular graduated U.S. federal income tax rates applicable to U.S. Holders. If you are a foreign corporation, you also could be subject to an additional branch profits tax at a 30% rate or at such lower rate as may be specified by an applicable income tax treaty. In addition, the purchaser would be required to withhold and remit to the IRS, an amount equal to 10% of the purchase price. (Amounts withheld under these rules would be allowed as a refund or credit against your U.S. federal income tax liability on the sale, provided that you file an appropriate refund claim or tax return with the IRS.) So long as the EYSs continue to be regularly traded on an established securities market, we believe that you could take the position that you should not be subject to U.S. federal income tax, branch profits tax or withholding tax on a sale of an EYS unless you hold or held, actually or constructively (at any time during the shorter of the five-year period preceding the date of sale or your holding period for the EYSs), more than 5% of the EYSs or the outstanding shares of our Class A common stock. However, there is no direct legal authority concerning the appropriate treatment of a disposition of an interest in a U.S. real property holding corporation in which only units similar to the EYSs (and not shares of any class of its common stock) are regularly traded on an established securities market, nor is it clear that this position could be taken by you if you are selling a share of our Class A common stock rather than an EYS. Accordingly, there can be no assurance that the IRS will not assert that you are subject to U.S. federal income tax on a sale of EYSs or shares of our Class A common stock as if you were a U.S. Holder, even if you do not own more than 5% of the EYSs. You should consult your tax advisor as to the tax consequences to you of owning and disposing of EYSs or shares of our Class A common stock if we were to be treated as a U.S. real property holding corporation.

U.S. Federal Estate Tax

Shares of our Class A common stock held by an individual Non-U.S. Holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

The amount of interest payments and dividends paid to you and the amount of tax, if any, withheld with respect to such payments will be reported annually to the IRS. Copies of the information returns reporting such interest payments, dividends and withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, backup withholding will be required with respect to payments made by us or any paying agent to you, unless you comply with the certification requirements described under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Information reporting and, depending on the circumstances, backup withholding generally will apply to the proceeds of a sale of EYSs, notes or shares of our Class A common stock within the United States or conducted through U.S.-related financial intermediaries unless you comply with the certification requirements referred to in the fourth bullet under “Consequences to Non-U.S. Holders—Notes—U.S. Federal Withholding Tax” (and we or the paying agent do not have actual knowledge or reason to know that you are a U.S. person).

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished by you to the IRS.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of the EYSs or the separate notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, Similar Laws), and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a Plan).

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code.

Whether or not our underlying assets are deemed to include “plan assets,” as described below, the acquisition and/or holding of the EYSs or separate notes by an ERISA Plan with respect to which we, any of the guarantors, the underwriters, the trustee or the transfer agent are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor, or the DOL, has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the EYSs. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers, although there can be no assurance that all of the conditions of any such exemptions will be satisfied.

Representation

Accordingly, by acceptance of the EYSs or separate notes, each purchaser and subsequent transferee of the EYSs or separate notes will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the EYSs or separate notes constitutes assets of any Plan or (ii) the purchase and holding of the EYSs or separate notes by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the EYSs or separate notes on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the EYSs or separate notes.

UNDERWRITING

Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement relating to this prospectus, each of the underwriters below, for whom Lehman Brothers Inc.,             , and             are acting as representatives, has severally agreed to purchase from us the respective number of EYSs and aggregate principal amount of separate notes shown opposite its name below:

Underwriters	Number of EYSs	Principal Amount of Separate Notes
Lehman Brothers Inc.
Total

The completion of the offering of the separate notes is a condition to our sale of EYSs, and the completion of the offering of the EYSs is a condition to our sale of the separate notes.

The underwriting agreement provides that the underwriters’ obligations to purchase EYSs and the separate notes depend on the satisfaction of the conditions contained in the underwriting agreement, including:

•	the obligation to purchase all of the EYSs and separate notes, if any of the EYSs and separate notes are purchased (other than those EYSs subject to the underwriters’ over-allotment option with respect to the EYSs, until that option is exercised);

•	if an underwriter defaults, purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in the financial markets;

•	approval of certain legal matters by counsel; and

•	we deliver customary closing documents to the underwriters.

Over-Allotment Option

We will grant the underwriters an option to purchase up to              EYSs at the public offering price less underwriting discounts and commissions. This option may be exercised to cover over-allotments, if any. To the extent that the option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase a number of additional EYSs proportionate to the underwriter’s initial commitment as indicated in the preceding table, and we will be obligated, pursuant to the option, to sell these EYSs to the underwriters.

Commissions and Expenses

The underwriters have advised us that the underwriters propose to offer EYSs and the separate notes directly to the public at the public offering prices on the cover page of this prospectus and to selected dealers, who may include the underwriters, at such offering prices less a selling concession not in excess of $             per EYS, and $             per $             aggregate principal amount of the separate notes to other dealers. The underwriters may allow, and the selected dealers may re-allow, a discount from the concession not in excess of $             per EYS or $             per $             aggregate principal amount of the separate notes to other dealers. After the offering, the underwriters may change the public offering price and other offering terms.

The following table summarizes the underwriting discounts and commissions we will pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ over-allotment option to purchase up to             additional EYSs. The underwriting fee is the difference between the initial price to the public and the amount the underwriters pay us for the EYSs and the separate notes.

	No Exercise	Full Exercise
Carrols Holdings Corporation:
Per EYS	$	$
Per $ Aggregate Principal Amount of the Separate Notes	$	$
Combined Total	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts and commissions paid by us, will be approximately $            .

There is no established trading market for the EYSs, the shares of our Class A common stock or the notes. The offering price for the EYSs and the separate notes will be determined by us, our existing stockholders and the representatives based on the following factors:

•	prevailing market and general economic conditions;

•	our financial information;

•	our history and prospects;

•	the history and prospects for the industry in which we compete;

•	an assessment of our management, our past and present operations, and the prospects for, and timing of, our future revenues; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours or undertaking transactions similar to this offering and recapitalization.

Representations by Purchasers of Separate Notes

Each person purchasing separate notes will be required to provide the following representations to us in connection with their acquisition of separate notes:

•	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control is purchasing EYSs in this offering;

•	neither such purchaser nor any entity, investment fund or account over which such purchaser exercises investment control owns, or has the contractual right to acquire, our equity securities (including securities which are convertible, exchangeable or exercisable into or for our equity or our equity-linked securities); and

•	such purchaser is not party to any plan or pre-arrangement whereby it would (1) acquire any EYSs or our equity securities or (2) transfer the separate notes to any holder of EYSs or our equity.

For purposes of these representations, the purchaser shall be (1) the person who initially purchases the separate notes from the underwriters in this offering and (2) the person, if any, pursuant to whose instructions such purchase was made.

Listing

We will apply to have our EYSs listed on the                      under the symbol “    .” In connection with that listing, the underwriters have undertaken to sell the minimum number of EYSs to the minimum number of beneficial owners necessary to meet the                     listing requirements. We do not anticipate that the separate notes will trade on any exchange.

Stabilization, Short Positions and Penalty Bids

The underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids or purchases for the purpose of pegging, fixing or maintaining the price of the EYSs or the separate notes, in accordance with Regulation M under the Exchange Act:

•	Over-allotment involves sales by the underwriter of EYSs or separate notes in excess of the number of EYSs or separate notes the underwriter is obligated to purchase, which creates a syndicate short position. The short position, in the case of the EYSs, may be either a covered short position or a naked short position and, in the case of the notes, would be a naked short position. In a covered short position, the number of EYSs over-allotted by the underwriter is not greater than the number of EYSs that they may purchase in the over-allotment option. In a naked short position, the number of EYSs or separate notes involved is greater than the number of EYSs or separate notes in the over-allotment option, which in the case of the separate notes is zero. The underwriter may close out any short position, in the case of the EYSs, by either exercising its over-allotment option and/or purchasing EYSs in the open market and, in the case of the separate notes, by purchasing separate notes in the open market.

•	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

•	Syndicate covering transactions involve purchases of EYSs or separate notes in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of EYSs or separate notes to close out the short position, the underwriter will consider, among other things, the price of EYSs or separate notes available for purchase in the open market as compared to the price at which they may purchase EYSs or separate notes through the over-allotment option. If the underwriter sells more EYSs than could be covered by the over-allotment option, which is called a naked short position, the position can only be closed out by buying EYSs in the open market. A naked short position is more likely to be created if the underwriter is concerned that there could be downward pressure on the price of the EYSs or separate notes in the open market after pricing that could adversely affect investors who purchase EYSs or separate notes in the offering.

•	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the EYSs or separate notes originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the EYSs or separate notes or preventing or retarding a decline in the market price of the EYSs or separate notes. As a result, the price of the EYSs or separate notes may be higher than the price that might otherwise exist in the open market. These transactions may be effected on                     or otherwise and, if commenced, may be discontinued at any time.

Neither any of the underwriters nor we make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the EYSs or notes. In addition, neither the underwriters nor we make any representation that the underwriters will engage in these stabilizing transactions or that any transaction, once commenced, will not be discontinued without notice.

We have been advised by the representatives that they and the other underwriters currently intend to make a market in the separate notes and, following any separation of the EYSs into their component pieces, any such newly-separated notes and shares of Class A common stock, subject to applicable legal and regulatory requirements and limitations and in accordance with their customary market practice, but they are not obligated to do so and may discontinue any such efforts at any time and without notice. Moreover, if and to the extent that the representatives and the other underwriters make any market for any such securities, there can be no assurance that such market would provide sufficient liquidity for any holder of such securities.

Lock-Up Agreements

We will agree that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any EYS, shares of our Class A common stock or notes or securities convertible into or exchangeable or exercisable for any EYSs, shares of our Class A common stock, Class B common stock or notes or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, for a period of 180 days following the consummation of this offering without the prior written consent of Lehman Brothers Inc., on behalf of the underwriters.

Our executive officers and directors and the existing stockholders will enter into lock-up agreements under which they will agree, subject to certain exceptions, not to transfer or dispose of, directly or indirectly, including by way of any hedging or derivatives transaction, any EYSs, shares of our Class A common stock or notes or any securities convertible into or exercisable or exchangeable for EYSs, shares of our Class A common stock, Class B common stock or notes for a period of 180 days following the consummation of this offering without the prior written consent of Lehman Brothers Inc., on behalf of the underwriters.

Indemnification

We will agree to indemnify the underwriters against liabilities relating to the offering including liabilities under the Securities Act and liabilities arising from breaches of the representations and warranties contained in the underwriting agreement, and to contribute payments that the underwriters may be required to make for these liabilities.

Discretionary Sales

The underwriters have informed us that they do not intend to confirm sales to discretionary accounts that exceed 5% of the total number of EYSs offered by them.

Stamp Taxes

Purchasers of the EYSs or separate notes offered by this prospectus may be required to pay stamp taxes and other charges under the laws and practices of the country of purchase, in addition to the offering price listed on the cover of this prospectus. Accordingly, we urge you to consult a tax advisor with respect to whether you may be required to pay those taxes or charges, as well as any other tax consequences that may arise under the laws of the country of purchase.

Electronic Distribution

A prospectus in electronic format may be made available on the internet sites or through other online services maintained by the underwriters and/or one or more of the selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the underwriter or the particular selling group member, prospective investors may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of EYSs or separate notes for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations.

Other than the prospectus in electronic format, the information on the underwriters’ or any selling group member’s web site and any information contained in any other web site maintained by the underwriter or any selling group member is not part of this prospectus or the registration statement of which this prospectus and the accompanying prospectus form a part, has not been approved and/or endorsed by us or the underwriters or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

Automatic Exchange

An automatic exchange described elsewhere in this prospectus should not impair the rights any holder would otherwise have to assert a claim against the underwriters or us, with respect to the full amount of notes purchased by such holder.

Our Relationships with the Underwriter

Certain of the underwriters and their respective affiliates have performed and expect to continue to perform financial advisory and investment and commercial banking services for us for which they have received and will receive compensatory compensation. Affiliates of certain of the underwriters may be lenders under the existing credit facility and may be lenders under the new credit facility. In addition, certain of the underwriters will serve as the dealer/manager for the tender offer and consent solicitation.

Notice To Canadian Investors

Offers and Sales in Canada

This prospectus is not, and under no circumstances is to be construed as, an advertisement or a public offering of EYSs or separate notes in Canada or any province or territory thereof. Any offer or sale of EYSs or separate notes in Canada will be made only under an exemption from the requirements to file a prospectus with the relevant Canadian securities regulators and only by a dealer properly registered under applicable provincial securities laws or, alternatively, pursuant to an exemption from the dealer registration requirement in the relevant province or territory of Canada in which such offer or sale is made.

This prospectus is for the confidential use of only those persons to whom it is delivered by the underwriters in connection with the offering of the EYSs or separate notes into Canada. The underwriters reserve the right to reject all or part of any offer to purchase EYSs or separate notes for any reason or allocate to any purchaser less than all of the EYSs or separate notes for which it has subscribed.

Responsibility

Except as otherwise expressly required by applicable law or as agreed to in contract, no representation, warranty, or undertaking (express or implied) is made and no responsibilities or liabilities of any kind or nature whatsoever are accepted by any underwriter or dealer as to the accuracy or completeness of the information contained in this prospectus or any other information provided by us in connection with the offering of the EYSs or separate notes into Canada.

Resale Restrictions

The distribution of the EYSs or separate notes in Canada is being made on a private placement basis only and is exempt from the requirement that we prepare and file a prospectus with the relevant Canadian regulatory authorities. Accordingly, any resale of the EYSs or separate notes must be made in accordance with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with exemptions from registration and prospectus requirements. Canadian purchasers are advised to seek legal advice prior to any resale of the EYSs or separate notes.

Representations of Purchasers

Each Canadian investor who purchases EYSs or separate notes will be deemed to have represented to us, the underwriters and any dealer who sells shares to such purchaser that: (i) the offering of the EYSs or separate notes was not made through an advertisement of the EYSs or separate notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada; (ii) such purchaser has reviewed the terms referred to above under “Resale Restrictions” above; (iii) where required by law, such purchaser is purchasing as principal for its own account and not as agent; and (iv) such purchaser or any ultimate purchaser for which such purchaser is acting as agent is entitled under applicable Canadian securities laws to purchase such EYSs or separate notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing: (a) in the case of a purchaser located in a province other than Ontario and Newfoundland and Labrador, without the dealer having to be registered, (b) in the case of a purchaser located in a province other than Ontario or Quebec, such purchaser is an “accredited investor” as defined in section 1.1 of Multilateral Instrument 45-103-Capital Raising Exemptions, (c) in the case of a purchaser located in Ontario, such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is an “accredited investor,” other than an individual, as that term is defined in Ontario Securities Commission Rule 45-501-Exempt Distributions and is a person to which a dealer registered as an international dealer in Ontario may sell shares, and (d) in the case of a purchaser located in Quebec, such purchaser is a “sophisticated purchaser” within the meaning of section 44 or 45 of the Securities Act (Quebec).

Taxation and Eligibility for Investment

Any discussion of taxation and related matters contained in this prospectus does not purport to be a comprehensive description of all the tax considerations that may be relevant to a decision to purchase the EYSs. Canadian purchasers of shares should consult their own legal and tax advisers with respect to the tax consequences of an investment in the EYSs in their particular circumstances and with respect to the eligibility of the EYSs for investment by the purchaser under relevant Canadian federal and provincial legislation and regulations.

Rights of Action for Damages or Rescission (Ontario)

Securities legislation in Ontario provides that every purchaser of EYSs pursuant to this prospectus shall have a statutory right of action for damages or rescission against any selling stockholder and us in the event this prospectus contains a misrepresentation as defined in the Securities Act (Ontario). Ontario purchasers who purchase EYSs offered by this prospectus during the period of distribution are deemed to have relied on the misrepresentation if it was a misrepresentation at the time of purchase. Ontario purchasers who elect to exercise a right of rescission against us and any selling stockholder on whose behalf the distribution is made shall have no right of action for damages against us or the selling stockholders. The right of action for rescission or damages conferred by the statute is in addition to, and without derogation from, any other right the purchaser may have at law. Prospective Ontario purchasers should refer to the applicable provisions of Ontario securities legislation and are advised to consult their own legal advisers as to which, or whether any, of such rights or other rights may be available to them.

The foregoing summary is subject to the express provisions of the Securities Act (Ontario) and the rules, regulations and other instruments thereunder, and reference is made to the complete text of such provisions contained therein. Such provisions may contain limitations and statutory defences on which the selling stockholders and we may rely. The enforceability of these rights may be limited as described herein under “Enforcement of Legal Rights.”

The rights of action discussed above will be granted to the purchasers to whom such rights are conferred upon acceptance by the relevant dealer of the purchase price for the EYSs. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law. Similar rights may be available to investors in other Canadian provinces.

Enforcement of Legal Rights

We are organized under the laws of the State of Delaware in the United States of America. All, or substantially all, of our directors and officers, as well as of the selling stockholders and the experts named herein, may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or such persons. All or a substantial portion of our assets and the assets of such other persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against us or such persons in Canada or to enforce a judgement obtained in Canadian courts against us or such persons outside of Canada.

Language of Documents

Upon receipt of this document, you hereby confirm that you have expressly requested that all documents evidencing or relating in any way to the sale of the securities described herein (including for greater certainty any purchase confirmation or any notice) be drawn up in the English language only. Par la reception de ce document, vous confirmez par les présentes que vous avez expressément exigé que tous les documents faisant foi ou se rappportant de quelque manière que ce soit à la vente des valeurs mobilières décrites aux présentes (incluant, pour plus de certitude, toute confirmation d’achat ou tout avis) soient rédigées en anglais seulement.

EXPERTS

The consolidated financial statements as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003 included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the issuance of the EYSs offered hereby and the shares of our Class A common stock and notes represented thereby and the issuance of the separate notes hereby, as well as the validity of the issuance of the subsidiary guarantees by the Delaware and New York subsidiary guarantors, will be passed upon for us by Katten Muchin Zavis Rosenman, New York, New York. The validity of the issuance of the subsidiary guarantees by the Florida subsidiary guarantors will be passed upon for us by             ,             , Florida. The validity of the issuance of the subsidiary guarantees by the Texas subsidiary guarantors will be passed upon for us by             ,             , Texas.

Certain legal matters relating to this offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a Registration Statement on Form S-1 with the SEC in connection with this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement, and you should refer to the registration statement and its exhibits to read that information. Upon the effectiveness of the registration statement, we will be subject to the informational reporting requirements of the Exchange Act and, under that Act, we will file reports, proxy statements and other information with the SEC. Prior to the effectiveness of this registration statement, Carrols filed these reports with the SEC. You may read and copy the registration statement, the related exhibits and the reports, proxy statements and other information we file with the SEC at the SEC’s Public Reference Room at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can also request copies of those documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file with the SEC. The site’s Internet address is www.sec.gov.

You may also request a copy of these filings, at no cost, by writing or telephoning us at:

Carrols Holdings Corporation

c/o Carrols Corporation

968 James Street

Syracuse, New York 13203

(315) 424-0513

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm		F-2

Consolidated Financial Statements:

Consolidated Balance Sheets as of December 31, 2002 and 2003 and March 31, 2004 (unaudited)		F-3

Consolidated Statements of Operations for the years ended December 31, 2001, 2002, 2003 and the three months ended March 31, 2003 (unaudited) and 2004 (unaudited)		F-4

Consolidated Statements of Stockholders’ Equity for the years ended December 31, 2001, 2002, 2003 and the three months ended March 31, 2004 (unaudited)		F-5

Consolidated Statements of Cash Flows for the years ended December 31, 2001, 2002, and 2003 and the three months ended March 31, 2003 (unaudited) and 2004 (unaudited)		F-6

Notes to Consolidated Financial Statements		F-8

Financial Statement Schedules:

Schedule I	— Condensed Financial Information of Carrols Holdings Corporation as of December 31, 2003 and 2002 and for each of the three years in the period ended December 31, 2003	F-30

Schedule II	— Valuation and Qualifying Accounts—Years ended December 31, 2003, 2002 and 2001	F-34

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders

of Carrols Holdings Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and cash flows present fairly, in all material respects, the financial position of Carrols Holdings Corporation and its subsidiary at December 28, 2003 and December 29, 2002, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2003 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedules listed in the index, present factually, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedules are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and financial statement schedules based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the financial statements, the Company restated previously issued financial statements to account for the sale of certain real estate as financing transactions rather than as sale/leaseback transactions.

/s/    PricewaterhouseCoopers LLP

Syracuse, New York

February 6, 2004 (except for Notes 2 and 7 for which the date is April 30, 2004 for Note 10 for which the date is March 12, 2004, and Note 15 for which the date is June 1, 2004)

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(in thousands of dollars)

	December 31,		March 31, 2004
	2002	2003
	Restated (Note 2)		(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$2,538	$2,414	$3,148
Trade and other receivables, net	1,306	1,280	1,913
Inventories	5,240	4,936	4,505
Prepaid rent	2,227	2,534	2,616
Prepaid expenses and other current assets	4,382	4,043	4,277
Refundable income taxes	1,253	—	—
Deferred income taxes (Note 9)	9,454	6,286	6,286

Total current assets	26,400	21,493	22,745
Property and equipment, net (Note 3)	288,288	236,353	224,173
Franchise rights, at cost less accumulated amortization of $47,109, $50,732 and $51,791, respectively	90,620	86,148	85,114
Intangible assets, at cost less accumulated amortization of $10,061, $10,258 and $10,271, respectively (Note 3)	125,046	124,844	124,831
Deferred income taxes (Note 9)	5,321	8,619	8,857
Other assets	11,713	9,417	9,290

Total assets	$547,388	$486,874	$475,010

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$16,099	$17,230	$13,457
Accrued interest	1,415	1,549	5,639
Accrued payroll, related taxes and benefits	15,130	11,545	12,418
Accrued income taxes payable	—	836	7
Other liabilities	14,415	14,897	14,740
Current portion of long-term debt (Notes 5 and 6)	12,299	14,005	13,901
Current portion of lease financing obligations (Note 7)	2,017	2,288	2,393

Total current liabilities	61,375	62,350	62,555

Long-term debt, net of current portion (Notes 5 and 6)	348,046	281,827	268,752
Lease financing obligations, net of current portion (Note 7)	84,685	82,397	81,748
Deferred income—sale/leaseback of real estate (Note 5)	2,523	8,841	9,789
Accrued postretirement benefits (Note 14)	2,585	2,962	3,100
Other liabilities (Note 4)	29,572	27,539	27,731

Total liabilities	528,786	465,916	453,675

Commitments and contingencies (Notes 5 and 12)

Stockholders’ equity (Note 10):
Preferred stock, par value $.01; authorized 100,000 shares, issued and outstanding – none	—	—	—
Non-voting common stock, par value $.01; authorized 4,000,000 shares, issued and outstanding – none	—	—	—
Voting common stock, par value $.01; authorized 3,000,000 shares, issued and outstanding 1,144,144 shares	11	11	11
Additional paid-in capital	32,042	32,042	32,042
Accumulated deficit	(13,451)	(11,095)	(10,718)

Total stockholders’ equity	18,602	20,958	21,335

Total liabilities and stockholders’ equity	$547,388	$486,874	$475,010

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands of dollars)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	Restated (Note 2)	Restated (Note 2)		Restated (Note 2)
				(Unaudited)
Revenues:
Restaurant sales	$654,710	$655,545	$643,579	$151,902	$156,545
Franchise royalty revenues and fees	1,579	1,482	1,406	338	355

Total revenues	656,289	657,027	644,985	152,240	156,900

Costs and expenses:
Cost of sales	189,947	183,976	181,182	42,434	43,681
Restaurant wages and related expenses	192,918	196,258	194,315	47,044	47,851
Restaurant rent expense	31,207	30,494	31,383	7,818	8,564
Other restaurant operating expenses	86,435	87,335	89,880	21,363	21,890
Advertising expense	28,830	28,041	27,351	7,269	5,827
General and administrative	35,393	36,610	37,135	9,281	9,761
Depreciation and amortization	47,966	44,051	47,253	10,885	11,152
Other expense (Note 8)	8,841	—	—	—	—

Total operating expenses	621,537	606,765	608,499	146,094	148,726

Income from operations	34,752	50,262	36,486	6,146	8,174

Interest expense	40,552	34,955	32,363	8,356	7,577

Income (loss) before income taxes	(5,800)	15,307	4,123	(2,210)	597

Provision (benefit) for income taxes (Note 9)	274	5,593	1,767	(863)	220

Net income (loss)	$(6,074)	$9,714	$2,356	$(1,347)	$377

Basic net income per share (Note 10)	$(5.31)	$8.49	$2.06	$(1.18)	$.33
Diluted net income per share (Note 10)	(5.31)	7.99	1.92	(1.18)	.30

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(in thousands of dollars)

	Common Stock	Additional Paid-In- Capital	Accumulated Deficit	Total Stockholders’ Equity
Balance at December 31, 2000, restated (Note 2)	$11	$32,042	$(17,091)	$14,962
Net loss for the year ended December 31, 2001 (restated)	—	—	(6,074)	(6,074)

Balance at December 31, 2001, restated (Note 2)	11	32,042	(23,165)	8,888
Net income for the year ended December 31, 2002 (restated)	—	—	9,714	9,714

Balance at December 31, 2002, restated (Note 2)	11	32,042	(13,451)	18,602
Net income for the year ended December 31, 2003	—	—	2,356	2,356

Balance at December 31, 2003	11	32,042	(11,095)	20,958
Net income for the three months ended March 31, 2004 (unaudited)	—	—	377	377

Balance at March 31, 2004 (unaudited)	$11	$32,042	$(10,718)	$21,335

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	Restated (Note 2)	Restated (Note 2)		Restated (Note 2)
				(Unaudited)
Cash flows provided from operating activities:
Net income (loss)	$(6,074)	$9,714	$2,356	$(1,347)	$377
Adjustments to reconcile net income (loss) to net cash provided from operating activities:
(Gain)/loss on disposal of property and equipment	390	24	(386)	—	—
Depreciation and amortization	47,966	44,051	47,253	10,885	11,152
Other expense (Note 8)	7,053	—	—	—	—
Deferred income taxes	(1,688)	5,553	(130)	(866)	(238)
Changes in operating assets and liabilities:
Refundable income taxes	1,522	153	2,089	840	(829)
Accounts payable	3,251	(521)	1,131	197	(3,773)
Accrued payroll, related taxes and benefits	214	2,143	(3,585)	(3,177)	873
Accrued acquisition costs	(5,534)	(78)	—	—	—
Other liabilities – current	2,194	(450)	381	(1,036)	(151)
Accrued interest	(729)	(103)	134	4,746	4,090
Other liabilities—long-term	(1,549)	(4,379)	(2,259)	(369)	(501)
Other	952	(143)	1,255	(182)	(536)

Net cash provided from operating activities	47,968	55,964	48,239	9,691	10,464

Cash flow used for investing activities:
Capital expenditures:
New restaurant development	(16,325)	(27,465)	(18,598)	(6,774)	(1,637)
Restaurant remodeling	(20,095)	(16,254)	(3,317)	(1,278)	(61)
Other restaurant expenditures	(9,703)	(9,018)	(6,925)	(2,206)	(1,240)
Corporate and restaurant information systems	(1,452)	(1,418)	(1,404)	(761)	(166)
Acquisition of Burger King restaurants	(1,612)	—	—	—	—

Total capital expenditures	(49,187)	(54,155)	(30,244)	(11,019)	(3,104)
Properties purchased for sale-leaseback	—	(925)	(3,149)	—	—
Proceeds from dispositions of property and equipment	31	9	3,921	1,964	—

Net cash used for investing activities	$(49,156)	$(55,071)	$(29,472)	$(9,055)	$(3,104)

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS—(Continued)

(in thousands of dollars)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	Restated (Note 2)	Restated (Note 2)		Restated (Note 2)
				(Unaudited)
Cash flows provided from (used for) financing activities:
Proceeds (payments) on revolving credit facility, net	$9,900	$(2,700)	$(52,200)	$(4,600)	$(600)
Principal payments on term loans	(7,000)	(8,500)	(11,000)	—	(3,375)
Principal pre-payments on term loans		—	—	—	(9,000)
Principal payments on lease financing obligations	(1,533)	(1,769)	(2,017)	(487)	(544)
Proceeds (payments) from other notes payable, net	127	(978)	(847)	(258)	(98)
Principal payments on capital leases	(524)	(551)	(446)	(121)	(106)
Proceeds from sale-leaseback transactions	—	13,738	47,619	4,912	7,097
Financing costs associated with issuance of debt	(89)	—	—	—	—

Net cash provided from (used for) financing activities	881	(760)	(18,891)	(554)	(6,626)

Net increase (decrease) in cash and cash equivalents	(307)	133	(124)	82	734
Cash and cash equivalents, beginning of period	2,712	2,405	2,538	2,538	2,414

Cash and cash equivalents, end of period	$2,405	$2,538	$2,414	$2,620	$3,148

Supplemental disclosures:
Interest paid on long-term debt and lease financing obligations	$41,281	$35,058	$32,229	$1,779	$1,700
Income taxes paid (refunded), net	$1,230	$1,494	$(195)	$144	$1,164

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(in thousands of dollars)

1. Summary of Significant Accounting Policies

Basis of Consolidation. The consolidated financial statements include the accounts of Carrols Holdings Corporation (“the Company”) and its subsidiary Carrols Corporation (“Carrols”). All significant intercompany transactions have been eliminated in consolidation.

At December 31, 2003, the Company owned and operated 121 quick-casual Taco Cabana restaurants located primarily in Texas and franchised nine restaurants in Texas, New Mexico, Georgia and Indiana. At December 31, 2003, the Company also owned and operated 60 Pollo Tropical restaurants located in Florida and franchised 24 Pollo Tropical restaurants in Puerto Rico, Ecuador and Florida. At December 31, 2003, the Company operated, as franchisee, 351 quick-service restaurants under the trade name “Burger King” in 13 Northeastern, Midwestern and Southeastern states.

Cash and Cash Equivalents. The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents.

Inventories. Inventories are stated at the lower of cost (first-in, first-out) or market. Inventories are primarily comprised of food and paper.

Property and Equipment. The Company capitalizes all direct costs incurred to construct and substantially improve its restaurants. These costs are depreciated and charged to expense based upon their property classification when placed in service. Property and equipment are recorded at cost. Repair and maintenance activities are expensed as incurred. Depreciation and amortization is provided using the straight-line method over the following estimated useful lives:

Buildings and improvements	five to 30 years
Leasehold improvements	Remaining life of lease including renewal options or life of asset whichever is shorter
Equipment	three to 15 years
Computer hardware and software	three to seven years
Capital leases	Remaining life of lease

Burger King Franchise Rights. Fees for initial franchises and renewals are amortized using the straight-line method over the term of the agreement, generally 20 years. Acquisition costs allocated to franchise rights are amortized using the straight-line method, principally over the remaining lives of the acquired leases, including renewal options, but not in excess of 40 years.

Annual amortization expense for all franchise rights is estimated to be $4.6 million in 2004, $4.5 million in 2005, $4.4 million in 2006, $4.3 million in 2007 and $4.1 million in 2008.

Intangible Assets. Intangible assets consist of the excess purchase price over net assets acquired, beneficial leases, unfavorable leases and trademarks. Beneficial leases and unfavorable leases are amortized using the straight-line method over the lives of the leases including renewal options, but not in excess of 40 years. Trademarks are amortized using the straight-line method over 40 years. Prior to January 1, 2002, the excess purchase price over net assets acquired and trademarks was amortized using the straight-line method over 40 years with the exception of the excess cost over fair value associated with the acquisition of Taco Cabana, Inc. which was amortized over 20 years.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

As of January 1, 2002, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 142, “Goodwill and Other Intangible Assets,” which supercedes Accounting Principles Board (APB) Opinion 17, “Intangible Assets.” Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, effective January 1, 2002, but are to be tested at least annually for impairment. The Company performs its impairment evaluation annually at December 31. Separable intangible assets with defined lives are amortized over their useful lives.

Long-Lived Assets. The Company assesses the recoverability of property and equipment, franchise rights and intangible assets by determining whether the amortization of these assets, over their respective remaining lives, can be recovered through undiscounted future operating cash flows. Impairment is reviewed whenever events or changes in circumstances indicate the carrying amounts of these assets may not be fully recoverable.

Deferred Financing Costs. Financing costs, that are included in other assets and were incurred in obtaining long-term debt and lease financing obligations, are capitalized and amortized over the life of the related obligation on an effective interest basis for costs associated with Carrols’ unsecured notes and on a straight-line basis for costs associated with Carrols’ senior credit facility.

Franchise Fees associated with Taco Cabana and Pollo Tropical restaurants. Franchise fees are typically collected upon execution of an area development and/or franchise agreement. Franchise fees are initially recorded as deferred revenue and are recognized in earnings when the franchised restaurants are opened, or upon forfeiture of such fees by the franchisees pursuant to the terms of the franchise development agreements.

Restaurant Revenue Recognition. Restaurant sales are recognized at time of sale on substantially a cash basis.

Royalty Revenues associated with Taco Cabana and Pollo Tropical restaurants. Royalty revenues are based on a percent of gross sales and are recorded as income when earned.

Income Taxes. The Company and its subsidiaries file a consolidated federal income tax return.

Advertising Costs. All advertising costs are expensed as incurred.

Self Insurance. The Company is generally self-insured for workers compensation, general liability and medical insurance. The Company maintains stop loss coverage for both individual and aggregate claim amounts. Losses are accrued based upon the Company’s estimates of the aggregate liability for claims based on Company experience and certain actuarial methods used to measure such estimates. The Company does not discount any of its self-insurance obligations.

Fair Value of Financial Instruments. The following methods were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate the fair value:

•	Current Assets and Liabilities. The carrying value of cash and cash equivalents and accrued liabilities approximates fair value because of the short maturity of those instruments.

•	Senior Subordinated Notes. The fair values of outstanding Carrols’ senior subordinated notes are based on quoted market prices. The fair values at December 31, 2003 and 2002 were approximately $174.5 million and $146.6 million, respectively.

•	Revolving and Term Loan Facilities. Rates currently available to Carrols for debt with similar terms and remaining maturities are used to estimate fair value. The recorded amounts, as of December 31, 2003 and 2002, approximated fair value.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

Earnings Per Share. The Company computes basic and diluted earnings per share in accordance with Statement of Financial Accounting Standards 128 “Earnings per Share.” (“FASB 128”) FASB 128 requires both basic earnings per share, which is based on the weighted average number of common shares outstanding, and diluted earnings per share, which is based on the weighted average number of common shares outstanding and all dilutive common equivalent shares outstanding. The dilutive effect of stock options is determined under the treasury stock method using the average market price for the period. Common equivalent shares are included in the per share calculations where the effect of their inclusion would be dilutive.

Options for 144,106 and 215,265 shares of common stock for the year ended December 31, 2001 and the three months ended March 31, 2003, respectively, were excluded because their effect was anti-dilutive.

Stock-Based Compensation. SFAS 123, “Accounting for Stock-Based Compensation,” permits entities to recognize as an expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS 123 allows entities to continue to apply the provisions of APB 25 and provide pro forma net income disclosures for employee stock option grants as if the fair-value-based method defined in SFAS 123 has been applied. In December 2002, the Financial Accounting Standards Board issued SFAS 148, “Accounting for Stock-Based Compensation Transition and Disclosure,” which amended SFAS 123. SFAS 148 provides revised methods of transition if a company elects to change to the fair-value-based method of accounting for stock-based compensation. Additionally, SFAS 148 requires disclosure in both annual and interim financial statements about the method of accounting for stock-based compensation and the effect of the method used on reported results. As required, the Company has provided these disclosures in both its annual and interim financial statements. The Company has not elected to change to the fair value-based method of accounting for stock-based compensation and will continue applying the provisions of APB 25 and provide the pro forma disclosure provisions of SFAS 123.

The following table presents the Company’s proforma net income (loss) had compensation cost been determined based upon the fair value of the stock options at the grant date consistent with the fair-value-based method of SFAS 123:

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
	Restated (Note 2)	Restated (Note 2)		Restated (Note 2)
				(unaudited)
Net income (loss) as reported	$(6,074)	$9,714	$2,356	$(1,347)	$377
Less: Compensation cost, net of tax	304	1,135	245	65	58

Proforma net income (loss)	$(6,378)	$8,579	$2,111	$(1,412)	$319

Basic net income (loss) per share as reported	$(5.31)	$8.49	$2.06	$(1.18)	$.33
Proforma basic net income (loss) per share	(5.57)	7.50	1.85	(1.23)	.28
Diluted net income (loss) per share as reported	(5.31)	7.99	1.92	(1.18)	.30
Proforma diluted net income (loss) per share	(5.57)	6.99	1.70	(1.23)	.25

Recent Accounting Pronouncements. In January 2003, the FASB issued FASB Interpretation No. 46, “Consolidation of Variable Interest Entities” (“FIN 46”), an interpretation of Accounting Research Bulletin (“ARB”) No. 51. FIN 46 is intended to clarify the application of the majority voting interest requirement of ARB No. 51, “Consolidated Financial Statements”, to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. The controlling financial interest

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

may be achieved through arrangements that do not involve voting interests. A company that holds variable interests in an entity will need to consolidate the variable interest entity (“VIE”) if the company’s interest in the VIE is such that the company will absorb a majority of the VIE’s expected losses and/or receive a majority of the entity’s expected residual returns, if they occur. FIN 46 also requires additional disclosures by primary beneficiaries and other significant variable interest holders. FIN 46 may be applied prospectively with a cumulative-effect adjustment as of the date on which it is first applied or by restating previously issued financial statements for one or more years with a cumulative-effect adjustment as of the beginning of the first year restated. FIN 46 is effective immediately to a VIE created or obtained after January 31, 2003. FIN 46, as amended, became effective for variable interests in a VIE created before February 1, 2003 at December 31, 2003.

FIN 46 has been subsequently modified, clarified and replaced by the issuance of FIN 46R on December 23, 2003. Relative to FIN 46, FIN 46R a) essentially excludes operating businesses from its provisions subject to four conditions, b) states the provisions of FIN 46R are not required to be applied if a company is unable, subject to making an exhaustive effort, to obtain the necessary information, c) includes new definitions and examples of what variable interests are, d) clarifies and changes the definition of a variable interest entity, and e) clarifies and changes the definition and treatment of de facto agents, as that term is defined in FIN 46 and FIN 46R. FIN 46R was issued December 23, 2003 and, for the Company, is effective in 2004. The Company has reviewed the provisions of FIN 46R and has determined that it does not have a material effect on the Company’s financial statements.

Use of Estimates. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Interim Financial Statements. The financial footnote information presented as of March 31, 2004 and for the three months ended March 31, 2003 and 2004 has been prepared without audit, pursuant to the rules and regulations of the Securities and Exchange Commission, and do not include all the information and the footnotes required by accounting principles generally accepted in the United States for complete statements. In the opinion of management, all normal and recurring adjustments for a fair presentation of such financial information have been made.

Fiscal Year. The Company uses a 52-53 week fiscal year ending on the Sunday closest to December 31. All references herein to fiscal years December 30, 2001, December 29, 2002 and December 28, 2003 will be referred to as fiscal years December 31, 2001, 2002 and 2003, respectively. Similarly, all references herein to the three months ended March 30, 2003 and March 28, 2004 will be referred to as the three months ended March 31, 2003 and 2004, respectively. Our fiscal years ended December 31, 2001, 2002 and 2003 each contained 52 weeks.

Reclassifications. Certain amounts for prior years have been reclassified to conform to the current year presentation.

2. Restatement of Previously Issued Financial Statements

The Company restated its financial statements including applicable footnotes for periods ended prior to December 31, 2003 to report real estate transactions for 86 restaurants consummated during 1991 to 2000 as financing transactions under SFAS No. 98, “Accounting for Leases”, rather than as sale/leaseback transactions as previously reported. The impact of the restatement was to record on the Company’s balance sheets the property and equipment of the restaurants subject to these transactions and record the proceeds from these transactions,

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

(including the gains previously deferred) as a form of debt financing. The restatement also impacted the Company’s financial results by increasing the depreciation expense for the property and equipment subject to these transactions and recharacterizing the lease payments previously reported as rent expense for these restaurants as principal repayments and interest expense. There was no impact on sale/leaseback transactions that were consummated in 2002 and 2003.

As a result of the restatement, Carrols was in default related to certain required financial leverage ratios and other covenants under its senior credit facility. Carrols obtained a waiver from its senior secured lenders of any prior non-compliance resulting from the restatement. In addition, Carrols’ senior credit facility was amended to exclude all adjustments resulting from this restatement on its financial covenant requirements and to treat on a prospective basis the specified leases as if no restatement or recharacterization has occurred.

The following table sets forth the previously reported amounts and the restated amounts reflected in the accompanying consolidated financial statements:

	December 31, 2002
	Previously Reported	Restated
Consolidated Balance Sheet:
Property and equipment, net	$219,686	$288,288
Accumulated depreciation and amortization on property and Equipment	146,782	168,523
Deferred income taxes	535	5,321
Other assets	9,820	11,713
Total assets	472,107	547,388
Current portion of lease financing obligations	—	2,017
Total current liabilities	59,358	61,375
Lease financing obligations, net of current portion	—	84,685
Deferred income-sale/leaseback of real estate	5,887	2,523
Total liabilities	445,448	528,786
Retained earnings (accumulated deficit)	2,174	(13,451)
Total stockholders’ equity	26,659	18,602
Total liabilities and stockholders’ equity	472,107	547,388

	Year Ended December 31,				Three Months Ended March 31, 2003
	2001		2002
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
					(unaudited)
Consolidated Statements of Operations:
Restaurant rent expense	$40,042	$31,207	$39,423	$30,494	$10,071	$7,818
Depreciation and amortization	43,495	47,966	39,580	44,051	9,767	10,885
Total operating expenses	625,901	621,537	611,223	606,765	147,222	146,087
Income from operations	30,388	34,752	45,804	50,262	5,018	6,153
Interest expense	32,988	40,552	27,532	34,955	6,525	8,356
Income (loss) before income taxes	(2,600)	(5,800)	18,272	15,307	(1,507)	(2,203)
Provision (benefit) for income taxes	1,364	274	6,668	5,593	(572)	(863)
Net income (loss)	(3,964)	(6,074)	11,604	9,714	(935)	(1,340)

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

	Year Ended December 31,				Three Months Ended March 31, 2003
	2001		2002
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
					(unaudited)

Consolidated Statements of Cash Flows:
Net income (loss)	$(3,964)	$(6,074)	$11,604	$9,714	$(935)	$(1,340)
Depreciation and amortization	43,495	47,966	39,580	44,051	9,767	10,885
Deferred income taxes	(599)	(1,688)	6,628	5,553	(575)	(866)
Other changes in operating assets and liabilities	691	952	(406)	(143)	947	1,012
Net cash provided from operating activities	46,435	47,968	54,195	55,964	9,204	9,691
Principal payments on lease financing obligations	—	(1,533)	—	(1,769)	—	(487)
Net cash provided from (used for) financing activities	2,414	881	1,009	(760)	(67)	(554)
Interest paid on long-term debt and lease financing obligations	33,717	41,281	27,635	35,058	1,779	3,609

Consolidated Statements of Stockholders’ Equity:

	Accumulated Deficit		Total Stockholders’ Equity
	Previously Reported	Restated	Previously Reported	Restated
Balance at December 31, 2000	$(13,034)	$(17,091)	$19,019	$14,962
Net loss	(3,964)	(6,074)	(3,964)	(6,074)

Balance at December 31, 2001	(16,998)	(23,165)	15,055	8,888
Net income	11,604	9,714	11,604	9,714

Balance at December 31, 2002	$(5,394)	$(13,451)	$26,659	$18,602

The accumulated deficit previously reported at December 31, 2000 of $13,034 has been restated to $17,091, which is an increase of $4,057, to reflect the effect of the restatement adjustments for the periods prior to fiscal 2001. Such cumulative adjustments also had the corresponding effect of increasing property and equipment by $77,303, increasing other assets by $2,135 for the transactional costs associated with the lease financing obligations, increasing deferred tax assets by $2,620, increasing lease financing obligations by $90,004 and decreasing deferred income on sale/leaseback of real estate by $3,889.

All previously reported amounts affected by the restatement that appear elsewhere in these footnotes to the consolidated financial statements have also been restated.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

3. Property and Equipment and Intangible Assets

Property and equipment as of the dates specified consisted of the following:

	December 31,		March 31, 2004
	2002	2003
	Restated (Note 2)		(unaudited)
Land	$32,294	$14,700	$11,657
Buildings and improvements	48,231	34,446	31,470
Leasehold improvements	107,663	107,463	108,391
Equipment	165,007	171,092	172,194
Assets subject to lease financing obligations	90,343	90,343	90,343
Capital leases	13,273	12,961	12,725

	456,811	431,005	426,780
Less accumulated depreciation and amortization	(168,523)	(194,652)	(202,607)

	$288,288	$236,353	$224,173

Capital lease assets pertain to buildings leased for certain restaurant locations. Accumulated amortization pertaining to capital lease assets at December 31, 2003 and 2002 was $12,030 and $11,710, respectively. Assets subject to lease financing obligations pertain to certain land and buildings which have been sold and accounted for as financing transactions. Accumulated depreciation pertaining to assets subject to lease financing obligations at December 31, 2003 and 2002 was $26,092 and $21,741, respectively. Depreciation expense for the years ended December 31, 2003, 2002 and 2001 was $40,611, $36,851 and $35,361, respectively.

The Company reviews its long-lived assets, excluding goodwill, for impairment at the restaurant level. If an indicator of impairment exists for any of the assets, an estimate of undiscounted future cash flows produced by each restaurant is compared to that restaurants’ carrying value. If an asset is determined to be impaired, the loss is measured by the excess of the carrying amount of the asset over its fair value. For the years ended December 31, 2003, 2002 and 2001, the Company has recorded impairment charges, included in depreciation and amortization, of $706, $1,033 and $578, respectively, related to all of its property and equipment for certain of its operating Burger King restaurants and $3,445, $253 and $0, respectively, related to all of its property and equipment for certain of its operating Taco Cabana restaurants. For the three months ended March 31, 2004 and 2003, the Company recorded impairment charges, included in depreciation and amortization, of $261 and $37, respectively, related to its property and equipment for certain of its Burger King restaurants.

As of January 1, 2002, the Company adopted SFAS 142, “Goodwill and Other Intangible Assets,” which supercedes APB Opinion 17, “Intangible Assets.” Under SFAS 142, goodwill and intangible assets with indefinite lives are no longer amortized, effective January 1, 2002, but are to be tested at least annually for impairment. Separable intangible assets with defined lives will continue to be amortized over their useful lives. The provisions of SFAS 142 apply to goodwill and intangible assets acquired before and after the statement’s effective date. SFAS 142 required the Company to complete Step 1 of a transitional goodwill impairment test by June 30, 2002. Step 1 required the comparison of the fair value of a reporting unit to its carrying value at January 1, 2002 to determine whether there was an indicated transitional goodwill impairment. Our evaluation of impairment under Step 1 of the transitional goodwill impairment test indicated that our reporting units’ fair values are above their carrying values at January 1, 2002 and that there is no transitional goodwill impairment charge required.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

The Company has elected to annually test for goodwill impairment at December 31. In accordance with SFAS 142, the Company has determined its reporting units to be at the operating segment level. The Company’s operating segments include: Taco Cabana and Pollo Tropical, both Company owned concepts, and Burger King, operating as a franchisee. At December 31, 2003, using the market multiple method of valuation, the identified reporting units were measured for goodwill impairment by comparing the fair value of the reporting unit goodwill with the carrying amount of the goodwill. The result of this test determined there has been no goodwill impairment.

Provided below is a reconciliation of restated financial statement information to pro forma amounts that reflect the elimination of goodwill amortization for the comparable annual period prior to adoption of SFAS 142, for the year ended December 31, 2001:

Net loss, as restated (Note 2)	$(6,074)
Add: Goodwill amortization, net of tax	4,966

Pro forma net loss	$(1,108)

Intangible assets consist of the following:

	December 31,		March 31, 2004
	2002	2003
			(unaudited)
Goodwill, net of accumulated amortization of $9,902, $10,053 and $10,053, respectively	$124,012	$123,861	$123,861
Trademarks, net of accumulated amortization of $36 at each date	228	228	228
Other, net of accumulated amortization of $123, $169 and $182, respectively	806	755	742

	$125,046	$124,844	$124,831

Goodwill for Taco Cabana at December 31, 2003 and 2002 was $65,257 and $65,408, respectively. Goodwill for Pollo Tropical and Burger King was $57,154 and $1,450, respectively, at both December 31, 2003 and 2002.

Amortization expense of intangible assets for the years ended December 31, 2003, 2002 and 2001 was $201, $63 and $5,048, respectively and $12 and $15 for the three months ended March 31, 2004 and 2003, respectively.

Annual amortization expense for all intangible assets is estimated to be $23 in the year 2004 and $0 in years 2005 through 2008.

4. Other Liabilities, Long-Term

Other liabilities, long-term, consist of the following:

	December 31,		March 31, 2004
	2002	2003
			(unaudited)
Unearned purchase discounts	$13,330	$10,888	$10,319
Accrued occupancy costs	12,035	8,012	8,306
Other	4,207	8,639	9,106

	$29,572	$27,539	$27,731

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

Unearned purchase discounts are amortized as a reduction of cost of sales either over the life of the supplier contract or the estimated purchase commitment period. In 2000, Burger King Corporation arranged for the Coca-Cola Company and Dr. Pepper/Seven-Up, Inc. to provide funding to franchisees in connection with Burger King’s transformation initiatives. The Company received approximately $19.8 million in 2000 and $1.6 million in 2001 under this arrangement with these suppliers. The total amount of these purchase discounts amortized for the years ended December 31, 2003, 2002 and 2001 was $2.2 million, $2.2 million and $2.0 million, respectively.

Accrued occupancy costs include obligations pertaining to closed restaurant locations, contingent rent and accruals to expense operating lease rental payments on a straight-line basis over the lease term.

5. Leases

The Company utilizes land and buildings in its operations under various lease agreements. These leases generally contain an initial term of 20 years and, in most cases, contain renewal options. The rent payable under such leases includes a minimum rent provision and, in some cases, includes a percentage of sales provision. In addition, most leases require payment of property taxes, insurance and utilities.

Minimum rent commitments under capital and non-cancelable operating leases at December 31, 2003 were as follows:

Years Ending	Capital	Restated (Note 2) Operating
2004	$554	$32,673
2005	534	31,284
2006	438	29,010
2007	289	26,001
2008	114	22,758
Thereafter	130	168,088

Total minimum lease payments	2,059	$309,814

Less amount representing interest	(444)

Total obligations under capital leases	1,615
Less current portion	(388)

Long-term obligations under capital leases	$1,227

Total rent expense on operating leases, including percentage rent on both operating and capital leases, for the past three fiscal years was as follows:

	Restated (Note 2) 2001	Restated (Note 2) 2002	2003
Minimum rent on real property	$27,525	$27,328	$29,395
Additional rent based on a percentage of sales	3,682	3,166	1,988

Restaurant rent expense	31,207	30,494	31,383
Administrative rent	767	747	799
Equipment rent	255	294	373

	$32,229	$31,535	$32,555

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

6. Long-Term Debt

Long-term debt as of December 31, consisted of:

	2002	2003
Collateralized:
Senior Credit Facility:
Revolving credit facility	$52,800	$600
Term loan A facility	56,500	46,500
Term loan B facility	78,000	77,000
Other notes payable	964	117
Unsecured 9 1/2% senior subordinated notes	170,000	170,000
Capital leases	2,081	1,615

	360,345	295,832
Less current portion	(12,299)	(14,005)

	$348,046	$281,827

Senior Credit Facility:

On December 19, 2000, Carrols entered into a senior credit facility with JP Morgan Chase Bank, as agent and lender, and other lenders as parties thereto. This senior credit facility was used to finance the acquisition of Taco Cabana, Inc. and to refinance outstanding amounts under Carrols’ previous credit facility. The facility provides for total borrowings of $200 million and consists of a $50 million revolving credit facility (including a standby letter of credit facility for up to $20 million), a $70 million term loan A facility and an $80 million term loan B facility.

Borrowings under the revolving credit facility may be used to finance permitted acquisitions and new store development, or for working capital and general corporate purposes. The average weighted interest rate on outstanding borrowings under the revolving credit facility as of December 31, 2003 and 2002 was 4.5% and 5.1%, respectively. After reserving $10.2 million for letters of credit guaranteed by the facility, $39.2 million is available for borrowings under the revolving credit facility.

Borrowings under the senior credit facility bear interest at a per annum rate, at Carrols’ option, of either:

1) the greater of the prime rate or the federal funds rate plus .50% plus a margin ranging from .50% to 1.75% for the revolving credit facility and the term loan A facility based on debt to cash flow ratios, and at a fixed margin of 2.5% for the term loan B facility; or

2) LIBOR plus a margin ranging from 2% to 3.25% for the revolving credit facility and the term loan A facility based on debt to cash flow ratios, and at a fixed margin of 4% for the term loan B facility.

The revolving credit facility and the term loan A facility expire on December 31, 2005. However, the revolving credit facility is eligible for a one-year extension based upon request and unanimous approval of the lenders. The term loan B facility expires on December 31, 2007. Amounts under the term loan A facility are repayable as follows:

1) an aggregate of $12.5 million payable in four quarterly installments in 2004;

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

2) an aggregate of $9.4 million payable in three quarterly installments in 2005; and

3) a final payment of $24.6 million payable upon the term loan A facility’s maturity on December 31, 2005.

Amounts under the term loan B facility are repayable as follows:

1) an aggregate of $1.0 million payable in four quarterly installments for each of the years 2004 and 2005;

2) an aggregate of $35.0 million payable in four quarterly installments in 2006;

3) an aggregate of $26.2 million payable in three quarterly installments in 2007; and

4) a final payment of $13.8 million payable upon the term loan B facility’s maturity on December 31, 2007.

In general, Carrols’ obligations under the senior credit facility are collateralized by all of its assets, a pledge of Carrols’ common stock and the stock of each of Carrols’ subsidiaries.

Senior Subordinated Notes:

Carrols also has $170 million of unsecured senior subordinated notes. The senior subordinated notes bear interest at a rate of 9.5% payable semi-annually on June 1 and December 1 and mature on December 1, 2008. The notes are redeemable at the option of Carrols in whole or in part on or after December 1, 2003 at a price of 104.75% of the principal amount if redeemed before December 1, 2004, 103.167% of the principal amount if redeemed after December 1, 2004 but before December 1, 2005, 101.583% of the principal amount if redeemed after December 1, 2005 but before December 1, 2006 and at 100% of the principal amount after December 1, 2006.

Restrictive covenants under the senior subordinated notes and the senior credit facility include limitations with respect to Carrols’ ability to issue additional debt, incur liens, sell or acquire assets or businesses, pay dividends and make certain investments. Carrols was in compliance at December 31, 2003 with the restrictive covenants with the indenture governing the notes. In addition, the senior credit facility requires Carrols to meet certain financial ratio tests. As a result of the restatement of the Company’s previously issued financial statements as discussed in Note 2, Carrols was in default related to certain required financial leverage ratios and other covenants under its senior credit facility. Carrols obtained a waiver from its senior secured lenders of any prior non-compliance and defaults resulting from the restatement. In addition, Carrols’ senior credit facility was amended to exclude all adjustments resulting from this restatement on its financial covenant requirements and to treat on a prospective basis the specified leases as if no restatement or recharacterization has occurred.

Other Notes Payable:

Carrols, as required by Burger King Corporation, purchased frozen Coke machines in 2001 and 2000 for all of its Burger King restaurants. Carrols has financed these purchases under an arrangement with Burger King Corporation and Coca-Cola Financial. These notes are generally for a 39-month term and bear interest at annual interest rates ranging from 8.2% to 9.5%. At December 31, 2003 and 2002, these notes totaled $117 and $964, respectively.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

At December 31, 2003, principal payments required on all long-term debt are as follows:

2004	$14,005
2005	36,011
2006	35,360
2007	40,246
2008	170,095
Thereafter	115

$295,832

The weighted average interest rate on all debt for the years ended December 31, 2003, 2002 and 2001 was 7.2%, 7.3% and 8.5%, respectively.

7. Lease Financing Obligations

As discussed in Note 2 to the consolidated financial statements, the Company’s financial statements as previously reported for the years ended December 31, 2001, 2002 and for the first nine months of 2003 have been restated to account for certain sales of real estate as financing transactions under SFAS No. 98, “Accounting For Leases”, rather than as sale/leaseback transactions as previously reported in the Company’s financial statements.

The adjustments in the restated financial statements classify the proceeds from these sales, including gains previously deferred over the related lease terms, as lease financing obligations on the Company’s balance sheet. Also, the payments under these leases have been reclassified from rent expense to payments of interest and principal on the underlying lease financing obligations.

These leases generally contain an initial term of 20 years plus renewal options. The rent payable under such leases includes a minimum rent provision and, in some cases, includes a percentage of sales provision. These leases also require payment of property taxes, insurance and utilities.

At December 31, 2003, payments required on lease financing obligations are as follows:

2004	$9,365
2005	9,459
2006	9,560
2007	9,675
2008	10,058
Thereafter	105,561

Total payments, through 2020	153,678
Less amount representing interest	(68,993)

Total lease financing obligation	84,685
Less current portion	(2,288)

Long-term lease financing obligations	$ 82,397

The interest rates on lease financing obligations range from 7.2% to 10.2% at December 31, 2003.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

8. Other Expense

During the fourth quarter of 2001, management made the decision to close seven Taco Cabana restaurants in the Phoenix, Arizona market and discontinue restaurant development underway in that market. This decision resulted in a charge to other expense of $8.8 million in the fourth quarter of 2001, comprised of $7.1 million in asset impairments, primarily leasehold improvements, $1.0 million in future occupancy costs and $0.7 million in other exit costs estimated to be incurred over a two-year period. The Company closed one restaurant in December 2001 and the remaining six restaurants in February 2002. For the years ended December 31, 2002 and 2001, these restaurants had net sales of $0.4 million and $3.9 million, respectively, with losses before interest, income taxes, depreciation and amortization of $0.2 million and $1.0 million, respectively. At December 31, 2003, the Company had $0.6 million in lease liability reserves and $0.3 million in other exit cost reserves related to these restaurants.

9. Income Taxes

The income tax provision (benefit) was comprised of the following for the years ended December 31:

	Restated (Note 2) 2001	Restated (Note 2) 2002	2003
Current:
Federal	$ 493	$(591)	$1,405
Foreign	283	272	279
State	912	359	214

	1,688	40	1,898

Deferred (prepaid):
Federal	(1,164)	5,699	(405)
State	(250)	(146)	274

	(1,414)	5,553	(131)

	$ 274	$5,593	$1,767

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

The components of deferred income tax assets and liabilities at December 31, are as follows:

	Restated (Note 2) 2002	2003
Current deferred tax assets:
Accounts receivable and other reserves	$277	$249
Accrued vacation benefits	1,376	1,533
Other accruals	1,990	2,695
Net operating loss carryforwards	5,811	1,809

Total current deferred tax assets	9,454	6,286

Long term deferred tax assets/(liabilities):
Deferred income on sale/leaseback of certain real estate	6,768	10,213
Postretirement benefit expenses	1,014	1,189
Property and equipment depreciation	(11,854)	(13,072)
Net operating loss carryforwards	1,519	926
Amortization of intangible assets	(4,737)	(5,768)
Occupancy costs	4,936	4,838
Tax credit carryforwards	4,449	6,203
Unearned purchase discounts	2,561	3,442
Other	665	648

Total long-term net deferred tax assets	5,321	8,619

Total net deferred tax assets	$14,775	$14,905

The Company has net operating loss carryforwards for federal income tax purposes of approximately $5.3 million at December 31, 2003 that are not limited to their utilization. The net operating loss carryforwards expire in varying amounts beginning in 2014 through 2023. In addition, the Company has available federal alternative minimum tax credit carryforwards of $3.7 million with no expiration date and Federal Work Opportunity tax credit carryforwards of $2.6 million that begin to expire in 2018.

Realization of the deferred income tax assets relating to net operating losses and tax credit carryforwards is dependent on generating sufficient taxable income prior to the expiration of these carryforwards. Based upon results of operations, management believes it is more likely than not that the Company will generate sufficient future taxable income to fully realize the benefit of deferred tax assets, although there can be no assurance of this.

A reconciliation of the statutory federal income tax rate to the effective tax rates for the years ended December 31, is as follows:

	Restated (Note 2) 2001		Restated (Note 2) 2002		2003
Statutory federal income tax rate	$(1,971)	(34.0)%	$5,239	34.1%	$1,400	33.9%
State income taxes, net of federal benefit	268	4.6	154	1.0	335	8.1
Non-deductible expenses	1,982	34.2	305	2.0	359	8.7
Foreign taxes	284	4.9	273	1.8	279	6.7
Employment tax credits	(190)	(3.3)	(202)	(1.3)	(354)	(8.6)
Deferred revaluation	—	—	—	—	(176)	(4.3)
Miscellaneous	(99)	(1.7)	(176)	(1.1)	(76)	(1.8)

	$274	4.7%	$5,593	36.5%	$1,767	42.7%

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

In 2003 and 2002 non-deductible expenses consisted primarily of the amortization of certain franchise rights. In 2001 non-deductible expenses also included the amortization of non-deductible goodwill.

10. Stockholder’s Equity

The Company. The Company’s Restated Certificate of Incorporation authorizes the following: (1) 7,000,000 shares of common stock; and, (2) 100,000 shares of preferred stock, par value $0.01. The Company’s Restated Certificate of Incorporation was amended in 2001 when its stockholders approved and adopted a resolution that increased the Company’s authorized common stock from 5,000,000 shares to 7,000,000 shares.

The Company’s common stock has been designated to consist of three series comprised of 3,000,000 shares of Carrols Stock, par value $0.01 per share, 2,000,000 shares of Taco Cabana Stock, par value $0.01 per share and 2,000,000 shares of Pollo Tropical Stock, par value $0.01 per share. The holders of the Carrols Stock have exclusive voting rights; no holders of the Taco Cabana Stock or the Pollo Tropical Stock will have voting rights, except as may be required pursuant to Delaware law. Of the 7,000,000 common shares authorized, 1,144,144 shares of the Company’s Carrols class of common stock are issued and outstanding.

The Taco Cabana and Pollo Tropical classes of the Company’s stock are considered tracking stocks, which is a class of stock intended to track the separate performance of the Company’s Taco Cabana division and Pollo Tropical division, respectively. This tracking stock was adopted as a separate series of equity securities in order to provide a framework for structuring employee incentive plans and to tie such incentives to the business results and performance of those divisions.

The number of shares of Taco Cabana stock that initially represents 100% of the common stockholders’ equity in the Company attributable to the Taco Cabana Group was established at 10,000,000 shares by the Board of Directors. Of the 10,000,000 shares that are issuable, none has been issued, and 500,000 have been reserved for grants under the 2001 Taco Cabana Long-Term Incentive Plan, which is the Company’s stock option plan.

The number of shares of Pollo Tropical stock that initially represents 100% of the common stockholders’ equity of the Company attributable to the Pollo Tropical Group, was established at 1,000,000 shares by the Board of Directors. Of the 1,000,000 shares that are issuable, none has been issued, and 100,000 have been reserved for grants under the 1998 Pollo Tropical Long-Term Incentive Plan, which is the Company’s stock option plan.

The Carrols class of the Company’s stock consists of the interest of the Company in all of its assets, liabilities and businesses, other than the assets, liabilities and businesses attributed to the Taco Cabana Group or Pollo Tropical Group. Until the issuance of any Taco Cabana and Pollo Tropical Stock, the rights, preferences and liabilities of the Taco Cabana or Pollo Tropical Stock will be retained by the Company. To the extent that less than 100% of the authorized shares of Taco Cabana and Pollo Tropical Stock are issued, the rights, preferences, assets and liabilities of the shares not issued remain with the Company and its existing Carrols class stockholders.

Stock Options for Carrols Class Stock. In 1996, the Company adopted a stock option plan entitled the 1996 Long-Term Incentive Plan (“1996 Plan”) and authorized a total of 106,250 shares. The number of shares reserved and authorized under the 1996 Plan was increased to 111,250 in 2001 and to 189,325 in 2002. Options under the 1996 Plan generally vest over a four-year period. In 1998, the Company adopted the 1998 Directors’ Stock Option Plan (“1998 Directors’ Plan”) authorizing the grant of up to 10,000 options to non-employee Directors. Options under the 1998 Directors’ Plan are exercisable over four years. In addition, in conjunction with the 1997

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

sale of the Company’s common stock to Madison Dearborn, additional options not part of the 1996 Plan for 32,427 shares at a price of $101.76 were granted with vesting over a five-year period. As a result of the adoption of the Pollo Tropical tracking stock, the stock options under these plans were redesignated as options of the Carrols class of the Company’s common stock. On February 26, 2003, the Company’s Compensation Committee extended the expiration date to February 29, 2012 for the non-plan options and the 1996 Plan options, granted prior to March 1, 2002, for all executive officers and certain other officers of the Company.

Stock Options for Taco Cabana Tracking Stock. The Company has also adopted the 2001 Taco Cabana Long-Term Incentive Plan (“2001 Taco Plan”) authorizing to grant up to 500,000 shares of the Taco Cabana class of the Company’s common stock. Options under the 2001 Taco Plan generally vest over a five-year period.

Stock Options for Pollo Tropical Tracking Stock. The Company has also adopted the 1998 Pollo Tropical Long-Term Incentive Plan (“1998 Pollo Plan”) authorizing to grant up to 100,000 shares of the Pollo Tropical class of the Company’s common stock. Options under the 1998 Pollo Plan generally vest over a five-year period.

A summary of all option activity under the Company’s stock option plans for the years ended December 31, 2003, 2002 and 2001 was as follows:

	Non Plan Options	1996 Plan	Directors Plan	1998 Pollo Plan	2001 Taco Plan
Outstanding at December 31, 2000	32,427	104,698	2,000	82,000	—
Granted	—	5,880	500	—	201,000
Cancelled	—	(1,399)	—	(3,750)	(6,000)

Outstanding at December 31, 2001	32,427	109,179	2,500	78,250	195,000
Granted	—	71,435	500	7,700	132,000
Cancelled	—	(511)	—	(1,875)	(21,000)

Outstanding at December 31, 2002	32,427	180,103	3,000	84,075	306,000
Granted	—	5,250	500	6,900	99,500
Cancelled	—	(1,705)	—	(200)	(71,500)

Outstanding at December 31, 2003	32,427	183,648	3,500	90,775	334,000

Grant Prices (in whole dollars):
2001	$—	$113.00	$113.00	$—	$11.50
2002	—	113.00	113.00	153.00	12.50
2003	—	124.00	124.00	164.00	14.25
Average Option Price (in whole dollars):
At December 31, 2001	$101.76	$107.51	$116.60	$96.60	$11.50
At December 31, 2002	101.76	109.65	116.00	101.66	11.92
At December 31, 3003	101.76	110.00	117.14	106.29	12.59
Options Exercisable:
At December 31, 2001	25,943	99,678	1,750	48,550	39,000
At December 31, 2002	32,427	170,725	2,250	62,065	96,600
At December 31, 2003	32,427	175,426	2,750	77,480	141,200

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

The fair value of each option grant was estimated using the minimum value option pricing model with the following weighted-average assumptions:

	2001	2002	2003
Risk-free interest rate	4.99%	4.40%	3.17%
Annual dividend yield	0%	0%	0%
Expected life	5 years	5 years	5 years

The following table sets forth the computation of basic and diluted earnings per share:

	Years Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Numerator:
Numerator for basic and diluted earnings per share:
Net income (loss)	$(6,074)	$9,714	$2,356	$(1,347)	$377
Denominator:
Denominator for basic and diluted earnings per share:
Weighted average shares outstanding—Basic	1,144,144	1,144,144	1,144,144	1,144,144	1,144,144
Weighted average shares outstanding—Diluted	1,144,144	1,215,127	1,224,203	1,144,144	1,241,387
Earnings (loss) per share:
Basic	$(5.31)	$8.49	$2.06	$(1.18)	$.33
Diluted	(5.31)	7.99	1.92	(1.18)	.30

11. Business Segment Information

The Company is engaged in the quick-casual and quick-service segments of the restaurant industry, with three restaurant concepts: Taco Cabana and Pollo Tropical, both Company owned concepts, and Burger King, operating as a franchisee. Taco Cabana is a regional quick-casual restaurant chain featuring Mexican style food, including, flame-grilled beef and chicken fajitas, quesadillas and other Tex-Mex dishes. Taco Cabana’s core markets are primarily in Texas. Pollo Tropical is a regional quick-casual restaurant chain featuring grilled marinated chicken and authentic “made from scratch” side dishes. Pollo Tropical’s core markets are located in south and central Florida. The Company’s Burger King restaurants are all located in the United States, primarily in the Northeast, Southeast and Midwest.

The “Other” column includes corporate related items not allocated to reportable segments and for income from operations, principally corporate depreciation and amortization. Other identifiable assets consist primarily of franchise rights and intangible assets. Non-operating expenses comprised of interest expense and interest income are corporate related items and therefore have not been allocated to the reportable segments.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

	Taco Cabana	Pollo Tropical	Burger King	Other	Consolidated
Three Months Ended March 31, 2004 (unaudited):
Revenues	$46,147	$29,624	$81,129	$—	$156,900
Cost of sales	13,657	9,005	21,019	—	43,681
Restaurant wages and related expenses	13,294	7,110	27,447	—	47,851
Depreciation and amortization	2,715	1,148	6,393	896	11,152
Income (loss) from operations	3,578	6,101	(609)	(896)	8,174
Capital expenditures, excluding acquisitions	1,982	231	725	166	3,104

Three Months Ended March 31, 2003 (unaudited) (restated):
Revenues	$41,566	$26,732	$83,942	$—	$152,240
Cost of sales	12,061	8,270	22,103	—	42,434
Restaurant wages and related expenses	12,078	6,824	28,142	—	47,044
Depreciation and amortization	2,249	1,331	6,282	1,023	10,885
Income (loss) from operations	3,061	4,458	(350)	(1,023)	6,146
Capital expenditures, excluding acquisitions	4,239	2,774	3,245	761	11,019

Year Ended December 31, 2003:
Revenues	$181,481	$110,194	$353,310	$—	$644,985
Cost of sales	53,562	33,260	94,360	—	181,182
Restaurant wages and related expenses	52,214	28,105	113,996	—	194,315
Depreciation and amortization	12,222	4,834	26,017	4,280	47,253
Income from operations	12,189	17,719	10,858	(4,280)	36,486
Capital expenditures, excluding acquisitions	16,505	4,490	7,845	1,404	30,244

Year Ended December 31, 2002 (restated):
Revenues	$175,411	$101,497	$380,119	$—	$657,027
Cost of sales	51,320	30,805	101,851	—	183,976
Restaurant wages and related expenses	51,007	26,497	118,754	—	196,258
Depreciation and amortization	8,406	4,395	26,858	4,392	44,051
Income from operations	19,872	17,988	16,794	(4,392)	50,262
Capital expenditures, excluding acquisitions	16,749	9,257	26,731	1,418	54,155

Year Ended December 31, 2001 (restated):
Revenues	$177,803	$97,611	$380,875	$—	$656,289
Cost of sales	51,845	31,048	107,054	—	189,947
Restaurant wages and related expenses	51,842	23,961	117,115	—	192,918
Depreciation and amortization	8,923	4,175	25,767	9,101	47,966
Other expense	8,841	—	—	—	8,841
Income from operations	8,491	17,910	17,452	(9,101)	34,752
Capital expenditures, excluding acquisitions	8,401	8,352	28,992	1,830	47,575

Identifiable Assets:

At March 31, 2004 (unaudited)	$67,524	$42,720	$201,000	$163,766	$475,010
At December 31, 2003	72,885	43,612	208,008	162,369	486,874
At December 31, 2002 (restated)	91,347	53,740	234,503	167,798	547,388
At December 31, 2001 (restated)	84,719	53,584	238,239	175,569	552,111

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

12. Contingencies

On November 16, 1998, the Equal Employment Opportunity Commission (“EEOC”) filed suit in the United States District Court for the Northern District of New York (the “Court”), under Title VII of the Civil Rights Act of 1964, as amended, against Carrols. The complaint alleges that Carrols has engaged in a pattern and practice of unlawful discrimination, harassment and retaliation against former and current female employees of Carrols. At present, the EEOC has identified approximately 450 individuals it believes represent the class of claimants. The EEOC is seeking monetary and injunctive relief from Carrols.

On January 15, 2004, Carrols filed a renewed Motion for Summary Judgment (the “Motion”). The Court held oral argument on the Motion on March 12, 2004 and has taken the Motion under submission. It is not possible to predict whether Carrols will prevail on the Motion which, subject to possible appeals by the EEOC, would effectively end the case. If Carrols does not prevail on the Motion, the case will proceed to trial. It is too early to make an evaluation of the likelihood of an unfavorable outcome or estimate of the amount or range of potential loss. Consequently, it is not possible to predict what adverse impact, if any, this case could have on the Company’s financial condition or results of operations and cash flows. The Company intends to continue to contest the case vigorously and believes it is without merit.

The Company is a party to various other litigation matters incidental to the conduct of its business. The Company does not believe that the outcome of any of these matters will have a material adverse effect on its financial condition or results of operations and cash flows.

13. Retirement Plans

Prior to July 1, 2002, the Company offered three retirement plans, a savings plan for its salaried Burger King employees (the “Carrols Corporation Retirement Savings Plan”) and 401(k) plans for its Pollo Tropical employees (the “Pollo Tropical 401(k) Plan”) and its Taco Cabana employees (the “Taco Cabana Plan”).

Effective July 1, 2002, the Company restated the Carrols Corporation Retirement Savings Plan, the Taco Cabana Plan and the Pollo Tropical 401(k) Plan merged into the Carrols Corporation Plan. Under the restated plan, the Company’s contributions begin to vest after one year and fully vest after five years of service. A year of service is defined as a plan year during which an employee completes at least 1,000 hours of service. The Company’s contributions are equal to 50% of the employee’s contribution to a maximum Company contribution of $520 annually. The plan includes a savings option pursuant to section 401(k) of the Internal Revenue Code in addition to a post tax savings option. Participating employees may contribute up to 18% of their salary annually to either of the savings options, subject to other limitations. The employees have various investment options available under a trust established by the plan. The Carrols Corporation Retirement Savings Plan expense, including Company contributions, was $471, $468 and $327 for the years ended December 31, 2003, 2002 and 2001, respectively.

Under the Taco Cabana Plan, all employees who were age 21 or older and who had been credited with at least 1,000 hours of service within 12 consecutive months were eligible to participate in the plan. Employees could contribute up to 15% of their salary on a pre-tax basis and could self-direct contributions to various investment options. During 2000, the plan was modified to include a Company contribution equal to $0.25 for every $1.00 contributed to the plan up to 3% of an employee’s salary. Company contributions vested at a rate of 20% for each year of service. Company contributions to the Taco Cabana Plan totaled $2 and $33 for the years ended December 31, 2002 and 2001, respectively.

Under the Pollo Tropical 401(k) Plan, all employees who were age 21 or older and who had been credited with at least 1,000 hours of service within 12 consecutive months were eligible to participate in the plan.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

Employees could contribute up to 15% of their salary on a pre-tax basis, and could self-direct contributions to various investment options. The Company made discretionary matching contributions, which were allocated to participants based on the participant’s eligible deferrals during the plan year. Company contributions vested at a rate of 33% for each year of service. Company contributions to the Pollo Tropical 401(k) Plan totaled $21 and $24 for the years ended December 31, 2002 and 2001, respectively.

14. Postretirement Benefits

The Company provides postretirement medical and life insurance benefits covering substantially all Burger King administrative and restaurant management salaried employees. The following is the plan status and accumulated postretirement benefit obligation (APBO) at December 31, 2003 and 2002:

	2002	2003
Change in benefit obligation:
Benefit obligation at beginning of the year	$2,710	$3,331
Service cost	223	287
Interest cost	195	232
Plan participant’s contributions	2	2
Amendments, curtailments, special terminations	—	—
Actuarial loss	333	610
Benefits paid	(132)	(152)

Benefit obligation at end of the year	3,331	4,310

Change in plan assets:
Fair value of plan assets at end of year	—	—

Funded status	3,331	4,310
Unrecognized prior service cost	163	133
Unrecognized actuarial net loss	(909)	(1,481)

Accrued benefit cost	$2,585	$2,962

Weighted average assumptions used to determine benefit obligations at December 31:
Discount rate	6.75%	6.15%

Assumed health care cost trend rates at December 31:

	2001	2002	2003
Medical benefits cost trend rate assumed for the following year	9.5%	9.0%	8.5%
Prescription drug benefit cost trend rate assumed for the following year	14.0%	13.0%	12.0%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.0%	5.0%	5.0%
Year that the rate reaches the ultimate trend rate	2010	2010	2010

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

	Year Ended December 31,			Three Months Ended March 31,
	2001	2002	2003	2003	2004
				(unaudited)
Components of net periodic benefit cost:
Service cost	$167	$223	$287	$72	$91
Interest cost	147	195	232	58	67
Amortization of gains and losses	—	18	37	9	15
Amortization of unrecognized prior service cost	(30)	(30)	(30)	(8)	(7)

Net periodic postretirement benefit cost	$284	$406	$526	$131	$166

Weighted average assumptions used to determine net periodic benefit cost for the years ended December 31:

	2001	2002	2003
Discount rate	7.50%	7.25%	6.75%

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in the health care cost trend rates would have the following effects:

	Increase	Decrease
Effect on total of annual service and interest cost components	$113	$(90)
Effect on postretirement benefit obligation	811	(660)

15. Subsequent Event

The Company is in the process of an initial public offering of Enhanced Yield Securities (EYSs) and separate senior subordinated notes to recapitalize the Company. The Company has no independent assets or operations other than the capital stock of Carrols. The notes will be guaranteed on a full and unconditional, joint and several, and unsecured senior subordinated basis by Carrols and each of Carrols’ existing domestic subsidiaries and all future domestic subsidiaries that are borrowers or become guarantors under the new credit facility to be entered into by Carrols in connection with such offering or any successor credit facility, other than certain inactive or immaterial subsidiaries, which are minor. Any guarantees will rank equally with all subsidiary guarantors’ other unsecured senior subordinated indebtedness, and will be subordinated in right of payment to any subsidiary guarantors’ senior indebtedness, including their guarantees under the new credit facility.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

(in thousands of dollars)

16. Selected Quarterly Financial Data (Unaudited) (1)

	Quarter Ended
2003	March 31		June 30		September 30		December 31
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Total revenues	$152,240	$152,240	$165,621	$165,621	$166,195	$166,195		$160,929
Gross profit (2)	26,312	26,312	32,738	32,738	32,208	32,208		29,616
Net income (loss)	(943)	(1,348)	2,719	2,321	1,186	794		589

	Quarter Ended
2002	March 31		June 30		September 30		December 31
	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated	Previously Reported	Restated
Total revenues	$157,807	$157,807	$173,373	$173,373	$167,580	$167,580	$158,267	$158,267
Gross profit (2)	29,965	29,965	37,347	37,347	32,954	32,954	30,657	30,657
Net income	736	249	5,305	4,825	3,190	2,720	2,373	1,920

(1)	See Note 2 regarding the restatement of previously issued financial statements.
(2)	Gross profit is defined as total revenues less cost of sales, restaurant wages and related expenses, other restaurant operating expenses and advertising expenses.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE I—

CONDENSED FINANCIAL INFORMATION OF CARROLS HOLDINGS CORPORATION

(PARENT COMPANY ONLY)

CONDENSED BALANCE SHEETS

(in thousands of dollars)

	December 31, 2002	December 31, 2003
	Restated (Note 2)
ASSETS
Investment in unconsolidated subsidiary	$18,602	$20,970

Total Assets	$18,602	$20,970

LIABILITIES AND STOCKHOLDERS’ EQUITY
Due to unconsolidated subsidiary	$—	$12

Total current liabilities	—	12

Total liabilities	$—	$12

Stockholders’ equity:
Preferred stock, par value $.01; authorized 100,000 shares, issued and outstanding—none	—	—
Non-voting common stock, par value $.01; authorized 4,000,000 shares, issued and outstanding—none	—	—
Voting common stock, par value $.01; authorized 3,000,000 shares, issued and outstanding 1,144,144 shares	11	11
Additional paid-in capital	32,042	32,042
Accumulated deficit	(13,451)	(11,095)

Total stockholders’ equity	18,602	20,958

Total liabilities and stockholders’ equity	$18,602	$20,970

The accompanying notes are an integral part of these financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE I—

CONDENSED FINANCIAL INFORMATION OF CARROLS HOLDINGS CORPORATION

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF OPERATIONS

(in thousands of dollars)

	Year Ended December 31,
	2001	2002	2003
Income (loss):
Investment income (loss) from unconsolidated subsidiary	$(6,074)	$9,714	$2,368

Expenses:
General and administrative	—	—	12

Net income (loss)	$(6,074)	$9,714	$2,356

See accompanying notes to condensed financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE I—

CONDENSED FINANCIAL INFORMATION OF CARROLS HOLDINGS CORPORATION

(PARENT COMPANY ONLY)

CONDENSED STATEMENTS OF CASH FLOWS

(in thousands of dollars)

	Year Ended December 31,
	2001	2002	2003
Net income (loss)	$(6,074)	$9,714	$2,356
Adjustments to reconcile net income (loss) to net increase in cash and cash equivalents:
Decrease (increase) in investment in unconsolidated subsidiary	6,074	(9,714)	(2,368)
Increase in due to unconsolidated subsidiary	—	—	12

Net increase in cash and cash equivalents	—	—	—
Cash and cash equivalents, beginning of period	—	—	—

Cash and cash equivalents, end of period	$—	$—	$—

See accompanying notes to condensed financial statements.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE I—

CONDENSED FINANCIAL INFORMATION OF CARROLS HOLDINGS CORPORATION

(PARENT COMPANY ONLY)

NOTE TO CONDENSED FINANCIAL STATEMENTS

Note 1—Basis of Presentation

Carrols Holdings Corporation’s (the “Company”) investment in subsidiary is stated at cost plus equity in the undistributed earnings of its subsidiary. The Company’s share of net income (loss) of its unconsolidated subsidiaries is included in consolidated income using the equity method. This condensed financial information of registrant (parent company only) should be read in conjunction with the consolidated financial statements of the Company included elsewhere in this prospectus.

CARROLS HOLDINGS CORPORATION AND SUBSIDIARY

SUPPLEMENTAL SCHEDULE II—

VALUATION AND QUALIFYING ACCOUNTS

Years Ended December 31, 2003, 2002 and 2001

(in thousands of dollars)

Col. A	Col. B	Col. C	Col. D		Col. E
Description	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions		Balance at End of Period
Year ended December 31, 2003:
Reserve for doubtful trade accounts receivable	$128	$—	$(34	)(c)	$94
Reserve for note receivable (a)	—	—	—		—
Reserve for inventory (b)	108	—	(102)		6

Year ended December 31, 2002:
Reserve for doubtful trade accounts receivable	$128	$—	$—		$128
Reserve for note receivable (a)	238	—	(238)		—
Reserve for inventory (b)	82	82	(56)		108

Year ended December 31, 2001:
Reserve for doubtful trade accounts receivable	$130	$31	$(33	)(c)	$128
Reserve for note receivable (a)	238	—	—		238
Reserve for inventory (b)	150	12	(80)		82

(a)	Included in other assets.
(b)	Included in inventory.
(c)	Represents write-offs of accounts.

CARROLS HOLDINGS CORPORATION

Enhanced Yield Securities (EYSs)

representing

            shares of Class A common stock and

$                  % senior subordinated notes due 2016

and

$                 % senior subordinated notes due 2016

PROSPECTUS

                , 2004

LEHMAN BROTHERS

PART II

Item 13. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Carrols Holdings Corporation in connection with the offer and sale of the securities being registered. All amounts are estimates except the SEC registration fee and the NASD filing fee.

SEC registration fee		$60,183
NASD filing fee		30,500
Listing fee		*
Transfer agent’s fee		*
Trustee’s fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Miscellaneous		*

Total	$	*

*	to be completed by amendment

Item 14. Indemnification of Directors and Officers.

Under Section 145 of the General Corporation Law of Delaware, a Delaware corporation has the power, under specified circumstances, to indemnify its directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any action, suit or proceeding. Each of the Delaware registrant’s Certificates of Incorporation allows for indemnification of directors and officers to the fullest extent permitted by the General Corporation Law of the State of Delaware.

Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to our company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 (relating to liability for unauthorized acquisitions or redemptions of, or dividends on, capital stock) of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. The Certificates of Incorporation of Carrols Holdings Corporation, Carrols Corporation, Get Real, Inc., and Taco Cabana, Inc., contain such a provision.

Section 722 of the New York Business Corporation Law permits a New York corporation to indemnify its directors and officers in connection with actions or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are directors or officers of the corporation, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys’ fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein. Such indemnification shall only be authorized if such person acted in good faith and in a manner such person reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings (other than one by or in the right of the corporation), if such person had no reasonable cause to believe that his conduct was unlawful. Section 721 of the New York Business Corporation Law states that the indemnification provided for by Article 7 thereof shall not be deemed exclusive of any other rights to which a director or officer seeking indemnification or advancement of expenses may be entitled.

Section 607.0850 of the Florida Business Corporation Act permits indemnification against expenses, fines, judgments and settlements incurred by any director, officer or employee of a company in the event of pending or threatened civil, criminal, administrative or investigative proceedings, if such person was, or was threatened to be made, a party by reason of the fact that he or she is or was a director, officer, or employee of the company. Section 607.0850 also provides that the indemnification provided for therein shall not be deemed exclusive of any other rights to which those seeking indemnification may otherwise be entitled. The by-laws of the Florida registrants each contain such a provision.

Article 2.02-1 of the Texas Business Corporation Act (TBCA) provides that a director of a Texas corporation may be indemnified against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him in connection with any action, suit or proceeding in which he was, is, or is threatened to be made a named defendant by reason of his position as director or officer, provided that he conducted himself in good faith and reasonably believed that, in the case of conduct in his official capacity as a director or officer of the corporation, such conduct was in the corporation’s best interests; and, in all other cases, that such conduct was at least not opposed to the corporation’s best interests. If a director is found liable to the corporation or is found liable on the basis that personal benefit was improperly received by the person, the indemnification is limited to reasonable expenses actually incurred by the person in connection with the proceeding and shall not be made in respect of any proceeding in which the person shall have been found liable for willful or intentional misconduct in the performance of his duty to the corporation. In the case of a criminal proceeding, a director or officer may be indemnified only if he had no reasonable cause to believe his conduct was unlawful. If a director or officer is wholly successful, on the merits or otherwise, in connection with such a proceeding, such indemnification is mandatory.

The TBCA further provides that a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, and to those who are not or were not officers, employees or agents but who are or were serving at the request of the corporation, to the same extent that it my indemnify and advance expenses to directors.

The registrants have directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrants in connection with the performance of their respective duties.

Item 15. Recent Sales of Unregistered Securities.

None.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits. Reference is made to the information contained in the Exhibit Index filed as part of this Registration Statement, which information is incorporated herein by reference pursuant to Rule 411 of the Securities and Exchange Commission’s Rules and Regulations under the Securities Act of 1933.

(b) Financial Statement Schedules.

Item 17. Undertakings

1. The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

2. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

3. The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS HOLDINGS CORPORATION

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President, Chief Operating Officer and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ BENJAMIN D. CHERESKIN Benjamin D. Chereskin	Director	June 22, 2004

/S/ BRIAN F. GLEASON Brian F. Gleason	Director	June 22, 2004

/S/ ROBIN P. SELATI Robin P. Selati	Director	June 22, 2004

/S/ CLAYTON E. WILHITE Clayton E. Wilhite	Director	June 22, 2004

/S/ OLASENI ADEYEMI SONUGA Olaseni Adeyemi Sonuga	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS CORPORATION

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President, Chief Operating Officer and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ BENJAMIN D. CHERESKIN Benjamin D. Chereskin	Director	June 22, 2004

/S/ BRIAN F. GLEASON Brian F. Gleason	Director	June 22, 2004

/S/ ROBIN P. SELATI Robin P. Selati	Director	June 22, 2004

/S/ CLAYTON E. WILHITE Clayton E. Wilhite	Director	June 22, 2004

/S/ OLASENI ADEYEMI SONUGA Olaseni Adeyemi Sonuga	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on June 22, 2004.

CABANA BEVCO LLC

By:	/S/ SHANNA M. GARCIA
Shanna M. Garcia Manager

By:	/S/ ARMANDO LOPEZ
Armando Lopez Manager

By:	/S/ RAMON TORRES
Ramon Torres Manager

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ SHANNA M. GARCIA Shanna M. Garcia	Manager (principal executive officer, principal financial officer and principal accounting officer)	June 22, 2004

/S/ ARMANDO LOPEZ Armando Lopez	Manager	June 22, 2004

/S/ RAMON TORRES Ramon Torres	Manager	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on June 22, 2004.

CABANA BEVERAGES, INC.

By:	/S/ SHANNA M. GARCIA
Shanna M. Garcia President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ SHANNA M. GARCIA Shanna M. Garcia	President and Director (principal executive officer, principal financial officer and principal accounting officer)	June 22, 2004

/S/ ARMANDO LOPEZ Armando Lopez	Director	June 22, 2004

/S/ RAMON TORRES Ramon Torres	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS J.G. CORP

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS REALTY HOLDINGS CORP.

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS REALTY I CORP.

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

CARROLS REALTY II CORP.

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date
/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Wilmington, State of Delaware, on June 22, 2004.

GET REAL, INC.

By:	/S/ DONALD J. BROMLEY
Donald J. Bromley President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Donald J. Bromley and Angela Zupkow, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DONALD J. BROMLEY Donald J. Bromley	President and Secretary (principal executive officer)	June 22, 2004

/S/ ANGELA ZUPKOW Angela Zupkow	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ CLAYTON E. WILHITE Clayton E. Wilhite	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

POLLO FRANCHISE, INC.

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

POLLO OPERATIONS, INC.

By:	/S/ ALAN VITULI
Alan Vituli Chief Executive Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Alan Vituli and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ ALAN VITULI Alan Vituli	Chief Executive Officer and Chairman of the Board of Directors (principal executive officer)	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

QUANTA ADVERTISING CORP.

By:	/S/ PAUL R. FLANDERS
Paul R. Flanders Chief Financial Officer

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Paul R. Flanders and Alan Vituli, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ PAUL R. FLANDERS Paul R. Flanders	Chief Financial Officer, Vice President and Treasurer (principal executive officer, principal financial officer and principal accounting officer)	June 22, 2004

/S/ ALAN VITULI Alan Vituli	Director	June 22, 2004

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

TACO CABANA, INC.

By:	/S/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ ALAN VITULI Alan Vituli	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Antonio, State of Texas, on June 22, 2004.

TC BEVCO LLC

By:	/S/ SHANNA M. GARCIA
Shanna M. Garcia Manager

By:	/S/ ARMANDO LOPEZ
Armando Lopez Manager

By:	/S/ RAMON TORRES
Ramon Torres Manager

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Shanna M. Garcia and Armando Lopez, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ SHANNA M. GARCIA Shanna M. Garcia	Manager (principal executive officer, principal financial officer and principal accounting officer)	June 22, 2004

/S/ ARMANDO LOPEZ Armando Lopez	Manager	June 22, 2004

/S/ RAMON TORRES Ramon Torres	Manager	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

TC LEASE HOLDINGS III, V AND VI, INC.

By:	/S/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

T.C. MANAGEMENT, INC.

By:	/S/ DANIEL T. ACCORDINO
Daniel T. Accordino
President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President (principal executive officer)	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ ALAN VITULI Alan Vituli	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

TEXAS TACO CABANA, L.P.

T.C. MANAGEMENT, INC., as General Partner

By:	/S/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President (principal executive officer)	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal accounting officer)	June 22, 2004

/S/ ALAN VITULI Alan Vituli	Director	June 22, 2004

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Syracuse, State of New York, on June 22, 2004.

TP ACQUISITION CORP.

By:	/S/ DANIEL T. ACCORDINO
Daniel T. Accordino President

POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Daniel T. Accordino and Paul R. Flanders, each or either of them, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all the exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises as fully, to all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/S/ DANIEL T. ACCORDINO Daniel T. Accordino	President and Director (principal executive officer)	June 22, 2004

/S/ PAUL R. FLANDERS Paul R. Flanders	Vice President and Treasurer (principal financial officer and principal executive officer)	June 22, 2004

/S/ ALAN VITULI Alan Vituli	Director	June 22, 2004

EXHIBIT INDEX

Exhibit Number	Description
1.1	Form of Underwriting Agreement with respect to the EYSs and Separate Notes**

2.1

Agreement and Plan of Merger dated June 3, 1998 by and between Carrols Corporation and Pollo Tropical, Inc. (incorporated by reference to Exhibit (c)(1) to the Tender Offer Statement on Schedule 14 (d)(1) dated July 3, 1998)

2.2

Agreement and Plan of Merger among Carrols Corporation, Spur Acquisition Corp. and Taco Cabana, Inc. dated October 6, 2000 (incorporated by reference to Exhibit 2.2 to Carrols Corporation’s Form 8-K filed October 11, 2000)

3.1	Form of Amended and Restated Certificate of Incorporation of Carrols Holdings Corporation**

3.2	Form of Amended and Restated By-laws of Carrols Holdings Corporation **

3.3	Restated Certificate of Incorporation of Carrols Corporation*

3.4	Restated By-laws of Carrols Corporation*

3.5	Articles of Organization of Cabana Bevco LLC*

3.6	Certificate of Incorporation of Cabana Beverages, Inc.**

3.7	By-laws of Cabana Beverages, Inc.**

3.8	Certificate of Incorporation of Carrols J.G. Corp.*

3.9	By-laws of Carrols J.G. Corp.*

3.10	Certificate of Incorporation of Carrols Realty Holdings Corp.*

3.11	By-laws of Carrols Realty Holdings Corp.*

3.12	Certificate of Incorporation of Carrols Realty I Corp.*

3.13	By-laws of Carrols Realty I Corp.*

3.14	Certificate of Incorporation of Carrols Realty II Corp.*

3.15	By-laws of Carrols Realty II Corp.*

3.16	Certificate of Incorporation of Get Real, Inc.*

3.17	By-laws of Get Real, Inc.*

3.18	Articles of Incorporation of Pollo Franchise, Inc.*

3.19	By-laws of Pollo Franchise, Inc.*

3.20	Articles of Incorporation of Pollo Operations, Inc.*

3.21	By-laws of Pollo Operations, Inc.*

3.22	Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp.*

3.23	Certificate of Amendment of the Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp.*

3.24	Certificate of Amendment of the Certificate of Incorporation of Carrols Oklahoma Cinemas, Inc., now known as Quanta Advertising Corp.*

3.25	By-laws of Quanta Advertising Corp.*

3.26	Restated Certificate of Incorporation of Taco Cabana, Inc.*

3.27	By-laws of Taco Cabana, Inc.*

3.28	Articles of Organization of TC Bevco LLC*

3.29	Articles of Incorporation of TC Lease Holdings III, V and VI, Inc.*

3.30	By-laws of TC Lease Holdings III, V and VI, Inc.*

3.31	Certificate of Incorporation of T.C. Management, Inc.*

3.32	By-laws of T.C. Management, Inc.*

3.33	Certificate of Limited Partnership of Texas Taco Cabana, L.P.*

3.34	Articles of Incorporation of TP Acquisition Corp.*

Exhibit Number	Description

3.35	By-laws of TP Acquisition Corp.*
4.1	Indenture, dated as of November 24, 1998, between Carrols Corporation, the Guarantors named therein and IBJ Schroder Bank & Trust Company, as Trustee (incorporated by reference to Exhibit 4.1 to Carrols Corporation’s Form S-4 filed February 2, 1999)

4.2	Form of 9 1/2% Senior Subordinated Note due 2008 (incorporated by reference to Exhibit 4.1)

4.3	First Supplement to Indenture dated as of December 19, 2000 (incorporated by reference to Exhibit 4.4 to Carrols Corporation’s March 31, 2001 Quarterly Report on Form 10-Q)

4.4	Form of Second Supplement to Indenture, dated **

4.5	Indenture dated , between and **

4.6	Form of Senior Subordinated Note (included in Exhibit 4.5)**

4.7	Form of Stockholders Agreement by and among Carrols Holdings Corporation, Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Atlantic Restaurants, Inc., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.23 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

4.8	First Amendment, dated as of October 14, 2003, to Carrols Holdings Corporation Stockholders Agreement (incorporated by reference to Exhibit 4.6 to Carrols Corporation December 31, 2003 Annual Report on Form 10-K)

4.9	Form of Registration Rights Agreement by and among Carrols Holdings Corporation, Atlantic Restaurants, Inc., Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman (incorporated by reference to Exhibit 10.24 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

4.10	Form of Amended and Restated Stockholders Agreement by and among Carrols Holdings Corporation, Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., BIB Holdings (Bermuda) Ltd., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman**

4.11	Form of Amended and Restated Registration Rights Agreement by and among Carrols Holdings Corporation, Madison Dearborn Capital Partners, L.P., Madison Dearborn Capital Partners II, L.P., BIB Holdings (Bermuda) Ltd., Alan Vituli, Daniel T. Accordino and Joseph A. Zirkman**

4.12	Form of Stock Certificate for Carrols Holdings Class A Common Stock**

4.13	Form of Stock Certificate for Carrols Holdings Class B Common Stock**

4.14	Form of Global EYS Certificate**

5.1	Opinion of Katten Muchin Zavis Rosenman**

8.1	Opinion of Katten Muchin Zavis Rosenman**

10.1	Carrols Corporation 1996 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.20 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.2	Stock Option Agreement dated as of December 30, 1996 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.21 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.3	Stock Option Agreement dated as of December 30, 1996 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.22 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.4	Form of Second Amended and Restated Employment Agreement dated March 27, 1997 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.25 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.5	Form of Second Amended and Restated Employment Agreement dated March 27, 1997 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.26 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

Exhibit Number	Description
10.6	Form of Carrols Holdings Corporation 1996 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.7	Form of Stock Option Agreement by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.28 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.8	Form of Stock Option Agreement by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.9	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.10	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.31 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.11	Form of Unvested Stock Option Agreement by and between Carrols Holdings Corporation and Joseph A. Zirkman (incorporated by reference to Exhibit 10.32 to Carrols Corporation’s 1996 Annual Report on Form 10-K)

10.12	Carrols Holdings Corporation 1998 Directors’ Stock Option Plan (incorporated by reference to Exhibit 10.29 to Carrols Corporation Form S-4 filed February 2, 1999)

10.13	Carrols Holdings Corporation 1998 Pollo Tropical Long-Term Incentive Plan (incorporated by reference to Exhibit 10.1 to Carrols Corporation’s September 30, 1999 Quarterly Report on Form 10-Q)

10.14	Carrols Corporation Retirement Savings Plan dated April 1, 1999 (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s 1999 Annual Report on Form 10-K)

10.15	Carrols Holdings Corporation 2001 Taco Cabana Long-Term Incentive Plan (incorporated by reference to Exhibit 10.21 to Carrols Corporation’s December 31, 2003 Annual Report or 10-K)

10.16	Carrols Corporation and Subsidiaries Deferred Compensation Plan dated January 1, 2002 (incorporated by reference to Exhibit 10.26 to Carrols Corporation’s March 31, 2002 Quarterly Report on Form 10-Q)

10.17	Extension of Employment Agreement dated March 27, 2002 by and between Carrols Corporation and Alan Vituli (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s June 30, 2002 Quarterly Report on Form 10-Q)

10.18	Extension of Employment Agreement dated March 27, 2002 by and between Carrols Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.28 to Carrols Corporation’s June 30, 2002 Quarterly Report on Form 10-Q)

10.19	Carrols Corporation Retirement Savings plan July 1, 2002 Restatement (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s September 29, 2002 Quarterly Report on Form 10-Q)

10.20	Addendum incorporating EGTRRA Compliance Amendment to Carrols Corporation Retirement Savings Plan dated September 12, 2002 (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s September 29, 2002 Quarterly Report on Form 10-Q)

10.21	Form of Carrols Corporation Change of Control Agreement dated December 27, 2002 (incorporated by reference to Exhibit 10.27 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.22	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Alan Vituli (incorporated by reference to Exhibit 10.28 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.23	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Daniel T. Accordino (incorporated by reference to Exhibit 10.29 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

Exhibit Number	Description

10.24	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Paul Flanders (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.25	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Joseph Zirkman (incorporated by reference to Exhibit 10.31 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.26	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Timothy LaLonde (incorporated by reference to Exhibit 10.32 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.27	Extension of Stock Option Awards dated March 1, 2002 by and between Carrols Holdings Corporation and Michael Biviano (incorporated by reference to Exhibit 10.33 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.28	First Amendment dated as of January 1, 2004, to Carrols Corporation Retirement Savings Plan (incorporated by reference to Exhibit 10.35 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.29	Carrols Holdings Corporation First Amended and Restated 1998 Pollo Tropical Long-Term Incentive Plan (incorporated by reference to Exhibit 10.37 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.30	Loan Agreement dated as of December 19, 2000 among Carrols Corporation, The Chase Manhattan Bank, Bank of America, N.A., SunTrust Bank, Atlanta, Manufacturers and Traders Trust Company, and other lenders now or hereafter parties hereto (incorporated by reference to Exhibit 10.30 to Carrols Corporation’s Form 8-K filed January 3, 2001)

10.31	First Amendment to Loan Agreement dated as of March 31, 2003, by and among Carrols Corporation, JPMorganChase Bank, Bank of America N.A., SunTrust Bank, Manufacturers and Traders Trust, the Northern Trust Company, BSB Bank & Trust Company, and other lenders now or hereafter parties hereto (incorporated by reference to Exhibit 10.38 to Carrols Corporation’s March 31, 2003 Quarterly Report on Form 10-Q)

10.32	Second Amendment to Loan Agreement dated as of December 31, 2003, by and among Carrols Corporation, JPMorganChase Bank, Bank of America N.A., SunTrust Bank, Manufacturers and Traders Trust, and the other lenders now or hereafter parties hereto (incorporated by reference to Exhibit 10.36 to Carrols Corporation’s December 31, 2003 Annual Report on Form 10-K)

10.33	Form of Amended and Restated Credit Agreement dated as of , among and certain Financial Institutions as lenders**

12.1	Computation of Ratio of Earnings to Fixed Charges*

14.1	Code of Ethics**

21.1	List of Subsidiaries*

23.1	Consent of PricewaterhouseCoopers LLP*

23.2	Consent of Katten Muchin Zavis Rosenman (included in exhibit 5.1)**

23.3	Consent of to be named as a director nominee**

23.4	Consent of to be named as a director nominee**

24.1	Powers of Attorney (included in signature pages)*

25.1	Form T-1 Statement of Eligibility under Trust Indenture Act of 1939, as amended, of as Trustee**

*	Filed herewith.
**	To be filed by amendment.